AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2002
                                                      REGISTRATION NO. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          -----------------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          -----------------------------
                              CORECOMM HOLDCO, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                         4812                   13-4078506
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER) IDENTIFICATION NO.)

                        110 East 59th Street, 26th Floor
                            New York, New York 10022
                                 (212) 906-8485

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

--------------------------------------------------------------------------------

       JARED L. GURFEIN, ESQ.                     THOMAS H. KENNEDY, ESQ.
     DIRECTOR OF LEGAL AFFAIRS          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
       CORECOMM HOLDCO, INC.                        FOUR TIMES SQUARE
  110 EAST 59TH STREET, 26TH FLOOR              NEW YORK, NEW YORK 10036
      NEW YORK, NEW YORK 10022                       (212) 735-3000
           (212) 906-8485

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          -----------------------------
            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
                           SECURITIES TO THE PUBLIC:

         As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offers described herein have been satisfied or waived.

                          -----------------------------
         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
                                              AMOUNT      PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF               TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
       SECURITIES TO BE REGISTERED         REGISTERED(1)      PER SHARE        OFFERING PRICE(2)   REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $0.01 per share,    1,344,416            N/A              $15,777,101             $1,452
including the associated Rights to
purchase Series A Junior Participating
Preferred Stock(3)
------------------------------------------------------------------------------------------------------------------------

      (1) Represents the maximum number of shares of CoreComm Holdco common stock estimated to be issuable upon consummation of the exchange offers, based on the exchange ratios applicable in the exchange offers (1/116.7 of a share of CoreComm Holdco common stock for each share of CoreComm Limited common stock and 3.0349 shares of CoreComm Holdco common stock for each $1,000 in principal amount of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited) including shares issuable upon the exercise of warrants and shares that may be issued due to rounding.

      (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1), (2) and (3) and Rule 457(c) of the Securities Act of 1933, based on (a) the product of (1) $0.0945, the average of the high and low sale prices per share of CoreComm Limited common stock on February 5, 2002, as reported by the Nasdaq National Market times (2) the maximum number of shares of CoreComm Limited common stock estimated to be received by CoreComm Holdco pursuant to the exchange offers plus (b) one-third of the maximum aggregate principal amount of 6% Convertible Subordinated Notes dues 2006 of CoreComm Limited estimated to be received by CoreComm Holdco, Inc. pursuant to the exchange offers minus (c) $142,500 aggregate cash consideration payable with respect to the 6% Convertible Subordinated Notes due 2006 pursuant to the exchange offers.

      (3) The rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. Upon the occurrence of specified events, our Series A Junior Participating Preferred Stock will be evidenced separately from the shares of our common stock. Value attributed to these rights, if any, is reflected in the market price of our common stock.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(b), MAY DETERMINE.

                              CORECOMM HOLDCO, INC.
                               OFFERS TO EXCHANGE
                  SHARES OF CORECOMM HOLDCO, INC. COMMON STOCK
                 FOR SHARES OF COMMON STOCK OF CORECOMM LIMITED
            AND SHARES OF CORECOMM HOLDCO, INC. COMMON STOCK AND CASH
       FOR 6% CONVERTIBLE SUBORDINATED NOTES DUE 2006 OF CORECOMM LIMITED

--------------------------------------------------------------------------------
THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MARCH 8, 2002, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     CoreComm Holdco, Inc., referred to as "CoreComm Holdco" or "Holdco," which was formerly a first-tier, wholly-owned subsidiary of CoreComm Limited, referred to as "CoreComm Limited" or "Limited," hereby offers, upon the terms and subject to the conditions set forth in this preliminary prospectus, referred to as the "prospectus," and the accompanying letters of transmittal, to exchange:

- 1/116.7 of a share of its common stock, par value $0.01 per share, together with the associated rights to purchase shares of its Series A Junior participating preferred stock which are attached to each share of its common stock, collectively referred to as the "Holdco common stock" or the "CoreComm Holdco common stock," for each validly tendered and accepted share of common stock, par value $0.01 per share of CoreComm Limited, referred to as the "Limited common stock" or the "CoreComm Limited common stock," rounded up to the nearest whole share for each unaffiliated holder; and

- 3.0349 shares of Holdco common stock and $30.00 in cash (which is equal to the amount of the October 1, 2001 interest payment that has not been paid), net without interest, for each validly tendered and accepted $1,000 in aggregate principal amount of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited, referred to as the "public notes," with the number of shares of Holdco common stock rounded up to the nearest whole share for each unaffiliated holder. We refer to the public notes, together with the Holdco common stock, as the "outstanding securities."

     The 1/116.7 and 3.0349 exchange ratios will be adjusted proportionately for any stock splits, combinations, stock dividends and the like.

     CoreComm Holdco will accept up to an aggregate of all shares of outstanding CoreComm Limited common stock and all outstanding public notes and will issue up to an aggregate of 1,314,416 shares of Holdco common stock in the exchange offers plus additional shares which may be issued as a result of rounding up in the exchange offers.

     Each of CoreComm Holdco and CoreComm Limited recommends that you tender your outstanding securities in the exchange offers. None of the exchange agent, the information agent or any of their respective officers or directors makes any recommendation as to whether you should tender your outstanding securities in the exchange offers.

     All persons holding outstanding securities, including Limited common stock, are eligible to participate in the exchange offers if they tender their securities in a jurisdiction where the exchange offers are permitted under local law. However, there are a number of conditions to these exchange offers, including that, solely with respect to the exchange offer for Limited common stock at least 90% of the outstanding shares of Limited common stock are validly tendered and not withdrawn. In the event that any one of these conditions is not satisfied, and we decide not to waive the satisfaction of that condition, we are under no obligation to complete the exchange offers.

     Currently, no public market exists for the shares of Holdco common stock. CoreComm Limited's outstanding common stock is currently listed on the Nasdaq National Market under the symbol "COMM." Pursuant to conversations with Nasdaq, we intend to transfer the listing of Limited common stock on the Nasdaq National Market to Holdco common stock upon successful completion of the exchange offers. Please refer to the section of the prospectus entitled "Risk Factors - Risk factors relating to our common stock and corporate control - Our common stock could be delisted from the Nasdaq National Market if we fail to meet Nasdaq's continued listing criteria, which could have a negative impact on the trading activity and price of your common stock, and could make it more difficult for us to raise capital."

     PLEASE REFER TO THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 15 FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH THE EXCHANGE OFFERS BEFORE YOU MAKE YOUR DECISION AS TO WHETHER TO TENDER YOUR SHARES OF CORECOMM LIMITED COMMON STOCK AND/OR PUBLIC NOTES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Information Agent for the exchange offers is: The Depositary and Exchange Agent for the exchange offers is:

    D.F. KING & CO., INC.           CONTINENTAL STOCK TRANSFER & TRUST COMPANY

           The date of this preliminary prospectus is February 8, 2002

[SIDENOTE]

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THE EXCHANGE OFFERS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                                                               PAGE
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS...................................................................4
PROSPECTUS SUMMARY................................................................................................7
   RECENT DEVELOPMENTS............................................................................................8
   THE EXCHANGE OFFERS AND THEIR CONSEQUENCES TO YOU..............................................................9
COMPARATIVE PER SHARE DATA.......................................................................................12
SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF CORECOMM HOLDCO...............................................13
RISK FACTORS.....................................................................................................15
THE EXCHANGE OFFERS..............................................................................................30
SOURCE AND AMOUNT OF FUNDS.......................................................................................40
UNAUDITED PRO FORMA FINANCIAL DATA OF HOLDCO.....................................................................41
UNAUDITED PRO FORMA FINANCIAL DATA OF LIMITED....................................................................52
SELECTED HISTORICAL FINANCIAL DATA OF HOLDCO.....................................................................58
SELECTED HISTORICAL FINANCIAL DATA OF LIMITED....................................................................60
INFORMATION ABOUT HOLDCO.........................................................................................62
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.........................62
   CAPITALIZATION................................................................................................70
   OUR BUSINESS..................................................................................................72
   GOVERNMENT REGULATION OF THE TELECOMMUNICATIONS SERVICES BUSINESS.............................................84
MANAGEMENT AND EXECUTIVE COMPENSATION............................................................................91
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................96
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................97
INFORMATION ABOUT LIMITED.......................................................................................100
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION........................100
   CAPITALIZATION...............................................................................................107
   OUR BUSINESS.................................................................................................108
   OPTIONS......................................................................................................108
COMPARATIVE STOCK PRICES AND DIVIDENDS..........................................................................109
DESCRIPTION OF CAPITAL STOCK....................................................................................111
DESCRIPTION OF OUR INDEBTEDNESS.................................................................................120
COMPARISON OF RIGHTS OF HOLDERS OF HOLDCO COMMON STOCK AND THE OUTSTANDING SECURITIES...........................124
DESCRIPTION OF PUBLIC NOTES.....................................................................................130
MATTERS RELATING TO OUTSTANDING SECURITIES......................................................................135
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES...................................................................137
LEGAL MATTERS...................................................................................................139
EXPERTS.........................................................................................................139
WHERE YOU CAN FIND MORE INFORMATION.............................................................................140
INDEX TO FINANCIAL STATEMENTS...................................................................................F-1

                     CONDENSED CORECOMM CORPORATE STRUCTURE

     CoreComm Holdco, Inc., a Delaware corporation, was created by the 1999 merger of two former wholly owned subsidiaries of CoreComm Limited - CoreComm Operating Co. Limited and CoreComm Ohio Limited, both Bermuda companies, which were incorporated in 1998. Until December 17, 2001, CoreComm Holdco was a wholly owned subsidiary of CoreComm Limited. On October 31, 2001 and December 17, 2001, CoreComm Limited and CoreComm Holdco announced the Holdco Recapitalization in which shares of common stock of CoreComm Holdco were to be issued in exchange for:

(1) 6% Convertible Subordinated Notes due 2006 of CoreComm Limited;
(2) a significant portion of CoreComm Limited's other debt;
(3) a significant portion of joint debt of CoreComm Limited and CoreComm Holdco; and
(4) all of CoreComm Limited's outstanding preferred stock.

The registration statement of which this prospectus forms a part is being filed pursuant to the agreements entered into in connection with the Holdco Recapitalization, relating to those shares of our common stock issued in those transactions. CoreComm Holdco's only material assets are loans to, and the capital stock of, its subsidiary, CoreComm Communications, Inc., which in turn owns the capital stock of various operating companies.

     As the final phase of the Holdco Recapitalization, we intend to offer to exchange 1/116.7 of a share of our common stock, including the associated rights to purchase shares of our Series A junior participating preferred stock, for each validly tendered and not withdrawn share of CoreComm Limited common stock accepted in the registered public exchange offer. We also intend to offer to exchange 3.0349 shares of our common stock, including the associated rights to purchase shares of our Series A junior participating preferred stock and $30.00 in cash for each $1,000 principal amount of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited that is validly tendered and not withdrawn and accepted in the registered public exchange offer. In each case, we will round up the number of our shares issued to each unaffiliated holder of either security. We will issue up to an aggregate of 1,314,416 shares of our common stock in these exchange offers (plus additional shares which may be issued as a result of rounding up in the exchange offers) which will represent approximately 13% of our outstanding shares. We operate the same businesses that CoreComm Limited historically operated. As a result of the already completed phases of the Holdco Recapitalization, CoreComm Limited now owns only approximately 13% of our outstanding common shares. Moreover, we will become the parent of CoreComm Limited if the exchange offers are completed and CoreComm Limited has agreed at that time to surrender that number of shares of our common stock that are issued in the exchange offers, which will leave CoreComm Limited with little or no material assets.

         The following three charts summarize the corporate structure of CoreComm Limited and CoreComm Holdco, through which we conduct our operations and hold our investments. The first chart illustrates our corporate structure prior to December 17, 2001. The second chart illustrates our corporate structure since the consummation of the initial phase of the Holdco Recapitalization which commenced on December 17, 2001 and was completed on December 28, 2001. The third chart indicates our corporate structure assuming we are successful in completing the exchange offers. None of these charts shows details of our operating or other intermediate companies or ownership interests in those entities.

[GRAPHIC OF CHART 1 - STRUCTURE PRIOR TO DECEMBER 17, 2001]

[GRAPHIC OF CHART 2 - PRESENT STRUCTURE]

[GRAPHIC OF CHART 3 - ASSUMING SUCCESSFUL COMPLETION OF THE EXCHANGE OFFERS(1)]


















--------------------------
(1) Assumes 100% of the holders of CoreComm Limited common stock are validly tendered and accepted in the exchange offer. One of the conditions to the exchange offer for shares of CoreComm Limited common stock is that at least 90% of the outstanding shares of CoreComm Limited common stock are validly tendered and not withdrawn in the exchange offer, which condition can be waived by CoreComm Holdco, in whole or in part, at any time prior to the expiration date of the exchange offers, subject to applicable rules and regulations.

   In this prospectus, "we," "us," "our," "CoreComm Holdco" and "Holdco" refer to CoreComm Holdco, Inc. and, unless the context requires otherwise, its consolidated subsidiaries. In this prospectus, "Limited" refers to CoreComm Limited. As of December 31, 2001, (1) we did not own any shares of CoreComm Limited's common stock, and (2) CoreComm Limited owned 1,314,416 shares of our common stock which presently amounts to approximately 13% of our outstanding shares.

                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS

     The following questions and answers, and the summary of the exchange offers that follows, highlight selected information from this document and may not contain all of the information that is important to you. To better understand the exchange offers you should read this entire document, the accompanying letters of transmittal and instructions to the letters of transmittal carefully.

     Q:   WHAT ARE WE AND CORECOMM LIMITED PROPOSING IN THE EXCHANGE OFFERS?

     A: Pursuant to a plan to recapitalize the companies, we are offering to exchange (a) shares of Holdco common stock for all of the outstanding shares of Limited common stock and (b) shares of Holdco common stock and cash for all of the outstanding public notes.

     Q. WHAT WILL I RECEIVE FOR EACH OUTSTANDING SECURITY THAT I TENDER IN THE EXCHANGE OFFERS?

     A. You will receive 1/116.7 of a share of Holdco common stock for each share of Limited common stock, and 3.0349 shares of Holdco common stock and $30.00 in cash (which is equal to the amount of the October 1, 2001 interest payment that has not been paid), net without interest, which we refer to as the "cash consideration," for each $1,000 in aggregate principal amount of public notes, that you validly tender in the exchange offers and that is accepted by CoreComm Holdco, with the number of shares of Holdco common stock that you receive in each of the two offers rounded up to the nearest whole share for each unaffiliated holder. We sometimes refer to the 1/116.7 and 3.0349 numbers as the "exchange ratios." These exchange ratios will be adjusted proportionately for any stock splits, combinations, stock dividends and the like that may occur prior to completing the exchange offers.

     Q.   WHEN DO THE EXCHANGE OFFERS EXPIRE?

     A. If you wish to participate in the exchange offers, you must validly tender your outstanding securities so that the exchange agent receives them before 12:00 midnight, New York City time, on March 8, 2002, unless we extend the exchange offers. We sometimes refer to this date and time, including any extension, as the "expiration date."

     Q. ARE THERE ANY CONDITIONS TO OUR OBLIGATION TO COMPLETE THE EXCHANGE OFFERS?

     A. Yes. We do not have to complete the exchange offers unless all of the conditions outlined on pages 38 to 39 are satisfied. In particular, there is a condition for the exchange offer relating to the Limited common stock that at least 90% of the outstanding shares of Limited common stock be tendered into that exchange offer. We sometimes refer to this condition in this document as the "minimum condition." There is no minimum condition for the exchange offer relating to the public notes. We may at any time waive any or all of the conditions to the exchange offers.

     Q:   DO I HAVE TO PAY ANY BROKERAGE FEES OR COMMISSIONS?

     A: If you are the record owner of your outstanding securities and you tender your outstanding securities in the exchange offers, you will not incur any brokerage fees or commissions. If you own your outstanding securities through a broker or other nominee who tenders the outstanding securities on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

     Q:   DOES CORECOMM LIMITED'S BOARD OF DIRECTORS SUPPORT THE EXCHANGE
          OFFERS?

     A: Yes. CoreComm Limited's board of directors unanimously supports the exchange offers and recommends that you tender your shares of Limited common stock and your public notes in the exchange offers so that we can proceed with the recapitalization plan.

     Q: WHAT PERCENTAGE OF HOLDCO COMMON STOCK WILL CORECOMM LIMITED STOCKHOLDERS OWN AFTER THE CONSUMMATION OF THE RECAPITALIZATION PLAN?

     A: If we obtain all of the shares of CoreComm Limited common stock, the former CoreComm Limited common stockholders, together with holders of warrants to purchase Limited common stock, assuming all holders elected to exercise their warrants, would own approximately 13% of the outstanding shares of Holdco common stock, based upon the number of shares of Holdco common stock and Limited common stock outstanding on December 31, 2001.

     Q:   HOW DO I PARTICIPATE IN THE EXCHANGE OFFERS?

     A: You are urged to read this entire prospectus carefully, and to consider how the exchange offers affect you. Then, if you wish to tender your outstanding securities, you should complete and sign the applicable enclosed letter of transmittal and return it with your stock certificates and/or public notes to the designated exchange agent, or, if you hold your outstanding securities in "street name" through a broker, ask your broker to tender your outstanding securities. Please read this prospectus carefully for more information about procedures for tendering your outstanding securities, the timing of the exchange offers, extensions of the exchange offer periods and your rights to withdraw your shares from the exchange offers prior to the expiration date.

     Q: WILL I BE TAXED ON THE SHARES OF HOLDCO COMMON STOCK AND, IF APPLICABLE, CASH THAT I RECEIVE?

     A: We expect your exchange of Limited common stock for Holdco common stock will not be a taxable exchange for United States federal income tax purposes. In an exchange of public notes for Holdco common stock, we expect that you will recognize gain, if any, but not loss, to the extent of the cash you receive in the exchange. Such gain will be taxed as ordinary income to the extent of any accrued market discount. You should consult your own tax advisor as to the particular tax consequences of the exchange offers to you.

     Q: DO THE STATEMENTS ON THE COVER PAGE REGARDING THIS PROSPECTUS BEING SUBJECT TO CHANGE AND THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION NOT YET BEING EFFECTIVE MEAN THAT THE EXCHANGE OFFERS HAVE NOT YET COMMENCED?

     A: No. The exchange offers have commenced and effectiveness of the registration statement is not necessary for you to tender outstanding securities.

     Q.   HOW CAN I GET MORE INFORMATION ABOUT THE EXCHANGE OFFERS?

     A. You may call the information agent, D.F. King & Co., Inc., to ask any questions or to request additional documents at (800) 848-2998 (toll free) in the United States or at (212) 269-5550 (collect) elsewhere. You also may obtain free copies of other documents publicly filed by us or CoreComm Limited at the Securities and Exchange Commission's website at www.sec.gov. For more information, please refer to the section of the prospectus entitled "Where You Can Find More Information."

     Q:   WHAT IS THE RECAPITALIZATION OF CORECOMM LIMITED AND CORECOMM HOLDCO?

     A: The recapitalization is a series of transactions, culminating with these exchange offers, through which CoreComm Limited and CoreComm Holdco exchanged shares of common stock of CoreComm Holdco for outstanding debt of CoreComm Limited and CoreComm Holdco, and outstanding preferred stock and common stock of CoreComm Limited.

     Q:   WHAT IS THE DIFFERENCE BETWEEN CORECOMM LIMITED AND CORECOMM HOLDCO?

     A: CoreComm Holdco today operates the same businesses that CoreComm Limited has historically operated. The main difference is that CoreComm Holdco was formerly a wholly-owned subsidiary of CoreComm Limited. However, as a result of the already completed phases of the recapitalization, CoreComm Limited now owns only approximately 13% of CoreComm Holdco. Moreover, CoreComm Holdco will become the parent of CoreComm Limited if the exchange offers are completed and CoreComm Limited at that time will own little or no assets. If you choose not to tender shares of CoreComm Limited common stock, you may wind up owning shares in CoreComm Limited which will be a subsidiary of CoreComm Holdco and no longer will own the businesses CoreComm Holdco operates.

     Q:   WHY SHOULD I TENDER MY SHARES AND/OR PUBLIC NOTES?

     A: The board of directors of CoreComm Limited has recommended you tender your outstanding securities because, if you do not tender your outstanding securities, you will continue to own securities of CoreComm Limited, which as its only material assets holds only an approximately 13% ownership interest in CoreComm Holdco, and following the exchange offers, if completed, will own little or none of the outstanding shares of CoreComm Holdco. Other than its interest in CoreComm Holdco, CoreComm Limited does not hold any material assets. By contrast, if you tender your outstanding securities, and the exchange offers are completed successfully, you will own shares of CoreComm Holdco, which owns 100% of the businesses historically owned by CoreComm Limited prior to the recapitalization.

     Q: WHY AM I ONLY RECEIVING 1/116.7 OF A SHARE FOR EACH SHARE OF CORECOMM LIMITED COMMON STOCK I TENDER?

     A:   The exchange ratio is based on two factors:

          (a) We are offering approximately 13% of our outstanding capital stock to the holders of Limited common stock, assuming for purposes of this 13% that holders of warrants to purchase Limited common stock exercised their warrants; and

          (b) there will only be approximately 10,000,000 total shares of our common stock outstanding after we complete the exchange offers.

          Thus, approximately 1,300,000 shares are being offered to the holders of Limited common stock and the holders of warrants who exercise their warrants. By contrast, CoreComm Limited has approximately 152,000,000 shares outstanding, including shares issuable pursuant to the exercise of warrants. That means that one share of Holdco common stock is a much larger percent of the total shares of Holdco common stock than one share of Limited common stock is as a percent of the total shares of CoreComm Limited.

                               PROSPECTUS SUMMARY

     This prospectus and the related letters of transmittal each contain important information which should be read carefully before any decision is made with respect to the exchange offers. The following summary therefore is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere in this prospectus and the related letters of transmittal.

     We are an integrated communications provider that offers local and toll-related telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. We operate three business divisions: business services (ATX), residential services (CoreComm Residential) and Internet services (Voyager). We are exploiting the convergence of telecommunications and information services through our network strategy, which involves the ownership of telephone switching equipment and the leasing of the local telephone lines that run directly to homes and businesses, combined with the provisioning of a leased regional network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography within our regions. We currently offer services to business and residential customers located principally in Pennsylvania, Ohio, New Jersey, Michigan, Wisconsin, Maryland, Illinois, New York, Virginia, Delaware, Massachusetts, Washington, D.C. and Indiana. In local exchange services, we compete against the established local telephone service provider that was the service provider in a region prior to the opening of local telephone service to competition.

     In 2001, we streamlined our strategy and operations to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market. Our strategy is to attractively bundle telephony and data services in our target markets in order to compete with the incumbents and gain market share.

     As of September 30, 2001, we had more than 295,000 local telephone access lines in service and more than 350,000 Internet customers.

     Through our business services division, we offer customers a full range of high-speed communications services including local and toll-related telephony services, network services such as network data integration, Internet access and Web consulting, development and hosting, and other related services. In addition, we offer Advanced Communications Solutions products tailored to meet the needs of our business customers, such as conference calling, travel services, pre-paid calling, enhanced fax and PC-based billing. Customers are billed on a single, consolidated invoice, delivered by traditional means or near real time Web-based billing that allows the customer to sort the information to detail calling patterns. Our target markets are the Mid-Atlantic region throughout the New York-Virginia corridor, and Midwest markets, including:
Cleveland, Ohio; Columbus, Ohio; Chicago, Illinois; and other markets in the Great Lakes region.

     Our residential services division offers residential customers voice, data and other telecommunications services in Ohio, Illinois, Michigan, Wisconsin and Pennsylvania, and Internet access services over a wider footprint in the Midwest and Mid-Atlantic regions of the United States. Customers are billed for their services with one, consolidated bill. If they choose, customers can access their billing information and pay their bills online, or they may elect automatic bill payment via credit or debit card. Our residential strategy is to bundle telephony and Internet products and services in ways that are attractive to the customer, distinctive in the marketplace, and offer convenience and simplicity.

     Our Internet services division provides Internet access and high-speed data communications services to residential and business subscribers. Services include dial-up Internet access, dedicated telecommunications services to business, cable modem access, Web-hosting, electronic commerce, and co-location services. We operate one of the largest dial-up Internet networks in the Midwest in terms of geographic coverage, with approximately 170 owned points of presence in Michigan, Wisconsin, Ohio, Illinois, Indiana, Minnesota, Pennsylvania, New York and California.

     Our principal executive offices are located at 50 Monument Road, Bala Cynwyd, Pennsylvania 19004 and 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8485. The address of our Website is WWW.CORE.COM. The information on our Website is not part of this prospectus.

     The issuer of the outstanding securities is CoreComm Limited, a Delaware corporation, whose principal executive offices are located at 50 Monument Road, Bala Cynwyd, Pennsylvania 19004 and 110 East 59th Street, 26th Floor, New York, New York 10022, telephone number (212) 906-8485.

RECENT DEVELOPMENTS

HOLDCO RECAPITALIZATION

     In October 2001, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes due 2006 whereby the holders agreed, among other things, to exchange their notes for the amount of the October 1, 2001 interest payment of approximately $5 million, and shares of our common stock as part of a recapitalization plan. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

     In December 2001, both CoreComm Holdco and CoreComm Limited entered into an exchange agreement with

     (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, both of which were a joint obligation of CoreComm Limited and CoreComm Holdco, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon,
     (2) holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and
     (3) holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

The exchange agreement provided for the securityholders to exchange their securities for shares of our common stock as part of the Holdco
Recapitalization. Please refer to the section of the prospectus entitled "Description of Capital Stock - The Exchange Agreement."

     In December 2001, the credit agreement governing our senior secured facility was amended to permit the Holdco Recapitalization to occur.

     On December 17, 2001, Nasdaq granted CoreComm Limited an exception to Nasdaq's stockholder approval requirements permitting the Holdco
Recapitalization to proceed without a vote of the stockholders of CoreComm Limited because requiring a stockholder vote would seriously jeopardize the financial viability of CoreComm Limited.

     By December 28, 2001, we completed the first phase of the Holdco Recapitalization.

     In December 2001, we consummated other transactions to eliminate additional amounts of our outstanding indebtedness.

     As part of the Holdco Recapitalization, we plan to launch registered public exchange offers whereby we will offer to exchange shares of our common stock which will have been registered under the Securities Act of 1933, as amended, which we refer to as the "Securities Act," pursuant to a Form S-4 registration statement to all remaining holders of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited and all holders of CoreComm Limited common stock for their notes and CoreComm Limited common stock, respectively. As a result of the already completed phases of the Holdco Recapitalization, CoreComm Limited's only material asset is its ownership of approximately 13% of our outstanding shares.

CHANGES IN MANAGEMENT AND BOARD OF DIRECTORS

     In January, 2002, our board of directors implemented changes to our management and expanded our board to include three new directors. The changes are as follows:

     - Barclay Knapp was elected to be our Chairman of the board of directors;
     - Thomas J. Gravina was elected to be our President - Chief Executive Officer and was elected to serve as a director;
     - Michael A. Peterson was elected to be our Executive Vice President - Chief Operating Officer and Chief Financial Officer and was elected to serve as a director;
     - George S. Blumenthal was elected Chairman Emeritus; and
     - Ralph H. Booth, II was elected to serve as a director.

THE EXCHANGE OFFERS AND THEIR CONSEQUENCES TO YOU

What Are The Exchange Offers?

     In the exchange offers, we are giving you the opportunity to tender your shares of CoreComm Limited common stock for shares of Holdco common stock and your public notes for shares of Holdco common stock and the cash consideration. We recommend that you tender all of your outstanding securities.

     Regardless of whether you participate in the exchange offers, the exchange offers will have consequences to you as a holder of outstanding securities. The consequences differ depending on whether, and to what extent, you participate in the exchange offers.

     Holders of Limited common stock that do not to tender will not be entitled to receive any amount of the Holdco common stock consideration delivered to tendering holders and holders of public notes that do not tender will not be entitled to receive any amount of the Holdco common stock or the cash consideration delivered to tendering holders. To the extent outstanding securities are tendered and accepted in the exchange offers, the trading market, if any, for the untendered outstanding securities could be adversely affected. Also, the public notes and shares of Limited common stock represent indebtedness and equity, respectively, of CoreComm Limited rather than equity of CoreComm Holdco. Therefore, unless you tender your Limited common stock and public notes pursuant to the exchange offers, you will remain a holder of securities of CoreComm Limited, which currently has as its only material asset an approximately 13% ownership interest in CoreComm Holdco. Moreover, if the exchange offers are successfully consummated, CoreComm Limited has agreed to surrender to CoreComm Holdco that number of shares of Holdco common stock owned by CoreComm Limited equal to the number of shares of Holdco common stock issued to holders of outstanding securities pursuant to the exchange offers. At that time, CoreComm Limited would become a subsidiary of CoreComm Holdco with little or no material assets.

     Holders of public notes who tender will receive shares of our common stock and cash but will lose all rights associated with the public notes. The public notes obligate CoreComm Limited to pay holders of public notes a specified amount of interest on a semi-annual basis. Holders of our common stock will have no similar right and we do not presently contemplate issuing cash dividends in the foreseeable future. Please refer to the section of the prospectus entitled "Comparison of rights of holders of Holdco common stock and the outstanding securities - Description of public notes."

     You should consider these consequences in making your decision as to whether to tender outstanding securities in the exchange offers.

Terms of The Exchange Offers              We are offering to exchange 1/116.7 of
                                          a share of Holdco common stock for
                                          each share of Limited common stock
                                          that you validly tender and that we
                                          accept in the exchange offers, up to
                                          an aggregate maximum of all of the
                                          outstanding shares. We are also
                                          offering to exchange 3.0349 shares of
                                          Holdco common stock and the cash
                                          consideration for each $1,000 in
                                          aggregate principal amount of the
                                          public notes that you validly tender
                                          and that we accept in the exchange
                                          offers, up to an aggregate maximum of
                                          all of the outstanding public notes.
                                          The exchange ratios will be adjusted
                                          proportionately for any stock splits,
                                          combinations, stock dividends and the
                                          like that may occur prior to
                                          completion of the exchange offers. The
                                          number of shares of Holdco common
                                          stock issued to each unaffiliated
                                          holder of Limited common stock and the
                                          number of shares of Holdco common
                                          stock issued to each unaffiliated
                                          holder of public notes will be rounded
                                          up to the nearest whole number. These
                                          are voluntary exchange offers, which
                                          means that you may tender all, some or
                                          none of your shares of Limited common
                                          stock and/or public notes in the
                                          exchange offers.

                                          We will exchange all shares of Limited
                                          common stock and all public notes that
                                          you validly tender and do not withdraw
                                          and that we accept, on the terms and
                                          subject to the conditions of the
                                          exchange offers. We promptly will
                                          return any shares of Limited common
                                          stock or public notes that we do not
                                          accept for exchange following the
                                          expiration date.

Expiration Date; Extension; Termination   The exchange offers and withdrawal
                                          rights will expire at 12:00 midnight,
                                          New York City time, on the expiration
                                          date, unless we
                                          extend the exchange offers. We may
                                          extend the exchange offers for any
                                          reason and will make a public
                                          announcement if we do so. You must
                                          validly tender your outstanding
                                          securities so that the exchange agent
                                          receives them before the expiration
                                          date if you wish to participate in the
                                          exchange offers. We also may terminate
                                          the exchange offers in the
                                          circumstances described in "The
                                          Exchange Offers-- Conditions for
                                          Completion of the Exchange Offers."

Withdrawal Rights                         You may withdraw tenders of your
                                          outstanding securities at any time
                                          before the expiration date. If you
                                          change your mind before the expiration
                                          date, you may retender your
                                          outstanding securities by following
                                          the tender procedures again and
                                          retendering before the expiration
                                          date.

Conditions for Completion of
The Exchange Offers                       The exchange offers are subject to
                                          various conditions that must be
                                          satisfied in order for us to be
                                          obligated to complete the exchange
                                          offers. With respect to the exchange
                                          offer relating to Limited common
                                          stock, at least 90% of the outstanding
                                          shares of Limited common stock must be
                                          tendered as a condition to completing
                                          that exchange offer. There is no
                                          similar minimum requirement with
                                          respect to the exchange offer relating
                                          to the public notes. We may, at any
                                          time, waive any or all of the
                                          conditions to the exchange offers.

Procedures for Tendering
Outstanding Securities                    If you hold shares of Limited common
                                          stock, you must complete and sign the
                                          yellow letter of transmittal
                                          designating the number of shares of
                                          Limited common stock you wish to
                                          tender in the exchange offers. If you
                                          hold public notes, you must complete
                                          and sign the blue letter of
                                          transmittal designating the aggregate
                                          principal amount of public notes that
                                          you wish to tender in the exchange
                                          offers. Send the applicable letter of
                                          transmittal, together with your
                                          certificates representing shares of
                                          Limited common stock or public notes,
                                          as applicable, along with any other
                                          required documents, by one of the
                                          mailing methods described in the
                                          applicable letter of transmittal, so
                                          that it is received by the exchange
                                          agent at the applicable address set
                                          forth on the back cover of this
                                          document before the expiration date.

Outstanding Securities Held Through
a Broker If you hold outstanding securities through a broker, you should receive instructions from your broker on how to participate in the exchange offers. Please contact your broker directly if you have not yet received instructions. Some financial institutions also may effect tenders by transferring securities electronically through The Depository Trust Company.

Guaranteed Delivery                       If you hold certificates representing
                                          shares of Limited common stock or
                                          public notes or if you hold shares of
                                          Limited common stock or public notes
                                          through a broker, you also may comply
                                          with the procedures for guaranteed
                                          delivery.

The Securities                            Currently, no public market exists for
                                          the shares of our common stock.
                                          CoreComm Limited's outstanding common
                                          stock is currently listed on the
                                          Nasdaq National Market under the
                                          symbol "COMM." Pursuant to
                                          conversations with the Nasdaq National
                                          Market, we intend to transfer the
                                          listing of the Limited common stock on
                                          the Nasdaq National Market to the
                                          Holdco common stock upon successful
                                          completion of the exchange offers.

                                          On December 17, 2001, the last trading
                                          day before the public announcement of
                                          our intention to commence the exchange
                                          offers, the per share closing trading
                                          price of Limited common stock was
                                          $0.17. The public notes are currently
                                          not traded on any national securities
                                          exchange or authorized to be quoted in
                                          any inter-dealer quotation system of
                                          any national securities association.
                                          Although certain institutions and
                                          securities dealers do provide
                                          quotations for and engage in
                                          transactions in these securities,
                                          there is no established trading market
                                          for these securities, other than
                                          through these limited or sporadic
                                          quotations.

U.S. Federal Income Tax Consequences      We expect your exchange of Limited
                                          common stock for Holdco common stock
                                          will not be a taxable exchange for
                                          United States federal income tax
                                          purposes. In an exchange of your
                                          public notes for Holdco common stock,
                                          we expect that you will recognize
                                          gain, if any, but not loss, to the
                                          extent of the cash you receive in the
                                          exchange. Such gain will be taxed as
                                          ordinary income to the extent of any
                                          accrued market discount. You should
                                          consult your own tax advisor as to the
                                          particular tax consequences of the
                                          exchange offers to you.

Appraisal Rights                          No appraisal rights are or will be
                                          available to holders of outstanding
                                          securities in connection with these
                                          exchange offers. Please refer to the
                                          section of the prospectus entitled
                                          "The Exchange Offers - Effect of the
                                          Exchange Offers - No Appraisal
                                          Rights."

Regulatory Approvals                      CoreComm Limited and CoreComm Holdco
                                          are engaged in a process to obtain any
                                          necessary authorizations from the FCC
                                          and any state authorities deemed
                                          necessary, and do not anticipate any
                                          issues related to any approvals to
                                          delay consummation of the exchange
                                          offers. Other than these approvals and
                                          the SEC declaring the registration
                                          statement on Form S-4 of which this
                                          prospectus forms a part effective,
                                          CoreComm Holdco does not believe that
                                          any additional filings, including any
                                          filings under the Hart-Scott-Rodino
                                          Antitrust Improvements Act of 1976, as
                                          amended, approvals or other actions by
                                          or with any governmental authority or
                                          administrative or regulatory agency
                                          are required with respect to the
                                          exchange offers. Please refer to the
                                          section of the prospectus entitled
                                          "Risk Factors - Any determination of
                                          non-compliance with FCC and state
                                          regulations dealing with ownership
                                          changes could result in monetary
                                          penalties or loss if our
                                          telecommunications authorizations."

Accounting Treatment                      CoreComm Holdco is performing an
                                          analysis of the fair value of its net
                                          tangible assets as if a purchase
                                          business combination occurred as a
                                          result of the issuance of over 80% of
                                          its outstanding shares to new
                                          stockholders.

Fractional Shares                         Instead of issuing any fractional
                                          shares of Holdco common stock in the
                                          exchange offers we will round up to
                                          the nearest whole number the number of
                                          shares of Holdco common stock issued
                                          to each unaffiliated holder of Limited
                                          common stock and the number of shares
                                          of Holdco common stock issued to each
                                          unaffiliated holder of public notes.

Depositary and Exchange Agent             Continental Stock Transfer & Trust
                                          Company

Information Agent                         D.F. King & Co., Inc.

Recommendation                            Each of CoreComm Holdco and CoreComm
                                          Limited recommends that you tender
                                          your outstanding securities in the
                                          exchange offers. None of the exchange
                                          agent, the information agent or any of
                                          their respective officers or directors
                                          makes any recommendation as to whether
                                          you should tender your outstanding
                                          securities in the exchange offers.

                                          We urge you to read this document,
                                          including the matters described under
                                          "Risk Factors," and the accompanying
                                          documents very carefully.

Legal Limitation:                         We are not making any offer to sell,
                                          nor are we soliciting any offer to
                                          buy, Holdco common stock in any
                                          jurisdiction in which the offer or
                                          sale is not permitted.

                           COMPARATIVE PER SHARE DATA

     CoreComm Holdco historically was a wholly-owned subsidiary of CoreComm Limited and a holding company for the CoreComm businesses. Upon consummation of the exchange offers the relationship would reverse, with CoreComm Holdco becoming the parent of CoreComm Limited. The pro forma per share data presented below gives effect to the completed acquisitions of ATX and Voyager as well as the recapitalization and exchange transactions completed in December 2001. In addition, the unaudited pro forma per share data gives effect to other transactions to eliminate additional amounts of outstanding CoreComm Holdco indebtedness that were entered into by December 31, 2001, the public exchange offers for the outstanding securities set forth in this prospectus, and an estimated result of the fair value analysis of CoreComm Holdco's net tangible assets as if a purchase business combination occurred in connection with the recapitalization and exchange transactions. The fair value of the shares of Holdco common stock issued in these transactions is estimated for pro forma purposes to be $3.00 per share. The final determination of fair values will be made upon the completion of a study to be undertaken to determine the fair value of certain of our assets and liabilities, including intangible assets. Our actual financial position and results of operations will differ, perhaps significantly, from the unaudited pro forma amounts reflected in this prospectus as a result of the completion of this fair value analysis.

                                 AT AND FOR THE                                           AT AND FOR THE
                                   NINE-MONTH
                                  PERIOD ENDED                                              YEAR ENDED
                               SEPTEMBER 30, 2001                                       DECEMBER 31, 2000
                -------------------------------------------------      ----------------------------------------------------
                     HOLDCO                   LIMITED                        HOLDCO                    LIMITED
                ----------------   ------------------------------      -----------------   --------------------------------
                            PRO                  PRO      EQUIVALENT                PRO                  PRO     EQUIVALENT
                HISTORICAL FORMA   HISTORICAL   FORMA     PRO FORMA    HISTORICAL  FORMA   HISTORICAL   FORMA     PRO FORMA
                ----------------   ----------   -----     ---------    ----------  -----   ----------   -----     ---------

Book value
 per share        $22.87    $3.0      $(.62)    $(2.82)       $.03        $62.99     n/a      $4.47       n/a         n/a
(Loss) per
 share before
 extraordinary
 items            (39.52) (33.55)     (4.70)    $ (.90)       (.29)       (31.66)  (34.26     (6.73)    $(1.30)      (.29)

We have never paid or declared cash dividends on our common stock.

       SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA OF CORECOMM HOLDCO

     The following information is only a summary and you should read it together with the financial information we include elsewhere in this document.

     The following summary financial data of CoreComm Holdco and its predecessor, OCOM Corporation Telecoms Division, has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this prospectus. The summary historical financial data relates to OCOM as it was operated prior to its acquisition by CoreComm Holdco.

     The following pro forma financial data as of and for the nine months ended September 30, 2001 and for the year ended December 31, 2000, gives effect to the Holdco Recapitalization. In addition, the unaudited pro forma financial data gives effect to other transactions to eliminate additional amounts of our outstanding indebtedness that were entered into by December 31, 2001, the public exchange offers of our common stock to CoreComm Limited's stockholders, and to the holders of CoreComm Limited's 6% Convertible Subordinated Notes and an estimated result of the fair value analysis of our net tangible assets as if a purchase business combination occurred in connection with the Holdco Recapitalization and exchange transactions. For additional information with respect to the Holdco Recapitalization, without giving effect to the public exchange offers, refer to the Unaudited Pro Forma Financial Data included elsewhere in this prospectus. The final determination of fair values will be made upon the completion of a study to be undertaken to determine the fair value of some of our assets and liabilities, including intangible assets. Our actual financial position and results of operations will differ, perhaps significantly, from the unaudited pro forma amounts reflected in this prospectus as a result of the completion of this fair value analysis. This information should be read in conjunction with the unaudited pro forma financial data included elsewhere in this prospectus.

     Interim data for the nine months ended September 30, 2001 and 2000 are unaudited but include, in our opinion, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of that data. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

     In 2000, we completed two significant acquisitions. We acquired ATX Telecommunications Services, Inc. and Voyager.net, Inc. In addition, we entered into a senior secured credit facility with The Chase Manhattan Bank and CoreComm Limited issued approximately $108.7 million aggregate principal amount of senior unsecured notes to the former shareholders of ATX. The pro forma income statement data for the year ended December 31, 2000 also gives effect to these acquisitions as if they had been consummated on January 1, 2000. Also in 2000, we recorded a non-cash compensation expense of approximately $43.4 million in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees."

     In 1999, we acquired 100% of the stock of MegsINet Inc. and some of the assets of USN Communications, Inc. In addition, CoreComm Limited issued $175.0 million in aggregate principal amount of 6% Convertible Subordinated Notes due 2006, of which $4.75 million remains outstanding as a result of the Holdco Recapitalization and prior conversions into CoreComm Limited common stock by holders of the notes.

                                   PRO FORMA                                      HISTORICAL
                            ---------------------  -----------------------------------------------------------------------
                                                                                                                THE
                                                                                          FOR THE PERIOD    PREDECESSOR
                               NINE                                                        FROM APRIL 1,      (OCOM) FOR
                              MONTHS     YEAR                                               1998 (DATE       THE PERIOD
                              ENDED      ENDED                                              OPERATIONS      FROM JANUARY
                             SEPTEMBER   DECEMBER   NINE MONTHS ENDED     YEAR ENDED      COMMENCED) TO      1, 1998 TO
                                30,         31,        SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31        MAY 31,
                             ---------   --------   -----------------    -------------    --------------    ------------
                                2001        2000       2001     2000     2000     1999          1998             1998
                                ----        ----       ----     ----     ----     ----          ----             ----

                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA
Revenues.................     $220,487    $298,446   $220,055   $56,155  $131,526  $57,151     $6,713            $1,452

Operating expenses.......      541,783     626,927    579,529   220,973   427,847  157,660     20,553             4,234
(Loss) before
   extraordinary item....     (332,173)   (339,292)  (376,033) (167,150) (301,241)(103,180)   (13,815)           (2,782)
Gain from
   extinguishment of
   debt (1)..........                                   2,216        --        --       --         --                --
Net (loss)...............          n/a         n/a   (373,817) (167,150) (301,241)(103,180)   (13,815)           (2,782)
Basic and diluted net
   (loss) per  common
   share:
(Loss) before
   extraordinary item....       (33.55)     (34.26)    (39.52)   (17.57)   (31.66)  (10.85)     (1.45)             (.29)
Gain from
   extinguishment of
   debt...............                                    .23        --        --       --         --                --
Net (loss)...............          n/a         n/a     (39.29)   (17.57)   (31.66)  (10.85)     (1.45)             (.29)
Basic and diluted weighted
   average number of common
   shares(1)...........          9,902        9,902     9,514     9,514     9,514    9,514      9,514             9,514

                                                                                                  SEPTEMBER 30, 2001
                                                                                          ---------------------------------
                                                                                            HISTORICAL          PRO FORMA
                                                                                            ----------          ---------
                                                                                                    (IN THOUSANDS)

 BALANCE SHEET DATA
 Working capital (deficiency)........................................................        $(98,239)           $(81,921)
 Fixed assets-- net..................................................................         120,464             113,310
 Total assets........................................................................         583,030             348,884
 Long-term debt and capital leases...................................................         179,993             160,047
 Shareholders' equity................................................................         217,575              29,706

----------
(1) After giving retroactive effect to the 6,342.944-for-1 stock split in December 2001. We have never declared or paid any cash dividends.

                                  RISK FACTORS

     You should consider these risk factors in evaluating whether to tender your outstanding securities and thereby become a holder of Holdco common stock. An investment in our common stock involves a high degree of risk. These factors should be considered in conjunction with the other information contained in this prospectus, including the financial statements and the related notes. If any of the following risks actually occurs, the business, financial condition, or results of operations of CoreComm Holdco may be seriously harmed. In this case, the value of Holdco common stock may decline, and you may lose all or part of your investment. Please refer to the section of the prospectus entitled "Special Note Regarding Forward-Looking Statements."

RISK FACTORS RELATING TO FAILURE TO TENDER OUTSTANDING SECURITIES IN THE EXCHANGE OFFERS:

CORECOMM LIMITED CURRENTLY HOLDS ONLY AN APPROXIMATELY 13% INTEREST IN CORECOMM HOLDCO, AND FOLLOWING SUCCESSFUL COMPLETION OF THE EXCHANGE OFFERS, WOULD HOLD VIRTUALLY NO MATERIAL ASSETS.

     As a holder of either Limited common stock or public notes, you own securities in CoreComm Limited. As a result of the first phase of transactions involved in the Holdco Recapitalization, CoreComm Limited, which formerly owned 100% of our outstanding capital stock, now only owns approximately 13% of our outstanding capital stock. CoreComm Holdco owns 100% of the business operations which CoreComm Limited formerly owned indirectly through CoreComm Holdco. If you do not tender your outstanding securities you will continue to own securities in CoreComm Limited, rather than in CoreComm Holdco. If the exchange offers are successful, CoreComm Limited has agreed that it will surrender to CoreComm Holdco the number of shares of Holdco common stock it presently owns equal to the number issued in the exchange offers. That means that if the exchange offers are completed, CoreComm Limited will own little or no common stock of CoreComm Holdco, and thus will own little or no material assets, since Holdco common stock is CoreComm Limited's only material asset. CoreComm Limited also remains a party liable under our $156.1 million senior secured credit facility, has no right to withdraw any additional money under that facility, and does not contemplate raising any additional financing in the foreseeable future.

HOLDERS OF PUBLIC NOTES FOLLOWING THE EXCHANGE OFFERS COULD FACE REDUCED LIQUIDITY FOLLOWING THE EXCHANGE OFFERS.

     To the extent public notes are tendered and accepted in the exchange offers, the trading market, if any, for the untendered public notes could be adversely affected. This adverse effect would be in addition to any adverse effect that occurred to the trading market for the public notes due to $160.0 million in aggregate principal amount of public notes that were exchanged for Holdco common stock pursuant to agreements previously entered into as part of the Holdco Recapitalization.

SHARES OF LIMITED COMMON STOCK COULD FACE REDUCED LIQUIDITY AND COULD BE DELISTED FROM NASDAQ FOLLOWING SUCCESSFUL COMPLETION OF THE EXCHANGE OFFERS.

     Pursuant to conversations with Nasdaq, we intend to transfer CoreComm Limited's current listing to CoreComm Holdco following successful completion of the exchange offers. If any remaining outstanding shares of Limited common stock no longer meet the requirements for inclusion on the Nasdaq National Market, it is possible that the shares of Limited common stock would be delisted and may trade in the Nasdaq Small Cap Market or the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of Limited common stock and the availability of quotations for shares of Limited common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of Limited common stock on the part of securities firms, the possible termination of registration of the shares under the Securities Exchange Act of 1934, as described below, and other factors. CoreComm Holdco cannot predict whether the reduction in the number of shares of Limited common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Limited common stock.

STATUS AS "MARGIN SECURITIES."

     The shares of Limited common stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Limited common stock. Depending on factors similar to those described above with respect to market quotations, following completion of the exchange offers, the shares of Limited common stock may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the shares of Limited common stock would not be eligible as collateral for margin loans made by brokers.

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LIMITED COMMON STOCK'S REGISTRATION UNDER THE SECURITIES EXCHANGE ACT OF 1934
COULD BE TERMINATED.

     Shares of Limited common stock are currently registered under the Securities Exchange Act of 1934. CoreComm Limited can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange or listed on an automated inter-dealer quotation system, or if there are fewer than 300 holders of record of shares of Limited common stock. Termination of registration of the shares of Limited common stock under the Exchange Act would reduce the information that CoreComm Limited must furnish to its stockholders and to the SEC and would make provisions of the Exchange Act, including the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to shares of Limited common stock. In addition, if shares of Limited common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to CoreComm Limited. Furthermore, the ability of "affiliates" of CoreComm Limited and persons holding "restricted securities" of CoreComm Limited to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, Limited common stock would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

RISK FACTORS RELATING TO TENDERING OUTSTANDING SECURITIES IN THE EXCHANGE
OFFERS:

A LAWSUIT WAS FILED WHICH MAY PROHIBIT US FROM COMPLETING THE EXCHANGE OFFERS.

     On or about September 14, 2001, a lawsuit was filed by WXIII/Far Yale Gen-Par, LLC, as General Partner of WXIII/Far Yale Real Estate Limited Partnership against CoreComm Communications, Inc. (our first tier wholly owned subsidiary) and CoreComm Limited seeking approximately $172,500 in unpaid rent, interest and other charges allegedly owed under a commercial real estate lease between Yale and CoreComm Communications as to which CoreComm Limited is the guarantor. On or about February 5, 2002, Yale filed a motion with the court requesting permission to amend the complaint to specify a revised figure of $404,290.87 as the amount allegedly due under the lease and to add an additional count asking the court to issue a preliminary injunction preventing the defendants from transferring, selling, assigning, encumbering or otherwise hypothecating any of their assets, including any debt or equity interests in their subsidiaries, except for usual and ordinary expenses paid in the usual and ordinary course of business. We are currently defending ourselves in the litigation and we do not believe that Yale's request for a preliminary injunction is meritorious. However, we cannot predict the outcome of the litigation. If Yale were to obtain the injunctive relief requested, it could prevent us from closing the exchange offers and/or have a material adverse effect on our business, financial condition and/or results of operations. Even if the minimum condition is satisfied, before the expiration date we may choose not to accept outstanding securities and not to complete the exchange offers if any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offers or otherwise relating in any manner to the exchange offers is or has been threatened or instituted or is pending or if any order, stay, injunction or decree is issued by any court which would or might restrain, prohibit or delay completion of the exchange offers.

HOLDERS OF PUBLIC NOTES THAT TENDER IN THE EXCHANGE OFFERS WILL BE GIVING UP THEIR RIGHTS TO RECEIVE INTEREST.

     Holders of public notes who tender will receive shares of our common stock but will lose all rights associated with the public notes. The public notes obligate CoreComm Limited to pay holders of public notes a specified amount of interest on a semi-annual basis, and to pay holders of public notes the face value of those public notes at maturity. Presently, CoreComm Limited cannot predict if it will be able to meet these obligations in the future. However, to the extent that it may be able to make any or all future payments, by tendering your public notes for Holdco common stock, you will lose the right to any of these payments and instead will hold shares of Holdco common stock.

RISK FACTORS RELATING TO OUR COMMON STOCK AND CORPORATE CONTROL:

OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRERS AND MAY DEPRESS OUR STOCK PRICE.

     Delaware corporate law, our restated certificate of incorporation, as amended, which we refer to as the "charter," and our amended by-laws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions include the following:

     - we may issue preferred stock with rights senior to those of our common stock;

     - we have a classified board of directors with terms that do not expire for three years from re-election;

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     - our charter prohibits action by written consent by stockholders; and

     - we require advance notice for nomination of directors and for stockholder proposals.

     In addition, under our stockholder rights plan, holders of our common stock are entitled to one right to purchase 1/1000 of a share of our Series A junior participating preferred stock for each outstanding share of common stock they hold, exercisable under defined circumstances involving a potential change of control as discussed in this prospectus. The preferred stock purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Those provisions could have a material adverse effect on the premium that potential acquirers might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock. Please refer to the section of the prospectus entitled "Description of Capital Stock -- The Stockholder Rights Plan."

SOME OF OUR SIGNIFICANT STOCKHOLDERS, WHO HAVE THE RIGHT TO MAINTAIN SPECIFIED OWNERSHIP PERCENTAGES OF OUR VOTING SECURITIES AND HAVE A CONTRACTUAL RIGHT TO REPRESENTATION ON OUR BOARD OF DIRECTORS, MAY HAVE INTERESTS THAT CONFLICT WITH OUR INTERESTS AND THE INTERESTS OF OUR OTHER STOCKHOLDERS.

     As a result of their ownership of our common stock and contractual rights, some of our significant stockholders will be in a position to affect significantly our corporate actions in a manner that could conflict with the interests of our other stockholders.

     Although Michael Karp (together with the Florence Karp Trust), Booth American Company, Thomas Gravina and Debra Buruchian, as well as the other parties to the Holdco Recapitalization exchange agreement, have agreed to restrictions on their rights to acquire additional shares of our common stock, they have the right to acquire some additional amounts. Specifically, each party may acquire in any calendar year a number of additional shares of our common stock sufficient to raise their percent ownership of all of our outstanding shares by 0.0735 times the percent they owned immediately after the closing of the transactions in the exchange agreement, up to a maximum of 39%. That means that Michael Karp (together with the Florence Karp Trust), who currently owns 34.0% of our common stock, has the right to own up to 36.5% of our voting securities in 2002 and up to 39.0% of our voting securities thereafter. Booth American Company, which currently owns 20.0% of our common stock, has the right to own up to 21.5% of our voting securities in 2002, 22.9% thereafter. Each of Thomas Gravina, who is our CEO, President and a director, and Debra Buruchian currently own 10.8% of our common stock, and thus have the right to own up to 11.6% of our voting securities in 2002 and up to 12.4% of our voting securities thereafter. The ability of these stockholders to acquire additional shares of our common stock could have a material adverse effect on the premium that potential acquirers may be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock.

     Each of Michael Karp and Booth American Company also have a contractual right to designate directors to our board of directors. So long as Michael Karp, together with his affiliates and associates, owns at least 15% of our outstanding common stock, Michael Karp has the right to designate that number of directors to our board of directors so that his representation on our board of directors is proportionate to his, together with his affiliates' and associates', ownership percentage of our common stock. So long as Booth American Company, together with its affiliates and associates, owns at least 15% of our outstanding common stock, Booth American Company has the right to designate one director to our board of directors. As of January 14, 2002, Ralph Booth had been elected to the board. As of January 14, 2002, Michael Karp had not nominated any directors.

WE MAY ISSUE ADDITIONAL COMMON STOCK OR PREFERRED STOCK, WHICH COULD DILUTE YOUR INTERESTS.

     Our charter does not limit the issuance of additional common stock or preferred stock up to the number of authorized shares of each class. We have already adopted a stock option plan which is described in "Management and Executive Compensation -- Executive Compensation -- Stock Option Plan." In January 2002, our board of directors approved an initial grant of options exercisable for 2.58 million shares of our common stock under the plan. We cannot predict the extent to which this potential dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock and/or preferred stock will negatively affect the trading price of our common stock or the liquidity of our common stock.

OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED.

     We have never paid cash dividends on our common stock. In addition, the payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, the general financial condition of our subsidiaries and

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general business conditions. The terms of our senior secured credit facility further restrict our ability to pay dividends on our common stock. Under applicable law, in order for us to declare and pay a dividend we must have available surplus.

     In addition, any future debt instruments of ours or our subsidiaries may restrict our payment of dividends or the payment of dividends or distributions to us by our subsidiaries. Please refer to the section of this discussion of risk factors entitled "Restrictions imposed by our debt agreements may significantly limit our ability to execute our business strategy and increase the risk of default under our debt obligations" and the section of this prospectus entitled "Dividend Policy."

THE MARKET PRICE OF OUR COMMON STOCK COULD BE VOLATILE.

     The market price of our common stock could fluctuate widely in response to numerous factors and events, including the depth and liquidity of the trading market, many of which are beyond our control. These factors include actual or anticipated variations in our operating results, earnings releases by us and our competitors, announcements of technological innovations, changes in financial estimates by securities analysts, the possibility of Nasdaq delisting, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions. In addition, the stock market in general, and the telecommunications sector specifically, in recent years have experienced broad price and volume fluctuations.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE FAIL TO MEET NASDAQ'S CONTINUED LISTING CRITERIA, WHICH COULD HAVE A NEGATIVE IMPACT ON THE TRADING ACTIVITY AND PRICE OF YOUR COMMON STOCK, AND COULD MAKE IT MORE DIFFICULT FOR US TO RAISE CAPITAL.

     If the exchange offer for CoreComm Limited common stock is successful and the Nasdaq listing is transferred to our common stock and we fail to meet any of the Nasdaq continued listing requirements, our common stock could be delisted from the Nasdaq National Market. If our common stock is delisted from the Nasdaq National Market, it could have a negative impact on the trading activity and price of your common stock and could make obtaining timely and accurate quotations with respect to the trading of our common stock difficult. It could also make it more difficult for us to raise additional equity capital in the future.

SALES OF LARGE AMOUNTS OF OUR COMMON STOCK OR THE PERCEPTION THAT SALES COULD OCCUR MAY DEPRESS OUR STOCK PRICE.

     We issued an aggregate of 8,685,602 shares of our common stock to former holders of preferred stock of CoreComm Limited, former holders of debt securities of CoreComm Limited and former holders of debt securities that were a joint obligation of CoreComm Limited and CoreComm Holdco, Inc. as part of the Holdco Recapitalization. These shares represent approximately 87% of our outstanding common stock. None of these shares are subject to any lock up restrictions and may be sold at any time, except that some shares issued in accordance with the exchange agreement may only be transferred in the following manners:

     - pursuant to a bona fide public offering;

     - pursuant to unsolicited open market sales on any national securities exchange or automated inter-dealer quotation system on which the shares are listed;

     - pursuant to a tender offer made to our stockholders which our board of directors has recommended;

     - pursuant to a privately-negotiated transaction with a person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock;

     - pursuant to a will or the laws of descent and distribution;

     - pursuant to a bequest or similar gift or transfer to any person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock; or

     - as a result of any pledge or hypothecation to a bona fide financial institution to secure a bona fide loan, guaranty or other financial accommodation or as a result of any foreclosure with respect thereto. Please refer to the section of the prospectus entitled "Description of Capital Stock - The Exchange Agreement."

     Sales of the securities acquired in connection with the Holdco Recapitalization in the public market could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing

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market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

RISK FACTORS RELATING TO OUR BUSINESS:

WE ARE AT RISK OF NOT BEING ABLE TO MEET OUR NEAR TERM CASH REQUIREMENTS.

     We still have significant liabilities even after the successful completion of the Holdco Recapitalization. On a pro forma basis, at September 30, 2001, our current liabilities would exceed our current assets by approximately $82 million. Our operating losses and capital expenditures currently result in negative cash flow. Although we believe that we will have sufficient cash to execute our business plan, we cannot assure you that:

     (1) actual costs will not exceed the amounts estimated or additional funding will not be required;

     (2) we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required;

     (3) we will be able to access this cash flow;

     (4) we will be able to sell assets or businesses;

     (5) we will not be adversely affected by interest rate fluctuations; or

     (6) we will be able to secure additional financing.

These factors may affect our ability to meet our cash requirements, which may have an adverse effect on us, and potentially our viability as an ongoing business.

TO DEVELOP OUR BUSINESS, FUND OUR CAPITAL COMMITMENTS AND SERVICE OUR INDEBTEDNESS AND OTHER OBLIGATIONS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH.

     Our strategy will require capital to build and maintain the network, including potentially building through acquisitions. In addition, our businesses that resell services provided by larger, facilities-based companies will require additional money to acquire new customers and to finance the support of these new customers. Our businesses will also require additional billing, customer service and other back-office expenditures. In addition, we will require significant amounts of capital to meet all of our debt service and other obligations as they become due.

     We intend to fund these requirements from cash and cash equivalents on hand, future issuances of both public and private debt and equity and funds internally generated by operations. We cannot give you any assurance that sufficient resources will be available to meet our expected requirements and obligations. There can be no assurance that we will be able to meet these obligations with the resources currently on hand or the cash that may be generated by our operations in the future.

     As a result, we cannot assure you that we will be able to repay our present or future indebtedness. Accordingly, we may be required to consider a number of measures, including:

     - limiting or eliminating business projects;

     - refinancing all or a portion of our debt;

     - seeking modifications of the terms of our debt;

     - seeking additional debt financing, which may be subject to obtaining necessary lender consents;

     - seeking additional equity financing; or

     - a combination of these measures.

     We cannot assure you that any of these possible measures can be accomplished, or can be accomplished in sufficient time to make timely payments with respect to our indebtedness. In addition, we cannot assure you that any measures can be accomplished on terms which will be favorable to us and our subsidiaries.

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WE EXPECT TO INCUR NET LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS FOR SOME
TIME.

     On a pro forma basis, we would have had net losses before extraordinary item for the nine months ended September 30, 2001 and for the fiscal year ended December 31, 2000 of approximately $332.2 million and $339.3 million, respectively.

     We expect that our capital and operating expenditures will result in negative cash flow until at least the fourth quarter of 2002. We cannot assure you that this will not continue beyond that time.

     We also expect to incur future operating losses, and we cannot assure you that we will achieve or sustain profitability in the future. If we fail to become profitable, it could adversely affect our ability to sustain our operations and to obtain additional required funds. In addition, failing to become profitable would adversely affect our ability to make the required payments on our indebtedness.

     For more information, please refer to the section of the prospectus entitled "Unaudited Pro Forma Financial Data."

UNCERTAINTIES REGARDING OUR FINANCIAL CONDITION MAY ADVERSELY IMPACT OUR ABILITY TO OBTAIN TRADE CREDIT AND VENDOR FINANCING, AND MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH CREDITORS AND VENDORS.

     Our recently experienced financial difficulties and our anticipated cash flow and liquidity problems led to our decision to consummate the Holdco Recapitalization. In addition, we have negotiated favorable settlements for less than the full amount owed to many of our trade creditors. These events may cause trade creditors and vendors to view our business prospects with a heightened level of uncertainty, and as a result:

     - our existing trade creditors and vendors may be less willing to advance trade credit and vendor financing on the terms or at the levels previously provided; and

     - we may have difficultly in securing trade credit and vendor financings from new sources.

     If this were to occur and we were to experience difficulty in obtaining new trade credit and vendor financing, or if the terms of financing were to be less favorable than those previously provided, our future revenues, cash flows and profitability may be adversely affected, and we may not have sufficient cash to fund our current operations unless we locate alternative sources of this financing, which may not be possible on acceptable terms or at all.

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     As of September 30, 2001, as adjusted for the Holdco Recapitalization and other transactions, we have $171.2 million in outstanding debt obligations in the form of: our $144.3 million, net of unamortized discount of $11.8 million, senior secured credit facility with The Chase Manhattan Bank; $15.4 million, net of unamortized discount of $0.4 million of Unsecured Convertible PIK Notes due 2011; and $11.5 million in capital leases and other notes. In addition, we have $118.1 million in trade payables and accrued expenses outstanding. This substantial amount of debt, cash interest due to The Chase Manhattan Bank from time to time and any other trade payables and other debt which we may incur may have important consequences for you. For example, it could:

     - limit our ability to obtain additional financing, if we need it, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

     - increase our vulnerability to adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - place us at a competitive disadvantage compared to competitors that may have less debt.

RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS MAY SIGNIFICANTLY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY AND INCREASE THE RISK OF DEFAULT UNDER OUR DEBT OBLIGATIONS.

     The credit agreement governing our senior secured credit facility contains a number of covenants which may significantly limit our or our subsidiaries' ability to, among other things:

     - borrow additional money;

     - make capital expenditures and other investments;

     - pay dividends;

     - merge, consolidate or dispose of our assets;

     - enter into transactions with related entities;

     - incur additional liens; and

     - refinance junior indebtedness.

     It is an event of default under our senior secured credit facility if we experience change of control events including the acquisition by a person or group of more than 35% of our voting power in the circumstances set forth in the senior secured credit facility. In December 2001, the credit agreement governing our senior secured facility was amended to permit the Holdco Recapitalization to occur.

     In addition, the senior secured credit agreement contains financial maintenance covenants. If we fail to comply with these covenants, we will be in default under that credit agreement. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this were to occur today, we would not be able to repay our debt and may not be able to borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms that are acceptable to us. In addition, complying with these covenants may cause us to take actions that we otherwise would not take, or not take actions that we otherwise would take.

     For more information about these restrictions, please refer to the section of the prospectus entitled "Description of Our Indebtedness."

WE ARE A HOLDING COMPANY THAT IS DEPENDENT UPON CASH FLOW FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS - OUR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES.

     We are a holding company with no independent operations or significant assets other than investments in and advances to our subsidiaries. We depend upon the receipt of sufficient funds from our subsidiaries to meet our obligations. The terms of existing and future indebtedness of our subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments and other distributions to them, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.


WE HAVE MATERIAL DISPUTES WITH VENDORS AND OTHER PARTIES THAT COULD EXPOSE US TO MATERIAL BREACH OF CONTRACT AND OTHER COMMERCIAL CLAIMS.

     We purchase goods and services from a wide variety of vendors under contractual and other arrangements that sometimes give rise to litigation in the ordinary course of business. We also provide goods and services to a wide range of customers under arrangements that sometimes lead to disputes over payment, performance and other obligations. Some of these disputes, regardless of their merit, could subject us to costly litigation and the diversion of our technical and/or management personnel. Additionally, any liability from litigation that is not covered by our insurance or exceeds our coverage could have a negative effect on our business, financial condition and/or operating results. Currently, we have the following outstanding matters which, if resolved unfavorably to us, could have a material adverse effect on us:

     - We are currently in litigation with Ameritech Ohio, a supplier from whom we purchase telecommunications products and services, over the adequacy of Ameritech's performance under a 1998 contract between us and Ameritech and related issues. This litigation began in June 2001 when Ameritech threatened to stop processing new orders following our exercise of our right under the contract to withhold payments for Ameritech's performance failures. In response to their threat, we sought, and on June 29, 2001 received, an order from an official of the Public Utilities Commission of Ohio, which we refer to as "PUCO," barring Ameritech from refusing to process new CoreComm orders. Ameritech has appealed that order to the PUCO and the appeal is still pending.

       On July 5, 2001, Ameritech filed a claim with the PUCO seeking payment from us of approximately $8,600,000 allegedly owed under the contract. On August 8, 2001, Ameritech filed a second claim against CoreComm in Ohio state court, seeking an additional approximately $4,300,000 in allegedly improperly withheld amounts. On August 28, 2001, we exercised our right to remove the state court claim to the United States District Court for the Northern District of Ohio, and the parties then stipulated to a consolidation of both of Ameritech's claims in the United States District Court. To consolidate the two claims, on October 9, 2001, Ameritech filed an amended complaint in the United States District Court, seeking a total of approximately $14,400,000.

       On December 26, 2001, we filed our answer to Ameritech's amended complaint and simultaneously filed three counterclaims against Ameritech and some of its affiliates, alleging breach of contract, antitrust violations, and fraudulent or negligent misrepresentation. Ameritech's response to our counterclaims is currently due on February 13, 2002. Although we believe that we have meritorious defenses to Ameritech's amended complaint, and that the amount currently in dispute is substantially less than the $14,400,000 claimed in Ameritech's amended complaint, we cannot be certain how the matter will be resolved. We also believe that to the extent that Ameritech prevails with respect to any of its claims, Ameritech's award may be offset in whole or in part by amounts that we are seeking to obtain from Ameritech under its counterclaims. However, it is impossible at this time to predict the outcome of the litigation.

     - We have received correspondence from various operating subsidiaries of Verizon Communications, Inc. ("Verizon") claiming that Verizon is owed a total of approximately $14.4 million for services allegedly provided in Delaware, Maryland, Virginia, Pennsylvania, District of Columbia, Massachusetts and New York, and threatening to activate account embargo and service suspension procedures in those states if payment of the alleged amounts is not received by February 11, 2002 (as to the amounts allegedly owed in Pennsylvania) and March 3, 2002 (as to the amounts allegedly owed for the remaining states). We are currently reviewing Verizon's claims against our own billing records, including records reflecting unresolved disputed charges, and believe that the amount at issue could be substantially less than the amount claimed by Verizon. Moreover, we intend to vigorously defend against any effort to implement any embargo or service suspension. However, we cannot presently predict how the matter will be resolved and if Verizon were to prevail on its claims and/or activate an account embargo or service suspension, it could have a material adverse affect on our business, financial condition and/or results of operations.

     - On December 3, 2001, General Electric Capital Corp. filed a lawsuit in the Circuit Court of Cook County, Illinois against CoreComm Limited and our subsidiary, MegsINet, Inc. seeking approximately $8 million in allegedly past due amounts under a capital equipment lease agreement between Ascend and MegsINet. GECC is seeking all amounts allegedly owed under the lease as well as repossession of the equipment. The company's response to GECC's complaint is due February 20, 2002 and we intend to defend the suit vigorously. A finding in favor of GECC could adversely affect our financial condition.

     - On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries filed an action in the Supreme Court of New York for New York County against CoreComm Limited, Cellular Communications of Puerto Rico, Inc., CoreComm New York, Inc. and MegsINet, Inc. On that same date, KMC filed the same cause of action in the Circuit Court of Cook County, IL. Upon defendant's Motion to Stay the New York action, KMC voluntarily dismissed the Illinois litigation and the matter is currently proceeding in New York. KMC contends that it is owed approximately $2 million under a services agreement and a collocation agreement with MegsINet. The defendants have denied KMC's claims and have asserted that KMC failed to perform under the alleged contracts. The defendants have served discovery and intend to defend themselves in coordination with one of their insurance carriers. However, a finding in favor of KMC in this litigation could have a material adverse effect on our business, financial condition and/or results of operations.

     - On July 6, 2001, MCI initiated a compulsory arbitration action against our subsidiary CoreComm Communications, Inc. in connection with a dispute arising under a carrier services agreement between the parties. The arbitration demand contends that MCI is owed in excess of $1.9 million for circuits that were allegedly ordered by CoreComm Communications, Inc. under the carrier agreement, and MCI has subsequently asserted that under one theory of the case, its claims could exceed $10 million. We have denied MCI's claims, asserting that the circuits were never ordered under the contract and have been improperly billed by MCI and we do not agree with MCI's various damages theories. Discovery in this matter has been completed, and the case is currently scheduled for trial before the arbitrator in April 2002. We are defending the suit and pursuing all available claims and defenses. However, a finding in favor of MCI in this arbitration could have a material adverse effect on our business, financial condition and/or results of operations.

     - We have received correspondence from a law firm on behalf of Weston Telecommunications, L.L.C. asserting that Weston is the assignee of certain rights of Easton Telecom Services, Inc. under an asset purchase agreement approved as part of the bankruptcy disposition of Teligent, Inc., and demanding payment of approximately $4.9 million for telecommunications services purportedly provided under alleged contracts between Easton and our subsidiary MegsINet, Inc. We have investigated Weston's claims and do not believe they have any merit, and we intend to defend ourselves vigorously and pursue all available claims and defenses should the matter proceed to litigation. However, a finding in favor of Weston in this matter could have a material adverse effect on our business, financial condition and/or results of operations.

     - For a discussion of a lawsuit that may prohibit us from completing the exchange offers, please refer to the section of the prospectus entitled "-- Risk factors relating to tendering outstanding securities in the exchange offers -- A lawsuit was filed which may prohibit us from completing the exchange offers."

WE FACE HEAVY COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY FOR ALL OF THE SERVICES WE PROVIDE AT PRESENT AND THOSE WE INTEND TO PROVIDE IN THE FUTURE.

     Some of our present competitors and potential future competitors may have greater financial, technical, marketing, personnel and other resources than we have. The competitive environment could have a variety of adverse effects on us. For example, it could:

     - require price reductions in the fees for services and require increased spending on marketing, network capacity and product development;

     - negatively impact our ability to generate greater revenues and profits from sources other than our core local and long distance telephone and Internet service businesses;

     - limit our ability to develop new products and services;

     - limit our ability to continue to grow our subscriber base; and

     - result in attrition in our subscriber base.

     Any of the above events could have an adverse impact on revenues or result in an increase in costs as a percentage of revenues, either of which could have a material adverse effect on our business, financial condition and operating results.

     LOCAL TELEPHONE BUSINESS. In each of our markets, we face competition from larger, better capitalized incumbent local exchange carriers, including Verizon and SBC, as well as other providers of telecommunications services, other competitive local exchange carriers and cable television companies. An incumbent local exchange carrier is an established local telephone service provider that was the monopoly service provider in a region prior to the opening of local telephone service to competition. We also will face competition or prospective competition from other telecommunications companies. For example, AT&T, MCI WorldCom and Sprint, among other carriers, have begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the incumbent local exchange carriers' or other providers' services. In fact, some of our potential competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Verizon and SBC to provide local exchange service in states in which we operate.

     In addition to these long distance carriers, entities that currently offer or are potentially capable of offering switched telecommunications services include:

     - other competitive local exchange carriers;

     - other long distance carriers;

     - wireless telephone s9ystem operators;

     - large customers who build private networks;

     - cable television companies; and

     - other utilities.

     These entities may provide a bundled package of telecommunications products, including local and long distance telephone, that is in direct competition with the products we offer or plan to offer. Competition in the competitive local exchange carrier business will continue to intensify in the future due to the increase in the size, resources and number of market participants.

     INTERNET SERVICES. The Internet services market is extremely competitive. We compete directly or indirectly with the following categories of companies:

     - established online services, such as America Online, the Microsoft Network and Prodigy;

     - local, regional and national Internet service providers, which are vendors that provide subscribers access to the Internet, such as EarthLink Network, Inc. and United Online;

     - national telecommunications companies, such as AT&T;

     - incumbent local exchange carriers, such as Verizon and SBC; and

     - online cable services, such as Roadrunner.

     This competition will likely increase as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

     OTHER BUSINESSES. In addition to our competitive local exchange carrier and Internet services businesses, our other businesses face strong competition as well. These competitive businesses include long distance service, cellular service and messaging services such as paging. Our long distance service faces competition from long distance carriers, including facilities-based carriers such as AT&T, MCI WorldCom and Sprint and resellers of long distance service. Moreover, as more incumbent local exchange carriers enter the long distance market, our long distance service will face increased competition from those entities given their ability to offer bundles of local and long distance services. Our cellular service faces competition from other cellular carriers, such as Verizon, Cingular and AT&T Wireless, and from personal communications service carriers, such as Sprint PCS. Our paging services are similarly exposed to competition from other providers of paging services operating in the same local markets, regionally or nationally.

THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY REGULATED BY THE FEDERAL GOVERNMENT AND BY STATE GOVERNMENTS, AND POTENTIAL REGULATORY CHANGES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

     LOCAL TELEPHONE AND OTHER BUSINESSES. Our telephone businesses are subject to extensive regulation by the FCC and by the public utility commissions of various states. Changes in statutes, regulations or judicial interpretations could have material adverse effects on our operations. In particular, unfavorable decisions with respect to regulatory matters that affect our operations, status or relationships with our customers or other carriers could decrease our revenues, increase our costs, and make it more difficult to attract and retain customers. It is impossible to determine at this time how the FCC or the various State regulatory commissions will rule on any of the numerous issues before it that affect our business.

     INTERNET SERVICES. We will provide Internet services through data transmissions over public telephone lines and networks. These transmissions are subject to the regulation of the FCC and state public utility commissions described above. As an Internet service provider, we are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, we could become subject to FCC or other regulatory agency regulation, especially as Internet services and telecommunications services converge. Changes in the regulatory environment could decrease our revenues, increase our costs and affect our service offerings.

     There have been various regulations and court cases relating to liability of Internet service providers and other online service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. The United States Supreme Court declared the Communications Decency Act of 1996 to be unconstitutional as it applies to the transmission of indecent online communications to minors, and a lower court declared the 1998 Federal Child Online Protection Act to be unconstitutional. Other federal and state statutes continue to prohibit the online distribution of obscene materials. Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, taxation, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The law in this area is unsettled and there may be new legislation and court decisions that expose Internet service providers to liabilities or affect their services.

     In addition, because users may download materials and subsequently distribute them to others, persons may potentially make claims against us for defamation, negligence, copyright or trademark infringement, personal injury or other claims based on the nature, content, publication and distribution of these materials. We also could be exposed to liability with respect to the offering of third-party content that may be accessible through its services. It is also possible that if any third-party content provided through our services contains errors, third parties who access this material could make claims against us for losses incurred in reliance on this information. We also will offer e-mail services, which will expose us to other potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. These claims, whether with or without merit, likely would divert management's time and attention, may result in negative publicity and could result in significant costs to investigate and defend.

ANY DETERMINATION OF NON-COMPLIANCE WITH FCC AND STATE REGULATIONS DEALING WITH OWNERSHIP CHANGES COULD RESULT IN MONETARY PENALTIES OR LOSS OF OUR TELECOMMUNICATIONS AUTHORIZATIONS.

     We hold federal and state authorizations to provide international and domestic wireline and wireless telecommunications services. Both the FCC and some of the states in which we operate have regulatory regimes that require authorization holders to obtain the prior approval of the relevant regulatory agency before undergoing changes in ownership or control. At the federal level, for non-substantial, also referred to as "PRO FORMA," changes in ownership or control, we are only required to notify the FCC after closing the transaction which results in the non-substantial change. In some of the states, however, the regulatory agencies require prior approval for even PRO FORMA transfers of control.

     Based on our review of the relevant regulations and policies, we determined that the Holdco Recapitalization was PRO FORMA in nature and that we could complete that transaction without securing prior regulatory approval relating to our FCC telecommunications authorizations. Accordingly, we did not seek any prior approvals from the FCC. Nor did we seek prior approval from any state telecommunications regulatory agency. In the event that we completed the transaction without obtaining the requisite regulatory approvals, either because our determination of the PRO FORMA nature of the transaction was erroneous or because a particular agency requires prior approval even for PRO FORMA transfers of control, we remain subject to enforcement actions from the telecommunications regulatory agencies. These enforcement actions could include monetary penalties, and/or revocation or impairment of our telecommunications authorizations.

OUR RELIANCE ON INCUMBENT LOCAL EXCHANGE CARRIERS AND OTHER FACILITIES-BASED PROVIDERS OF TELECOMMUNICATIONS SERVICES AND CHANGES TO OUR AGREEMENTS WITH THESE PROVIDERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     We depend upon our agreements with the incumbent local exchange carriers operating in our existing and targeted markets. There are two primary types of agreements that we enter into with these providers:

     - interconnection agreements, which specify how we connect our network with, and purchase unbundled elements of, the network of the incumbent local exchange carriers in each of our markets; and

     - resale agreements, through which we provide telecommunications services on a resale basis.

     Federal legislation regulating the telecommunications industry has enhanced competition in the local service market by requiring the incumbent local exchange carriers to provide access to their networks through interconnection agreements and to offer separate elements of their network and retail services at prescribed rates to other telecommunications carriers. The termination of any of our contracts with our carriers or a reduction in the quality or increase in cost of their services could have a material adverse effect on our financial condition and results of operations. Similarly, the failure by the incumbent local exchange carriers to comply with their obligations under our interconnection agreements or resale agreements could result in customer dissatisfaction and the loss of existing and potential customers. In addition, the rates charged to us under the interconnection agreements or resale agreements may limit our flexibility to price our services at rates that are low enough to attract a sufficient number of customers and permit us to operate profitably.

     Interconnection and resale agreements are subject to review and approval by various federal and state regulators. In addition, parties to the agreements may seek to have the agreements modified based upon the outcome of regulatory or judicial rulings occurring after the dates of the agreements. The outcome of these rulings, or any modified agreements, could have a material adverse effect on our financial condition and results of operations. In addition, some aspects of the agreements, including the price and economic terms of these agreements, have been subject to litigation and regulatory action. Please refer to the section of the prospectus entitled "Government Regulation of the Telecommunications Services Business."

     We rely on telecommunications carriers to transmit our traffic over local and long distance networks. Our dependence on other facilities-based carriers means that we depend on the quality and condition of their networks. These networks may experience disruptions that are not easily remedied. For example, the following conditions of the facilities-based carriers could cause interruption in service and/or reduced capacity for our customers:

     - physical damage;

     - power loss; and

     - software defects.

     We depend upon cooperation with the incumbent local exchange carriers and other providers for the provision and repair of transmission facilities and to provide the services and network components that are ordered. We may not be able to obtain the facilities and services we require at satisfactory quality levels, rates, terms and conditions, which could delay the buildout of our networks and degrade the quality of service to our subscribers.

     In addition, we depend upon suppliers of network services, hardware and software. If these suppliers fail to provide network services, equipment or software in the quantities, at the quality levels or at the times required, or if we cannot develop alternative sources of supply, it will be difficult, if not impossible, for us to provide our services.

     The pace at which we are able to add new customers and services could be adversely affected if the incumbent local exchange carriers do not provide us with necessary network elements, collocation space, intercompany network connections and billing information and the means to share information about customer accounts, service orders and repairs on a timely basis. In many instances, the incumbent local exchange carriers do not timely or fully provide these services or facilities. Also, the rules governing which elements the incumbent local exchange carriers must provide, the cost methodology for providing these elements, and the types of equipment that may be placed together are currently under FCC and judicial review.

     In the event that our long distance carriers are unable to handle the growth in customer usage, we could try to transfer traffic to a carrier with sufficient capacity, but we cannot be sure that additional capacity will be available. If any of the local exchange carriers are unable to handle the growth in customer usage, we will be required to use another local carrier, which could be difficult in light of the limited number of local carriers with their own facilities. In the event we elect to use other carriers, the charges for services may exceed those under the existing contracts, which could have a material adverse effect on our financial condition and results of operations.

     In addition, the accurate and prompt billing of our customers will depend upon the timeliness and accuracy of call detail records provided by the carriers whose services we will resell. We cannot be sure that our carriers will provide accurate information on a timely basis. A carrier's failure to do so could have a material adverse effect on our ability to bill our customers and, therefore, on our operating results.

WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR BUSINESS STRATEGY BECAUSE DOING SO DEPENDS ON FACTORS BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our success depends on our ability to implement our business strategy in order to increase our earnings and cash flow. Our results of operations and cash flow will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on factors unique to the telecommunications industry and numerous other factors beyond our control. These include changes in:

     - general economic conditions;

     - characteristics of local markets;

     - the perception of attractiveness of a particular product;

     - evolving consumer preferences;

     - federal, state and local regulations; and

     - our continued ability to hire and retain qualified management personnel.

     In addition, because of these and other factors, we may not be able to implement our business plans within planned time periods and budgets. If we cannot implement our expansion and business plans in a timely fashion or if there are delays or cost overruns, our business, financial condition and results of operations will be adversely affected.

BECAUSE OF THE FAST PACE OF TECHNOLOGICAL CHANGE IN THE TELECOMMUNICATIONS INDUSTRY, THERE IS A RISK THAT WE WILL FALL BEHIND OR WILL FAIL TO SUCCESSFULLY ADDRESS THIS CHANGE, WHICH COULD HARM OUR ABILITY TO COMPETE AND COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict the effect of technological changes on our business. However, the cost of implementing emerging and future technologies may be significant.

     The Internet services market is characterized by rapid technological change, evolving industry standards, changes in member needs and frequent new service and product introductions. Our future success depends, in part, on our ability to use leading technologies effectively, develop our technical expertise, enhance our existing services and develop new services that meet changing member needs on a timely and cost-effective basis. In particular, we must provide subscribers with the appropriate products, services and guidance to best take advantage of the rapidly evolving telecommunications industry. Our failure to respond in a timely, cost-efficient and effective manner to new and evolving technologies, such as those offering greater bandwidth services, among others, could have a negative impact on our business and financial results.

OUR SERVICES DEPEND UPON OUR NETWORK INFRASTRUCTURE, AND THE FAILURE TO HAVE SUFFICIENT CAPACITY TO ACCOMMODATE NEW USERS, TO MAINTAIN RELIABILITY OR TO MAINTAIN SECURITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     Success in our businesses depends, in part, on the capacity, reliability and security of our network infrastructure. Network capacity constraints may occur in the future, both at the local and national levels. These capacity constraints would result in slowdowns, delays or inaccessibility when members try to use a particular service. Poor network performance could cause customers to discontinue service with us. Reducing the incidence of these problems requires constantly expanding and improving our infrastructure, which could be very costly and time consuming.

     Our Internet services network infrastructure is composed of a complex system of routers, switches, transmission lines and other hardware used to provide Internet access and other services. This network infrastructure will require continual upgrades and adaptation as the number of customers and the amount and type of information they wish to transmit over the Internet increases. This development of network infrastructure will require substantial financial, operational and managerial resources. We cannot be certain that we will be able to upgrade or adapt our network infrastructure to meet additional demand or changing customer requirements on a timely basis and at a commercially reasonable cost, or at all. If we fail to upgrade our network infrastructure on a timely basis or adapt it to an expanding customer base, changing customer requirements or evolving industry standards, our business could be adversely affected.

     We also have to protect our infrastructure against fire, power loss, telecommunications failure, computer viruses, security breaches and similar events. We do not currently maintain a redundant or backup network operations center. A significant portion of our computer equipment, including critical equipment dedicated to our telephone network and Internet access services, is presently located at four network operating centers: Philadelphia, Pennsylvania; Cleveland, Ohio; East Lansing, Michigan; and New Berlin, Wisconsin. A natural disaster or other unanticipated occurrence at our switch or collocation facilities, network operations center or points-of- presence through which members connect to the Internet, in the networks of telecommunications carriers we will use, or in the Internet backbone in general could cause interruptions in our Internet services.

WE MAY BE REQUIRED TO MAKE SIGNIFICANT CAPITAL EXPENDITURES RELATING TO THE INFORMATION SYSTEMS INFRASTRUCTURE OF OUR OPERATIONS.

     Our billing, customer service and management information systems are vital to our ability to bill customers, monitor costs and respond to customer service issues. As our operations grow, our need for sophisticated systems will increase. The cost of implementing these systems has been, and will continue to be, significant. Furthermore, any of the following developments could negatively affect our results of operations:

     - the failure to adequately and timely identify all information and processing needs;

     - the failure of systems to operate as expected;

     - the failure to upgrade systems as necessary; and

     - failure by third party service providers to deliver necessary systems or services.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus there are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," which are usually identified by the use of forward-looking words or phrases, including, "anticipates," "believes," "estimates," "expects," "intends," "projects," "plans," "should," "strategy," "will" and similar expressions.

     These forward-looking statements reflect current judgments about our plans, strategies and prospects, which are based on the information currently available and on current assumptions as of the date of this prospectus.

     Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable as of the date of this prospectus, we can give no assurance that the plans, intentions or expectations will be achieved in a timely manner, if at all. In reviewing information included in this prospectus, keep in mind that our actual results, performances, or achievements may differ materially from the forward-looking statements made in this prospectus. The risks identified in this section could cause our actual results, performance or achievements to be materially different from the forward-looking statements made in this prospectus. These risks, uncertainties and contingencies include the following:

     - the success or failure of our efforts to implement our current business strategy;

     - operating cash flow will meet expectations or that we will be able to access this cash form our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of our indebtedness;

     - additional financing will not be required in excess of our projected funding requirements;

     - any financings will be obtained when required on acceptable terms or at all;

     - our access to trade credit and vendor financings;

     - technological developments;

     - our ability to continue to design and deploy efficient network routes, install facilities, obtain and maintain any required regulatory licenses or approvals and finance construction and development of our network, all in a timely manner, at reasonable costs and on satisfactory terms and conditions;

     - our assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services;

     - the impact of restructuring, the Holdco Recapitalization and integration actions;

     - economic conditions generally and in the competitive local exchange carrier market specifically;

     - industry trends in the telecommunications industry generally;

     - the actions of competitors and our ability to respond to those actions;

     - legislative and regulatory changes; and

     - availability, terms and deployment of capital.

     We disclaim any intent or obligation to update any forward-looking statements, whether as a result of changes in our plans, intentions or expectations, new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the SEC, and you should not place undue reliance on these statements, which are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are outside our control. All written and oral forward-looking statements relating to the exchange offers are expressly qualified in their entity by the foregoing cautionary statements.

                               THE EXCHANGE OFFERS

BACKGROUND AND PURPOSE

     We are making the exchange offers in connection with our publicly announced plan of recapitalization, through which CoreComm Limited and CoreComm Holdco have previously exchanged approximately $600 million of principal amount of outstanding debt and liquidation preference of preferred stock for Holdco common stock. The specific transactions CoreComm Limited and/or CoreComm Holdco entered into as part of the recapitalization plan include the following:

     - In October 2001, CoreComm Limited entered into agreements with numerous holders of public notes whereby the holders agreed, among other things, to exchange their notes for shares of Holdco common stock as part of a recapitalization plan at the same exchange ratio and the same cash consideration that is being offered pursuant to the present exchange offer to the holders of public notes. The exchanges closed December, 2001.

     - In December 2001, both CoreComm Holdco and CoreComm Limited entered into an exchange agreement with

              (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011, and 10.75% Senior Unsecured Convertible PIK Notes due 2010, both of which are a joint obligation of CoreComm Limited and CoreComm Holdco, in the initial principal amount of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon,

              (2) holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and

              (3) holders of all outstanding shares of preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

       The exchange agreement provided for the security holders to exchange their securities for shares of Holdco common stock as part of the recapitalization plan. The exchanges closed on December 28, 2001. Please refer to the section of the prospectus entitled "Description of Capital Stock - The Exchange Agreement."

     - In December 2001, the credit agreement governing our senior secured facility was amended to permit the recapitalization transactions to occur.

     - On December 17, 2001, Nasdaq granted CoreComm Limited an exception to Nasdaq's stockholder approval requirements permitting the recapitalization transactions to proceed without a vote of the stockholders of CoreComm Limited because requiring a stockholder vote would seriously jeopardize the financial viability of CoreComm Limited.

     - On December 17, 2001, CoreComm Holdco adopted a stockholder rights plan. Please refer to the section of the prospectus entitled "Description of Capital Stock - The Stockholder Rights Plan."

     - On December 18, 2001, the indenture governing the public notes was amended to, among other things,

          - delete the provision requiring that any offer by CoreComm Limited to all holders of public notes to purchase their public notes be made in accordance with the "purchase offer" procedures originally set forth in the indenture,

          - delete the provision providing that upon any change in control of CoreComm Limited each holder of public notes has the right to require CoreComm Limited to repurchase all or any part of that holder's public notes at the price set forth in the indenture and in accordance with the "purchase offer" procedures set forth in the indenture, and

          - delete the restriction on CoreComm Limited's ability to dispose of all or substantially all of its properties to another corporation.

EFFECT OF THE EXCHANGE OFFERS

     Because holders of all of CoreComm Limited's outstanding common stock are being asked to exchange that stock for shares of Holdco common stock, consummation of the exchange offers would result in CoreComm Limited becoming a subsidiary of CoreComm Holdco because CoreComm Holdco would then hold all or substantially all the shares of Limited common stock. Moreover, the issuance of shares of Holdco common stock in the exchange offers will not increase the number of shares of Holdco common stock outstanding as we plan to exercise our right granted to us pursuant to the exchange agreement that we entered into with CoreComm Limited on December 14, 2001 requiring CoreComm Limited to deliver to us that number of shares of our common stock which we issue in the exchange offers. Thus, CoreComm Limited will have little or no material assets following consummation of the exchange offers. Please refer to the section of the prospectus entitled "Certain Relationships and Related Transactions - Exchange Agreement between CoreComm Limited and CoreComm Holdco."

     All public notes tendered in the exchange offers and shares of Limited common stock tendered in the exchange offers will be retained by CoreComm Holdco. CoreComm Holdco may merge a subsidiary of CoreComm Holdco into CoreComm Limited following the consummation of the exchange offers, but no determination as to the timing or execution of a merger has been made. There can be no assurance that a merger will occur or the timing thereof.

CHANGE OF CONTROL

     If CoreComm Holdco acquires shares of Limited common stock pursuant to the exchange offers, a change of control of CoreComm Limited could result.

OPTIONS PLANS

     In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. CoreComm Limited options are not exercisable for shares of our common stock. In the event that we are successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of Limited common stock not owned by us into shares of our common stock at an exchange ratio identical to that being offered in the exchange offer for the Limited common stock. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of Limited common stock to have their shares of Limited common stock converted into shares of our common stock at that exchange ratio.

REGULATORY APPROVALS

     CoreComm Limited and CoreComm Holdco and/or their various subsidiaries hold federal and state authorizations to provide international and domestic wireline and wireless telecommunications services. Both the FCC and some of the states in which we operate have regulatory regimes that require authorization holders to obtain the approval of the relevant regulatory agency in connection with undergoing changes in ownership or control. CoreComm Limited and CoreComm Holdco are engaged in a process to secure any necessary approvals and do not anticipate any issues related to approvals interfering with the completion of the exchange offers. Please refer to the section of the prospectus entitled "Risk Factors - Risk Factors Relating to Our Business - Any determination of non-compliance with FCC and state regulations dealing with ownership changes could result in monetary penalties or loss of our telecommunications authorizations."

     Other than the foregoing and the SEC declaring the registration statement on Form S-4 of which this prospectus forms a part effective, CoreComm Holdco does not believe that any additional filings, including any filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, approvals or other actions by or with any governmental authority or administrative or regulatory agency are required with respect to the exchange offers.

NO APPRAISAL RIGHTS

     Appraisal is a statutory remedy available to stockholders of corporations that object to mergers and other extraordinary and statutorily specified corporate actions. No appraisal rights are or will be available to holders of outstanding securities in connection with the exchange offers.

ACCOUNTING TREATMENT

     CoreComm Holdco is performing an analysis of the fair value of its net tangible assets as if a purchase business combination occurred as a result of the issuance of over 80% of its outstanding shares to new stockholders.

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TERMS OF THE EXCHANGE OFFERS

     CoreComm Holdco is offering to exchange 1/116.7 of a share of Holdco common stock for each share of Limited common stock, and 3.0349 shares of Holdco common stock and the cash consideration for each $1,000 in aggregate principal amount of public notes, that are validly tendered and accepted by CoreComm Holdco, on the terms and subject to the conditions described below by 12:00 midnight, New York City time, on March 8, 2002. The number of shares of Holdco common stock issued to each unaffiliated holder of Limited common stock and the number of shares of Holdco common stock issued to each unaffiliated holder of public notes will be rounded up to the nearest whole number in each exchange offer. CoreComm Holdco may extend this deadline for any reason, including under those circumstances specified below. The last day on which tenders will be accepted, whether on March 8, 2002 or any later date to which the exchange offers may be extended, is sometimes referred to in this document as the "expiration date." These are voluntary exchange offers, which means that holders of outstanding securities may tender all, some or none of their outstanding securities in the exchange offers. All persons holding outstanding securities are eligible to participate in the exchange offers if they validly tender their outstanding securities during the exchange offer period in a jurisdiction where the exchange offers are permitted under the laws of that jurisdiction.

     The exchange offers are open to all holders of outstanding securities who tender their securities in a jurisdiction where the exchange offers are permitted under the laws of that jurisdiction. Therefore, any officer, director or affiliate of CoreComm Limited or CoreComm Holdco who is a holder of outstanding securities may participate in the exchange offers.

     The exchange ratios of 1/116.7, applicable to the exchange offer for shares of Limited common stock, and 3.0349 per $1,000 in aggregate principal amount, applicable to the exchange offer for public notes, will be adjusted proportionately for any stock splits, combinations, stock dividends and the like that occurs prior to the expiration date of the exchange offers, including extensions. For example, if CoreComm Holdco were to effect a 3-for-1 split, upon consummation of the exchange offers a holder of outstanding securities who tendered 1,000 shares of Limited common stock and $10,000 in aggregate principal amount of public notes would receive 118 shares of Holdco common stock (plus $300.00 in cash in connection with the public notes), calculated as the sum, rounded up in each offer, of the following:

     - the product of 1,000 shares, multiplied by the 1/116.7 exchange ratio, and multiplied by three (reflecting the 3-for-1 split), resulting in the right to receive 25.71 shares of Holdco common stock, rounded up to 26 shares; plus

     - the product of $10,000 in aggregate principal amount of notes, multiplied by the 3.0349/$1,000 exchange ratio, and multiplied by three (reflecting the 3-for-1 split), resulting in the right to receive 91.05 shares of Holdco common stock, rounded up to 92 shares.

     CoreComm Holdco will accept up to all of (1) the outstanding shares of Limited common stock and (2) the outstanding public notes for exchange and will issue up to 1,314,416 shares of Holdco common stock in the exchange offers plus additional shares which may be issued as a result of rounding up in the exchange offers. CoreComm Holdco's obligation to complete the exchange offers is subject to important conditions that are described under "-- Conditions for Completion of the Exchange Offers."

     The exchange ratio applicable to the exchange of Limited common stock is based upon CoreComm Holdco's and CoreComm Limited's previously announced intention to offer 13% of CoreComm Holdco's outstanding common stock to the holders of Limited common stock and holders of warrants to purchase Limited common stock. The shares being offered under the exchange offer to holders of Limited common stock are equal to this 13%, less any amount reserved for holders of warrants to purchase Limited common stock. This percentage represents, in our view, a fair offer to the holders of Limited common stock based upon the percentages of Holdco common stock that were offered to holders of CoreComm Limited preferred stock and CoreComm Limited's and CoreComm Holdco's debt in the prior phase of the recapitalization. Although holders of these securities had a senior position in our capital structure to the holders of Limited common stock, these holders agreed to allow us to offer the holders of Limited common stock 13% of Holdco's common stock.

     In determining the exchange ratio and the cash consideration applicable to the exchange of public notes, CoreComm Holdco is offering the same ratio and cash consideration that was offered and accepted by the holders of 97.0% of the outstanding principal amount of the public notes pursuant to a prior phase of the Holdco Recapitalization.

     CoreComm Holdco will furnish this document and related documents to brokers, banks and similar persons whose names or the names of whose nominees appear on CoreComm Limited's stockholder list or, if applicable, that are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares of Limited common stock and/or public notes.

     The terms and conditions of the exchange offers are set forth in this document, the letters of transmittal and the instructions to the letters of transmittal. Each holder of outstanding securities that tenders outstanding securities in the exchange offers will be agreeing to the terms and conditions of the exchange offers and will be making representations and warranties to, and agreements with, CoreComm Holdco, as described in these documents. We urge you to read these documents carefully before deciding whether to participate in the exchange offers.

FRACTIONAL SHARES

     Instead of issuing any fractional shares of Holdco common stock in the exchange offers we will round up to the nearest whole number the number of shares of Holdco common stock issued to each unaffiliated holder of Limited common stock and the number of shares of Holdco common stock issued to each unaffiliated holder of public notes.

RECOMMENDATION

     Each of CoreComm Holdco and CoreComm Limited recommends that you tender your outstanding securities in the exchange offers. None of the exchange agent, the information agent or any of their respective officers or directors makes any recommendation as to whether you should tender your outstanding securities in the exchange offers.

ANNOUNCEMENT OF RESULTS

     We expect to announce preliminary results of the exchange offers by press release promptly after the expiration date. However, because of the time required and difficulty involved in determining the number of outstanding securities validly tendered for exchange, CoreComm Holdco expects that the final results will not be determined until some time after the expiration date. We will announce the final results of the exchange offers by press release promptly after the results have been determined.

EXCHANGE OF THE OUTSTANDING SECURITIES

     If all of the conditions of the exchange offers are satisfied or waived, CoreComm Holdco will exchange 1/116.7 of a share of Holdco common stock for each validly tendered share of Limited common stock and 3.0349 shares of Holdco common stock and the cash consideration for each $1,000 in aggregate principal amount of validly tendered public notes that were not properly withdrawn before the expiration date, with the number of shares of Holdco common stock issued to each unaffiliated holder of Limited common stock and the number of shares of Holdco common stock issued to each unaffiliated holder of public notes being rounded up to the nearest whole number in each exchange offer. The exchange ratios will be adjusted proportionately for any stock splits, combinations, stock dividends and the like. CoreComm Holdco may, subject to the rules under the Exchange Act, delay accepting or exchanging any outstanding securities in order to comply, in whole or in part, with any applicable law. For a description of CoreComm Holdco's right to delay, terminate or amend the exchange offers, please refer to the section of the prospectus entitled "-- Extension of Tender Period; Termination; Amendment."

     If CoreComm Holdco notifies the exchange agent, either orally or in writing, that it has accepted the tenders of shares of outstanding securities for exchange, the exchange of these outstanding securities will be complete. Promptly following the announcement by CoreComm Holdco of the final results of the exchange offers, the exchange agent will deliver the tendered shares of outstanding securities to CoreComm Holdco. Simultaneously, the exchange agent, as agent for the tendering stockholders, will receive from CoreComm Holdco the shares of Holdco common stock that correspond, based on the exchange ratios, to the number of outstanding securities accepted. The exchange agent then will deliver the shares of Holdco common stock to you either by crediting the shares of Holdco common stock, including fractional shares rounded up to the nearest whole number, to book-entry accounts maintained by CoreComm Holdco's transfer agent for the benefit of the tendering holders, or by physically delivering to you shares, depending on the manner in which you tendered your outstanding securities. In addition, the exchange agent will deliver the cash consideration to the tendering public note holders.

     If any tendered outstanding securities are not exchanged for any reason, these unexchanged or untendered outstanding securities will be returned to the tendering holders.

     As soon as reasonably practicable following the crediting of shares to your respective book-entry accounts, CoreComm Holdco's transfer agent will send you an account statement evidencing your holdings.

     CoreComm Holdco will not pay any interest in connection with the exchange offers, regardless of any delay in making the exchange or crediting or delivering shares.

     No alternative, conditional or contingent tenders will be accepted in the exchange offers. Tendering security holders waive any right to receive notice of the acceptance by CoreComm Holdco of their outstanding securities for exchange.

PROCEDURES FOR TENDERING OUTSTANDING SECURITIES

     To tender your outstanding securities, you must complete the following procedures so that your tender is received by the exchange agent before the expiration date:

     If you have certificates representing shares of Limited common stock, you should send the following documents to the exchange agent by one of the mailing methods described in the yellow letter of transmittal, at the applicable address set forth on the back cover of this document sufficiently in advance of the expiration date for them to be received by the exchange agent before the expiration date:

     - a properly completed and executed yellow letter of transmittal indicating the number of shares of Limited common stock to be tendered, along with any other documents required by the instructions to the yellow letter of transmittal; and

     - the certificates representing the shares of Limited common stock to be tendered.

     If you have certificates representing public notes, you should send the following documents to the exchange agent by one of the mailing methods described in the blue letter of transmittal, at the applicable address set forth on the back cover of this document sufficiently in advance of the expiration date for them to be received by the exchange agent before the expiration date:

     - a properly completed and executed blue letter of transmittal indicating the aggregate principal amount of public notes to be tendered, along with any other documents required by the instructions to the blue letter of transmittal; and

     - the certificates representing the public notes to be tendered.

     In addition, the certificates representing shares of Limited common stock and/or public notes, as applicable, to be tendered must be endorsed or you must enclose an appropriate stock power relating to the delivery of Limited common stock or an instrument of assignment relating to the delivery of public notes, as applicable, if:

     - that certificate is registered in the name of a person other than the signer of a letter of transmittal;

     - delivery of shares of Holdco common stock is to be made to the exchange agent on behalf of a person other than the registered owner of the shares of Limited common stock and/or public notes being tendered; or

     - in the event that the shares of Limited common stock and/or public notes are not accepted for exchange, they are to be delivered to CoreComm Limited's transfer agent on behalf of a person other than the registered owner.

     The signature on the letter of transmittal must be guaranteed by an eligible institution unless the shares of Limited common stock and/or public notes, as applicable, tendered under the letters of transmittal are tendered in one of the following ways:

     - by the registered holder of the shares of Limited common stock or public notes tendered if the holder has not requested special issuance as described in "Special Issuance Instructions" of the instructions to the letter of transmittal; or

     - for the account of an eligible institution.

     An eligible institution is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States. Most banks and financial institutions are eligible institutions.

     If the certificate representing your shares of Limited common stock or public notes has been lost, destroyed, mutilated or stolen, please refer to the section of the prospectus entitled "-- Lost, Destroyed, Mutilated or Stolen Certificates" for information regarding special procedures that must be followed.

     The exchange agent's address is set forth on the back cover of this document.

BOOK-ENTRY TRANSFER

     If you hold your shares of Limited common stock and/or public notes, as applicable, through a broker, you should follow the instructions sent to you separately by your broker. You should not use the letters of transmittal to direct the tender of your shares of Limited common stock or public notes, as applicable. Your broker must notify The Depository Trust Company and cause it to transfer the shares or notes, as applicable, into the exchange agent's account in accordance with The Depository Trust Company's procedures. The broker must also ensure that the exchange agent receives an agent's message from The Depository Trust Company confirming the book-entry transfer of your shares of Limited common stock or public notes, as applicable. An agent's message is a message, transmitted by The Depository Trust Company and received by the exchange agent, that forms a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares or notes, as applicable, that the participant has received and agrees to be bound by the terms of the letter of transmittal and the instructions to the letters of transmittal.

     If you are an institution that is a participant in The Depository Trust Company's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding shares or notes, as applicable, through a broker as described in the immediately preceding paragraph.

     Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal, notice of guaranteed delivery, certificates representing shares of Limited common stock and/or public notes to be tendered or stock powers or other instruments of assignment must indicate the capacity in which they are signing, and must submit evidence, which is current as of a date within 180 days before the date that the applicable letters of transmittal is delivered to the exchange agent, of their power to act in that capacity, unless this requirement is waived by CoreComm Holdco.

     If you validly tender your shares of Limited common stock and/or public notes and they are accepted by CoreComm Holdco, there will be a binding agreement between you and CoreComm Holdco on the terms and subject to the conditions set forth in this document and in the applicable letter of transmittal and the instructions to the applicable letter of transmittal. A person who tenders shares of Limited common stock and/or public notes for their own account violates U.S. federal securities laws unless the person owns:

     - those shares of Limited common stock and/or public notes;

     - other securities convertible into or exchangeable for those shares of Limited common stock and/or public notes and intends to acquire shares of Limited common stock and/or public notes for tender by conversion or exchange of those securities; or

     - an option, warrant or right to purchase those shares of Limited common stock and/or public notes and intends to acquire shares of Limited common stock and/or public notes for tender by exercise of that option, warrant or right.

     U.S. federal securities laws provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Do not send letters of transmittal, certificates representing shares of Limited common stock and/or public notes or other exchange offer documents to CoreComm Holdco, CoreComm Limited or the information agent. These materials must be submitted to the exchange agent at the address set forth on the back cover of this document as described above and in the instructions to the applicable letter of transmittal in order for you to participate in the exchange offers.

     It is up to you to decide how to deliver your shares of Limited common stock and/or public notes, as applicable, and all other required documents to the exchange agent. It is your responsibility to ensure that all necessary materials are received by the exchange agent before the expiration date. If the exchange agent does not receive all of the materials required by this section at one of the addresses set forth on the back cover of this document before the expiration date, your shares of Limited common stock and/or public notes, as applicable, will not be validly tendered in the exchange offers.

CORECOMM HOLDCO'S INTERPRETATIONS ARE BINDING

     CoreComm Holdco will determine, in its sole and absolute discretion, all questions as to the form of documents, including notices of withdrawal, and the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of outstanding securities in the exchange offers. This determination will be final and binding on all tendering security holders.

     CoreComm Holdco reserves the absolute right to:

     - determine whether a tendering security holder is eligible;

     - reject any and all tenders of any outstanding securities not validly tendered or the acceptance of which, in the opinion of CoreComm Holdco's counsel, may be unlawful;

     - waive any defects or irregularities in the tender of any outstanding security or any conditions of the exchange offers either before or after the expiration date; and

     - request any additional information from any record or beneficial owner of outstanding securities that CoreComm Holdco deems necessary or appropriate.

     None of CoreComm Holdco, CoreComm Limited, the information agent, the exchange agent or any other person will be under any duty to notify tendering security holders of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give this notification. It is your responsibility to ensure that your outstanding securities are validly tendered in accordance with the procedures described in this document and the related documents before the expiration date.

LOST, DESTROYED, MUTILATED OR STOLEN CERTIFICATES

     If any certificate representing your shares of Limited common stock or public notes, as applicable, has been lost, destroyed, mutilated or stolen and you wish to tender your shares or notes represented by that certificate, please complete Box A of the accompanying applicable letter of transmittal. If this occurs, CoreComm Limited or CoreComm Holdco may require a bond as indemnity against any claim that may be made with respect to the certificate alleged to have been lost, destroyed, mutilated or stolen.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding securities but the shares of Limited common stock and/or public notes, as applicable, are not immediately available, or time will not permit the shares or notes or other required documentation to reach the exchange agent before the expiration date, you may still tender your outstanding securities if:

     - the tender is made through an eligible institution;

     - the exchange agent receives from the eligible institution before the expiration date, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by CoreComm Holdco; and

     - the exchange agent receives the certificates representing all physically tendered shares of Limited common stock and/or public notes, as applicable, in proper form for transfer and a properly completed applicable letter of transmittal, or a facsimile of the applicable letter of transmittal and all other documents required by the applicable letter of transmittal and the instructions to the applicable letter of transmittal, within three Nasdaq National Market trading days after the date of execution of the notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand, facsimile transmission or mail to the exchange agent at the applicable address set forth on the back cover of this document and you must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of shares of outstanding securities at any time before the expiration date, and, unless CoreComm Holdco has accepted your tender as provided in this document and the accompanying documents, after the expiration of 40 business days from the commencement of the exchange offers. If CoreComm Holdco:

     - delays its acceptance of the shares of Limited common stock or public notes, as applicable, for exchange;

     - extends the exchange offers; or

     - is unable to accept the shares of Limited common stock or public notes, as applicable, for exchange under the exchange offers for any reason,

then, without prejudice to CoreComm Holdco's rights under the exchange offers, the exchange agent may, on behalf of CoreComm Holdco, retain any outstanding securities tendered, and these outstanding securities may not be withdrawn, except as otherwise provided in this document and the accompanying documents, subject to provisions under the Exchange Act that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offers.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of its addresses set forth on the back cover of this document. The notice of withdrawal must:

     - specify the name of the person having tendered the shares of Limited common stock and/or public notes, as applicable, to be withdrawn;

     - identify the number of the shares of Limited common stock and/or public notes, as applicable, to be withdrawn; and

     - specify the name in which certificates representing the shares of Limited common stock and/or public notes, as applicable, are registered, if different from that of the withdrawing holder.

     If certificates representing the shares of Limited common stock or public notes, as applicable, have been delivered or otherwise identified to the exchange agent, then, before the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn.

     If the outstanding securities have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn outstanding securities and otherwise comply with the procedures of The Depositary Trust Company.

     Any outstanding securities withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offers. Properly withdrawn outstanding securities may be retendered by following one of the procedures described under "-- Procedures for Tendering Outstanding Securities" at any time on or before the expiration date.

     If you withdraw your tender of any outstanding securities, these shares of Limited common stock and/or public notes, as applicable, will be returned to you either by crediting a book-entry account maintained by the Exchange Agent or by delivering to you physical certificates, depending on the form in which you tendered.

     Except as otherwise provided above, any tender of outstanding securities made under the exchange offers is irrevocable. No alternative, conditional or contingent tenders will be accepted in the exchange offers.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     CoreComm Holdco expressly reserves the right, in its sole and absolute discretion, for any reason, including the non-satisfaction of any of the conditions for completion set forth below, at any time and from time to time, to extend the period of time during which the exchange offers are open or to amend the exchange offers in any respect, including changing the exchange ratios. CoreComm Holdco also expressly reserves the right to extend the period of time during which the exchange offers are open in the event either or both of the exchange offers is undersubscribed -- that is, fewer than all of the outstanding securities are tendered. In any of these cases, CoreComm Holdco will make a public announcement of the extension or amendment.

     If CoreComm Holdco materially changes the terms of, or information concerning, the exchange offers, CoreComm Holdco will extend the exchange offers. Depending on the substance and nature of the change, CoreComm Holdco will extend the offers for at least five to 10 business days following the announcement if the exchange offers would have otherwise expired within those five to 10 business days.

     If any condition for completion of the exchange offers described below is not satisfied, CoreComm Holdco reserves the right to choose to delay acceptance for exchange of any outstanding securities or to terminate the exchange offers and not accept for exchange any outstanding securities. For more information, please refer to the section of the prospectus entitled "-- Consequences of Unsatisfied Conditions."

     If CoreComm Holdco extends the exchange offers, is delayed in accepting any outstanding securities or is unable to accept for exchange any outstanding securities under the exchange offers for any reason, then, without affecting CoreComm Holdco's rights under the exchange offers, the exchange agent may, on behalf of CoreComm Holdco, retain all outstanding securities tendered. These outstanding securities may not be withdrawn except as provided under "-- Withdrawal Rights."

     CoreComm Holdco's reservation of the right to delay acceptance of any outstanding security is subject to applicable law, which requires that CoreComm Holdco pay the consideration offered or return the outstanding securities deposited promptly after the termination or withdrawal of the exchange offers.

     CoreComm Holdco will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

CONDITIONS FOR COMPLETION OF THE EXCHANGE OFFERS

     CoreComm Holdco will not be obligated to complete the exchange offer relating to Limited common stock unless at least 90% of the outstanding shares of Limited common stock are validly tendered and not withdrawn and all of the other conditions to the exchange offers described below have been satisfied. This condition is sometimes referred to in this document as the "minimum condition" and does not apply to the exchange offer relating to the public notes.

     Even if the minimum condition is satisfied, before the expiration date CoreComm Holdco may choose not to accept outstanding securities for exchange and not to complete the exchange offers if:

     - CoreComm Holdco or CoreComm Limited does not receive or obtain any consent, authorization, approval or exemption of or from any governmental authority that may be advisable in connection with the completion of the exchange offers;

     - the registration statement on Form S-4 of which this prospectus forms a part has not been declared effective under the Securities Act of 1933, as amended, or is the subject of any stop order or proceeding seeking a stop order;

     - any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offers or otherwise relating in any manner to the exchange offers is or has been threatened or instituted or is pending;

     - any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offers, any of which would or might restrain, prohibit or delay completion of the exchange offers or impair the contemplated benefits of the exchange offers to CoreComm Holdco or CoreComm Limited;

     - any of the following occurs and the adverse effect of which shall, in the judgment of CoreComm Holdco, be continuing:

       - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, automated inter-dealer quotation system or in the over-the-counter market in the United States;

       - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

       - any limitation, whether or not mandatory, by any governmental authority on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

       - a commencement of a war or other national or international calamity, directly or indirectly, involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offers;

       - if any of the situations described above existed at the time of commencement of the exchange offers and CoreComm Holdco determines that the situation has deteriorated materially subsequent to the time of commencement; or

     - any tender or exchange offer, other than the exchange offers by CoreComm Holdco, with respect to some or all of the outstanding public notes, Limited common stock or Holdco common stock, or any merger, acquisition or other business combination proposal involving CoreComm Holdco or CoreComm Limited or a substantial portion of their respective assets, shall have been proposed, announced or made by any person or entity;

the occurrence of which event, in the judgment of CoreComm Holdco, in any case and regardless of the circumstances, makes it inadvisable to proceed with the exchange offers or with the acceptance of outstanding securities tendered for exchange.

CONSEQUENCES OF UNSATISFIED CONDITIONS

     If any condition to the exchange offers is not satisfied, subject to applicable rules and regulations, CoreComm Holdco may, in its sole and absolute discretion:

     - terminate one or both of the exchange offers and promptly return all outstanding securities tendered in a terminated exchange offer to tendering security holders, except in the case of a failure to achieve the minimum condition, which only applies to the exchange offer for Limited common stock;

     - delay acceptance for exchange of any outstanding security, extend one or both of the exchange offers, and, subject to the withdrawal rights described under "-- Withdrawal Rights," retain all tendered outstanding securities until the expiration date;

     - amend the terms and conditions of one or both of the exchange offers; or

     - waive the unsatisfied condition and, subject to any requirement to extend the period of time during which one or both of the exchange offers are open, complete one or both of the exchange offers.

     These conditions are for the sole and exclusive benefit of CoreComm Holdco. CoreComm Holdco may assert these conditions with respect to all or any portion of one or both of the exchange offers regardless of the circumstances giving rise to the conditions. CoreComm Holdco may waive any condition, in whole or in part at any time prior to the expiration date in its sole and absolute discretion, subject to applicable rules and regulations. CoreComm Holdco's failure to exercise its rights under any of the conditions described above does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time prior to the expiration date. Any determination by CoreComm Holdco concerning the conditions described above will be final and binding upon all parties.

     If a stop order issued by the SEC is in effect at any time after the commencement of the exchange offers with respect to the registration statement of which this document is a part, CoreComm Holdco will not accept any outstanding securities tendered and will not exchange shares of Holdco common stock for any outstanding securities during the period in which a stop order is in effect.

LEGAL LIMITATION

     This document is not an offer to sell, and is not soliciting any offer to buy, any Holdco common stock in any jurisdiction in which the offer or sale is not permitted. If CoreComm Holdco learns of any jurisdiction in the United States where making the exchange offers or its acceptance would not be permitted, CoreComm Holdco intends to make a good faith effort to comply with the relevant law of that jurisdiction. If, after a good faith effort, CoreComm Holdco cannot comply with that law, CoreComm Holdco will determine whether the exchange offers will be made to, and whether tenders will be accepted from or on behalf of, persons that are holders of outstanding securities residing in the jurisdiction.

FEES AND EXPENSES

     CoreComm Holdco will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of outstanding securities under the exchange offers. CoreComm Holdco will, out of its available cash on hand, reimburse brokers, dealers, commercial banks and trust companies, upon request made within a reasonable period of time, for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

INFORMATION AGENT, EXCHANGE AGENT AND DEPOSITARY

     CoreComm Holdco has retained D.F. King & Co., Inc. to act as the information agent and Continental Stock Transfer & Trust Company to act as the exchange agent and depositary in connection with the exchange offers. Continental

Stock Transfer & Trust Company currently serves as the transfer agent for each of CoreComm Limited and CoreComm Holdco and as the rights agent pursuant to the rights agreement entered into with each of CoreComm Limited and CoreComm Holdco and has served as the escrow agent pursuant to escrow agreements in connection with the first phase of the Holdco Recapitalization.

     The information agent may contact holders of outstanding securities by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the exchange offers to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services.

     Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the number of outstanding securities tendered under the exchange offers; however, the exchange agent will be compensated in part on the basis of the number of letters of transmittal received and the number of account statements distributed.

                           SOURCE AND AMOUNT OF FUNDS

     The exchange offers are not conditioned upon any financing arrangements. The total amount of funds or other consideration required by CoreComm Holdco to complete the Exchange Offers is approximately 1,314,416 shares of Holdco common stock (consisting of approximately 1,300,000 shares in exchange for Limited common stock, assuming all holders of outstanding warrants to acquire Limited common stock were to exercise and tender in the exchange offer, and 14,416 shares in exchange for public notes) plus any additional shares required to be issued as a result of rounding up. In lieu of issuing fractional shares of Holdco common stock in the exchange offers, the number of shares of Holdco common stock being issued to each holder of Limited common stock and the number of shares of Holdco common stock being issued to each holder of public notes will be rounded up to the nearest whole number, which may increase the aggregate number of shares of Holdco common stock issued. We will pay up to $142,500 of cash consideration, plus reimbursements of costs and expenses, in the exchange offer for the public notes out of our available cash on hand.

                  UNAUDITED PRO FORMA FINANCIAL DATA OF HOLDCO

     In October 2001, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes due 2006 whereby the holders agreed, among other things, to exchange their notes for approximately $5 million in cash (the amount of the October 1, 2001 interest payment) and shares of our common stock as part of the Holdco Recapitalization. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

     On December 28, 2001, we completed the exchange of shares of our common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of our outstanding indebtedness as co-obligors with CoreComm Limited and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed pursuant to an exchange agreement with CoreComm Limited and

     (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Holdco and CoreComm Limited, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon,

     (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and

     (3) the holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

     The following summarizes the indebtedness and preferred stock that was exchanged for shares of our common stock in December 2001:

---------------------------------------------------------------------------------------------------------------------
                                                                                            PRINCIPAL AMOUNT OR
DESCRIPTION                                    DATE ISSUED              ISSUER          LIQUIDATION PREFERENCE WHEN
                                                                                                   ISSUED

---------------------------------------------------------------------------------------------------------------------
10.75% Unsecured Convertible PIK                                CoreComm Limited and
   Notes due 2011                          April 2001           CoreComm Holdco         $10.0 million
---------------------------------------------------------------------------------------------------------------------
10.75% Senior Unsecured                                         CoreComm Limited and
  Convertible PIK Notes due 2010           December 2000        CoreComm Holdco         $16.1 million
---------------------------------------------------------------------------------------------------------------------
Senior Unsecured Notes due
   September 29, 2003                      September 2000       CoreComm Limited        $108.7 million
---------------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated Notes
  due 2006                                 October 1999         CoreComm Limited        $175.0 million(1)
---------------------------------------------------------------------------------------------------------------------
Series A and Series A-1 Preferred
  Stock                                    September 2000       CoreComm Limited        $51.1 million
---------------------------------------------------------------------------------------------------------------------
Series B Preferred Stock                   September 2000       CoreComm Limited        $250.0 million
---------------------------------------------------------------------------------------------------------------------

------------
(1) $164.75 million was outstanding as of September 30, 2001, of which $160 million was exchanged.

     As a result of the completed exchanges in December 2001, approximately 87% of our outstanding shares, or 8,685,602 shares, are owned by the former holders of indebtedness of CoreComm Holdco and CoreComm Limited and the former holders of preferred stock of CoreComm Limited, and approximately 13% of our outstanding shares, or 1,314,416 shares, continue to be held by CoreComm Limited. We hold $160 million principal amount of CoreComm Limited's 6% Convertible Subordinated Notes due 2006, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approximately 51,000 shares of CoreComm Limited's Series A and Series A-1 preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges. In addition, we exchanged the approximately $10.8 million principal and accrued interest of 10.75% Unsecured Convertible PIK Notes due 2011 and the approximately $18.0 million principal and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes due 2010 for shares of our common stock.

     We will determine the gain on restructuring of our indebtedness and the carrying value of our investment in CoreComm Limited's notes and preferred stock based on the fair value of our shares issued in the recapitalization. As a result of the issuance of over 80% of our outstanding shares to new stockholders, we are performing an analysis of the fair value of our net tangible assets as if a purchase business combination occurred.

     We intend to offer our common stock to CoreComm Limited's stockholders through registered public exchange offers. These offers will also be made to solicit any remaining holders of CoreComm Limited's 6% Convertible Subordinated Notes due 2006, who will be offered a pro rata share in the aggregate consideration described above. We have agreed to file a shelf registration statement under the Securities Act to permit the sale of our common stock that was issued in the first phases of the Holdco Recapitalization.

     In September 2000, CoreComm Limited acquired ATX in exchange for cash, notes, convertible preferred stock and common stock and CoreComm Limited acquired Voyager in exchange for cash and common stock.

     The unaudited pro forma financial data presented below gives effect to the completed acquisitions of ATX and Voyager as well as the recapitalization and exchange transactions completed in December 2001. In addition, the unaudited pro forma financial data gives effect to other transactions to eliminate additional amounts of our outstanding indebtedness that were entered into by December 31, 2001. The unaudited pro forma financial data also gives effect to the intended public exchange offers of our common stock to CoreComm Limited's stockholders, and to the holders of CoreComm Limited's 6% Convertible Subordinated Notes. Finally, the unaudited pro forma financial data gives effect to an estimated result of the fair value analysis of our net tangible assets as if a purchase business combination occurred in connection with the recapitalization and exchange transactions. We have estimated that the fair value of our shares issued in these transactions is $3.00 per share. The final determination of fair value will be made upon the completion of a study to be undertaken to determine the fair value of some of our assets and liabilities, including intangible assets. Our actual financial position and results of operations may differ, perhaps significantly, from the unaudited pro forma amounts reflected in this prospectus as a result of the completion of this fair value analysis.

     The pro forma financial data is based on our historical financial statements and the historical financial statements of ATX, Voyager and CoreComm Limited. The ATX and Voyager acquisitions have been accounted for using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their fair values. Some amounts in these historical financial statements have been reclassified to conform to our presentation.

     The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 give effect to the recapitalization and exchange transactions, the other transactions to eliminate additional amounts of our outstanding indebtedness and the estimated result of the fair value analysis as if they had occurred on January 1, 2000. The unaudited pro forma condensed statements of operations for the year ended December 31, 2000 also gives effect to the ATX and Voyager acquisitions as if they had been consummated on January 1, 2000. The unaudited pro forma condensed balance sheet at September 30, 2001 gives effect to the recapitalization and exchange transactions, the other transactions to eliminate additional amounts of our outstanding indebtedness and the estimated result of the fair value analysis as if they had occurred on September 30, 2001.

     The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed statements of operations do not purport to present our results of operations had the various transactions or acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with our financial statements and related notes, and with the financial statements and related notes of ATX and Voyager appearing elsewhere in this prospectus.

     As of December 31, 2001, there were options to purchase approximately 22.1 million shares of CoreComm Limited common stock outstanding. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. However, based on the last sales price of CoreComm Limited common stock on the Nasdaq Stock Market on February 4, 2002 of $.10, less than 1% of those options are at exercise prices below the market price for CoreComm Limited common stock. CoreComm Limited options are not exercisable for shares of our common stock. In the event that we are successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by us into shares of our common stock at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of our common stock at that exchange ratio. The pro forma financial data does not give effect to non-cash compensation expense, if any, that may be recorded upon such option transactions.

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                             PRO FORMA
                                                                FOR
                                                             COMPLETED
                                                            PORTION OF        CORECOMM                            CORECOMM
                             CORECOMM                         HOLDCO          LIMITED &                            HOLDCO
                              HOLDCO                       RECAPITALIZATION  SUBSIDIARIES                     RECAPITALIZATION
                            HISTORICAL  ADJUSTMENTS           & OTHER        HISTORICAL   ADJUSTMENTS            PRO FORMA
                            ----------  -----------        ----------------  ------------ -----------         ----------------
Assets
Cash and cash equivalents.    $ 46,713  $  (3,200)  (C)           $ 43,513      $   240    $(7,628)  (E, G, H)      $ 36,125
Other current assets......      40,510                              40,510          575                               41,085
                              --------  ----------                --------     --------   --------                  ---------
Total current assets......      87,223     (3,200)                  84,023          815     (7,628)                   77,210

Fixed assets, net.........     120,464     (7,222)  (C)            113,242           68                              113,310
Goodwill, net.............     355,448   (249,688)  (D)            105,760                   29,155  (I)             134,915
Intangible assets, net....       5,790                               5,790                                             5,790
Investment in and
   receivable
   from CoreComm Limited..                  22,937  (B)             22,937                 (22,937)  (F, G)               --
Other, net................      14,105                              14,105        8,595     (5,041)  (G)              17,659
                              --------  ----------                --------     --------   ---------                 ---------
                              $583,030  $(237,173)                $345,857      $ 9,478      $6,451                 $348,884
                              ========  ==========                ========     ========   =========                 =========
Liabilities and
   shareholders'
   equity
Current liabilities
Current portion of debt
   and capital leases.....     $40,772  $ (29,607)  (C)            $11,165       $2,739    $(2,739)  (G)             $11,165
Other current liabilities.     144,690        (45)  (C)            144,645       26,532    (23,211)  (E, G)          147,966
                              --------  ----------                --------     --------   --------                  ---------
Total current liabilities.     185,462    (29,652)                 155,810       29,271    (25,950)                  159,131

Debt and capital leases...     147,124     (2,452)  (A, C)         144,672      257,686   (257,686)  (G)             144,672
Notes payable to related
   parties................      32,869    (17,494)  (A)             15,375                                            15,375

                                                    (A, B,                                           (F, G,
Shareholders' equity......     217,575   (187,575)  C, D)           30,000     (277,479)   277,185  H, I)             29,706
                              --------  ----------                --------     --------   --------                  ---------
                              $583,030  $(237,173)                $345,857       $9,478    $(6,451)                 $348,884
                              ========  ==========                ========     ========   =========                 =========

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               PRO FORMA FOR
                                                                 COMPLETED
                                                                PORTION OF        CORECOMM                         CORECOMM
                                CORECOMM                          HOLDCO           LIMITED &                         HOLDCO
                                 HOLDCO                      RECAPITALIZATION    SUBSIDIARIES                   RECAPITALIZATION
                               HISTORICAL    ADJUSTMENTS         AND OTHER        HISTORICAL   ADJUSTMENTS          PRO FORMA
                               ----------    -----------     ----------------    ------------  -----------      -----------------

Revenues                         $ 220,055                          $220,055      $    432              -              $ 220,487
Costs and expenses.........
Operating..................        175,942                           175,942                                             175,942
Selling, general and                75,021                            75,021           826                                75,847
administrative.............
Corporate..................          3,854                             3,854         2,860                                 6,714
Non-cash compensation......          9,702                             9,702                                               9,702
Other charges..............         37,395                            37,395                                              37,395
Write-down of intangibles..        167,599                           167,599                                             167,599
Depreciation...............         34,626                            34,626            26                                34,652
Amortization...............         75,390    $(45,833) (N)           29,557             2     $   4,373   (R)            33,932
                                 ---------    --------             ---------      --------     ---------               ---------
                                   579,529     (45,833)              533,696         3,714     $   4,373                 541,783
                                 ---------    --------             ---------      --------     ---------               ---------
Operating (loss)...........       (359,474)     45,833              (313,641)       (3,282)       (4,373)               (321,296)

Other income (expense).....
Interest income and other,
   net.....................          1,875        (320) (Q)            1,555           151            (4)  (S)             1,702
Interest expense...........        (18,467)      5,654  (P)          (12,813)      (16,955)       16,955   (T)           (12,813)
                                 ---------    --------             ---------      --------     ---------               ---------
(Loss) before income taxes
   and
   extraordinary item......       (376,066)     51,167              (324,899)      (20,086)       12,578                (332,407)
Income tax benefit.........             33                                33           201                                   234
                                 ---------    --------             ---------      --------     ---------               ---------
(Loss) before extraordinary
   item....................      $(376,033)   $ 51,167             $(324,866)     $(19,885)    $  12,578               $(332,173)
                                 =========    ========             =========      ========     =========               =========
Basic and diluted (loss) per
   share  before
   extraordinary item......        $(39.52)                          $(32.49)                                          $  (33.55)
                                 =========    ========             =========      ========     =========               =========
Weighted average shares....          9,514         486  (O)           10,000                         (98)  (U)             9,902
                                 =========    ========             =========      ========     =========               =========

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       COMPLETED ACQUISITIONS
                               ----------------------------------------
                                                                                       PRO
                                                                                      FORMA
                                                                                       FOR
                                                                                     COMPLETED
                                                                                     PORTION    CORECOMM
                                                                                        OF       LIMITED                 CORECOMM
                     CORECOMM                                                         HOLDCO      AND                     HOLDCO
                      HOLDCO     ATX    VOYAGER                                      RECAPITAL-   SUB-                   RECAPITALI-
                      HISTORI- HISTORI-   PRO       ADJUST-      PRO       ADJUST-    IZATION    SIDIARIES   ADJUST-       ZATION
                        CAL       CAL    FORMA      MENTS       FORMA       MENTS     & OTHER    HISTORICAL  MENTS        PROFORMA
                     ---------------------------------------------------------------------------------------------------------------

Revenues           $ 131,526  $ 110,817  $ 55,507               $ 297,850   -          $297,850      $596                  $298,446
Costs and
expenses

Operating            142,323     84,176    24,812                 251,311               251,311                             251,311
Selling, general
   and
  administrative     109,197     43,603    26,189  $ (1,400)(J)   177,589               177,589     1,813                   179,402
Corporate             11,224                                       11,224                11,224     1,660                    12,884
Non-cash
   compensation       43,440                   75                  43,515                43,515                              43,515
Other charges         12,706      1,103     1,707    (2,810)(K)    12,706                12,706                              12,706
Write-down of
   intangibles        35,920                                       35,920                35,920                              35,920
Depreciation          30,641      2,227     5,265                  38,133                38,133       105                    38,238
Amortization          42,396        134    23,024    65,000 (L)   130,554  $(83,458)     47,096        24    $5,831    (R)   52,951
                   -----------------------------------------------------------------------------------------------------------------
                                                                           ((83,458)
                     427,847    131,243    81,072    60,790       700,952               617,494     3,602     5,831         626,927
                   -----------------------------------------------------------------------------------------------------------------
Operating (loss)    (296,321)   (20,426)  (25,565)  (60,790)     (403,102)   83,458    (319,644)   (3,006)   (5,831)       (328,481)

Other income
   (expense)
Interest income
   and other,
   net                 1,134         76       712                   1,922      (394)(Q)   1,528     5,089          (5) (S)    6,612

Interest expense      (5,929)              (2,273)  (10,177)(M)   (18,379)    1,210 (P) (17,169)  (14,528)   14,524    (T)  (17,173)
                   -----------------------------------------------------------------------------------------------------------------
(Loss) before
   income taxes
 and extraordinary
   item             (301,116)   (20,350)  (27,126)  (70,967)     (419,559)   84,274    (335,285)  (12,445)    8,688        (339,042)
Income tax
   provision            (125)                                        (125)                 (125)     (125)                     (250)
                   -----------------------------------------------------------------------------------------------------------------
(Loss) before
 extraordinary
 item              $(301,241) $ (20,350) $(27,126) $(70,967)    $(419,684) $ 84,274   $(335,410) $(12,570)   $8,688       $(339,292)
                   =================================================================================================================

Basic and diluted
   (loss)
per share before
extra-ordinary
item               $  (31.66)                                     $(44.11)            $  (33.54)                          $  (34.26)
                     =========                                  =========               =========                          =========

Weighted average
   shares              9,514                                        9,514           (O)  10,000                 (98)   (U)    9,902
                     =========                                  =========               =========            =======        ========

                   NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

         Pro Forma Adjustments for Holdco Recapitalization and Other

(A)                                                      HOLDCO RECAPITALIZATION CORECOMM HOLDCO NOTES
                                        --------------------------------------------------------------------------------
                                           10.75% UNSECURED    10.75% UNSECURED
                                           CONVERTIBLE NOTES   CONVERTIBLE NOTES
                                               DUE 2011              DUE 2010                                TOTAL
                                        --------------------------------------------------------------------------------

         Note payable                         $10,502                                                       $10,502
         Notes payable to related                                     $17,494                                17,494
         parties
         Shares issued                            400                     640                                 1,040
         Value of CoreComm Holdco
         common stock                           $3.00                   $3.00                                 $3.00
                                        ---------------------------------------------                   ----------------
                                               $1,200                  $1,920                                $3,120
                                        ---------------------------------------------                   ----------------

         Extraordinary gain                    $9,302                 $15,574                               $24,876
                                        =============================================                   ================

(B)                                            HOLDCO RECAPITALIZATION CORECOMM LIMITED NOTES & PREFERRED STOCK
                                        --------------------------------------------------------------------------------
                                          SENIOR UNSECURED
                                        NOTES DUE 2003 AND
                                         SERIES B PREFERRED      6% CONVERTIBLE      SERIES A AND A-1
                                               STOCK           SUBORDINATED NOTES     PREFERRED STOCK        TOTAL
                                        --------------------------------------------------------------------------------
         Shares issued                          5,560                    486               1,600              7,646
         Value of CoreComm Holdco
         common stock                           $3.00                  $3.00               $3.00              $3.00
         Investment in CoreComm

         Limited                              $16,680                 $1,457              $4,800            $22,937
                                        ================================================================================

         An aggregate of 8,200 of the shares issued in (A) and (B) were contributed by CoreComm Limited.

(C)                                                                           OTHER DEBT
                                              ---------------------------------------------------------------------------

         Current portion of debt and
         capital leases                         $29,607
         Accrued interest                            45
         Reclassify to noncurrent debt, net
         of discount                             (8,050)
         Fixed assets, net returned              (7,222)
         Cash paid                               (3,200)
                                              ----------------
         Extraordinary gain                     $11,180
                                              ================

         Other transactions included above to eliminate additional amounts of our indebtedness that were negotiated away or settled for a reduced amount paid in cash and through the return of assets. All were entered into by December 31, 2001.

(D)      Adjustment to record the estimated
         result of the analysis of the fair
         value of our net tangible assets
         as if a purchase business
         combination occurred
           Goodwill and shareholders'
           equity reduction                   $ 249,688
                                              ================

(E)                                                  CORECOMM LIMITED EXCHANGE 6% CONVERTIBLE SUBORDINATED NOTES
                                              ---------------------------------------------------------------------------

         Cash to be paid for accrued
         interest
           $4,750 principal amount 6% for
           1/2 year                           $     143
                                              ================

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(F)                                                        EXCHANGE OFFER 6% CONVERTIBLE SUBORDINATED NOTES
                                              ---------------------------------------------------------------------------

         Shares to be issued for $4,750
           principal amount of 6%
         Convertible
           subordinated notes                              14
         Value of CoreComm Holdco common
         stock                                          $3.00
                                              ----------------
         Investment in CoreComm Limited                   $43
                                              ================

(G)                                                 ELIMINATION TO CONSOLIDATE CORECOMM HOLDCO AND CORECOMM
                                                                 LIMITED AFTER THE HOLDCO RECAPITALIZATION
                                                    --------------------------------------------------------------------

        Cash and cash equivalents:                                           Total
             Cash paid for 6% convertible
        subordinated
                notes - exchanged                                          $(4,800)
        Other, net:
             Deferred financing costs on exchanged
                 debt                                                       (5,041)
        Current portion of debt and capital
        leases:
             Senior unsecured notes due 2003 -
                 current portion                                             2,739
        Other current liabilities:
             Accrued interest 6% convertible
                 subordinated notes                     4,813
             Accrued interest senior unsecured
                 notes due 2003                         3,405
             Series A preferred dividend payable        3,326
             Series B preferred dividend payable       11,524               23,068
        Debt and capital leases:
             6% convertible subordinated notes        164,750
                payable
             Senior unsecured notes due 2003           92,936              257,686
        Shareholders' equity:
             Series A preferred stock                  50,000
             Series B preferred stock                  67,298              117,298
                                                    -------------------- --------------
                                                                           390,950
        CoreComm Holdco investment in:
            CoreComm Limited 6% convertible
                 subordinated notes to be
                 exchanged                                                     (43)
             CoreComm Limited notes & preferred
                 stock from recapitalization                               (22,937)
                                                                         --------------
            Adjustment to investment in and
                 receivable from CoreComm Limited                          (22,980)
                                                                         --------------
                                                                          $367,970
                                                                         ==============

(H)                                                                HOLDCO RECAPITALIZATION AND OTHER COSTS
                                                                   -----------------------------------------------------

          Legal, accounting and other                                              $685
          Employee incentives                                                     2,000
                                                                   ---------------------
          Cash paid (offset to extraordinary gain)
          to record estimated cost of transactions.                              $2,685
                                                                   =====================

To record estimated cost of transactions.

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(I)       Adjustment to record consolidation of CoreComm
          Limited's negative net assets, and shares of CoreComm
          Holdco held by CoreComm Limited (98 shares at $3.00
          per share or $294)                                                    $29,155
                                                                            ============

                                                                             YEAR ENDED
                                                                         DECEMBER 31, 2000
                                                                         -------------------

         PRO FORMA ADJUSTMENTS FOR COMPLETED
         ACQUISITIONS

(J)      Phantom Unit Compensation
         Upon a change in control of ATX, ATX recorded
            a compensation charge equal to the fair
            value of its currently outstanding phantom
            units under its Phantom Unit Plan less amounts
            previously recorded                                                    $ 13,600
         The expense related to the Phantom Unit Plan has
            been excluded from the pro forma condensed
            statement of operations since it is a
            non-recurring charge                                                    (15,000)
                                                                         -------------------
         Net statement of operations impact                                        $ (1,400)
                                                                         ===================

         To adjust ATX Phantom Unit costs which are non-recurring

(K)      Nonrecurring merger related charges                                       $ (2,810)
                                                                         ===================

(L)      Amortization
         ATX goodwill                                          $397,796
         Number of months                                            60
         Pro forma period                                             9
                                                             -----------
                                                                 59,669
         Historical amortization in ATX                            (134)
         Historical amortization in CoreComm Holdco                (208)
                                                             -----------
                                                                 59,327

         Voyager goodwill                                      $190,682
         Number of months                                            60
         Pro forma period                                             9
                                                             -----------
                                                                 28,602
         Historical amortization in Voyager                    (22,826)
         Historical amortization in CoreComm Holdco               (103)               5,673
                                                             -------------------------------
            Amortization adjustment                                                 $65,000
                                                                         ===================

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEAR ENDED              NINE MONTHS
                                                                          DECEMBER 31,                ENDED
                                                                              2000              SEPTEMBER 30, 2001
                                                                       ----------------        --------------------

(M) To record additional interest costs associated with financing the ATX and Voyager acquisitions for periods prior to their acquisitions in September 2000

     Interest expense
     Senior secured credit facility $75,000 at
        11.04% for nine months                                                $ 6,210
     Senior unsecured notes due 2003 $108,700 at
        6.47% for nine months                                                   5,273
     Amortization of fees on borrowing recorded as
        deferred financing costs (eight year term)
        for nine months
                                                                                  473
                                                                       ---------------
                                                                               11,956

     Historical interest expense on Voyager debt(1)                            (1,641)
     Historical interest expense on CoreComm Holdco                              (138)
                                                                       --------------
        Interest expense adjustment                                           $10,177
                                                                       ==============

     (1) This facility was repaid at the closing of the Voyager merger

(N)  Purchase Price Adjustment

     Goodwill write-down March 2001                      $(167,599)                     $(167,599)
     Useful life (months)                                                                      60

     Pro forma period                                                      (33,520)             3            (8,380)
                                                       ------------                     ---------

     Purchase price allocation write-down -
         pro forma                                        (249,688)                      (249,688)
     Useful life (months)                                                                      60
     Pro forma period                                                      (49,938)             9           (37,453)
                                                                         ----------      --------          ---------
        amortization adjustment                                           $(83,458)                        $(45,833)
                                                                         ==========      ========          =========

(O)  Shares issued for 6% convertible subordinated
     notes                                                                     486                                  486
                                                                               ===                                  ===

     PRO FORMA ADJUSTMENTS FOR HOLDCO
     RECAPITALIZATION AND OTHER

(P) To decrease interest expense for debt that has been exchanged for shares of CoreComm
     Holdco common stock

     Interest expense
     10.75% unsecured convertible notes due 2011                                                               $502

     10.75% senior unsecured convertible notes due
      2010                                                                    70                              1,323
     Equipment payable                                                                                          477

     Senior secured credit facility                                                                           3,037

     Working capital promissory note                                         216                                 70
     Capital lease                                                           223                                 67
     Note payable for equipment                                              701                                178
                                                                         -------                            -------
                                                                          $1,210                             $5,654
                                                                         =======                            =======

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          NINE MONTHS
                                                                                             ENDED
                                                                 YEAR ENDED               SEPTEMBER 30,
                                                              DECEMBER 31, 2000               2001
                                                             --------------------       -----------------
(Q)  Interest income adjustment
     Cash paid                                                      10,685                     10,685
     Interest rate                                                    3.68%                      3.99%
     Pro forma period                                                   12                          9
                                                               ------------------           -----------------
                                                                      $394                       $320
                                                               ==================           =================

(R)  To record amortization on the additional
     goodwill as a result of the consolidation of
     CoreComm Limited                                              $29,155                    $29,155
     Useful life (months)                                               60                         60
     Pro forma period                                                   12                          9
                                                                -----------------           -----------------
                                                                    $5,831                     $4,373
                                                                =================           =================

(S)  Interest income adjustment
     Cash to be paid for 6% convertible
        subordinated notes                                            $143                       $143
     Interest rate                                                    3.68%                      3.99%
     Pro forma period                                                   12                          9
                                                                -----------------           -----------------
                                                                        $5                         $4
                                                                =================           =================

(T)  Interest expense - CoreComm Limited
        recapitalization
     6% convertible subordinated notes                             $10,500                     $7,602
     Amortization of fees on borrowing recorded as
        deferred financing costs                                     1,006                        756
     Senior unsecured notes due 2003                                 3,018                      8,597
                                                                -----------------           -----------------
                                                                   $14,524                    $16,955
                                                                =================           =================

(U)  Shares held by CoreComm Limited that become
         treasury shares                                               (98)                       (98)
                                                                =================           =================


                  UNAUDITED PRO FORMA FINANCIAL DATA OF LIMITED

     In October 2001, CoreComm Limited entered into agreements with numerous holders of its public notes whereby the holders agreed, among other things, to exchange their notes for approximately $5 million in cash (the amount of the October 1, 2001 interest payment) and shares of our common stock as part of the Holdco Recapitalization. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

     On December 28, 2001, we completed the exchange of shares of our common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of our outstanding indebtedness as co-obligors with CoreComm Limited and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed pursuant to an exchange agreement with CoreComm Limited and

     (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, which were a joint obligation of CoreComm Holdco and CoreComm Limited, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon,

     (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and

     (3) the holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

     The following summarizes the indebtedness and preferred stock that was exchanged for shares of our common stock in December 2001:

------------------------------------------ -------------------- ----------------------- -----------------------------
                                                                                            PRINCIPAL AMOUNT OR
DESCRIPTION                                    DATE ISSUED              ISSUER          LIQUIDATION PREFERENCE WHEN
                                                                                                   ISSUED
------------------------------------------ -------------------- ----------------------- -----------------------------
10.75% Unsecured Convertible PIK                                CoreComm Limited and
   Notes due 2011                          April 2001           CoreComm Holdco          $10.0 million
------------------------------------------ -------------------- ----------------------- -----------------------------
10.75% Senior Unsecured                                         CoreComm Limited and
   Convertible PIK Notes due 2010          December 2000        CoreComm Holdco          $16.1 million
------------------------------------------ -------------------- ----------------------- -----------------------------
Senior Unsecured Notes due
   September 29, 2003                      September 2000       CoreComm Limited        $108.7 million
------------------------------------------ -------------------- ----------------------- -----------------------------
6% Convertible Subordinated Notes
  due 2006                                 October 1999         CoreComm Limited        $175.0 million (1)
------------------------------------------ -------------------- ----------------------- -----------------------------
Series A and Series A-1 Preferred
  Stock                                    September 2000       CoreComm Limited         $51.1 million
------------------------------------------ -------------------- ----------------------- -----------------------------
Series B Preferred Stock                   September 2000       CoreComm Limited        $250.0 million
------------------------------------------ -------------------- ----------------------- -----------------------------

----------
(1) $164.75 million was outstanding as of September 30, 2001, of which $160 million was exchanged.

     As a result of the exchanges completed in December 2001, approximately 87% of our outstanding shares, or 8,685,602 shares, are owned by the former holders of indebtedness of CoreComm Holdco and CoreComm Limited and the former holders of preferred stock of CoreComm Limited, and approximately 13% of our outstanding shares, or 1,314,416 shares, continue to be held by CoreComm Limited. We hold $160 million principal amount of public notes, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approximately $10.8 million principal amount and accrued interest of 10.75% Unsecured Convertible PIK Notes due 2011, approximately $18 million principal amount and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes due 2010, approximately 51,000 shares of CoreComm Limited's Series A and Series A-1 preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges.

     In September 2000, we acquired ATX in exchange for cash, notes, convertible preferred stock and common stock and we acquired Voyager in exchange for cash and common stock.

     The unaudited pro forma financial data presented below gives effect to the completed acquisitions of ATX and Voyager as well as the recapitalization and exchange transactions completed in December 2001. The pro forma financial data is based on our historical financial statements and the historical financial statements of ATX, Voyager, CoreComm Limited and CoreComm Holdco. The ATX and Voyager acquisitions have been accounted for using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their fair values.

     The unaudited pro forma condensed statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 give effect to the completed recapitalization and exchange transactions as if they had occurred on January 1, 2000. The unaudited pro forma condensed balance sheet at September 30, 2001 gives effect to the completed recapitalization and exchange transactions as if they had occurred on September 30, 2001. The effect of the Holdco Recapitalization completed to date is to reduce CoreComm Limited's ownership in CoreComm Holdco from 100% to approximately 13%. Therefore CoreComm Limited would account for CoreComm Holdco on the equity method where as it was previously consolidated. The CoreComm Limited unaudited condensed consolidated pro forma financial statements do not give effect to the exchange offers.

     The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The unaudited pro forma condensed statements of operations do not purport to present the results of operations of CoreComm Limited had the various transactions or acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma financial statements should be read in conjunction with our financial statements and related notes, and with the financial statements and related notes of CoreComm Limited, ATX and Voyager appearing elsewhere in this prospectus.

                                CORECOMM LIMITED

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                             CORECOMM         TO ELIMINATE
                                             LIMITED            CORECOMM                                       CORECOMM
                                            HISTORICAL           HOLDCO                                         LIMITED
                                                               HISTORICAL           ADJUSTMENTS                PRO FORMA
                                          -----------        ---------------      ---------------           ------------
Assets
Cash and cash equivalents.............        $46,953             $ 46,713                   $-                    $240
Other current assets..................         41,085               40,510                                          575
                                          -----------        ---------------      ---------------           ------------
Total current assets...................        88,038               87,223                    -                     815


Fixed assets, net......................       120,532              120,464                                           68
Goodwill, net.........................        355,448              355,448                                            -
Intangible assets, net.................         5,790                5,790                                            -
Investment in CoreComm Holdco                                                                                     3,900 (A)
Other, net............................         22,700               14,105                                        8,595
                                          -----------        ---------------      ---------------          ------------
                                             $592,508             $583,030               $3,900                 $13,378
                                          ===========        ===============      ===============          ============

Liabilities and
   shareholders' equity
Current liabilities
Current portion of debt
   and capital leases.................        $43,511              $40,772                   $-                  $2,739
Other current liabilities.......              171,222              144,690                                       26,532
                                          -----------        ---------------      ---------------          ------------
Total current liabilities.                    214,733              185,462                    -                  29,271

Debt and capital leases                       404,810              147,124                                      257,686
Notes payable to related
   parties............................         32,869               32,869                                            -

Shareholders' equity..................        (59,904)             217,575                3,900 (A)            (273,579)
                                          -----------        ---------------      ---------------          ------------
                                             $592,508             $583,030               $3,900                 $13,378
                                          ===========        ===============      ===============          ============

                                CORECOMM LIMITED

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              TO ELIMINATE
                                               CORECOMM         CORECOMM                                     CORECOMM
                                                LIMITED          HOLDCO                                      LIMITED
                                               HISTORICAL       HISTORICAL          ADJUSTMENTS              PRO FORMA
                                              -----------      -------------       ------------            --------------

Revenues................................     $220,487            $ 220,055                  $ -                      $432
Costs and expensess
Operating...............................      175,942              175,942                                              -
Selling, general and administrative.....       75,847               75,021                                            826
Corporate ..............................        6,714                3,854                                          2,860
Non-cash compensation ..................        9,702                9,702                                              -
Other charges ..........................       37,395               37,395                                              -
Write-down of intangibles ..............      167,599              167,599                                              -
Depreciation ...........................       34,652               34,626                                             26
Amortization ...........................       75,392               75,390                                              2
                                             --------            ---------             --------                  --------
                                              583,243              579,529                    -                     3,714
                                             --------            ---------             --------                  --------
Operating (loss) .......................     (362,756)            (359,474)                   -                    (3,282)

Other income (expense) .................
Interest income and other, net .........        2,026                1,875                                            151
Equity in net (loss) of CoreComm Holdco.                                                (42,233)(B)               (42,233)
Interest expense .......................      (35,422)             (18,467)                                       (16,955)
                                             --------            ---------             --------                  --------
(Loss) before income taxes and
   extraordinary item ..................     (396,152)            (376,066)             (42,233)                  (62,319)
Income tax benefit .....................          234                   33                                            201
                                             --------            ---------             --------                  --------
(Loss) before extraordinary item .......    $(395,918)           $(376,033)            $(42,233)                 $(62,118)
                                             ========            =========             ========                  ========

Basic and diluted (loss) per share before
   extraordinary item (1) ..............       $(4.72)                                                              $(.90)
                                             ========            =========             ========                  ========
Weighted average shares                        87,390                                                              87,390
                                             ========            =========             ========                  ========

(1) After deduction for preferred stock dividends and accretion of $16,728.

                                CORECOMM LIMITED

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             TO ELIMINATE
                                                               CORECOMM                                      CORECOMM
                                     CORECOMM LIMITED           HOLDCO                                        LIMITED
                                         HISTORICAL           HISTORICAL            ADJUSTMENTS              PROFORMA
                                    ------------------      --------------        -------------              ------------
Revenues                                     $132,122            $ 131,526                   $-                      $596
Costs and expenses
Operating                                     142,323              142,323                                              -
Selling, general and administrative           111,010              109,197                                          1,813
Corporate                                      12,884               11,224                                          1,660
Non-cash compensation                          43,440               43,440                                              -
Other charges                                  12,706               12,706                                              -
Write-down of intangibles                      35,920               35,920                                              -
Depreciation                                   30,746               30,641                                            105
Amortization                                   42,420               42,396                    -                        24
                                    ------------------      --------------        -------------              ------------
                                              431,449              427,847                    -                     3,602
                                    ------------------      --------------        -------------              ------------
Operating (loss)                             (299,327)            (296,321)                   -                    (3,006)

Other income (expense)
Interest income and other, net                  6,223                1,134                                          5,089
Equity in net (loss) of CoreComm Holdco                                                 (43,603)(B)               (43,603)
Interest expense                              (20,457)              (5,929)                                       (14,528)
                                    ------------------      --------------        -------------              ------------
(Loss) before    income   taxes   and
   extraordinary item                        (313,561)            (301,116)             (43,603)                  (56,048)
Income tax provision                             (250)                (125)                                          (125)
                                    ------------------      --------------        -------------              ------------
(Loss) before extraordinary item            $(313,811)           $(301,241)             (43,603)                 $(56,173)
                                    ==================      ==============        =============              ============
Basic and diluted (loss) per share
before extraordinary item (1)                  $(6.73)                                                             $(1.30)
                                    ==================                                                       ============

Weighted average shares                        47,480                                                              47,480
                                    ==================                                                       ============

(1) After deduction for preferred dividends and accretion of $5,590.

                                CORECOMM LIMITED

                   NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)


(A) To record equity investment in CoreComm Holdco on September 30, 2001 at 13% of the equity of CoreComm Holdco after the transactions:

CoreComm Holdco net assets pro forma for the
  completed portion of the Holdco Recapitalization
  and other transactions                                        $ 30,000
CoreComm Limited ownership percentage                                 13%
                                                              ----------
                                                                $  3,900
                                                              ==========

(B) To record equity in net loss of CoreComm Holdco on a pro forma basis as if the recapitalization and other transactions occurred on January 1, 2000:

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
Historical (loss) before extraordinary item of
   CoreComm Holdco                                             $(376,033)
Pro forma adjustments for the completed portion
  of the Holdco Recapitalization and other transactions           51,167
                                                              ----------
                                                                 324,866
CoreComm Limited ownership percentage                                 13%
                                                              ----------
                                                               $ (42,233)
                                                              ==========

                      FOR THE YEAR ENDED DECEMBER 31, 2000
Historical (loss) before extraordinary item of
   CoreComm Holdco                                             $(301,241)
Pro forma adjustments for the completed acquisitions
   of ATX and Voyager                                           (118,443)
                                                               ---------
                                                                (419,684)
Pro forma adjustments for the completed portion
  of the Holdco Recapitalization and other transactions           84,274
                                                               ---------
                                                                (335,410)
CoreComm Limited ownership percentage                                 13%
                                                              ----------
                                                               $ (43,603)
                                                              ==========

                  SELECTED HISTORICAL FINANCIAL DATA OF HOLDCO

     The following selected historical financial data of CoreComm Holdco and our predecessor, OCOM Corporation Telecoms Division, has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this prospectus. The summary historical financial data relates to OCOM as it was operated prior to its acquisition by CoreComm Holdco. The selected historical financial data as of December 31, 2000, 1999, 1998, 1997 and 1996 and for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 to December 31, 1998, for the period from January 1, 1998 to May 31, 1998, and for the years ended December 31, 1997 and 1996 have been derived from the historical financial statements of CoreComm Holdco or OCOM audited by Ernst & Young LLP, independent auditors.

     Interim data for the nine months ended September 30, 2001 and 2000 are unaudited but include, in our opinion, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of that data. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

     In 2000, we completed two significant acquisitions. We acquired ATX Telecommunications Services, Inc. and Voyager.net, Inc. In addition, we entered into a senior secured credit facility with The Chase Manhattan Bank and CoreComm Limited issued approximately $108.7 million aggregate principal amount of senior unsecured notes to the former shareholders of ATX. Also in 2000, we recorded a non-cash compensation expense of approximately $43.4 million in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees."

     In 1999, we acquired 100% of the stock of MegsINet Inc. and some of the assets of USN Communications, Inc. In addition, CoreComm Limited issued $175.0 million in aggregate principal amount of 6% Convertible Subordinated Notes due 2006.

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        FOR THE
                                                                        PERIOD
                                                                        FROM APRIL 1,
                                                                        1998 (DATE                     THE PREDECESSOR (OCOM)
                                                                        OPERATIONS     FOR THE        ------------------------
                                                                        COMMENCED)     PERIOD
                                                                            TO        FROM JANUARY 1,  YEAR ENDED   YEAR ENDED
                              NINE MONTHS ENDED          YEAR ENDED      DECEMBER     1998 TO MAY        DECEMBER     DECEMBER
                                SEPTEMBER 30,           DECEMBER 31,        31,           31,               31,         31,
                                2001    2000           2000     1999       1998          1998              1997        1996
                                ----    ----           ----     ----       ----          ----              ----        ----
INCOME STATEMENT DATA
Revenues....................  $220,055  $ 56,155   $131,526    $ 57,151   $ 6,713         $   1,452     $  3,579      $  5,103

Costs and expense..........

Operating.................     175,942    77,321    142,323      57,551     5,584               772          1,581        3,065
Selling, general and
administrative                  75,021    70,783    109,197      72,821    11,940             3,205          5,934        3,119

Corporate.................       3,854     7,465     11,224       6,686     2,049                --           --             --

Non-cash compensation......      9,702    35,420     43,440       1,056        --                --           --             --

Reorganization charges          37,395       775     12,706          --        --                --           --             --

Write-down of  intangibles...  167,599        --     35,920          --        --                --           --             --
Depreciation and
  amortization...............  110,016    29,209     73,037      19,546       980               257          439            149
                               -------    ------   --------      ------       ---               ---       --------     --------

                               579,529   220,973    427,847     157,660    20,553             4,234        7,954          6,333
                               -------   -------   --------  ------- -----------      -------------      --------      --------
Operating (loss)............. (359,474) (164,818)  (296,321)   (100,509)  (13,840)           (2,782)      (4,375)        (1,230)
Other income (expense)
Interest and other income....    1,875       589      1,134          55        46                --           (4)           133

Interest expense.............  (18,467)   (2,767)    (5,929)     (2,624)      (21)               --           --             --
                               -------    ------   ---------     -------   -------           ------     ---------        -------
(Loss) before income
  taxes and extraordinary
item..................        (376,066) (166,996)  (301,116)   (103,078)  (13,815)           (2,782)       (4,379)       (1,097)
Income tax benefit
  (provision)................       33      (154)      (125)       (102)                         --            --            --
                               -------    ------   ---------     -------   -------           ------     ---------        -------
(Loss) before
  extraordinary item......... (376,033) (167,150)  (301,241)   (103,180)  (13,815)               --            --            --

Gain from
  extinguishment of debt.....    2,216        --         --         --        --                  --           --            --
                             --------- ---------- ----------  ---------- --------         ----------     ---------     ---------
Net (loss).................. $(373,817)$(167,150) $(301,241)  $(103,180)$ (13,815)        $ (2,782)      $ (4,379)     $ (1,097)
                             ========= ========== ==========  ========== ========         =========      =========     =========
Basic and diluted net (loss)
 per common share:
(Loss) before extraordinary
item..................         $(39.52) $ (17.57)   $(31.66)   $ (10.85)  $ (1.45)             (.29)     $   (.46)     $   (.12)

Gain from
  extinguishment of debt.....      .23        --       --      --           --                   --            --            --
                               -------    ------   ---------     -------   -------           ------     ---------      ---------
Net (loss)..................   $(39.29) $ (17.57)   $(31.66)   $ (10.85) $  (1.45)             (.29)       $ (.46)     $   (.12)


Weighted average shares (1)      9,514     9,514      9,514       9,514     9,514             9,514         9,514         9,514
                             ========= ========== ==========  ========== ========         =========      =========     =========

                                                                                  THE PREDECESSOR
                                                                                       (OCOM)
                                                                                  -----------------
                                  SEPTEMBER 30,                DECEMBER 31,
                                  ------------------------------------------------------------------
                                      2001       2000       1999       1998      1997      1996
                                      ----       ----       ----       ----      ----      ----
BALANCE SHEET DATA
Working capital (deficiency)..    $ (98,239)   $(100,684) $(43,279) $   1,695      (950) $  (491)
Fixed assets-- net............      120,464      179,379    90,347      3,581     1,269      270
Total assets..................      583,030      896,606   216,877     44,596     1,731      917
Long-term debt and capital          179,993      109,990    18,882        501        --       --
leases........................
Shareholders' equity..........      217,575      599,304   129,990     36,278        --       --
Parent's investment (deficiency)         --           --        --         --       321     (208)

----------
We have never declared or paid any cash dividends.

(1) After giving retroactive effect to the 6,342.944-for-1 stock split in December 2001.

                  SELECTED HISTORICAL FINANCIAL DATA OF LIMITED

     The following selected financial data of CoreComm Limited and its predecessor, OCOM Corporation Telecoms Division ("OCOM") should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this prospectus. The selected historical financial data relates to OCOM as it was operated prior to its acquisition by us.

                                                              Nine Months Ended
                                                                September 30,
                                                       ---------------------------------
                                                            2001              2000
                                                       ---------------    --------------
Income Statement Data:
Revenues                                                  $  220,487         $   56,619
Operating expenses                                           583,243            223,550
(Loss) before extraordinary item                            (395,918)          (173,210)
Gain from early extinguishment of debt                         2,216                  -
Net (loss)                                                  (393,702)          (173,210)

Basic and diluted net (loss) per common share:
(Loss) before extraordinary item                          $    (4.70)        $    (4.35)
Gain from extinguishment of debt                                0.03                  -
                                                       ---------------    --------------
Net (loss)                                                $    (4.67)        $    (4.35)
                                                       ===============    ==============

                                                          September 30,
                                                              2001
                                                       ---------------
Balance Sheet Data:
Working capital (deficiency)                                (126,695)
Fixed assets, net                                            120,532
Total assets                                                 592,508
Long-term debt                                               404,486
Notes payable to affiliates                                   32,869
Other noncurrent liabilities                                     324
Shareholders' equity                                         (59,904)

                                                                                                     THE PREDECESSOR (OCOM)
                                                                                                     ----------------------
                                                          FOR THE PERIOD FROM
                                                          APRIL 1,1998 (DATE
                                                          OPERATIONS COMMENCED FOR THE PERIOD FROM
                               YEAR ENDED DECEMBER 31       TO DECEMBER 31,     JANUARY 1, 1998 TO   YEAR ENDED DECEMBER 31
                               2000 (1)       1999 (2)         1998(3)              MAY 31, 1998        1997        1996
                             ----------     -----------   -------------------- --------------------  ----------  ----------
                                                        (in thousands, except per share data)
INCOME STATEMENT DATA:
Revenues                        $132,122     $  58,151        $  6,713              $  1,452          $  3,579    $ 5,103
Operating expenses               431,449       161,376          25,139                 4,234             7,954      6,333
Net (loss)                      (313,811)     (103,524)        (16,255)               (2,782)           (4,379)    (1,097)
Net (loss) per common
  share basic and diluted (4)      (6.73)        (3.03)           (.55)                 (.09)             (.15)      (.04)
Weighted average
  number of common
  shares basic
  and diluted (4):                47,480        34,189          29,678                29,664            29,419     29,691


                                                                            DECEMBER 31,
                                         2000 (1)          1999 (2)          1998 (3)            1997               1996
                                        ----------     ---------------   --------------      -------------     -------------
                                                        (in thousands)
BALANCE SHEET DATA:
Working capital (deficiency)            $(123,712)         $121,292          $133,899          $   (950)        $     (490)
Fixed assets, net                         179,651            90,619             3,582             1,269                270
Total assets                              909,763           392,103           176,526             1,731                917
Long-term debt                            358,624           179,318               283                --                 --
Notes payable to affiliates                16,100                --                --                --                 --
Other noncurrent liabilities                2,693            14,564               218                --                 --
Shareholders' equity                      316,278           126,926           169,297                --                 --
Parent's investment                            --                --                --               321               (208)

----------
(1) In 2000, we acquired Voyager.net, Inc. and ATX Telecommunications Services, Inc. In addition, we borrowed $91.1 million under a senior secured credit facility, issued $108.7 million aggregate principal amount of senior unsecured notes and issued $16.1 million aggregate principal amount of senior unsecured public notes.

     Also in 2000, we reduced the carrying amount of goodwill and other intangibles by $35.9 million, we recorded non-cash compensation expense of $43.4 million and we recorded restructuring and other charges of $12.7 million.

(2) In 1999, we acquired 100% of the stock of MegsINet Inc. and the CLEC assets of USN Communications, Inc. In addition, we issued $175 million principal amount of 6% Convertible Subordinated Notes due 2006.

(3) During the period from April 1, 1998 (date operations commenced) to December 31, 1998, CCPR made the following contributions to CoreComm Limited prior to the spin-off: (a) a cash contribution of $150 million, (b) businesses acquired by CCPR in April and June 1998 and (c) the subsidiary that owns various LMDS licenses in Ohio that were acquired for an aggregate of $25,241,000.

(4) After giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid in September 1999 and the 3-for-2 stock split by way of stock dividend paid in February 2000. The weighted average number of common shares prior to September 1998 are equivalent to CCPR's historical weighted average shares (since CCPR stockholders received one share of CoreComm Limited for each CCPR shared owned).

     We have never declared or paid any cash dividends.

                            INFORMATION ABOUT HOLDCO

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     In July 2001, we finalized the streamlining of our operating structure to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

     We have engaged in significant efforts to reduce expenses in all areas of our business, while maintaining our revenue initiatives. These plans were implemented through a variety of means, including facility consolidation, headcount reduction, efficiency improvements, vendor negotiations and network optimization.

     We have also engaged in significant efforts to capitalize on more profitable UNE, UNE-P and Enhanced Extended Loop provisioning and pricing to reduce existing network costs and capital expenditures, and enhance gross margins going forward. A large portion of our business and residential local access lines have been converted to these more profitable services, resulting in improved operating results on a going forward basis.

     In addition, we have made significant progress in improving the operating efficiency of our networks, while also reducing network costs. The associated cost savings and product enhancements have come from increased overall efficiency, improved pricing terms, as well as the elimination of duplicative or unneeded network facilities.

     In April 2001, we announced that we are evaluating strategic alternatives for our non-CLEC assets and businesses, and we have retained advisors for the purpose of conducting this review.

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

     Following the completion of the acquisitions of ATX and Voyager in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 2000 results.

     The increase in revenues to $220,055,000 from $56,155,000 is due to acquisitions in 2000, which accounted for $166,737,000 of the increase. This increase is offset by a decline in revenue attributed to the customer base associated with the USN assets to $17,093,000 from $20,642,000. The revenues from the USN customer based peaked in the third quarter of 1999 after our acquisition in May 1999 and, as expected, declined thereafter. USN Communications, Inc. was a CLEC that operated on a resale basis. The underlying operations, customer relationships and future revenue streams of the resale CLEC business have declined since our acquisition. This trend will affect future operations because, in accordance with our revised business plan, we are substantially reducing our resale business.

     Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs increased to $175,942,000 from $77,321,000 due to acquisitions in 2000, which amounted to $111,878,000 of the increase. This increase is offset by a decrease in costs as a result of the implementation of our modified business plan as described above.

     Selling, general and administrative expenses increased to $75,021,000 from $70,783,000 due to acquisitions in 2000, which amounted to $52,448,000 of the increase. This increase is offset by a decrease in costs as a result of the implementation of our modified business plan as described above.

     Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses decreased to $3,854,000 from $7,465,000 primarily as a result of the implementation of our modified business plan as described above.

     In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million due to the issuance of options to employees by CoreComm Limited as compensation for services provided to us at an exercise price of $14.55 which was less than the fair value of CoreComm Limited's common stock on the date of the grant. From April 2000 to September 30, 2001, $19.4 million of the deferred non-cash compensation was charged to expense, including $9.7 million in the nine months ended September 30, 2001. We will charge the remaining $11.9 million deferred expense to non-cash compensation expense over the vesting period of the CoreComm Limited stock options.

     Reorganization charges of $37,395,000 in 2001 relate to our announcements in May and July 2001 that we were taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of our business. An aggregate of $21,497,000 of these costs are for equipment and other assets that will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 250 employees to be terminated, none of whom are still employed by us. These costs in 2001 are for approximately 630 employees to be terminated of which approximately 40 employees were still employed by us as of September 30, 2001. The major actions involved in the 2001 reorganization include (1) consolidation of functions such as network operations, customer service and finance, (2) initiatives to increase gross margins and (3) discussions with vendors to reduce or eliminate purchase commitments. The consolidation of functions resulted in employee terminations and the closing of offices. Employee severance and related costs, lease exit costs and fixed assets and prepayment write-downs include charges related to these actions. Initiatives to increase gross margins resulted in consolidation of network assets and elimination of redundant and less profitable facilities. Charges for these actions include lease exit costs and fixed assets and prepayment write-downs. Finally, reductions or elimination of purchase commitments resulted in agreement termination charges. All of these actions are expected to be completed by June 30, 2002. Fixed assets and prepayments written-off include $5.3 million related to vacated offices, $13.4 million for network assets in abandoned markets and $2.8 million for prepayments in respect of ILEC facilities in abandoned markets. We continue to review our operations and may incur additional charges in the future related to our operations.

     The following table summarizes the reorganization charges incurred and utilized in 2000 and 2001:

                                     EMPLOYEE                                             FIXED
                                     SEVERANCE       LEASE                                ASSETS
                                    AND RELATED      EXIT               AGREEMENT          AND
                                       COSTS         COSTS             TERMINATIONS    PREPAYMENTS       TOTAL
                                 -----------------------------------------------------------------------------------
                                                                   (IN THOUSANDS)
  Charged to expense                    $2,089       $1,917             $      -           $     -       $  4,006
  Utilized                                (775)      (1,396)                   -                 -         (2,171)
                                 -----------------------------------------------------------------------------------
  Balance, December 31, 2000             1,314          521                    -                 -          1,835
  Charged to expense                     3,262        6,977                6,582            21,883         38,704
  Adjustments                             (996)          73                    -              (386)        (1,309)
  Utilized                              (2,701)      (4,137)              (2,712)          (21,497)       (31,047)
                                 -----------------------------------------------------------------------------------
  Balance, September 30, 2001           $  879       $3,434             $  3,870           $     -       $  8,183
                                 ===================================================================================

     Reorganization charges of $775,000 in 2000 relate to the March 2000 announcement of a reorganization of some of our operations.

     At March 31, 2001, we reduced the carrying amount of goodwill related to the Voyager and MegsINet acquisitions by $167,599,000. In connection with the reevaluation of our business plan and the decision to sell our non-CLEC assets and businesses announced in April 2001, we were required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions is eliminated before reducing the carrying amounts of the other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

     Depreciation expense increased to $34,626,000 from $19,416,000 primarily as a result of an increase in fixed assets due to acquisitions in 2000.

     Amortization expense increased to $75,390,000 from $9,793,000 due to the amortization of goodwill from the acquisitions in 2000.

     Interest income and other, net, increased to $1,875,000 from $589,000 primarily due to an increase in interest income on our cash and cash equivalents.

     Interest expense increased to $18,467,000 from $2,767,000 primarily due to increased borrowings to fund our acquisitions and operations.

     The income tax benefit of $33,000 in 2001 is from state and local income tax refunds net of payments, and the provision of $154,000 in 2000 is for state and local income tax.

     In September 2001, we and the holder of the $3,016,000 principal amount 12.75% note payable for equipment agreed to a modification of the note that reduced the principal amount to $800,000 which was paid on October 1, 2001. We recorded an extraordinary gain on the extinguishment of debt of $2,216,000 for the difference between the $3,016,000 obligation and the $800,000 liability.

YEAR ENDED DECEMBER 31, 2000 AND 1999

     Following completion of our acquisitions of ATX and Voyager in September 2000, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1999 results.

     The increase in revenues to $131,526,000 from $57,151,000 is primarily due to acquisitions in 2000, which accounted for $59,164,000 of the increase. The remainder of the increase is primarily due to an increase in CLEC and ISP revenues from an increase in customers. The revenues from the USN customer base peaked in the third quarter of 1999 after our acquisition in May 1999 and declined thereafter. Additionally, prepaid cellular debit card and cellular long distance revenues declined as a result of our termination of these services in the third quarter of 1999. We had revenues of $2,379,000 in 1999 from the provision of these services.

     Operating costs increased to $142,323,000 from $57,551,000 primarily due to acquisitions in 2000, which accounted for $41,650,000 of the increase. The remainder of the increase is primarily due to an increase in the fixed component of operating expenses due to our migration to a facilities-based infrastructure. In 1999, operating costs included $2,211,000 related to the prepaid cellular debit card and cellular long distance services.

     Selling, general and administrative expenses increased to $109,197,000 from $72,821,000 primarily due to acquisitions in 2000, which accounted for $21,432,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs.

     Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $11,224,000 from $6,686,000 primarily due to increased strategic planning activities.

     Non-cash compensation in 2000 of $43,440,000 includes $38,652,000 from the grant of options by CoreComm Limited as compensation for services provided to us at an exercise price below fair market value, and $4,788,000 from the rescission of CoreComm Limited stock option exercises. In April 2000, the CoreComm Limited compensation and option committee of its board of directors approved the issuance of options to purchase approximately 2.7 million shares of CoreComm Limited common stock to various employees at an exercise price of $14.55, which was less than the fair market value of CoreComm Limited common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to December 31, 2000, $9.7 million of the deferred non-cash compensation was charged to expense. We will charge the deferred expense to non-cash compensation expense over the vesting period of the CoreComm Limited stock options. In December 2000, the CoreComm Limited board of directors approved the rescission of some previously exercised CoreComm Limited employee stock options. CoreComm Limited issued notes to employees for the repurchase of the 671,000 shares of common stock for an aggregate of $6,803,000, which exceeded the fair market value of our common stock on the date of repurchase. The notes earned interest at a rate of 4.5% and were redeemed in December 2000. We recorded non-cash compensation of $4.7 million from these transactions.

     The non-cash compensation charge of $1,056,000 in 1999 was recorded in accordance with APB Opinion No. 25, related to a change in employee stock option agreements.

     Other charges of $12,706,000 in 2000 include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and restructuring costs of $4,006,000. The restructuring costs relate to our announcements in March and December 2000 of reorganizations of certain of our operations. The charge consisted of employee severance and related costs of $2,089,000 for approximately 250 employees to be terminated and lease exit costs of

$1,917,000. As of December 31, 2000, $2,171,000 of these provisions had been used, including $775,000 for employee severance and related costs and $1,396,000 for lease exit costs. As of December 31, 2000, none of the employees to be terminated were still employed by us. The remaining provision for leases will be used through 2003.

     The write-down of intangibles in 2000 of $35,920,000 is comprised of $14,784,000 related to business combinations and $21,136,000 related to our LMDS licenses. At December 31, 2000, we wrote-off the carrying amount of intangible assets from business combinations including goodwill of $6,690,000, workforce of $577,000 and customer lists of $7,517,000. These assets were primarily related to our resale CLEC business, which was acquired in 1999. The underlying operations, customer relationships and future revenue streams had deteriorated significantly since the acquisition. These were indicators that the carrying amount of these resale-related assets was not recoverable. We estimated that the fair value of these assets was zero due to the lack of potential buyers, the overall deterioration of the resale CLEC business environment and because of the negative cash flow of these resale businesses for the foreseeable future. In connection with the reevaluation of our business plan, we reduced the carrying amount of the LMDS licenses at December 31, 2000 by $21,136,000 to reflect their estimated fair value. The estimated fair value was determined based on an analysis of sales of other LMDS licenses.

     Depreciation expense increased to $30,641,000 from $10,916,000 primarily as a result of an increase in fixed assets.

     Amortization expense increased to $42,396,000 from $8,630,000 due to the amortization of goodwill from the acquisitions in 2000.

     Interest income and other, net, increased to $1,134,000 from $55,000 primarily due to interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $5,929,000 from $2,624,000 primarily due to interest on the senior secured credit facility beginning in September 2000, the senior unsecured notes due 2003 issued in September 2000 and the senior unsecured notes due 2010 issued in December 2000.

     The income tax provisions of $125,000 in 2000 and $102,000 in 1999 are for state and local income tax.

YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM APRIL 1, 1998 (DATE OPERATIONS COMMENCED) TO DECEMBER 31, 1998

     Following the completion of the acquisitions of 100% of the stock of MegsINet Inc. and the CLEC assets of USN Communications, Inc. in May 1999, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1998 results.

     The increase in revenues to $57,151,000 from $6,713,000 is primarily due to acquisitions in 1999, which accounted for $40,909,000 of the increase. The remainder of the increase is primarily due to an increase in CLEC and ISP revenues from an increase in customers, offset by the decline in cellular long distance revenue as a result of customers switching to other long distance providers. In the third quarter of 1999, we sold most of our prepaid cellular debit card business and we terminated our cellular long distance business in some markets. We had revenues in 1999 of $2,379,000 from the prepaid cellular debit card business and from the cellular long distance business in these markets.

     Operating costs increased to $57,551,000 from $5,584,000 primarily due to acquisitions in 1999, which accounted for $43,315,000 of the increase. The remainder of the increase is primarily due to the increase in revenues. Operating costs as a percentage of revenues increased to 101% from 83%. The increase in percentage terms is the result of an increase in the fixed component of operating expenses due to the migration toward a facilities-based infrastructure. In 1999, operating costs were $2,211,000 from the prepaid cellular debit card business and from the cellular long distance business in the terminated markets.

     Selling, general and administrative expenses increased to $72,821,000 from $11,940,000 primarily due to acquisitions in 1999, which accounted for $33,184,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs.

     Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $6,686,000 from $2,049,000 because the 1998 expenses did not represent a full period of results due to the fact that CoreComm Limited was spun off from another company, Cellular Communications of Puerto Rico, Inc. on September 2, 1998, at which time corporate expenses commenced. In addition, allocated charges from NTL Incorporated (a company that has some of the same officers and directors as us) increased due to the acquisitions by third parties in 1999 of other companies that had been sharing these expenses.

     The non-cash compensation charge of $1,056,000 in 1999 was recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," related to a change in CoreComm Limited employee stock option agreements.

     Depreciation expense increased to $10,916,000 from $749,000 as a result of acquisitions in 1999, which accounted for $7,176,000 of the increase and an increase in fixed assets.

     Amortization expense increased to $8,630,000 from $231,000 due to the amortization of goodwill and other intangibles from the acquisitions in 1999.

     Interest income and other, net, increased to $55,000 from $46,000 primarily due to interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $2,624,000 from $21,000 primarily due to interest on notes payable and capital leases of acquired businesses.

OTHER RESULTS OF OPERATIONS MATTERS

     In June 2001, the board of directors of CoreComm Limited approved the repricing of some stock options granted to our employees by CoreComm Limited. George Blumenthal, CoreComm Limited's then Chairman of the board, Barclay Knapp, CoreComm Limited's then President and Chief Executive Officer, and the non-employee members of CoreComm Limited's board of directors did not participate in the repricing. Options to purchase an aggregate of approximately
10.2 million shares of CoreComm Limited common stock with an average exercise price of $10.70 per share were repriced to $.25, $.75 or $1.25 per share, depending upon the original exercise price. In accordance with APB No. 25 and related interpretations, we are accounting for the repriced options as a variable plan. We will recognize non-cash compensation expense for the difference between the quoted market price of CoreComm Limited's common stock and the exercise price of the repriced options while the options remain outstanding. CoreComm Limited's board of directors took this action to continue to provide performance incentives to our employees.

     In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for us on January 1, 2002. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 144.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for us on January 1, 2003. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually, or more frequently under some conditions for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In addition, we are reviewing the carrying value of our long-lived assets for impairment in accordance with SFAS No. 121, although it is not currently possible to predict the outcome of this review.

LIQUIDITY AND CAPITAL RESOURCES

     We anticipate that we will have sufficient cash to execute our business plan into 2003, by which time we anticipate that we will be generating enough cash from our operations to fund our capital expenditures and debt service. If we are unable to execute our business plan successfully, we may be required to obtain additional financing. Our ability to raise additional capital in the future will be dependent on a number of factors, such as general economic and market conditions, which are beyond our control. If we are unable to obtain additional financing or to obtain it on favorable terms, we may be required to further reduce our operations, forego attractive business opportunities, or take other actions which could adversely affect our business, results of operations and financial condition.

     We still have significant current liabilities even after the successful completion of the Holdco Recapitalization. On a pro forma basis at September 30, 2001 our current liabilities exceed our current assets by approximately $82 million. An inability to generate cash from operations and/or raise additional financing may effect our ability to meet our cash requirements, which may have an adverse affect on us, and potentially our viability as an ongoing business.

     Depending upon the success of the execution of our business plan, additional financing may not be necessary in the foreseeable future. However, we cannot assure you that: (a) actual costs will not exceed the amounts estimated in our business plan or that additional funding will not be required, (b) we and our subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, (c) we will be able to access this cash flow, (d) we will be able to sell assets or businesses (75% or more of the net proceeds from a sale may be required to be used to repay indebtedness) or (e) we will not be adversely affected by interest rate fluctuations.

     In October 2001, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes Due 2006 whereby the holders agreed, among other things, to exchange their notes for approximately $5 million in cash (the amount of the October 1, 2001 interest payment) and shares of our common stock as part of a recapitalization plan. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

     On December 28, 2001, we completed the exchange of shares of our common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of our outstanding indebtedness as co-obligors with CoreComm Limited and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed pursuant to an exchange agreement with CoreComm Limited and (1) holders of 10.75% Unsecured Convertible PIK Notes Due 2011 and 10.75% Senior Unsecured Convertible PIK Notes Due 2010, both of which were a joint obligation of CoreComm Holdco and CoreComm Limited, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon, (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and (3) the holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

     We anticipate that we and our subsidiaries will not generate sufficient cash flow from operations to repay at maturity the entire principal amount of our outstanding indebtedness. Accordingly, we may be required to consider a number of measures, including: (a) refinancing all or a portion of this indebtedness, (b) seeking modifications to the terms of this indebtedness, (c) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (d) seeking additional equity financing, or (e) a combination of the foregoing.

     We are a holding company with no significant assets other than cash and securities and investments in and advances to our subsidiaries. We are therefore likely to be dependent upon receipt of funds from our subsidiaries to meet our own obligations. However, our subsidiaries' debt agreements prevent the payment of dividends, loans or other distributions to us, except in limited circumstances.

     In December 2001, in connection with the Holdco Recapitalization, CoreComm Limited and CoreComm Holdco were granted an exception by Nasdaq absent which, CoreComm Limited and CoreComm Holdco would have had to obtain stockholder approval prior to the completion of the Holdco Recapitalization. Accordingly, following the consummation of the intended registered public exchange offers, whereby holders of the CoreComm Limited common stock and of the remaining 6% Convertible Subordinated Notes due October 1, 2006 will exchange their securities for common stock of CoreComm Holdco, we anticipate, based on conversations with Nasdaq, that CoreComm Holdco will become the Nasdaq listed entity and will be subject to the continued inclusion requirements of the Nasdaq National Market. If we fail to meet the continued inclusion requirements, we believe that not being listed on the Nasdaq National Market would have an adverse affect on the trading prices of our common stock and would adversely affect the liquidity of the shares of common stock held by our stockholders. In addition, not being listed may cause future financing to be more difficult, more expensive or both.

     In April 2001, we entered into a $156.1 million Amended and Restated Credit Agreement with The Chase Manhattan Bank that amends and restates the term loan facility and revolving credit facility that closed in September 2000. As of January 25, 2002, there was $106.1 million outstanding under the term loan facility and $50.0 million outstanding under the revolving credit facility. The term loan facility will amortize in quarterly installments of principal commencing on December 31, 2003 with a final maturity on September 22, 2008. The revolving credit facility shall be automatically and permanently reduced in increasing quarterly installments of principal commencing on December 31, 2003 with a termination date on September 22, 2008. In the event our remaining approximately $4.75 million of 6% Convertible Subordinated Notes have not been converted or refinanced on or prior to April 1, 2006, then the facilities become payable in full on April 1, 2006. The interest rate on both the term loan facility and the revolving credit facility is, at our option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum. At September 30, 2001, the effective interest rate on the amounts outstanding was 8.29%. Beginning October 12, 2001 and ending April 12, 2002, the interest rate is 6.86%. Interest is payable at least quarterly. The commitment fee on the unused portion of the commitments is 1.25% per annum payable quarterly, subject to reduction to 1% per annum based upon the amount borrowed under the facilities.

     In April 2001, we issued to NTL Incorporated, referred to as "NTL," $15 million aggregate principal amount of unsecured convertible notes. These notes will mature in April 2011. Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that is then due. The additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited common stock for a specified period. These notes are convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

     Some of our subsidiaries have various notes payable and capital leases outstanding. The approximate amounts due for these notes and leases are as follows: $10.5 million in 2002 and $268,000 in 2003.

     In October 1999, CoreComm Limited issued $175 million principal amount of 6% Convertible Subordinated Notes due October 1, 2006, and received net proceeds of $168.5 million. In April 2001, $10,250,000 aggregate principal amount of these notes was converted into approximately 374,000 shares of CoreComm Limited's common stock. As part of the Holdco Recapitalization, on December 17, 2001, $160 million principal amount of the 6% Convertible Subordinated Notes were exchanged for 485,602 common shares of our common stock and the payment of the October 2001 interest payment of approximately $4.8 million. We intend to launch a public exchange offer for the remaining $4.75 million principal amount of the 6% Convertible Subordinated Notes for an aggregate amount of approximately 14,416 common shares of CoreComm Holdco and expect to pay the remaining October 2001 interest payment of $142,500 to those holders.

     In May 1999, we acquired MegsINet and the CLEC assets of USN
Communications. The USN acquisition included a potential contingent cash payment to be paid in 2000, which was capped at $58.6 million. The contingent payment was payable only if the USN assets met or exceeded operating performance thresholds. We do not expect any contingent payment to be required.

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

CONSOLIDATED STATEMENT OF CASH FLOWS

     For the nine months ended September 30, 2001, cash used in operating activities decreased to $33,448,000 from $118,590,000 in the nine months ended September 30, 2000 due to significant efforts to reduce expenses and other efforts to conserve cash.

     For the nine months ended September 30, 2001, cash used to purchase fixed assets decreased to $4,243,000 from $43,484,000 in the nine months ended September 30, 2000 which reflects the modifications to our business plan and the efforts to conserve cash.

     Proceeds from borrowings, net of financing costs, of $88,679,000 was from the borrowings under the Chase facility in January and April 2001 and the issuance of the 10.75% senior unsecured convertible notes in April 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The SEC's rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments, such as investments and debt, that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes.

     The fair-market value of long-term fixed interest rate debt is subject to interest rate risk. Generally the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. In the following table, the fair value of our convertible notes was determined from the quoted market price. The carrying amount of the variable rate senior secured credit facility approximates the fair value. The fair value of our other notes payable are estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.

                            INTEREST RATE SENSITIVITY
                    AS OF SEPTEMBER 30, 2001, AS ADJUSTED FOR
               THE HOLDCO RECAPITALIZATION AND OTHER TRANSACTIONS
                      PRINCIPAL AMOUNT BY EXPECTED MATURITY
                              AVERAGE INTEREST RATE

                      FOR THE                ,
                       THREE
                      MONTHS
                      ENDING
                     DECEMBER               FOR THE YEARS ENDING DECEMBER 31                                        FAIR
                        31,      -------------------------------------------------------------                      VALUE
                       2001        2002       2003         2004         2005         2006      THEREAFTER   TOTAL   9/30/01
                    ----------------------------------------------------------------------------------------------------------
                                                                 (IN THOUSANDS)
Long-term debt,
  including
current
  portion:

Fixed rate             $3,266       $  -  $  -        $  -         $    -       $   -          $15,752   $ 19,018 $ 18,266
Average interest         6.73%
rate                                                                                             10.75%

Variable rate          $    -       $  -  $1,950      $9,750        $25,350     $50,700        $68,350   $156,100 $156,100
Average interest                          Libor +     Libor +       Libor +     Libor +        Libor +
rate                                      4.5% or     4.5% or       4.5% or     4.5% or        4.5% or
                                          base rate   base rate     base rate   base rate      base rate
                                          +  3. 5%    + 3. 5%       + 3.5%      + 3.5%         + 3.5%

CAPITALIZATION

     The following table shows our cash and cash equivalents and capitalization as of September 30, 2001, and as adjusted to give effect to the Holdco Recapitalization, the other transactions to eliminate additional amounts of our outstanding indebtedness that were entered into by December 31, 2001, the public exchange offers of our common stock to CoreComm Limited's stockholders and to the holders of CoreComm Limited's 6% Convertible Subordinated Notes due 2006 and an estimated result of the fair value analysis of our net tangible assets as if a purchase business combination occurred in connection with the recapitalization and exchange transactions. The final determination of fair values will be made upon the completion of a study to be undertaken to determine the fair value of some of our assets and liabilities, including intangible assets. For additional information with respect to the Holdco Recapitalization, without giving effect to the public exchange offers, refer to the Unaudited Pro Forma Financial Data included elsewhere in this prospectus. Our actual financial position and results of operations will differ, perhaps significantly, from the amounts reflected in this prospectus as a result of the completion of this fair value analysis. You should read this table together with our consolidated financial statements and related notes included in this prospectus and the information in "Unaudited Pro Forma Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                                     AS OF SEPTEMBER 30, 2001
                                                                                     ------------------------
                                                                                           ACTUAL    AS ADJUSTED
                                                                                           ------    -----------
                                                                                          (IN THOUSANDS)
Cash and cash equivalents....................................................       $      46,713   $     36,125
                                                                                    =============   ============
Current portion of long-term debt............................................       $      40,772   $     11,165
                                                                                    =============   ============
Long-term debt:
  Capital lease obligations..................................................       $         324   $        324
  Senior secured credit facility, less unamortized discount of $11,752,000 (as
adjusted)....................................................................             136,298        144,348
  10.75% senior unsecured convertible PIK notes due 2010.....................              17,494             --
  10.75% unsecured convertible PIK notes due 2011, less unamortized discount of
    $377,000 (actual) and $377,000 (as adjusted).............................              25,877         15,375
                                                                                   --------------  -------------
    Total long-term debt.....................................................             179,993        160,047
Stockholders' equity:
  Preferred stock, par value $0.01 per share, 10,000,000
     shares authorized, none issued or outstanding...........................                  --             --
  Common stock, par value $0.01 per share; 250,000,000
     shares authorized;
     9,514,000 (actual) and 10,000,000 (as adjusted) shares issued(1)........                  95            100
  Additional paid-in capital.................................................           1,021,469         29,900
  Deferred non-cash compensation.............................................             (11,936)            --
  (Deficit)..................................................................            (792,053)            --
                                                                                    -------------   ------------
                                                                                          217,575         30,000
      Treasury stock, none (actual) and 98,000 (as adjusted) shares..........                  --           (294)
                                                                                    -------------  -------------
     Total stockholders' equity..............................................             217,575         29,706
                                                                                    -------------  -------------
     Total capitalization....................................................       $     397,568   $    189,753
                                                                                    =============   ============

----------

(1) Excludes shares issuable upon the possible future conversion of Unsecured Convertible Notes or upon the exercise of stock options and warrants.

     - The 10.75% Unsecured Convertible PIK Notes due 2011 are convertible into CoreComm Limited common stock at a conversion price of $1.00 per share (subject to a potential one-time right to convert at $0.67 per share in connection with the occurrence of a change of control). However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

     - CoreComm Limited's warrants to purchase shares of CoreComm Limited's Common Stock will be exercisable for common shares of CoreComm Holdco, subject to any exchange ratio in the exchange offer, if the exchange offer for CoreComm Limited's Common Stock is consummated.

     -    As of December 31, 2001, there were options to purchase approximately
          22.1 million shares of CoreComm Limited common stock outstanding. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. However, based on the last sales price for CoreComm Limited common stock on The Nasdaq Stock Market on February 4, 2002 of $0.10, less than 1% of those options are at exercise prices below the market price for CoreComm Limited common stock. CoreComm Limited options are not exercisable for shares of CoreComm Holdco common stock. In the event that we are successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by us into shares of our common stock at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of CoreComm Holdco at that exchange ratio.

     - In December 2001, CoreComm Holdco adopted a new stock option plan for its employees. A total of 2.9 million shares of common stock were reserved for issuance under the plan, which represents 22.5% of the total fully diluted shares of CoreComm Holdco. In January 2002, CoreComm Holdco's board of directors approved a grant of options to purchase an aggregate of approximately 2.58 million shares of CoreComm Holdco's common stock, representing approximately 20% of the total fully diluted shares. The exercise price of these options is the estimated fair market value on the date of grant of $3.00 per share. The number of shares issuable under the plan and the number of shares into which each outstanding option is exercisable is subject to adjustment for stock splits and other similar transactions. For example, if we effect a 3-for-1 stock split, a holder of 100 options would automatically have 300 options following the split, at 1/3 the original strike price.

OUR BUSINESS

     We are an integrated communications provider that offers local and toll-related telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the Mid-Atlantic and Midwest regions of the United States. We operate three business divisions: business services (ATX), residential services (CoreComm Residential) and Internet services (Voyager). We are exploiting the convergence of telecommunications and information services through our network strategy, which involves the ownership of telephone switching equipment and the leasing of the local telephone lines that run directly to homes and businesses, combined with the provisioning of a leased regional network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography within our regions. We currently offer services to business and residential customers located principally in Pennsylvania, Ohio, New Jersey, Michigan, Wisconsin, Maryland, Illinois, New York, Virginia, Delaware, Massachusetts, Washington, D.C. and Indiana. In local exchange services, we compete against the established local telephone service provider that was the service provider in a region prior to the opening of local telephone service to competition.

     In 2001, we streamlined our strategy and operations to focus on our two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market. The second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market. Our strategy is to attractively bundle telephony and data services in our target markets in order to compete with the incumbents and gain market share.

     As of September 30, 2001, we had more than 295,000 local telephone access lines in service and more than 350,000 Internet customers. The following table details our customer base:

                                                   SEPTEMBER 30, 2001

     Residential Local Access Lines                       54,400
     Business Local Access Lines                         241,500
     Toll-related Access Line Equivalents                495,300
     Internet Subscribers                                351,600
     Other Data Customers (1)                             18,200

----------
     (1) Other data customers included Point-to-Point data, Frame Relay, Web Development, Web Hosting, E-Commerce, Collocation and other related customers.

     As of the third quarter ended September 30, 2001, our revenues were attributable to the following service categories:

                                                   Q3 2001
     Local Exchange Services                         32%
     Toll-related Telephony Services                 26%
     Internet, Data and Web-related Services         32%
     Other Revenue                                   10%
          Total                                     100%

     We have engaged in significant efforts to capitalize on ways to increase the profitability of our services. We have capitalized on opportunities such as more profitable Unbundled Network Element - Platform (UNE-P) and Enhanced Extended Loop (EEL) provisioning and pricing to reduce existing network costs and capital expenditures, and enhance gross margins. In the last few months, a large portion of our business and residential local access lines have been converted to these more profitable services from total service resale, which we expect to continue. We will also continue to provision telephony customers onto our owned and leased networks where we have facilities in place, while also taking advantage of UNE-P and EEL provisioning to expand our service areas.

     The following is a description of our three business divisions, as well as a description of our network technology and proprietary systems.

BUSINESS SERVICES (ATX)

     Through our business services division, we offer customers a full range of high-speed communications services including local and toll-related telephony services, network services such as network data integration,

Internet access and Web consulting, development and hosting, and other related services. In addition, we offer Advanced Communications Solutions products tailored to meet the needs of our business customers, such as conference calling, travel services, pre-paid calling, enhanced fax and PC-based billing. Customers are billed on a single, consolidated invoice, delivered by traditional means or near real time Web-based billing that allows the customer to sort the information to detail calling patterns. Our target markets are the Mid-Atlantic region throughout the New York-Virginia corridor, and Midwest markets, including: Cleveland, Ohio; Columbus, Ohio; Chicago, Illinois; and other markets in the Great Lakes region.

BUSINESS PRODUCTS AND SERVICES

     Our business division offers our customers a full range of broadband communications services, including:

     - CORECONNECT. We offer a single, simple solution for all of a customer's communications needs - local, long distance, toll, data and Internet access services bundled over a multi-purpose broadband connection. By combining all of a business' essential communications over the same facilities, we are able to offer an integrated access tool that enables higher speed, greater bandwidth, and significant cost savings, all from a single source. Through this integrated product, we are also able to offer custom-tailored bandwidth-intensive data solutions such as WAN/LAN connectivity, dedicated point-to-point circuits, frame relay to the Internet, and ATM for multimedia applications. We also offer these products on a stand-alone basis.

     - LOCAL TELEPHONY SERVICES. Local telephony services include local dial tone and a set of custom calling features that business customers can tailor to meet their local telephony needs. A sample of some of the most popular local features include alternate answer, automatic callback, busy line transfer, call blocking, call forwarding, call trace, call waiting, caller ID with name, multi-ring service, repeat dialing, remote access call forwarding, and speed calling.

     - TOLL-RELATED TELEPHONY SERVICES. Toll-related telephony services include inbound/outbound service, international, 800 or 888 service and calling card telephone service. We currently provide intraLATA and interstate long distance services nationwide and international termination worldwide. We also offer a full line of Advanced Communications Solutions along with our toll-related services, such as Internet-based call management, traveling calling cards, fax broadcasting, voice mail, conference calling and enhanced call routing services.

     - NETWORK SERVICES. We also offer complete high-speed network solutions to our customers. These services include network data integration for private line services, Internet services, Web design, development, hosting and consulting services.

     - INTERNET SERVICES. We utilize a state-of-the-art network to deliver Internet access designed for business use, ensuring high-speed and stable connectivity to a global resource of information. Our customers are connected via high-speed dedicated lines, from 56K up to DS3.

     - WEB SERVICES/E-COMMERCE. We are able to facilitate virtually every aspect of establishing and maintaining an interactive global presence in Web services. The various segments of Web services include Web design, hosting, electronic commerce, Intranet development, database integration, Internet marketing and Internet security.

     - CONSULTING SERVICES, LOCAL AREA NETWORK/WIDE AREA NETWORK DATA INTEGRATION. Our network services and integration unit assists organizations in the design, construction, implementation and management of practical local and wide area networks. This business unit manages local area network/wide area network data integration for private line services, Internet network and integrated services digital network, as well as professional consulting services and hardware/software sales. We develop solutions while educating clients on specific business applications and the technology that make them possible. Consulting services include wide area network architecture and implementation, router and CSU configuration, local area network switching, electronic commerce, cabling and VLAN design and set-up.

     - WIRELESS SERVICES. We also offer wireless services primarily as a customer retention tool, consisting of both cellular and paging service. We offer digital and analog cellular services as well as ESMR service, which is two-way radio and digital cellular service, through Nextel.

BUSINESS SALES AND MARKETING

     Our sales model is based on our consultative sales approach, our proprietary marketing and training tools, the experience of our sales force, our "farm-team" training and career development program, and our shared vision and incentive structure to reward individual and team performance objectives.

     Each sale begins with an evaluative consultation that investigates the telecom needs of the customer. The sales consultant then designs a tailored, integrated and cost-effective telecom platform that addresses the specific customer's communications needs. The level of the sales consultant's telecom and customer knowledge necessary to sell successfully can be achieved only through significant training, mentoring and devotion of corporate resources.

     We have an experienced and long-tenured sales force. Over 25% of our senior sales force professionals have been with us for more than five years, and 18 out of 22 members of the sales management team have been promoted from within our organization.

RESIDENTIAL SERVICES (CORECOMM RESIDENTIAL)

     We offer residential customers voice, data and other telecommunications services in Ohio, Illinois, Michigan, Wisconsin and Pennsylvania and Internet access services over a wider footprint in the Midwest and Mid-Atlantic regions of the United States. Customers are billed for their services with one, consolidated bill. If they choose, customers can access their billing information and pay their bills online, or they may elect automatic bill payment via credit or debit card.

RESIDENTIAL PRODUCTS AND SERVICES

     Our residential strategy is to bundle telephony and Internet products and services in ways that are attractive to the customer, distinctive in the marketplace, and offer convenience and simplicity. We typically offer a platform of the most popular services and then create ways for customers to purchase other services easily and conveniently according to their tastes.

     For example, in the current residential offering, we combine a package of local and long distance phone service with Internet access, which is called the "CoreComm Unlimited Premium" service. Although the details of the offerings vary somewhat by region, the service typically includes:

        - Local dial tone;
        - Local calls;
        - Call waiting;
        - Caller-ID with name;
        - Personal "800" number;
        - Premium Internet service;
        - 56K unlimited access;
        - 3 e-mail addresses;
        - 10 MB of personal web space;
        - Long distance service option at 10 cents per minute; and
        - 100-200 minutes of long distance included with additional minutes at 6-8 cents per minute.

     Additional options and features, such as voice mail, three-way calling, an additional line, and additional web site space, can be easily and flexibly added to the service. The pricing for CoreComm Unlimited Premium varies by region, but in all areas the price offers value and convenience when compared to offerings from the incumbent telephony company and other providers of these services.

     Although the specific components of the product offerings continually change over time, we plan to continue our strategy of designing marketing packages that give the customer flexibility and choice, with convenient ways to subscribe to additional services.

     In general, we currently offer the following voice, data and Internet services to residential customers in our markets:

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     -    LOCAL TELEPHONY SERVICES - including standard dial tone, local calling, Emergency 911 services, operator assisted calling, access to the long distance network, and other related services.

     - CUSTOM CALLING FEATURES - including call waiting, call forwarding, caller ID, voice mail, conference calling, multi-ring, speed calling and other enhanced features.

     - TOLL-RELATED TELEPHONY SERVICES - including 1+ interLATA calls, which are calls across Local Access and Transport Areas, intraLATA calls, international calls, 800/888/877 toll free services, calling cards and other related services.

RESIDENTIAL SALES AND MARKETING

     We focus on a marketing approach that combines targeted direct marketing with partnerships and local organizations. We utilize local media and partner with civic organizations to develop the recognition of the brand and to create a captive potential base of customers. We also target customers in our footprint via direct mail, e-mail and telemarketing. All of our sales efforts are designed to drive revenue growth by capitalizing on low cost opportunities in our current markets.

     In addition to efforts designed to acquire new customers, we continually engage in efforts to sell additional services to existing customers. For example, we are currently working on upselling our Internet-only customers to bundled local and toll-related telephony and Internet products.

     Our residential marketing efforts are intended to drive potential customers to our website, www.core.com. At this website, customers can sign up for service in a fully online process. Customers may also sign up for service by calling our toll-free number. Our product offerings are designed to be simple and flexible, so that potential customers can easily perceive their value.

INTERNET SERVICES (VOYAGER)

     Our Internet services division provides Internet access and high-speed data communications services and to residential and business subscribers. Services include dial-up Internet access, dedicated telecommunications services to business, cable modem access, Web-hosting, electronic commerce, and co-location services. We operate one of the largest dial-up Internet networks in the Midwest in terms of geographic coverage, with approximately 170 owned points of presence in Michigan, Wisconsin, Ohio, Illinois, Indiana, Minnesota, Pennsylvania, New York and California.

     In April 2001, we announced that we are evaluating strategic alternatives for our non-CLEC assets and businesses and we have retained advisors for the purpose of conducting this review.

INTERNET PRODUCTS AND SERVICES

     INTERNET ACCESS SERVICES

     We offer Internet access services to residential subscribers and dedicated, web hosting, and dial-up Internet access to business customers. By selecting between the various types of access services and pricing plans available, subscribers can select services that fit their specific needs.

     - DIAL-UP ACCESS. Our residential access services are designed to provide subscribers with reliable Internet access through standard dial-up modems. The dial-up Internet access service includes:

               - local access numbers;
               - personal Web space;
               - multiple e-mail accounts;
               - toll-free customer support;
               - light usage plans;
               - optional content filters for parental or business use; and
               - Internet chat and news groups.

     We also offer prepaid plans for quarterly, semi-annual and annual access. A majority of our residential subscribers pay their monthly fee automatically by a pre-authorized monthly charge to their credit card. Additional service options include Web content filter service, e-mail alias (forwarding) and national toll-free roaming service.

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     -    DEDICATED ACCESS. We offer high-speed dedicated connections to both business and residential subscribers at a range of speeds using traditional telecommunications lines and frame relay communications services for those customers requiring greater speed and reliability.

     - CABLE MODEMS. Through a reseller arrangement with Millennium Digital Media Systems, L.L.C., we offer high-speed Internet access in some locations through the use of modems integrated with local cable television networks and provides the technical and billing support to this fast-growing segment of the Internet access business.

     WEB SERVICES

     Our Web services help organizations and individuals implement their Web site and e-commerce goals. We offer various Web hosting and other services that enable customers to establish a Web site presence without maintaining their own Web servers and high-speed connectivity to the Internet.

     - WEB HOSTING. We offer a diverse range of shared, dedicated and co-location Web hosting services for small and medium businesses. The Web hosting service includes state-of-the-art Web servers, high-speed connections to the Internet at its network operations centers, and registration of our customers' domain name and Internet address. We also offer Web page design, development, maintenance and traffic reporting and consulting services.

     - CO-LOCATION. We offer co-location services, providing telecommunications facilities for customer-owned Web servers, for customers who prefer to own and have physical access to their servers but require the reliability, security and performance of our on-site facilities. Co-location customers house their equipment at our secure network operating centers and receive direct high-speed connections to the Internet.

     - E-COMMERCE. We have launched a suite of Web hosting and e-commerce solutions that enable businesses to easily and affordably create Web sites and sell their products and services over the Internet. The product suite includes EasyWeb, which allows a business to quickly create a Web site online through a series of menu-driven screens and templates, and EasyShop, a comprehensive e-commerce solution, which allows businesses to accept real-time credit card purchases via their Web site.

     - LOCAL CONTENT. Our portal is a web site including personalized local news and weather, sports, entertainment, finance, stock quotes, shopping, classifieds and chat services for our customers. Content is automatically tailored to individual customers using a database driven process that presents customers with location-specific information. Customers can also customize the layout and specific content options available to them. Content is made available through revenue sharing and co-branding agreements with organizations including CMGI Inc.'s MyWay.com, Wizshop.com, Amazon.com, and local media. Customers access the portal page at www.voyager.net.

     OTHER SERVICES AND OFFERINGS

     We also offer other enhanced communications services to meet the one-stop shopping demands of residential and business customers.

     - VIRTUAL PRIVATE NETWORKS. Our custom virtual private networks solutions enable customers to deploy tailored, Internet protocol-based mission-critical business applications for internal enterprise, business-to-business and business-to-customer data communications on its network while also affording high-speed access to the Internet. We offer customers a secure network on which to communicate and access information between an organization's geographically dispersed locations, collaborate with external groups or individuals, including customers, suppliers, and other business partners and use the Web to access information on the Internet and communicate with other Web users.

     - LONG DISTANCE AND OTHER TELECOMMUNICATIONS. We currently resell long distance telecommunications services as well as an 800 service, calling cards and prepaid cards to its Internet customers through our VoyagerLink operations. We currently offer this interstate and intrastate long-distance service to our customers at a fixed rate per minute, with no set-up or monthly charges.

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INTERNET SALES AND MARKETING

     MARKETING. Our marketing philosophy is based on the belief that a consumer's selection of an Internet service provider is often strongly influenced by a personal referral. Accordingly, we believe that the customer satisfaction of our subscriber base has led to significant word-of-mouth referrals. Our referral incentive program awards subscribers one month of free service for every customer referred. As a result, over 70% of new sign-ups come from existing subscriber referrals. Our proprietary customer care and billing system automatically tracks and credits the subscriber's account, thus providing valuable marketing information and flexibility with this program. We also market services through strategic relationships with value added resellers in the local communities, such as trade associations, unions, Web development companies, local area network administrators and retail stores which represent and promote us on a commission basis. These relationships are a significant source of new customers. We do not use mass marketing media as a major source of acquiring new customers, but instead believe that by providing superior customer service and developing strong relationships within local communities, particularly in small- and medium-sized markets, we can continue to grow with very low costs per new customer acquired.

     FREE CDS AND DISKETTES. Upon the request of prospective customers, we distribute free software via CD and diskettes that contain both the Netscape browser software for Windows 2000/98/95, Windows 3.1 and Macintosh, as well as Microsoft's Internet Explorer. The software is configured to facilitate installation and connection to a point of presence. Individuals receiving the CD or diskettes have the opportunity to obtain the free browser software contained on the CD by opening an account with us, either online or via a toll-free telephone number. New customers can be online in a matter of minutes after opening an account online or by calling our toll-free telephone number.

     BUSINESS SALES AND SUPPORT. We have a business sales and support team dedicated to selling and providing customized support to our growing small- and medium-sized business customers. The business teams include support personnel located throughout its target region. This strong local presence allows it to meet face-to-face with its business customers to evaluate their needs and respond with customized solutions. Our locally-based sales and support teams are supported by additional network engineers at our call centers for trouble-shooting on specific problems.

NETWORK AND TECHNOLOGY

     NETWORK STRATEGY. Our network strategy combines the ownership of telephone switching equipment and the leasing of the local telephone lines that run directly to homes and businesses, combined with the provisioning of a leased regional network that carries Internet traffic. This configuration of locally and regionally owned and leased facilities allows us to deliver a wide range of communications services over a wide geography within our regions.

     TELEPHONY NETWORK INFRASTRUCTURE. We currently have Class 5 switches operating in Philadelphia, PA; Columbus, OH; Cleveland, OH; and Chicago, IL. These switches are connected via leased local transport to collocations throughout their respective markets where we have equipment collocated with the incumbent local exchange carrier. We are able to reduce the number of collocations we establish with the incumbent local exchange carrier, in each market by utilizing Enhanced Extended Loops (EELs) that virtually allow us to extend our local networks to service customers well outside of the collocation footprint. Also, in areas where we do not have facilities in place, we utilize Unbundled Network Element - Platform (UNE-P) and total service resale provisioning to service their customers. We also operate five Class 4 switches to handle our toll-related traffic.

     INTERNET NETWORK INFRASTRUCTURE. We designed and built our Internet network to specifically service Internet (data) traffic. The network is comprised primarily of the latest Cisco Systems and Juniper Networks routing and switching equipment, which provides a common platform for increased flexibility and maintenance while allowing for the use of advanced routing protocols to quickly and dependably deliver customer traffic. We have two Internet network operating centers to oversee traffic flows and general network operations, as opposed to a single network operating center as found in many national networks, which helps create redundancy and ensures a secure and reliable network. We are continuously improving our network infrastructure and connectivity costs through relationships with incumbent local exchange carriers and competitive local exchange carriers such as Brooks Fiber (MCI WorldCom), Phone Michigan (McLeodUSA), Time Warner, Coast to Coast and Focal Communications.

     Our Internet points of presence are linked to regional network points, or hubs, which are our two Internet-dedicated network operating centers. These network points are linked to the Internet by fiber optic connections and employ asynchronous transfer mode, frame relay and other methods of handling traffic efficiently. Interlinked network points allow Internet users to access sites located on other network points. In the event that one of our

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subscribers wishes to access a Web site that is located on another service provider's network, data is directed to a network access point where information sharing is conducted under arrangements known as peering. The flow of information across a network access point allows information to be downloaded from one service provider's network to a subscriber on another service provider's network.

     INTERNET POINTS OF PRESENCE. Our approximately 170 dial-in points of presence primarily utilize digital access servers manufactured by 3Com Corporation and Lucent Technologies, Inc. These servers allow for a variety of customer connections from standard dial-up to traditional telecommunications lines, including integrated digital services network. Our network has been reconfigured to include redundant data circuits, which will automatically route customer traffic in the event of a failure, and our network topology offers high levels of performance and security. Through various relationships with competitive local exchange carriers, we have been able to reduce the overall number of points of presence by consolidating several of them into "SuperPOPs" with expanded calling areas. The SuperPOP allows us to consolidate equipment into one large modem bank and eliminate various telecommunication links from its points of presence back to the network operating center, thereby creating enhanced network reliability and reducing telecommunication costs.

     NETWORK OPERATIONS CENTERS (NOCS). We currently have 4 network operations centers localized to manage traffic throughout our footprint. The NOCs are located in Philadelphia, PA, Cleveland, OH, which monitors the Cleveland, Columbus and Chicago networks, and East Lansing, MI, and New Berlin, WI. The East Lansing and New Berlin NOCs house all of our internal Internet network equipment, including servers, routers, mail, hosting and disk arrays, as well as our main routing equipment and connection to the Internet. These two NOCs have been interconnected to provide redundancy and to ensure the highest quality data network. Each network operations center is monitored on a 24 hours per day, seven days per week basis in order to provide the highest level of network performance.

     PEERING RELATIONSHIPS. Peering is the act of exchanging data across networks, typically at specific, discrete locations. By allowing separate networks to exchange data, users on a particular Internet service provider's network are able to access information and communicate with users on another provider's network. Many formal peering points exist where several dozen Internet service providers and other providers exchange data, including network access points. Internet service providers can also run connections to peer with several different providers, known as multihoming. Multihoming allows an Internet service provider to provide better service, as inbound and outbound data can go over different routes if a particular network is overloaded. We have relationships at multiple points with several different organizations, including Verio, Inc. in Ann Arbor, Michigan, NAP.net in Chicago, Illinois and MCI and Savvis in Kalamazoo, Michigan, thus building in network redundancy that allows for better connectivity for its customers.

ELECTRONIC BONDING AND PROPRIETARY SYSTEMS

     We are currently bonded electronically with Ameritech and Verizon. This electronic interface allows for more timely and accurate service ordering and provisioning of customers. We have real-time access to customer information while order entry and confirmation are batched and transmitted several times a day. We provide service to customers through our proprietary systems, which are designed to interface with the incumbent local exchange carriers' systems through a variety of delivery mechanisms. Our systems and processes have been developed to decrease the risk of human error associated with provisioning customers by manual keying or fax.

     Our customer interface systems have been developed and continue to be enhanced in a client/server environment that allows for flexibility to accommodate an expanding customer base, efficient entry into new markets, switch-based services, and rapid development of additional functionality. Our proprietary systems handle all pre-ordering activities, including obtaining customer service records (CSR), finding and reserving telephone numbers, verifying customer addresses, validating due dates, searching the incumbent local exchange carrier's switches for feature availability (COFA), and yellow page listings.

     Our recent and ongoing enhancements to our information systems include the following:

     - Rating and billing engines are being re-engineered for performance and scalability using a multi-tiered architecture.

     - Provisioning systems for the Ameritech region have been enhanced to support Ameritech's five state region. Our service order management system has been enhanced to validate in real time the incumbent local exchange carrier feature availability, integrate the electronic generation of service order data, and integrate automated switch activation software for our Class 5 switches, all within a

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          single system. The provisioning information is entered once, and it flows through our internal systems, our switch, and the incumbent local exchange carrier systems with minimal manual intervention.

     - We have automated the migration processes to move customers from resale to on-switch and resale to UNE-P via our service order management system, which has been designed to minimize manual processes with the incumbent local exchange carrier.

     - We have purchased and installed a platform for our call centers which has introduced skills-based routing of inbound calls with an automated attendant. This allows us to service our customers better by ensuring that a call is delivered to a customer service representative with the skills necessary to handle the customer.

     - We have integrated an auto-dialer with our collections system, which has significantly increased collection agent productivity and effectiveness.

     We have invested in the construction of a series of proprietary software applications and an extensive corporate Intranet in our efforts to achieve a paperless work environment in which all job critical information is readily available online. Our employees use the corporate Intranet to access detailed product and corporate information, industry research and updates, competitive intelligence files, online training and certification, calendars, a personnel directory, community activities, philanthropic organizations, and other important content from the convenience of their desktops. Online forms and sophisticated e-mail applications have further increased productivity by enhancing communications.

     We currently utilize internally developed proprietary systems for integrated order management and provisioning, as well as for customer relations management. For billing, we use a combination of proprietary software and an external service bureau.

     We provide customer service and technical support through three call centers located in Philadelphia, PA, Columbus, OH, and East Lansing, MI. We provide 100% of our customer care internally and do not outsource any customer operations to third party providers. We have upgraded our phone systems to route calls, track important call-in data, automatically answer questions and move customers quickly through the call-in process. Our comprehensive staff training program and incentive compensation program linked to customer satisfaction has led to significant improvements in the time required to move subscribers through the various calling queues. In addition to using our call centers, customers can also e-mail questions directly to technical support staff, as well as find solutions online through the use of the tutorials found at our web site.

COMPETITION

     The telecommunications industry and all of its segments are highly competitive and many of our existing and potential competitors have greater financial, marketing, technical and other resources than we do. Competition for our products and services is based on price, quality, network reliability, service features and responsiveness to customers' needs.

COMPETITIVE LOCAL EXCHANGE CARRIER

     In each of our markets, we face competition from incumbent local exchange carriers, including Verizon and Ameritech, as well as other providers of telecommunications services, other competitive local exchange carriers and cable television companies. In the local exchange markets, our principal competitor will be the incumbent local exchange carriers. We also face competition or prospective competition from one or more competitive local exchange carriers. For example the following companies have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the incumbent local exchange carrier's services or other providers' services: AT&T, MCI WorldCom, McLeod USA, Choice One Communications, XO Communications and Sprint.

     Some of our competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Verizon and Ameritech in states in which we operate. These competitors either have begun or in the near future likely will begin offering local exchange service in those states. In addition to these long distance service providers and existing competitive local exchange carriers, entities that currently offer or are potentially capable of offering switched telecommunications services include:


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          -    wireless telephone system operators;
          -    large customers who build private networks;
          -    cable television companies; and
          -    other utilities.

     Competition in our competitive local exchange carrier business will continue to intensify in the future due to the increase in the size, resources and number of market participants. Many facilities-based competitive local exchange carriers have committed substantial resources to building their networks or to purchasing competitive local exchange carriers or inter-exchange carriers with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with incumbent local exchange carriers, including regional Bell operating companies and inter-exchange carriers, a provider can offer single source local and long distance services similar to those offered by us. Additional alternatives may provide competitors with greater flexibility and a lower cost structure than ours. Some of these competitive local exchange carriers and other facilities-based providers of local exchange service are acquiring or being acquired by inter-exchange carriers. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered or planned to be offered by us.

INTERNET

     The Internet services market is also extremely competitive. We compete directly or indirectly with the following categories of companies:

          - established online services, such as America Online, the Microsoft Network and Prodigy;
          - local, regional and national Internet service providers, such as Earthlink, United Online and Internet America;
          -    national telecommunications companies, such as AT&T and MCI;
          - providers of Web hosting, co-location and other Internet-based business services, such as Verio, Inc.;
          - computer hardware and software and other technology companies that provide Internet connectivity with their products, including IBM and Microsoft Corporation;
          - national long distance carriers such as AT&T Corporation, MCI WorldCom and Sprint Corporation;
          - regional Bell operating companies, such as Verizon and Ameritech, and local telephone companies;
          - cable operators, including AT&T Corporation, Comcast and Time Warner Cable;
          -    nonprofit or educational Internet service providers;
          -    online cable services, such as Excite@Home and Roadrunner; and
          -    satellite-based online providers, such as DIRECTV and EchoStar.

     We believe that the primary competitive factors determining success as an Internet service provider are:

          -    accessibility and performance of service;
          -    quality customer support;
          -    price;
          -    access speed;
          -    brand awareness;
          -    ease of use; and
          -    scope of geographic coverage.

     Many of the major cable companies and some other Internet access providers offer Internet connectivity through the use of cable modems and wireless terrestrial and satellite-based service technologies. In addition, several competitive local exchange carriers and other Internet access providers have launched national or regional digital subscriber line programs providing high speed Internet access using the existing copper telephone infrastructure. Several of these competitive local exchange carriers have announced strategic alliances with local, regional and national Internet service providers to provide broadband Internet access. We also believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, which will also intensify competition. Any of these developments could materially and adversely affect our business, operating results and financial condition.

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     Competition will increase as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

CUSTOMER DEPENDENCE AND SEASONALITY

     We do not depend upon any single customer for any significant portion of our business. Neither our business nor the telecommunications industry are generally characterized as having a material seasonal element, and we do not expect our business or the industry to become seasonal in the foreseeable future.

EMPLOYEES

     As of September 30, 2001, we had an aggregate of approximately 1,300 employees. None of our employees are represented by any labor organization. We believe that our relationship with our employees is excellent.

PROPERTIES

     Some of our subsidiaries lease switch buildings, ILEC collocations and office space which we believe is adequate to serve our present business operations and our needs for the foreseeable future. For information concerning lease commitments, please refer to the Notes to the Consolidated Financial Statements included in this prospectus.

LEGAL PROCEEDINGS

     We purchase goods and services from a wide variety of vendors under contractual and other arrangements that sometimes give rise to litigation in the ordinary course of business. We also provide goods and services to a wide range of customers under arrangements that sometimes lead to disputes over payment, performance and other obligations. Some of these disputes, regardless of their merit, could subject us to costly litigation and the diversion of our technical and/or management personnel. Additionally, any liability from litigation that is not covered by our insurance or exceeds our coverage could have a material adverse effect on our business, financial condition and/or operating results. Currently, we have the following outstanding matters which, if resolved unfavorably to us, could have a material adverse effect on us:

     - On or about September 14, 2001, a lawsuit was filed by WXIII/Far Yale Gen-Par, LLC, as General Partner of WXIII/Far Yale Real Estate Limited Partnership against CoreComm Communications, Inc. (our first tier wholly owned subsidiary) and CoreComm Limited seeking approximately $172,500 in unpaid rent, interest and other charges allegedly owed under a commercial real estate lease between Yale and CoreComm Communications as to which CoreComm Limited is the guarantor. On or about February 5, 2002, Yale filed a motion with the court requesting permission to amend the complaint to specify a revised figure of $404,290.87 as the amount allegedly due under the lease and to add an additional count asking the court to issue a preliminary injunction preventing the defendants from transferring, selling, assigning, encumbering or otherwise hypothecating any of their assets, including any debt or equity interests in their subsidiaries, except for usual and ordinary expenses paid in the usual and ordinary course of business. We are currently defending ourselves in the litigation and we do not believe that Yale's request for a preliminary injunction is meritorious. However, we cannot predict the outcome of the litigation. If Yale were to obtain the injunctive relief requested, it could prevent us from closing the exchange offers and/or have a material adverse effect on our business, financial condition and/or results of operations. Even if the minimum condition is satisfied, before the expiration date we may choose not to accept outstanding securities and not to complete the exchange offers if any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offers or otherwise relating in any manner to the exchange offers is or has been threatened or instituted or is pending or if any order, stay, injunction or decree is issued by any court which would or might restrain, prohibit or delay completion of the exchange offers.

     - We are currently in litigation with Ameritech Ohio, a supplier from whom we purchase telecommunications products and services, over the adequacy of Ameritech's performance under a 1998 contract between us and Ameritech and related issues. This litigation began in June 2001 when Ameritech threatened to stop processing new orders following our exercise of our right under the contract to withhold payments for Ameritech's performance failures. In response to their threat, we

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          sought, and on June 29, 2001 received, an order from an official of the Public Utilities Commission of Ohio, which we refer to as "PUCO," barring Ameritech from refusing to process new CoreComm orders. Ameritech has appealed that order to the PUCO and the appeal is still pending.

          On July 5, 2001, Ameritech filed a claim with the PUCO seeking payment from us of approximately $8,600,000 allegedly owed under the contract. On August 8, 2001, Ameritech filed a second claim against CoreComm in Ohio state court, seeking an additional approximately $4,300,000 in allegedly improperly withheld amounts. On August 28, 2001, we exercised our right to remove the state court claim to the United States District Court for the Northern District of Ohio, and the parties then stipulated to a consolidation of both of Ameritech's claims in the United States District Court. To consolidate the two claims, on October 9, 2001, Ameritech filed an amended complaint in the United States District Court, seeking a total of approximately $14,400,000.

          On December 26, 2001, we filed our answer to Ameritech's amended complaint and simultaneously filed three counterclaims against Ameritech and some of its affiliates, alleging breach of contract, antitrust violations, and fraudulent or negligent misrepresentation. Ameritech's response to our counterclaims is currently due on February 13, 2002. Although we believe that we have meritorious defenses to Ameritech's amended complaint, and that the amount currently in dispute is substantially less than the $14,400,000 claimed in Ameritech's amended complaint, we cannot be certain how the matter will be resolved. We also believe that to the extent that Ameritech prevails with respect to any of its claims, Ameritech's award may be offset in whole or in part by amounts that we are seeking to obtain from Ameritech under its counterclaims. However, it is impossible at this time to predict the outcome of the litigation.

     - We have received correspondence from various operating subsidiaries of Verizon Communications, Inc. ("Verizon") claiming that Verizon is owed a total of approximately $14.4 million for services allegedly provided in Delaware, Maryland, Virginia, Pennsylvania, District of Columbia, Massachusetts and New York, and threatening to activate account embargo and service suspension procedures in those states if payment of the alleged amounts is not received by February 11, 2002 (as to the amounts allegedly owed in Pennsylvania) and March 3, 2002 (as to the amounts allegedly owed for the remaining states). We are currently reviewing Verizon's claims against our own billing records, including records reflecting unresolved disputed charges, and believe that the amount at issue could be substantially less than the amount claimed by Verizon. Moreover, we intend to vigorously defend against any effort to implement any embargo or service suspension. However, we cannot presently predict how the matter will be resolved and if Verizon were to prevail on its claims and/or activate an account embargo or service suspension, it could have a material adverse affect on our business, financial condition and/or results of operations.

     - On December 3, 2001, General Electric Capital Corp. filed a lawsuit in the Circuit Court of Cook County, Illinois against CoreComm Limited and our subsidiary, MegsINet, Inc. seeking approximately $8 million in allegedly past due amounts under a capital equipment lease agreement between Ascend and MegsINet. GECC is seeking all amounts allegedly owed under the lease as well as repossession of the equipment. The company's response to GECC's complaint is due February 20, 2002. A finding in favor of GECC could adversely affect our financial condition.

     - On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries filed an action in the Supreme Court of New York for New York County against CoreComm Limited, Cellular Communications of Puerto Rico, Inc., CoreComm New York, Inc. and MegsINet, Inc. On that same date, KMC filed the same cause of action in the Circuit Court of Cook County, IL. Upon defendant's Motion to Stay the New York action, KMC voluntarily dismissed the Illinois litigation and the matter is currently proceeding in New York. KMC contends that it is owed approximately $2 million under a services agreement and a collocation agreement with MegsINet. The defendants have denied KMC's claims and have asserted that KMC failed to perform under the alleged contracts. The defendants have served discovery and intend to defend themselves in coordination with one of their insurance carriers. However, a finding in favor of KMC in this litigation could have a material adverse effect on our business, financial condition and/or results of operations.

     - On July 6, 2001, MCI initiated a compulsory arbitration action against our subsidiary CoreComm Communications, Inc. in connection with a dispute arising under a carrier services agreement between the parties. The arbitration demand contends that MCI is owed in excess of $1.9 million for circuits

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          that were allegedly ordered by CoreComm Communications, Inc. under the carrier agreement, and MCI has subsequently asserted that under one theory of the case, its claims could exceed $10 million. We have denied MCI's claims, asserting that the circuits were never ordered under the contract and have been improperly billed by MCI and we do not agree with MCI's various damages theories. Discovery in this matter has been completed, and the case is currently scheduled for trial before the arbitrator in April 2002. We are defending the suit and pursuing all available claims and defenses. However, a finding in favor of MCI in this arbitration could have a material adverse effect on our business, financial condition and/or results of operations.

     - We have received correspondence from a law firm on behalf of Weston Telecommunications, L.L.C. asserting that Weston is the assignee of certain rights of Easton Telecom Services, Inc. under an asset purchase agreement approved as part of the bankruptcy disposition of Teligent, Inc., and demanding payment of approximately $4.9 million for telecommunications services purportedly provided under alleged contracts between Easton and our subsidiary MegsINet, Inc. We have investigated Weston's claims and do not believe they have any merit, and we intend to defend ourselves vigorously and pursue all available claims and defenses should the matter proceed to litigation. However, a finding in favor of Weston in this matter could have a material adverse effect on our business, financial condition and/or results of operations.

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        GOVERNMENT REGULATION OF THE TELECOMMUNICATIONS SERVICES BUSINESS

OVERVIEW

     The telecommunications services we provide are subject to regulation by federal, state and local government agencies. The following summary does not purport to describe all current and proposed regulations and laws affecting the telecommunications industry. Federal and state regulations and legislation are the subject of judicial proceedings, legislative hearings and administrative proposals, which could change in varying degrees the manner in which this industry operates. Neither the outcome of these proceedings nor their impact on the telecommunications industry or our business can be determined at this time. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore may have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

     At the federal level, the FCC has jurisdiction over interstate and international services. Interstate services are communications that originate in one state and terminate in another. Intrastate services are communications that originate and terminate in a single state and state public service commissions exercise jurisdiction over intrastate services. Municipalities and other local government agencies may also regulate limited aspects of our business, such as use of government-owned rights-of-way and construction permits. Our networks are also subject to numerous local regulations such as building codes, franchise and right-of-way licensing requirements.

TELECOMMUNICATIONS ACT OF 1996

     The federal Telecommunications Act, enacted in 1996, has resulted and will continue to result in substantial changes in the marketplace for telecommunications services. These changes include, at present, opening local exchange services to competition and, in the future, a substantial increase in the addressable services for us. Among its more significant provisions, the Telecommunications Act:

     - removes legal barriers to entry into some telecommunications services, such as long distance and local exchange services;

     - requires incumbent local exchange carriers such as Verizon or SBC, which we refer to as "ILECs," to "interconnect" with and provide services for resale by competitors;

     - permits incumbent local exchange carriers, including Bell regional operating companies in some circumstances to enter into new markets, such as long distance and cable television;

     - relaxes regulation of telecommunications services provided by incumbent local exchange carriers and all other telecommunications service providers; and

     - directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service. The FCC was also directed by Congress to revise and make explicit subsidies inherent in the access charges paid by interexchange carriers for use of local exchange carriers' services.

REMOVAL OF ENTRY BARRIERS

     The provisions of the Telecommunications Act should enable us to provide a full range of telecommunications services in any state. Although we may be required to obtain certification from state public service commissions in almost all cases, the Telecommunications Act should limit substantially the ability of a state public service commission to deny a request for certification. The provisions of the Telecommunications Act also reduce the barriers to entry by other potential competitors and therefore increase the level of competition we will likely face in all markets affected by the Act. Please refer to the section of the prospectus entitled "Business-Competition."

INTERCONNECTION WITH LOCAL EXCHANGE CARRIER FACILITIES

     A company may not be able to compete effectively with the ILECs in the switched local telephone services market unless it is able to connect its facilities with the ILEC's facilities and obtain access to some ILEC services and resources under reasonable rates, terms and conditions. The
Telecommunications Act imposes a number of

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access and interconnection requirements on all local exchange providers, including CLECs, with additional requirements imposed on non-rural ILECs. These requirements are intended to provide access to some networks under reasonable rates, terms and conditions. Specifically, ILECs must provide the following:

UNBUNDLING OF NETWORK ELEMENTS

     ILECs must offer access to various unbundled elements of their network. This requirement allows competitors to purchase at cost-based rates elements of an ILEC's network that may be necessary to provide service to our customers.

DIALING PARITY

     All local exchange carriers must provide dialing parity, which means that a customer calling to or from a CLEC network cannot be required to dial more digits than is required for a comparable call originating and terminating on the ILEC's network.

TELEPHONE NUMBER PORTABILITY

     Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers.

RECIPROCAL COMPENSATION

     The duty to provide reciprocal compensation means that local exchange carriers must terminate calls that originate on competing networks in exchange for a given level of compensation and that they are entitled to termination of calls that originate on their network, for which they must pay a given level of compensation.

RESALE

     All local exchange carriers generally may not prohibit or place unreasonable restrictions on the resale of their services. In addition, ILECs must offer local exchange services to resellers at a wholesale rate that is less than the retail rate charged to end users.

COLLOCATION

     Subject to space and equipment use limitations, ILECs must permit CLECs to install and maintain some types of their own network equipment in ILECs' central offices and remote terminals. The rates, terms and conditions are subject to negotiation and, failing agreement, to arbitration before state public utility commissions.

ACCESS TO RIGHTS OF WAY

     All ILECs, CLECs and some other utilities must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis to telecommunications carriers.

GOOD FAITH NEGOTIATIONS

     ILECs are required to negotiate in good faith with other carriers that request any or all of the arrangements discussed above. If a requesting carrier is unable to reach agreement with the ILEC within a prescribed time, either carrier may request arbitration by the applicable state commission.

RATES

     The rates charged by incumbent local exchange carriers for interconnection and unbundled network elements must be calculated using a forward-looking, cost-based methodology, and may vary greatly from state to state. These rates must be approved by state regulatory commissions, which often follows a lengthy and expensive negotiation, arbitration, and review process. Recurring and non-recurring charges for telephone lines and other unbundled network elements may change based on the rates proposed by ILECs and approved by state regulatory commissions from time to time, which creates uncertainty about how interconnection and unbundled element rates will be determined in the future and which could have an adverse effect on our operations. The ILECs have appealed certain aspects of the methodology used to set these rates to the United States Supreme Court. If the appeal is successful, it could result in higher prices for interconnection and unbundled network elements.

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     While the Telecommunications Act generally requires ILECs to offer interconnection, unbundled network elements and resold services to CLECs, ILEC-to-CLEC interconnection agreements have limited terms, requiring the CLEC to renegotiate the agreements on a periodic basis. ILECs may not provide timely provisioning or adequate service quality, thereby impairing a CLEC's reputation with customers who can easily switch back to the ILEC.

CURRENT REGULATORY ISSUES

     The following regulatory issues are currently before the FCC and various courts and may impact our operations.

RECIPROCAL COMPENSATION

     In March 2000, the U.S. Court of Appeals for the D.C. Circuit overturned the FCC's previous determination that calls to Internet service providers, which we refer to as "ISPs," are not local. The court found that the FCC had failed to explain adequately its determination that a call does not "terminate" at an ISP merely because the ISPs then originate further telecommunications that extend beyond state boundaries. In response to this court ruling, in April 2001 the FCC once again determined that calls to ISPs are jurisdictionally interstate, and thus, not subject to reciprocal compensation under Section 251(b)(5) of the Telecommunications Act. Instead, the FCC adopted an interim graduated rate scheme for ISP-bound traffic in which the compensation rates for ISP-bound traffic decrease on a yearly basis. In addition, the FCC initiated a proceeding to comprehensively review all intercarrier compensation schemes, in which it suggested moving to a bill-and-keep regime for all intercarrier payments. The interim graduate rate regime for ISP-bound traffic will remain in place for the next three years or until FCC concludes its review of all intercarrier compensation schemes.

     A number of parties have filed petitions for reconsideration of the FCC's decision regarding compensation for ISP-bound traffic, but the FCC has yet to act on those petitions. In addition, many competitive carriers and state public utility commissions have appealed the FCC's determination to the U.S. Court of Appeals for the D.C. Circuit. The court will hear oral arguments in February 2002. The outcome of this appeal could have an impact on the amount of compensation we receive for ISP-bound traffic. As our existing interconnection agreements expire and as we enter new markets, we must negotiate new reciprocal compensation rates and traffic scope with each incumbent carrier. A reduction in rates payable for Internet service provider reciprocal compensation could have an adverse effect on our future revenues and business strategy.

COLLOCATION

     The FCC has adopted rules requiring incumbent local exchange carriers to provide collocation to competitive local exchange carriers for the purpose of interconnecting their competing networks. In a July 2001 decision, the FCC concluded that collocating equipment is "necessary" for interconnection or access to unbundled network elements if "an inability to deploy that equipment would, as a practical, economic, or operational matter, preclude the requesting carrier from obtaining interconnection or access to unbundled network elements." In addition, the FCC found that multifunction equipment satisfies the "necessary standard" only if the equipment's primary purpose and function is to provide the requesting carrier with "equal in quality" interconnection or "nondiscriminatory access" to UNEs. Finally, the FCC determined that ILECs are no longer required to permit competitors to construct and maintain cross-connects outside the physical collocation space of the ILEC's premises. However, ILECs must provision cross-connects between collocated carriers upon reasonable request. The ILECs have appealed these findings to the U.S. Court of Appeals for the D.C. Circuit. A successful appeal could provide incumbent carriers with a basis for refusing to collocate multifunction equipment or provide collocation in a timely and efficient manner. This could have a negative impact on our network deployment plans.

LINE SHARING

     On December 9, 1999, the FCC released its line sharing order that requires ILECs to offer line sharing as an unbundled network element by June 6, 2000. Line sharing permits CLECs to use a customer's existing line to provide DSL services while the ILEC continues to use the same line to provide voice service. Prices for line sharing will be set by the states based on a cost methodology adopted by the FCC. In January 2001, the FCC clarified that line sharing applies to the entire loop, even when a portion of the loop consists of fiber facilities. Incumbent carriers must also permit competing carriers to self-provision or partner with a data carrier. However, in a February 2001 Clarification Order, the FCC made clear that its prior ruling did not expand an ILEC's obligation to provide access to unbundled packet switching capability. The FCC is currently seeking comment on issues relating to line sharing on fiber facilities.

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LOCAL EXCHANGE CARRIER ENTRY INTO NEW MARKETS

     UNE ENTRY. The FCC has adopted rules that allow competitors to purchase at cost-based rates elements of an ILEC's network that may be necessary to provide service to our customers. The FCC is currently reviewing the framework under which ILECs must make unbundled network elements available to competing carriers. As a result of this review, the FCC may determine that ILECs no longer need to unbundle certain network elements, which may impact our ability to provide service to our customers. In addition, the FCC is currently considering whether to adopt performance standards for ILECs' provision of unbundled network elements. These standards would ensure that ILECs provision those elements on a timely basis.

     SECTION 271 ENTRY. Our principal competitor in each market we enter is the ILEC. These of these carriers, the Regional Bell Operating Companies, which we refer to as "RBOCs," are currently permitted to provide long distance services to customers outside of their local service areas and in conjunction with their mobile telephone services, but they are prohibited from providing long distance services that originate in that states where they provide local telephone service, which is referred to as "in-region long distance service." Section 271 of the Telecommunications Act established procedures under which RBOCs can provide in-region long distance services in a state after receiving approval from the FCC. To obtain approval, the RBOC must comply with a competitive checklist that incorporates, among other things, the interconnection requirements discussed above. Please refer to the section of the prospectus entitled "- Interconnection with Local Exchange Carrier Facilities."

     Approval from the FCC under Section 271 will enable a RBOC to provide customers with a full range of local and long distance telecommunications services. The provision of landline long distance services by RBOCs is expected to reduce the market share of the major long distance carriers, which may be significant customers of our services. Consequently, the entry of the RBOCs into the long distance market may have adverse consequences on the ability of CLECs both to generate access revenues from the IXCs and to compete in offering a package of local and long distance services. Starting in December 1999, the FCC has approved a number of 271 applications, including applications for New York, Texas, Oklahoma, Kansas, Massachusetts, Connecticut, Pennsylvania, Arkansas, and Missouri. We anticipate that the ILECs will soon initiate similar proceedings to obtain long distance service authority in every other state in which we operate or plan to operate.

ACCESS CHARGES

     In addition to charging other carriers reciprocal compensation for terminating local traffic, we also collect access charges from carriers for originating and terminating inter-exchange traffic. Federal law requires that these charges be just and reasonable. Some inter-exchange carriers have challenged the switched access rates of some competitive local exchange carriers, asserting that these competitive local exchange carriers' service charges for switched access services are higher than those of the incumbent local exchange carriers serving the same territory, and are therefore unjust and unreasonable. These inter-exchange carriers have refused to pay competitive local exchange carriers any originating access charges in excess of the corresponding incumbent rate. In response, the FCC adopted an order in April 2001, which gradually aligns competitors' access charge rates more closely with those of the ILECs. Specifically, the FCC established a benchmark rate of 2.5 cents per minute for the first year, at the end of which, the rate will drop to
1.8 cents per minute, or the ILEC rate, whichever is higher. At the beginning of year three, the benchmark rate drops to 1.2 cents per minute, or the ILEC rate, whichever is higher. At the end of the third year, the benchmark rate drops to the switched access rate of the competing ILEC. On the effective date of these rules, competitors have the option to tariff their access rates, for those areas where they have previously offered service, at EITHER the benchmark rate OR the rate of the corresponding ILEC in the study area of the relevant end-user customer, whichever is higher. Any competitive carrier access charges above the benchmark, will be mandatorily detariffed, although CLECs may negotiate higher rates with inter-exchange carriers. These changes could impair our ability to offer customers lower-cost access services. Moreover, because competitive local exchange carrier access charges are reduced, our revenue could decrease.

     In May 2000, the FCC issued an order adopting an integrated interstate access reform and universal service proposal put forth by a coalition of incumbent local exchange carriers and inter-exchange carriers. Specifically, the FCC removed $650 million in universal service subsidies from interstate access charges paid by long distance carriers and collects that sum through an assessment on all carriers' interstate revenues. In September 2001, the U.S. Court of Appeals for the Fifth Circuit remanded the FCC's decision, concluding that the FCC failed to exercise sufficiently independent judgment in establishing the $650 million amount. The FCC is currently seeking comment on the remand. While these reforms are aimed primarily at price cap, or incumbent, local exchange carriers, it is too early to assess what impact, if any, they will have on CoreComm.

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UNIVERSAL SERVICE

     Universal service obligations apply to all telecommunications carriers that provide interstate telecommunications services. In May 1997, the FCC issued an order implementing the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service. This order requires all telecommunications carriers providing interstate telecommunications services, including us, to contribute to universal service support for schools, libraries and rural health care programs. Our contribution to the federal support funds is calculated based on a percentage of our gross end-user interstate and international telecommunications revenue. The amount of our required contribution changes each quarter, but may be passed on to our end users on a pro rata basis. The FCC is currently seeking comment on whether it should change the manner in which it assesses contributions, such as moving from revenue-based to flat-rate assessment, and the way in which carriers recover USF costs from their customers. Furthermore, we may be eligible to directly or indirectly receive subsidy funds for telecommunications services we provide to some covered end users. Most state public service commissions have adopted rules or are currently considering actions to preserve universal service and promote the public interest. We are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition.

RELAXATION OF REGULATION

FORBEARANCE

     The Telecommunications Act gives the FCC authority to decide to forebear from regulating carriers if it believes regulation would not serve the public interest. The FCC is charged with reviewing its regulations for continued relevance on a regular basis. As a result of this mandate, a number of regulations that apply to competitive local exchange carriers have been, and others may in the future be, eliminated. We cannot, however, guarantee that any regulations that are now or will in the future be applicable to us will be eliminated.

DOMINANCE/NON-DOMINANCE

     Through a series of proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." As a non-dominant carrier, we are subject to relatively limited regulation by the FCC. However, at a minimum, we must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory. One goal of the Telecommunications Act is to increase competition for telecommunications services and thus reduce the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of incumbent local exchange carriers and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. In fact, the FCC is currently considering whether to deem ILECs non-dominant in the provision of broadband services. Since we are a non-dominant carrier and, therefore, are not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent local exchange carriers than to us in the long run.

DETARIFFING

     The Telecommunications Act requires all common carriers, including us, to charge just and reasonable rates for their services and to file schedules of these rates with the FCC. These schedules are known as "tariffs" and they represent a contract between a carrier and its customers. The FCC has used its forbearance authority to eliminate the filing of tariffs in several instances. Most non-dominant carriers must detariff for their interstate inter-exchange services. However, non-dominant carriers are permitted to continue to file tariffs for 101-XXX dial-around type services. For international services, non-dominant carriers may not file any new or revised contract tariffs or tariffs for other long-term international service arrangements and most non-dominant carriers must detariff by January 28, 2002. Rather, non-dominant carriers must now post their rates, terms and conditions in a publicly available form, such as on a website. Furthermore, as explained above, the FCC has recently adopted permissive detariffing for the access charges competitive carriers levy on interstate long distance carriers for completing calls to competitive local exchange carriers' customers. The FCC's preclusion of non-dominant interstate carriers from filing tariffs may increase our exposure to litigation. Currently, tariffs contain provisions limiting the liability of providers on a variety of issues. In the absence of filed tariffs, carriers must rely on negotiated contracts with each customer to provide these liability limitations.

     In addition to requiring the incumbent local exchange carriers to open their networks to competitors and reducing the level of regulation applicable to competitive local exchange carriers, the Telecommunications Act also reduces the level of regulation that applies to the incumbent local exchange carriers, thereby increasing their ability

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to respond quickly in a competitive market. For example, the FCC has applied
"streamlined" tariff regulation of the incumbent local exchange carriers introduction of new services, which shortens the requisite waiting period before which tariff changes may take effect. These developments enable the incumbent local exchange carriers to change rates more quickly in response to competitive pressures. The FCC has also adopted heightened price flexibility for the incumbent local exchange carriers, subject to specified caps. If exercised by the incumbent local exchange carriers, this flexibility may decrease CoreComm's ability to compete effectively with the incumbent local exchange carriers in its markets.

LOCAL GOVERNMENT AUTHORIZATIONS

     Many jurisdictions where we may provide services require license or franchise fees based on a percentage of revenues. Because the Telecommunications Act specifically allows municipalities to charge fees for use of the public rights-of-way, it is likely that jurisdictions that do not currently impose fees will seek to impose fees in the future. However, the amount and basis of these fees have been successfully challenged by several telecommunications service providers. Federal courts have struck down municipal ordinances that:

     - do not relate the fees imposed under the ordinance to the extent of a provider's use of the rights-of-way;

     - do not relate the fees imposed under the ordinance to the costs incurred by the local government in maintaining the rights-of-way; or

     - seek to impose fees based on a concept of the "value" of the use to the provider by relating the fees to provider revenues.

     Additionally, because the Telecommunications Act requires jurisdictions to charge non-discriminatory fees to all telecommunications providers, telecommunications providers are challenging municipal fee structures that excuse other companies, particularly the incumbent local exchange carriers, from paying license or franchise fees, or allow them to pay fees that are materially lower than those that are required from new competitors such as us. A number of these decisions have been appealed and, in any event, it is uncertain how quickly particular jurisdictions will respond to the court decisions without a specific legal challenge initiated by us or another competitive local exchange carrier to the fee structure at issue.

REGULATION OF RESELLERS

     The FCC has defined resale as any activity in which a party, the reseller, subscribes to the services or facilities of a facilities-based provider, or another reseller, and then re-offers communications services to the public for profit, with or without adding value. Resellers are common carriers generally subject to all rules and regulations placed on providers of the underlying services by either the FCC or the states in which they operate. The FCC has held that prohibitions on the resale of common carrier services are unjust, unreasonable, and unlawfully discriminatory in violation of the Telecommunications Act. Accordingly, all common carriers must make their services available for resale at rates, terms, and conditions that do not unreasonably discriminate against resellers.

     As to other telecommunications service providers, such as competitive local exchange carriers and wireless providers, there is no regulation that requires them to give discounts to resellers below the rates offered to end users of the same quantities of similar services. The FCC's requirement that wireless providers offer resale services is currently set to expire on November 24, 2002. Because our cellular service offerings are resale-only, the termination of this policy may adversely affect our ability to offer cellular services in the future.

INTERNATIONAL OPERATIONS

     We already provide international resale services and may ultimately expand our operations to other countries. The FCC requires every carrier that originates international telecommunications from within the U.S., either through the use of its own facilities or on a resale basis, to secure in advance an authorization from the FCC under Section 214 of the Telecommunications Act. Additionally, these carriers must comply with other routine reporting requirements. We hold a Section 214 Authorization for both facilities-based and resale international services.

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INTERNET REGULATION

     The FCC currently does not regulate the provision of Internet service, although it does regulate common carriers that provide elements of the "backbone" networks on which the Internet is based. Similarly, state public utility commissions generally do not regulate Internet service, except in some limited circumstances where incumbent local exchange carriers provide Internet services. The FCC and some states, however, are reviewing the development of the Internet and the types of services that are provided through it. For example, if the FCC should determine that an Internet service provider offers a service that is an exact substitute for long distance telephone service with the sole distinction that it is based on a packet-switched network rather than a circuit-switched network, the FCC may determine that it should impose similar regulation on the new services.

STATE REGULATION GENERALLY

     Most states require companies to be certified or authorized by the state's public utility commission in order to provide intrastate common carrier or telecommunications services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

     In addition to obtaining certification, in each state, we must negotiate terms of interconnection with the incumbent local exchange carrier before we can begin providing switched services. State public utility commissions are required to approve interconnection agreements before they become effective and must arbitrate disputes among the parties upon request. We have already entered into interconnection agreements with Ameritech, which is now a part of SBC and Verizon. Regulatory changes could require renegotiation of relevant portions of existing interconnection agreements, or require additional court and regulatory proceedings. We are not presently subject to state-initiated price regulation based on costs or earnings. Most states require competitive local exchange carriers to file tariffs setting forth the terms, conditions and prices for intrastate services. Some states permit tariffs to list a rate range or set prices on an individual case basis. Other state requirements may include filing of periodic reports, the payment of regulatory fees and surcharges and compliance with service standards and consumer protection rules. Please refer to the section of the prospectus entitled "- Interconnection with Local Exchange Carrier Facilities."

     Several states provide incumbent local exchange carriers with flexibility for their rates, special contracts (selective discounting) and tariffs, particularly for services that are considered to be competitive. This pricing flexibility increases the ability of the incumbent local exchange carrier to compete with us and constrains the rates we may charge for our services. States may grant incumbent local exchange carriers additional pricing flexibility. At the same time, some incumbent local exchange carriers may request increases in local exchange rates to offset revenue losses due to competition. Some states require prior approvals or notification for some transfers of assets, customers or ownership of a competitive local exchange carrier and for issuance of bonds, notes or other evidence of indebtedness or securities of any nature. Delays in receiving required regulatory approvals may occur.

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                      MANAGEMENT AND EXECUTIVE COMPENSATION

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information about our directors and executive officers:

               NAME               AGE                      TITLE
   Barclay Knapp................  45     Chairman of the Board
   Thomas J. Gravina............  40     President, Chief Executive Officer and Director
   Michael A. Peterson..........  32     Executive Vice President, Chief Operating Officer,
                                         Chief Financial Officer and Director
   Gregg N. Gorelick............  43     Senior Vice President-- Controller and Treasurer
   George S. Blumenthal.........  58     Chairman Emeritus and Director
   Ralph H. Booth, II...........  48     Director
   Alan J. Patricof.............  67     Director
   Warren Potash................  70     Director

     Our charter provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three year terms. The term of the initial Class I Directors which are comprised of Thomas J. Gravina, Ralph H. Booth, II and Michael A. Peterson, shall terminate on the date of the 2002 annual meeting of stockholders; the term of the initial Class II Directors which are comprised of George S. Blumenthal and Warren Potash shall terminate on the date of the 2003 annual meeting of stockholders and the term of the initial Class III Directors which are comprised of Barclay Knapp and Alan J. Patricof shall terminate on the date of the 2004 annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. The following is a brief description of the present and past business experience of each of the persons who serve as our directors and executive officers.

     BARCLAY KNAPP is currently the Chairman of CoreComm Limited and CoreComm Holdco and was the President, Chief Executive Officer, Chief Financial Officer and director of CoreComm Limited and CoreComm Holdco from March 1998 until January 2002. Mr. Knapp was appointed President of Cellular Communications of Puerto Rico, Inc. in March 1994 and Chief Executive Officer in March 1998, and remained in those positions until the 1999 sale of Cellular Communications of Puerto Rico. Mr. Knapp was a director of Cellular Communications of Puerto Rico from February 1992 and was Chief Financial Officer from that date to 1997. Mr. Knapp was Executive Vice President, Chief Operating Officer and a director of Cellular Communications International, Inc. from July 1991 until June 1998. Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of Cellular Communications, Inc. from its founding in 1981 until its sale in 1996. He is currently President, Chief Executive Officer and a director of NTL Incorporated. Mr. Knapp is also a director of Bredbandsbolaget, a Swedish company in which NTL holds a 25% interest.

     THOMAS J. GRAVINA is currently the President and Chief Executive Officer and a director of CoreComm Holdco and the President and Chief Executive Officer of CoreComm Limited. Mr. Gravina was the Executive Vice President and Chief Operating Officer of CoreComm Limited and CoreComm Holdco, until January 2002. Mr. Gravina has been employed by each of CoreComm Limited and CoreComm Holdco since the acquisition of ATX Telecommunications Services, Inc. (ATX) in September 2000. Prior to the acquisition, Mr. Gravina served as Co-Chief Executive Officer and a partner of ATX, a position he had held since 1987.

     MICHAEL A. PETERSON is currently Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of CoreComm Holdco and the Executive Vice President, Chief Operating Officer and Chief Financial Officer of CoreComm Limited, and had served as Vice President -- Corporate Development of CoreComm Limited and CoreComm Holdco since June 2000 and, until that time, had served as Director -- Corporate Development of CoreComm Limited and CoreComm Holdco since our inception. He has worked for us and our related historical affiliates since 1996. He is also Director -- Corporate Development at NTL. Prior to joining NTL, he was in the investment banking division at Donaldson, Lufkin & Jenrette, specializing in the communications industry.

     GREGG N. GORELICK is currently Senior Vice President, Controller and Treasurer of CoreComm Limited and CoreComm Holdco and has served as Vice President, Controller and Treasurer since March 1998. Mr. Gorelick was Cellular Communications of Puerto Rico's Vice President and Controller from February 1992 until its sale in 1999, held that position at Cellular Communications International from July 1991 until its sale in 1999 and has held that position at NTL since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President and Controller of Cellular Communications from 1986 until its sale in 1996.

     GEORGE S. BLUMENTHAL has been Chairman Emeritus of CoreComm Limited and CoreComm Holdco since January 2002, a director of CoreComm Limited and CoreComm Holdco since March 1998 and was the Chairman of CoreComm Limited and CoreComm Holdco from March 1998 until January 2002. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications of Puerto Rico from February 1992 until its sale in 1999 and was its Chief Executive Officer from March 1994 until March 1998. In addition, Mr. Blumenthal is Chairman, Treasurer and a director of NTL. Mr. Blumenthal is also a director of Sotheby's Holdings, Inc.

     RALPH H. BOOTH, II has been our director since January 2002, and has been the Chairman and Chief Executive Officer of Booth American Company, a private investment concern, since 1995. Prior to that time and beginning in 1981, he was the President and Chief Financial Officer for Booth American Company when it owned and operated both a cable television and a radio broadcasting division. Mr. Booth is a co-founder of and principal in ECE Management International, LLC since 1989. Mr. Booth is also a director of B/G Communications, LLC, B/G Enterprises, LLC, B/G Properties, LLC and Grupo Clarin, S.A.

     ALAN J. PATRICOF has been a director of CoreComm Limited and CoreComm Holdco since March 1998. Mr. Patricof is Chairman of APAX Partners, formerly known as Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof serves as a director of NTL and Boston Properties, Inc., which are publicly held, and Johnny Rockets Group, Inc., which is a privately held company.

     WARREN POTASH has been a director of CoreComm Limited and CoreComm Holdco since March 1998. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since 1989. Prior to that time, and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of NTL.

     In addition to these individuals, our board of directors has approved the expansion of the board and the nomination and appointment of three additional directors to be designated by Michael Karp, which expansion and appointments are to become effective once the board is informed of the identity of the nominees. Michael Karp is currently our largest stockholder, and participated in the Holdco Recapitalization by tendering notes and preferred stock he held in exchange for shares of our common stock. Mr. Karp, together with the Florenece Karp Trust, presently holds 34.0% of our common stock. The board has not yet been informed of the individuals whom Mr. Karp intends to nominate. Mr. Karp's right to nominate these directors was included in the exchange agreement that he signed with CoreComm Limited and CoreComm Holdco as part of the Holdco Recapitalization.

EXECUTIVE COMPENSATION

     The following table discloses compensation received by CoreComm Holdco's Chief Executive Officer and CoreComm Holdco's four other most highly paid executive officers for the year ended December 31, 2001.

                                 CORECOMM HOLDCO
                           SUMMARY COMPENSATION TABLE*

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                 ANNUAL COMPENSATION                   AWARDS
                                        --------------------------------------         COMMON
                                                                OTHER ANNUAL           STOCK            ALL OTHER
   NAME AND PRINCIPAL                     SALARY      BONUS     COMPENSATION         UNDERLYING       COMPENSATION
    POSITION IN 2001           YEAR         ($)        ($)           ($)           OPTIONS(#)(1)           ($)
---------------------------   ------    ---------- ---------- ----------------    ---------------    ---------------

Barclay Knapp..............    2001      104,870            -             -                  -
  President and Chief          2000      121,917            -             -                  -
  Executive and                1999       51,667            -             -                  -
  Financial Officer

George S. Blumenthal.......    2001      104,870            -             -                  -
  Chairman                     2000      121,917            -             -                  -
                               1999       51,667            -             -                  -

Richard J. Lubasch (2).....    2001       88,390      100,000             -            100,000
  Senior Vice President--      2000      102,758            -             -             75,000
  General Counsel and          1999       39,583            -             -             30,000
  Secretary

Thomas J. Gravina(3).......    2001      248,077    1,300,000     12,185(4)                  -
  Executive Vice President
  and Chief Operating
  Officer

Michael A. Peterson........    2001        2,400      750,000             -            225,000
  Vice President -             2000        2,400            -             -            100,000
  Corporate Development

Patty J. Flynt(5)..........
  Senior Vice President
  and Chief                    2001       58,700       50,615             -                  -
  Operating                    2000      223,149      117,742     38,161(6)            150,000
  Officer                      1999      206,250      100,435             -            450,001

----------

          * Some employees of NTL provided management, financial, legal and technical services to us. Amounts charged to us consist of salaries and direct costs allocated to us. In 2000, 1999 and 1998, NTL charged us $919,000, $2,268,000 and $313,000 respectively, net of our charges to NTL. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated without these services. However, in the opinion of our management, the allocated method is reasonable. The named executives, except for Mr. Gravina, receive salaries from NTL and spend portions of their time providing executive management to us.

          (1) Amounts in this column are CoreComm Limited stock option grants. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. CoreComm Limited options are not exercisable for shares of our common stock. In the event that we are successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by us into shares of our common stock at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of our common stock at that exchange ratio.

          (2) Effective February 4, 2002, Mr. Lubasch resigned from office as our Senior Vice President--General Counsel and Secretary.

          (3) Thomas J. Gravina became our Executive Vice President and Chief Operating Officer effective

               February 1, 2001, following the resignation of Patty J. Flynt as Senior Vice President and Chief Operating Officer.

          (4)  Other annual compensation represents a car allowance.

          (5) Effective February 1, 2001, Ms. Flynt resigned from office as our Senior Vice President and Chief Operating Officer.

          (6) Other annual compensation includes reimbursement for relocation expenses and moving expenses of $12,800 and $24,900, respectively.

EMPLOYMENT ARRANGEMENTS

         The following represent the principal terms of employment arrangements for Thomas J. Gravina, our President - Chief Executive Officer and a director, and Michael A. Peterson, our Executive Vice President - Chief Operating Officer, Chief Financial Officer and a director, that have been agreed in principal between the compensation committee of the board of directors and the named executive, but are subject to formalization in fully executed employment contracts. Therefore, such contracts may contain different or additional material terms when finalized and executed.

THOMAS J. GRAVINA:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or Holdco

Title:                     President and Chief Executive Officer

Base salary:               $900,000

Bonuses:                   Quarterly bonus targets of $300,000 for 2002;
                           quarterly bonus targets of $225,000 for each calendar year after 2002, in each case based on meeting financial targets; bonus of $700,000 payable in connection with successful completion of the Holdco Recapitalization process; and additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 350,000 shares of our common stock(1)

Benefits:                  Appropriate for executive's position, including
                           401(k), savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit;
                           and long-term disability insurance providing a benefit of at least $300,000 per year

Termination
without cause:             Up to two years bonus and salary payable upon
                           termination, plus two years option acceleration

Non-competition:           Customary non-compete and non-solicitation provisions

MICHAEL A. PETERSON:

Term: Three years, plus automatic one year renewals unless six months notice of non-renewal by executive or Holdco

Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

Base salary:               $500,000

Bonuses:                   Quarterly bonus targets of $150,000 for 2002;
                           quarterly bonus targets of $112,500 for each calendar year after 2002, in each case based on meeting financial targets; bonus of $350,000 payable in connection with successful completion of the Holdco

                           Recapitalization process; additional bonuses commensurate with position, performance and awards to other senior executives

Options: Initial grant of options to purchase 495,000 shares of our common stock(1)

Benefits:                  Appropriate for executive's position, including
                           401(k), savings, pension, profit sharing, life insurance, disability and medical insurance; term life insurance providing $3,000,000 death benefit;
                           and long-term disability insurance providing a benefit of at least $300,000 per year

Termination
without cause:             Up to two years bonus and salary payable upon
                           termination, plus two years option acceleration

Non-competition:           Customary non-compete and non-solicitation provisions

----------
(1)  These options were granted to the named executive in January 2002.


                    OPTION EXERCISES AND YEAR-END VALUE TABLE

     There were no options of CoreComm Holdco outstanding in 2001.

STOCK OPTION PLAN

     On December 10, 2001, our board of directors adopted the CoreComm Holdco, Inc. 2001 Stock Option Plan, reserving under this plan shares of common stock for issuance to employees and non-employee directors.

     The purpose of our stock option plan is to encourage stock ownership by our employees and non-employee directors, and the employees and non-employee directors of our divisions, subsidiary corporations and other affiliates, so as to encourage these individuals to continue to put forth maximum efforts for the success of our business. Under our stock option plan, grants may be made of options to acquire shares of our common stock. The options may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The terms of options granted under our stock option plan, including provisions regarding vesting, exercisability, exercise price and duration, are generally set by the compensation committee of our board of directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides, as of February 6, 2002, information regarding the beneficial ownership of our common stock by (a) each of our executive officers and directors, (b) all those directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as calculated in accordance with Rule 13d-3 of the Exchange Act.

                                                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                              --------------------------------------------------------------------------------------
                                                                        PRESENTLY
                                                                       EXERCISABLE
                                                                         OPTIONS,
     EXECUTIVE OFFICERS, DIRECTORS                 COMMON                  AND
     AND PRINCIPAL STOCKHOLDERS (1)                STOCK                 WARRANTS (2)              TOTAL               PERCENT(3)
------------------------------------------------------------------------------------------------------------------------------------

Barclay Knapp                                          347,578                  0                    347,578            3.48%
Thomas J. Gravina                                    1,087,588            116,667                  1,204,255           11.90%
Michael A. Peterson                                      7,588            165,000                    172,588            1.70%
Gregg N. Gorelick                                            0             13,333                     13,333            *
George S. Blumenthal                                   195,337                  0                    195,337            1.95%
Ralph H. Booth, II (4)                               2,080,000 (4)              0                  2,080,000 (4)       20.80%(4)
Alan J. Patricof                                             0              5,333                      5,333            *
Warren Potash                                              759              5,333                      6,092            *


All directors and officers as a group                3,718,850            305,666                  4,024,516           39.05%
   (8 in number)

Michael Karp (5)                                     3,400,000                  0                  3,400,000           34.00%
   University City Housing Company
   1062 East Lancaster Avenue, Suite 30B
   Rosemont, PA  19010

Booth American Company (4)                           2,080,000                  0                  2,080,000           20.80%
     333 West Fort Street,  Suite 1230
     Detroit, MI  48226

CoreComm Limited                                     1,314,416                  0                  1,314,416           13.14%

Debra Buruchian                                      1,080,000              8,333                  1,088,333           10.87%
     c/o CoreComm Limited
     50 Monument Road
     Bala Cynwyd, PA  19004

----------
* Represents less than one percent.

(1) Unless otherwise noted, the business address of each person is 110 East 59th Street, New York, New York 10022.
(2) Includes shares of common stock purchasable upon the exercise of options which are exercisable or become so in the next 60 days and warrants.
(3)  Includes common stock, exercisable options and warrants.
(4) Ralph H. Booth, II, our director, is an affiliate of Booth American Company. Accordingly, Mr. Booth may claim beneficial ownership of all of the shares held by Booth American Company. Booth American Company is the record owner of all 2,080,000 shares set forth opposite Ralph H. Booth, II's name in the table.
(5) Includes 197,101 shares of common stock held by the Florence Karp Trust, of which shares Mr. Karp disclaims beneficial ownership.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NTL INCORPORATED

     NTL provides us with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to us by NTL consist of salaries and direct costs allocated to us where identifiable and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. NTL's charges to us commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000, 1999 and 1998, NTL charged us $1,186,000, $2,330,000 and $313,000 respectively, and in the nine months ended September 30, 2001 and 2000, NTL charged us $340,000 and $907,000 respectively, which is included in corporate expenses.

     We provided NTL with access to office space at a separate location and equipment and the use of supplies until August 2001. In the fourth quarter of 1999, we began charging NTL a percentage of our office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000 and 1999, we charged NTL $267,000 and $62,000 respectively, which reduced corporate expenses.

     On April 12, 2001, CoreComm Holdco and CoreComm Limited issued, as joint and several obligors, a 10.75% Unsecured Convertible PIK Note due 2011 to NTL in the principal amount of $15,000,000 for the purchase price of $15,000,000, which was paid in cash. On February 5, 2002, CoreComm Holdco and CoreComm Limited entered into an agreement regarding the convertibility feature of these notes. The principal features of this note and the additional agreement are set forth in "Description of Indebtedness -10.75% Unsecured Convertible PIK Note due 2011."

     A subsidiary of ours provides billing and software development services to subsidiaries of NTL. General and administrative expenses were reduced by $1,400,000, $800,000, $275,000 and $138,000 for the years ended December 31,
2000 and 1999, for the period from April 1, 1998, the date operations commenced, to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 respectively, as a result of these charges. General and administrative expenses were reduced by $1,428,000 and $709,000 for the nine months ended September 30, 2001 and 2000 respectively, as a result of the charges for these services.

     In October 2000, we billed NTL $6,674,000 for billing and software development services to be rendered from January to September 2001. In March 2000, we and NTL announced that we had entered into an agreement to link our networks in order to create an international Internet backbone. In November 2000, we billed NTL $9,128,000 primarily for usage of the network in 2001. The $15,802,000 total is included in due from NTL and deferred revenue at December 31, 2000. In February 2001, the international Internet backbone commenced operations and we recognized revenue of $225,000 for the network usage in the nine months ended September 30, 2001.

     In April 2001, we entered into a network and software agreement with NTL in connection with the issuance of $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes due April 2011. Pursuant to the network and software agreement with NTL, we are obligated to provide U.S. network access for U.K. Internet traffic from NTL's U.K. customers for three years, as well as a royalty-free license to use certain provisioning software and know-how.

PROPERTIES AND FACILITIES OF THE BUSINESS FORMERLY OPERATED BY ATX

     The former ATX headquarters and executive offices and primary technical operations facility are leased from entities controlled by Michael Karp, the former Chief Executive Officer and principal stockholder of ATX and our largest stockholder who, together with The Florence Karp Trust, currently owns 34.0% of our common stock. We currently pay approximately $1.0 million per year in rent for these facilities and approximately $450,000 per year in rent for the former primary technical operations facility. The lease for the former primary technical operations facility currently expires in December 2002. In connection with our acquisition of ATX, these leases were modified to reflect provisions found in arm's length negotiations for these arrangements, including, without limitation:

     - the landlord is required to give consent to a reasonable sublease, and is entitled to all profits from that sublease;

     - there is a standard recapture right;

     - there is a standard non-disturbance clause;

     - we are no longer obligated to share facilities, employees and/or supplies with the landlord;

     - provisions regarding the purchase of telecommunications services by landlord or other tenants from ATX have been eliminated; and

     - arrangements granting the landlord a percentage of ATX's revenues have been eliminated.

ATX LIABILITY INSURANCE PLANS

     ATX's liability insurance plans were held jointly with University City Housing, an entity owned by Michael Karp. In connection with our acquisition of ATX, each of ATX's liability insurance plans were amended so that University City Housing is not be entitled to participate in these plans.

EXCHANGE AGREEMENT BETWEEN CORECOMM LIMITED AND CORECOMM HOLDCO

     On December 14, 2001, CoreComm Limited and CoreComm Holdco, as part of the Holdco Recapitalization, entered into an exchange agreement whereby CoreComm Limited agreed that from time to time, upon our request, it would deliver to us shares of our common stock held by it. We agreed to

     (1) waive our rights to interest payments pursuant to CoreComm Limited debt securities and debt securities that were joint obligations of CoreComm Limited and CoreComm Holdco that we hold,

     (2) extend by twenty years the maturity dates of CoreComm Limited debt securities and debt securities that were joint obligations of CoreComm Limited and CoreComm Holdco that we hold,

     (3) waive the right to convert into shares of CoreComm Limited common stock the debt securities that were joint obligations of CoreComm Limited and CoreComm Holdco that we hold,

     (4) delete provisions contained in the Senior Unsecured Notes due September 29, 2003 of CoreComm Limited relating to scheduled prepayments, mandatory prepayments and liens,

     (5) delete provisions in the Note Purchase Agreement, dated as of September 29, 2000, related to the Senior Unsecured Notes due September 29, 2003 of CoreComm Limited relating to accounting, financial statements, inspection rights, insurance, payment of taxes, compliance with laws, corporate existence, indebtedness incurred, refinancing, liens, liquidation and dissolution, covenants restricting payment, transactions with affiliates, fees and events of default, and

     (6) waive our rights with respect to shares of preferred stock of CoreComm Limited which we hold relating to receipt of dividends, mandatory redemption rights, conversion rights and governing rights.

These waiver of rights, amendments and deletions are subject to equitable adjustment, in our discretion, in the event that any of the recapitalization transactions are not consummated or are otherwise compromised.

ARRANGEMENTS WITH INITIAL SELLING SECURITYHOLDERS

     CoreComm Holdco and CoreComm Limited have entered into an exchange agreement with some of the initial selling securityholders. CoreComm Holdco is also subject to provisions contained in agreements entered into with the former holders of CoreComm Limited's convertible notes. Please refer to the section of the prospectus entitled "Description of Capital Stock - The Exchange Agreement" and "Description of Capital Stock - The Convertible Notes."

EMPLOYMENT ARRANGEMENTS

     A summary of the terms of employment arrangements between each of Thomas J. Gravina, our President -- Chief Executive Officer and a director, and Michael A. Peterson, our Executive Vice President -- Chief Operating Officer and Chief Financial Officer and a director, are described in the section "Management and Executive Compensation - Employment Arrangements."

                            INFORMATION ABOUT LIMITED

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

     As a result of the first phase of transactions involved in the Holdco Recapitalization, CoreComm Limited, which formerly owned 100% of our outstanding capital stock, now only owns approximately 13% of our outstanding capital stock. CoreComm Holdco owns 100% of the business operations which CoreComm Limited formerly owned indirectly through CoreComm Holdco. Moreover, if the exchange offers are successful, CoreComm Limited has agreed that it will surrender to CoreComm Holdco the number of shares of Holdco common stock it presently owns equal to the number issued in the exchange offers. That means that if the exchange offers are completed, CoreComm Limited will own little or no common stock of CoreComm Holdco, and thus will own little or no material assets, since Holdco common stock is CoreComm Limited's only material asset. CoreComm Limited also remains a party liable under our $156.1 million senior secured credit facility, has no right to withdraw any additional money under that facility, and does not contemplate raising any additional financing in the foreseeable future.

     Also as a result of the first phase of transactions related to the Holdco Recapitalization, CoreComm Holdco holds $160 million principal amount of CoreComm Limited's public notes, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes and all of CoreComm Limited's outstanding preferred stock. CoreComm Limited does not have the financial resources to meet the obligations under these notes and preferred stock if we require it to do so. CoreComm Limited may lack the resources to meet the long-term obligations of the $4.75 million principal amount of public notes that are currently outstanding.

     Pursuant to conversations with Nasdaq, we intend to transfer CoreComm Limited's current listing to CoreComm Holdco following successful completion of the exchange offers. If any remaining outstanding shares of Limited common stock no longer meet the requirements for inclusion on the Nasdaq National Market, it is possible that the shares of Limited common stock would be delisted and may continue to trade in the Nasdaq Small Cap Market or the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of Limited common stock and the availability of quotations for shares of Limited common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of Limited common stock on the part of securities firms, the possible termination of registration of the shares under the Securities Exchange Act of 1934, as described above, and other factors. CoreComm Holdco cannot predict whether the reduction in the number of shares of Limited common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Limited common stock.

CONSOLIDATED STATEMENT OF CASH FLOWS

     For the nine months ended September 30, 2001, cash used in operating activities decreased to $58,212,000 from $112,320,000 in the nine months ended September 30, 2000 due to significant efforts to reduce expenses and other efforts to conserve cash.

     For the nine months ended September 30, 2001, cash used to purchase fixed assets decreased to $4,384,000 from $43,573,000 in the nine months ended September 30, 2000 which reflects the modifications to CoreComm Limited's business plan and the efforts to conserve cash.

     Proceeds from borrowings, net of financing costs, of $88,679,000 was from the borrowings under the Chase facility in January and April 2001 and the issuance of the 10.75% senior unsecured public notes in April 2001.

RESULTS OF OPERATIONS

     In July 2001, CoreComm Limited finalized the streamlining of its operating structure to focus on CoreComm Limited's two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

     CoreComm Limited has engaged in significant efforts to reduce expenses in all areas of its business, while maintaining its revenue initiatives. These plans were implemented through a variety of means, including facility consolidation, headcount reduction, efficiency improvements, vendor negotiations and network optimization.

     CoreComm Limited has also engaged in significant efforts to capitalize on more profitable UNE, UNE-P and Enhanced Extended Loop provisioning and pricing to reduce existing network costs and capital expenditures, and enhance gross margins going forward. A large portion of CoreComm Limited's business and residential local access lines have been converted to these more profitable services, resulting in improved operating results on a going forward basis.

     In addition, CoreComm Limited has made significant progress in improving the operating efficiency of its networks, while also reducing network costs. The associated cost savings and product enhancements have come from increased overall efficiency, improved pricing terms, as well as the elimination of duplicative or unneeded network facilities.

     As a result of the significant enhancements to CoreComm Limited's business plan, it had a 1.5% and 1.9% increase in revenues in the third quarter as compared to second quarter and first quarter of 2001, respectively, and operating, selling, general and administrative and corporate expenses were reduced in the third quarter by 7.0%, 22.4% and 29.0% as compared to second quarter of 2001, first quarter of 2001, and fourth quarter of 2000, respectively.

     As a result of the completion of the acquisitions of Voyager and ATX in September 2000, CoreComm Limited consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 2000 results.

     Some costs and expenses have been reclassified in the first quarter of 2001 to conform to the presentation in the current quarter.

     The following discussion does not take into consideration the recapitalization and exchange transactions.

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000

     The increase in revenues to $220,487,000 from $56,619,000 is due to acquisitions in 2000, which accounted for $166,737,000 of the increase. This increase is offset by a decline in revenue attributed to the customer base associated with the USN assets to $17,093,000 from $20,642,000. The revenues from the USN customer based peaked in the third quarter of 1999 after CoreComm Limited's acquisition in May 1999 and, as expected, declined thereafter. USN Communications, Inc. was a CLEC that operated on a resale basis. The underlying operations, customer relationships and future revenue streams of the resale CLEC business have declined since CoreComm Limited's acquisition. This trend will affect future operations because, in accordance with CoreComm Limited's revised business plan, CoreComm Limited is substantially reducing its resale business.

     Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs increased to $175,942,000 from $77,446,000 due to acquisitions in 2000, which amounted to $111,878,000 of the increase. This increase is offset by a decrease in costs as a result of the implementation of CoreComm Limited's modified business plan as described above.

     Selling, general and administrative expenses increased to $75,847,000 from $72,044,000 due to acquisitions in 2000, which amounted to $52,448,000 of the increase. This increase is offset by a decrease in costs as a result of the implementation of CoreComm Limited's modified business plan as described above.

     Corporate expenses include the costs of CoreComm Limited's officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses decreased to $6,714,000 from $8,559,000 primarily as a result of the implementation of CoreComm Limited's modified business plan as described above.

     In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, CoreComm Limited recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million due to the issuance of options to employees at an exercise price of $14.55 which was less than the fair value of Limited's common stock on the date of the grant. From April 2000 to September 30, 2001, $19.4 million of the deferred non-cash compensation was charged to expense, including $3.2 million and $9.7 million in the three and nine months ended September 30, 2001, respectively. CoreComm Limited will charge the deferred expense to non-cash compensation expense over the vesting period of the stock options.

     Reorganization charges of $37,395,000 in 2001 relate to CoreComm Limited's announcements in May and July 2001 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of CoreComm Limited. An aggregate of $21,497,000 of these costs are for equipment and other assets that will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 250 employees to be terminated, none of whom are still employed by CoreComm Limited. These costs in 2001 are for approximately 630 employees to be terminated of which approximately 40 employees are still employed by CoreComm Limited as of September 30, 2001. The major actions involved in the 2001 reorganization include (1) consolidation of functions including network operations, customer service and finance, (2) initiatives to increase gross margins and (3) discussions with vendors to reduce or eliminate current payable balances or purchase commitments. The consolidation of functions resulted in employee terminations and the closing of offices. Employee severance and related costs, lease exit costs and fixed assets and prepayment write-downs include charges related to these actions. Initiatives to increase gross margins resulted in consolidation of network assets and elimination of redundant and less profitable facilities. Charges for these actions include lease exit costs and fixed assets and prepayment write-downs. Finally, reductions or elimination of purchase commitments resulted in agreement termination charges. All of these actions are expected to be completed by June 30, 2002. Fixed assets and prepayments written-off include $5.3 million related to vacated offices, $13.4 million for network assets in abandoned markets and $2.8 million for prepayments in respect of ILEC facilities in abandoned markets. CoreComm Limited continues to review its operations and may incur additional charges in the future related to its operations.

     The following table summarizes the reorganization charges incurred and utilized in 2000 and 2001:


                                           EMPLOYEE
                                        SEVERANCE AND
                                           RELATED          LEASE EXIT       AGREEMENT      FIXED ASSETS AND
                                            COSTS              COSTS        TERMINATIONS      PREPAYMENTS         TOTAL
                                        -------------       ----------      ------------    ----------------     --------
                                                                          (in thousands)
Charged to expense                           $2,089            $1,917           $              $      -           $4,006
Utilized                                       (775)           (1,396)               -                -           (2,171)
                                        -------------       ----------      ------------    ----------------     --------
Balance, December 31, 2000                    1,314               521                -                -            1,835
Charged to expense                            3,262             6,977            6,582           21,883           38,704
Adjustments                                    (996)               73                -             (386)          (1,309)
Utilized                                     (2,701)           (4,137)          (2,712)         (21,497)         (31,047)
                                        -------------       ----------      ------------    ----------------     --------
Balance, September 30, 2001                    $879            $3,434           $3,870         $      -           $8,183
                                        =============       ==========      ============    ================     ========

     Reorganization charges of $775,000 in 2000 relate to the March 2000 announcement of a reorganization of some of CoreComm Limited's operations.

     At March 31, 2001, CoreComm Limited reduced the carrying amount of goodwill related to the Voyager and MegsINet acquisitions by $167,599,000. In connection with the reevaluation of its business plan and the decision to sell its non-CLEC assets and businesses, CoreComm Limited was required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions is eliminated before reducing the carrying amounts of the other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

     Depreciation expense increased to $34,652,000 from $19,494,000 primarily as a result of an increase in fixed assets due to acquisitions in 2000.

     Amortization expense increased to $75,392,000 from $9,812,000 due to the amortization of goodwill from the acquisitions in 2000.

     Interest income and other, net, decreased to $2,026,000 from $5,476,000 primarily due to the reduction of interest income resulting from lower cash balances in 2001.

     Interest expense increased to $35,422,000 from $11,434,000 primarily due to increased borrowings to fund CoreComm Limited's acquisitions and operations.

     The income tax benefit of $234,000 in 2001 is from state and local income tax refunds net of payments, and the provision of $321,000 in 2000 is for state and local income tax.

     In September 2001, CoreComm Limited and the holder of the $3,016,000 principal amount 12.75% note payable for equipment agreed to a modification of the note reducing the principal amount to $800,000 which was paid on October 1, 2001. CoreComm Limited recorded an extraordinary gain on the early extinguishment of debt of $2,216,000 for the difference between the $3,016,000 obligation and the $800,000 liability.

YEAR ENDED DECEMBER 31, 2000 AND 1999

     As a result of the completion of the acquisitions of Voyager and ATX in September 2000, CoreComm Limited consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1999 results.

     The increase in revenues to $132,122,000 from $58,151,000 is primarily due to acquisitions in 2000, which accounted for $59,164,000 of the increase. The remainder of the increase is primarily due to an increase in CLEC and ISP revenues from an increase in customers. The revenues from the USN customer base peaked in the third quarter of 1999 after CoreComm Limited's acquisition in May 1999 and declined thereafter. Additionally, prepaid cellular debit card and cellular long distance revenues declined as a result of CoreComm Limited's termination of these services in the third quarter of 1999. CoreComm Limited had revenues of $2,379,000 in 1999 from the provision of these services.

     Operating costs include direct cost of sales, network costs and salaries and related expenses of network personnel. Operating costs increased to $142,323,000 from $58,561,000 primarily due to acquisitions in 2000, which accounted for $41,650,000 of the increase. The remainder of the increase is primarily due to an increase in the fixed component of operating expenses due to CoreComm Limited's migration to a facilities-based infrastructure. In 1999, operating costs included $2,211,000 related to the prepaid cellular debit card and cellular long distance services.

     Selling, general and administrative expenses increased to $111,010,000 from $74,185,000 primarily due to acquisitions in 2000, which accounted for $21,432,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs.

     Corporate expenses include the costs of CoreComm Limited's officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $12,884,000 from $7,996,000 primarily due to increased strategic planning activities.

     Non-cash compensation in 2000 of $43,440,000 includes $38,652,000 from the grant of options at an exercise price below fair market value, and $4,788,000 from the rescission of stock option exercises. In April 2000, the Compensation and Option Committee of CoreComm Limited's Board of Directors approved the issuance of options to purchase approximately 2.7 million shares of Limited's common stock to various employees at an exercise price of $14.55, which was less than the fair market value of its common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, CoreComm Limited recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to December 31, 2000, $9.7 million of the deferred non-cash compensation was charged to expense. In November 2000, CoreComm Limited's Board of Directors approved the rescission of previously exercised employee stock options. CoreComm Limited issued notes to employees for the repurchase of the 671,000 shares of common stock for an aggregate of $6,803,000, which exceeded the fair market value of its common stock on the date of repurchase. The notes earned interest at a rate of 4.5% and were redeemed in December 2000. CoreComm Limited recorded non-cash compensation of $4.7 million from these transactions.

     The non-cash compensation charge of $1,056,000 in 1999 was recorded in accordance with APB Opinion No. 25, related to a change in employee stock option agreements.

     Other charges of $12,706,000 in 2000 include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and restructuring costs of $4,006,000. The restructuring costs relate to CoreComm Limited's announcements in March and December 2000 of reorganizations of CoreComm Limited's operations. The charge consisted of employee severance and related costs of $2,089,000 for approximately 250 employees to be terminated and lease exit costs of $1,917,000. As of December 31, 2000, $2,171,000 of these provisions had been used, including $775,000 for employee severance and related costs and $1,396,000 for lease exit costs. As of December

31, 2000, none of the employees to be terminated were still employed by CoreComm Limited. The remaining provision for leases will be used through 2003.

     The write-down of intangibles in 2000 of $35,920,000 is comprised of $14,784,000 related to business combinations and $21,136,000 related to our LMDS licenses. At December 31, 2000, CoreComm Limited wrote-off the carrying amount of intangible assets from business combinations including goodwill of $6,690,000, workforce of $577,000 and customer lists of $7,517,000. These assets were primarily related to CoreComm Limited's resale CLEC business, which was acquired in 1999. The underlying operations, customer relationships and future revenue streams had deteriorated significantly since the acquisition. These were indicators that the carrying amount of these resale-related assets was not recoverable. CoreComm Limited estimated that the fair value of these assets was zero due to the lack of potential buyers, the overall deterioration of the resale CLEC business environment and because of the negative cash flow of these resale businesses for the foreseeable future. In connection with the reevaluation of our business plan, CoreComm Limited reduced the carrying amount of the LMDS licenses at December 31, 2000 by $21,136,000 to reflect their estimated fair value. The estimated fair value was determined based on an analysis of sales of other LMDS licenses.

     Depreciation expense increased to $30,746,000 from $10,945,000 primarily as a result of an increase in fixed assets.

     Amortization expense increased to $42,420,000 from $8,633,000 due to the amortization of goodwill from the acquisitions in 2000.

     Interest income and other, net, increased to $6,223,000 from $5,773,000 primarily due to interest income on CoreComm Limited's cash, cash equivalents and marketable securities.

     Interest expense increased to $20,457,000 from $5,341,000 primarily due to interest on the 6% Convertible Subordinated Notes issued in October 1999, the senior secured credit facility beginning in September 2000, the senior unsecured notes due 2003 issued in September 2000 and the senior unsecured notes due 2010 issued in December 2000.

     The income tax provisions of $250,000 in 2000 and $731,000 in 1999 are for state and local income tax.

YEAR ENDED DECEMBER 31, 1999 AND THE PERIOD FROM APRIL 1, 1998 (DATE OPERATIONS COMMENCED) TO DECEMBER 31, 1998

     As a result of the completion of the acquisitions of 100% of the stock of MegsINet Inc. and the CLEC assets of USN Communications, Inc. in May 1999, CoreComm Limited consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1998 results.

     The increase in revenues to $58,151,000 from $6,713,000 is primarily due to acquisitions in 1999, which accounted for $40,909,000 of the increase. The remainder of the increase is primarily due to an increase in CLEC and ISP revenues from an increase in customers, offset by the decline in cellular long distance revenue as a result of customers switching to other long distance providers. In the third quarter of 1999, CoreComm Limited sold most of its prepaid cellular debit card business and CoreComm Limited terminated its cellular long distance business in some markets. CoreComm Limited had revenues in 1999 of $2,379,000 from the prepaid cellular debit card business and from the cellular long distance business in these markets.

     Operating costs increased to $58,561,000 from $5,584,000 primarily due to acquisitions in 1999, which accounted for $43,315,000 of the increase. The remainder of the increase is primarily due to the increase in revenues. Operating costs as a percentage of revenues increased to 101% from 83%. The increase in percentage terms is the result of an increase in the fixed component of operating expenses due to the migration toward a facilities-based infrastructure. In 1999, operating costs were $2,211,000 from the prepaid cellular debit card business and from the cellular long distance business in the terminated markets.

     Selling, general and administrative expenses increased to $74,185,000 from $11,940,000 primarily due to acquisitions in 1999, which accounted for $33,184,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs.

     Corporate expenses include the costs of CoreComm Limited's officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $7,996,000 from $2,049,000 because the 1998 expenses did not represent a full period of results due to the fact that the spin-off from CCPR occurred on September 2, 1998, at which time corporate expenses commenced. In addition, allocated charges from NTL Incorporated (a company that has some of the same officers and directors as CoreComm Limited) increased due to the sales in 1999 of other affiliated companies.

     The non-cash compensation charge of $1,056,000 in 1999 was recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," related to a change in employee stock option agreements. The non-cash compensation charge of $4,586,000 in 1998 was recorded in accordance with APB Opinion No. 25, as a one time charge related to the issuance of CoreComm Limited's warrants and stock options to holders of CCPR's stock options in connection with its distribution to CCPR's stockholders.

     Depreciation expense increased to $10,945,000 from $749,000 as a result of acquisitions in 1999, which accounted for $7,176,000 of the increase and an increase in fixed assets.

     Amortization expense increased to $8,633,000 from $231,000 due to the amortization of goodwill and other intangibles from the acquisitions in 1999.

     Interest income and other, net, increased to $5,773,000 from $2,632,000 primarily due to interest income on CoreComm Limited's cash, cash equivalents and marketable securities.

     Interest expense increased to $5,341,000 from $21,000 primarily due to interest on the public notes issued in October 1999 and interest on notes payable and capital leases of acquired businesses.

OTHER RESULTS OF OPERATIONS MATTERS

     In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", effective for us on January 1, 2002. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 144.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for us on January 1, 2003. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. We are in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards, which we refer to as "SFAS," No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually, or more frequently under some conditions, for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. CoreComm Limited is required to adopt SFAS No. 142 as of January 1, 2002. In addition, CoreComm Limited is reviewing the carrying value of its long-lived assets for impairment in accordance with SFAS No. 121, although it is not currently possible to predict the outcome of this review.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The SEC's rule related to market risk disclosure requires that CoreComm Limited describe and quantify its potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments, such as investments and debt, that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. CoreComm Limited is not exposed to market risks from changes in foreign currency exchange rates or commodity prices. CoreComm Limited does not hold derivative financial instruments nor does CoreComm Limited hold securities for trading or speculative purposes. Under CoreComm Limited's current policies, it does not use interest rate derivative instruments to manage its exposure to interest rate changes.

     The fair-market value of long-term fixed interest rate debt is subject to interest rate risk. Generally the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. In the following table, the fair value of our public notes was determined from the quoted market price. The carrying amount of the variable rate senior secured credit facility approximates the fair value. The fair value of CoreComm Limited's other notes payable are estimated using discounted cash flow analyses, based on CoreComm Limited's current incremental borrowing rates for similar types of borrowing arrangements.

                            INTEREST RATE SENSITIVITY
                            AS OF SEPTEMBER 30, 2001
                      PRINCIPAL AMOUNT BY EXPECTED MATURITY
                              AVERAGE INTEREST RATE

                           FOR THE
                            THREE
                        MONTHS ENDING
                        DECEMBER 31,                  FOR THE YEARS ENDING DECEMBER 31,                           FAIR VALUE
                                                      ---------------------------------                           ----------
                           2001         2002       2003     2004       2005       2006     THEREAFTER    TOTAL      9/30/01
                        ---------------------------------------------------------------------------------------- -------------
                                                             (in thousands)
Long-term debt,
  including current
  portion

Fixed rate               $2,091      $19,906      $102,939  $     -   $     -   $      -   $208,498     $333,434  $171,209
Average interest rate      5.15%        8.75%         6.47%                                    7.00%

Variable rate            $    -      $15,000      $  1,950  $ 9,750   $25,350   $119,050   $      -     $ 171,10  $171,100
Average interest rate                Libor+       Libor+    Libor+    Libor+    Libor+
                                     4.5% or      4.5% or   4.5% or   4.5% or   4.5% or
                                     base         base      base      base      base
                                     rate+        rate+     rate+     rate+     rate+
                                     3.5%         3.5%      3.5%      3.5%      3.5%

The above does not give effect to the Holdco Recapitalization or exchange offers.

CAPITALIZATION

     The following table shows our cash and cash equivalents and capitalization of CoreComm Limited as of September 30, 2001, and as adjusted to give effect to the Holdco Recapitalization. For additional information with respect to the Holdco Recapitalization, without giving effect to the public exchange offers, refer to the Unaudited Pro Forma Financial Data included elsewhere in this prospectus. Actual financial position and results of operations will differ, perhaps significantly, from the amounts reflected in this prospectus. You should read this table together with CoreComm Limited's consolidated financial statements and related notes included in this prospectus and the information in "Unaudited Pro Forma Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                                     AS OF SEPTEMBER 30, 2001
                                                                                     ------------------------
                                                                                       ACTUAL       AS ADJUSTED
                                                                                       ------       -----------
                                                                                          (IN THOUSANDS)
Cash and cash equivalents.......................................................    $     46,953    $      240
                                                                                    ============    ==========
Current portion of long-term debt...............................................    $     43,511    $    2,739
                                                                                    ============    ==========
Long-term debt:
  Capital lease obligations.....................................................    $        324    $       --
  6% Convertible Subordinated Notes due 2006....................................         164,750       164,750
  Senior secured credit facility, less unamortized discount.....................         136,298            --
  Senior Unsecured Notes due 2003, less unamortized discount....................          92,936        92,936
  10.75% senior unsecured convertible PIK notes due 2010........................          17,494            --
  10.75% unsecured convertible PIK notes due 2011, less unamortized discount....          25,877            --
                                                                                    ------------    ----------
    Total long-term debt........................................................         437,679       257,686
Stockholders' equity:
  Preferred stock, par value $0.01 per share, liquidation preference
     $315,937,000, 5,000,000 shares authorized, 301,000 issued and outstanding..               3             3
  Common stock, par value $0.01 per share; 600,000,000
     shares authorized; 98,371,000 shares issued(1).............................             984           984
  Additional paid-in capital....................................................         788,911       563,300
  Deferred non-cash compensation................................................         (11,936)           --
  (Deficit).....................................................................        (827,292)     (827,292)
                                                                                    ------------    -----------
                                                                                         (49,330)     (263,005)
      Treasury stock at cost 1,329,000..........................................         (10,574)      (10,574)
                                                                                    -------------   ----------
     Total stockholders' deficiency.............................................         (59,904)     (273,579)
                                                                                    ------------    ----------
     Total capitalization.......................................................    $    377,775    $   15,893
                                                                                    ============    ==========

----------
(1) Excludes shares issuable upon the possible future conversion of Unsecured Convertible Notes or upon the exercise of stock options and warrants.

OUR BUSINESS

     CoreComm Limited's only material business is its ownership of approximately 13% of the outstanding capital stock of CoreComm Holdco.

     Currently, CoreComm Limited has the following outstanding litigation matters which, if resolved unfavorably to CoreComm Limited, could have a material adverse effect on CoreComm Limited:

- On December 3, 2001, General Electric Capital Corp. filed a lawsuit in the Circuit Court of Cook County, Illinois against CoreComm Limited and CoreComm Holdco's subsidiary, MegsINet, Inc. seeking approximately $8 million in allegedly past due amounts under a capital equipment lease agreement between Ascend and MegsINet. GECC is seeking all amounts allegedly owed under the lease as well as repossession of the equipment. CoreComm Limited's response to GECC's complaint is due February 20, 2002 and we intend to defend the suit vigorously. A finding in favor of GECC could adversely affect CoreComm Limited's financial condition.

- On May 25, 2001, KMC Telecom, Inc. and some of its operating subsidiaries filed an action in the Supreme Court of New York for New York County against CoreComm Limited, Cellular Communications of Puerto Rico, Inc., CoreComm New York, Inc. and MegsINet, Inc. On that same date, KMC filed the same cause of action in the Circuit Court of Cook County, IL. Upon defendant's Motion to Stay the New York action, KMC voluntarily dismissed the Illinois litigation and the matter is currently proceeding in New York. KMC contends that it is owed approximately $2 million under a services agreement and a collocation agreement with MegsINet. The defendants have denied KMC's claims and have asserted that KMC failed to perform under the alleged contracts. The defendants have served discovery and intend to defend themselves in coordination with one of their insurance carriers. However, a finding in favor of KMC in this litigation could have a material adverse effect on CoreComm Limited's business, financial condition and/or results of operations.

OPTIONS

- As of December 31, 2001, there were options to purchase approximately 22.1 million shares of CoreComm Limited common stock outstanding, including options held by executive officers and directors of CoreComm Holdco. In December 2001, the CoreComm Limited board of directors, in connection with Holdco Recapitaliztion, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. However, based on the last sales price for CoreComm Limited common stock on the Nasdaq Stock Market on February 4, 2002 of $.10, less than 1% of those options are at exercise prices below the market price for CoreComm Limited common stock.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

CORECOMM LIMITED

     The following table sets forth, for the periods indicated, the high and low last sale prices as reported on the Nasdaq Stock Market's National Market after giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid in September 1999 and the 3-for-2 stock split by way of stock dividend paid in February 2000.

                                                                                LAST SALE PRICE
                                                                                ---------------
                                                                            HIGH               LOW
                                                                            ----               ---
      1999
      First Quarter                                                        $17.39            $  7.28
      Second Quarter                                                       $22.00            $ 16.11
      Third Quarter                                                        $25.50            $ 20.53
      Fourth Quarter                                                       $39.58            $ 23.83

      2000
      First Quarter                                                        $49.31            $ 32.17
      Second Quarter                                                       $42.81            $ 14.81
      Third Quarter                                                        $20.44            $  7.88
      Fourth Quarter                                                       $ 8.13            $  2.06

      2001
      First Quarter                                                        $ 4.75            $  0.11
      Second Quarter                                                       $ 0.65            $  0.13
      Third Quarter                                                        $ 0.22            $  0.06
      Fourth Quarter                                                       $ 0.21            $  0.07

      2002
      First Quarter, through January 30, 2002                              $ 0.17            $  0.10

     On December 17, 2001, the last full day of trading before the public announcement CoreComm Holdco's intention to commence the exchange offers, the last sales price for Limited common stock on The Nasdaq Stock Market National Market was $0.17.

     As of February 5, 2002, there were approximately 540 record holders of Limited common stock and 3 record holders of public notes. This figure does not reflect beneficial ownership of shares held in nominee names.

     CoreComm Limited has never declared or paid any cash dividends on the Limited common stock. CoreComm Limited does not anticipate paying any cash dividends in the foreseeable future.

     If CoreComm Limited's board of directors declares a dividend on the Limited common stock after commencement of the exchange offers but before the expiration date, it is possible that the record date for determining holders of Limited common stock entitled to receive the dividend would be a date before the expiration date. Tendering your shares of Limited common stock in the exchange offers will not change your status as a record holder of Limited common stock, except with respect to those of your shares of Limited common stock that are accepted for exchange upon completion of the exchange offers. This means that, if you tender shares of Limited common stock before the record date for a dividend, you will continue to be the record holder of those shares of Limited common stock on the record date and you will be entitled to receive payment of the dividend if the record date is a date before the expiration date. In this event, the dividend would be paid to you in the normal manner and would be separate from any shares of Holdco common stock issued to you in the exchange offers.

     Stockholders that exchange shares of Limited common stock pursuant to the exchange offers will not be entitled to any dividends on those shares of Limited common stock with a record date after the date on which CoreComm Holdco accepts those tendered shares. Stockholders will continue to receive any dividends declared with respect to any shares of Limited common stock that are not exchanged pursuant to the exchange offers.

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

CORECOMM HOLDCO

     Currently no public market exists for the shares of our common stock. As of January 25, 2002, there were approximately 43 record holders, one of which is CoreComm Limited, of Holdco common stock. This figure does not reflect beneficial ownership of shares held in nominee names. CoreComm Limited's outstanding common stock is currently listed on the Nasdaq National Market under the symbol "COMM." Pursuant to conversations with the Nasdaq National Market, we intend to transfer the listing of Limited common stock on the Nasdaq National Market to Holdco common stock upon successful completion of the exchange offers. Please refer to the section of the prospectus entitled "Risk Factors - Risk factors relating to our common stock and corporate control - Our common stock may not be listed on the Nasdaq National Market, which could have a negative impact on the trading activity and price of your common stock, and could make it more difficult for us to raise capital."

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of February 1, 2002, we had (a) 10,000,018 shares of common stock issued and outstanding, which were held of record by approximately 43 stockholders, including CoreComm Limited and (b) no shares of preferred stock issued or outstanding. The currently outstanding shares of common stock are validly issued, fully paid and non-assessable. The number of authorized shares of any of our preferred stock or our common stock may be increased or decreased, but not below the then number of shares outstanding, by the vote of the holders of a majority of our voting power and no vote of the holders of any of our preferred stock or our common stock voting separately as a class is required. The following description is qualified in all respects by reference to our charter and our amended by-laws.

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights in the election of directors. The holders of our common stock are not entitled to vote on any amendment to our charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series are entitled, either separately or together with the holders of one or more other series, to vote thereon pursuant to our charter or pursuant to the Delaware General Corporation Law. Holders of our common stock are entitled to receive proportionately dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share proportionately in all of our assets available for distribution to holders of our common stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert our common stock into any other securities, and there are no redemption provisions with respect to the common stock.

     Currently no public market exists for the shares of our common stock. Pursuant to discussions with Nasdaq, we intend to transfer CoreComm Limited's Nasdaq listing to our common stock following successful completion of the planned public exchange offer for holders of CoreComm Limited Common Stock to exchange their shares for our common stock. CoreComm Limited's outstanding common stock currently trades under the symbol "COMM" on the Nasdaq National Market.

PREFERRED STOCK

     Our charter authorizes the board of directors to issue one or more series of preferred stock and determine, with respect to any series, the rights, if any, and their qualifications, limitations or restrictions, as are stated in resolutions adopted by the board of directors providing for the issue of the series and as are permitted by the Delaware General Corporation Law.

     The ability of the board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders, unless any action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or applicable rules of any self-regulatory organization. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors does not intend to seek stockholder approval. The board of directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our stockholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of our shares.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     In connection with the adoption of our stockholder rights plan, which is described below, our board of directors designated and reserved for issuance Series A Junior Participating Preferred Stock. A total of 1,000,000 shares of Series A preferred stock are authorized. No shares are issued or outstanding. When issued and paid for in

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

accordance with the stockholder rights plan, the Series A preferred stock will be fully paid and nonassessable. We will appoint a transfer agent for the Series A preferred stock if any shares are issued.

     DIVIDENDS AND RANKING. Each share of Series A preferred stock entitles its holders to receive dividends out of our funds legally available for the payment of dividends when, as and if declared by our board of directors. With respect to those dividends, the Series A preferred stock will rank:

     - senior to all classes of our common stock and to each other class of capital stock or series of preferred stock that is designated to rank junior to the Series A preferred stock;

     - junior to all classes of preferred stock that is designated to rank senior to the Series A preferred stock; and

     - equal to all classes of preferred stock that is designated to rank equally with the Series A preferred stock.

     Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share equal to the greater of:

     -  $0.01; and

     - 1,000 times the aggregate per-share amount of all dividends declared on our common stock since the immediately preceding dividend payment date, subject to adjustment for subdivision or combination of our common stock.

     LIQUIDATION, DISSOLUTION OR WINDING UP. Upon our liquidation, dissolution or winding up, the holders of outstanding shares of Series A preferred stock will be entitled to paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A preferred stock.

     After payment of the liquidation values of senior securities, the holders of the Series A preferred stock will be entitled to receive $1.00 for each share of Series A preferred stock they hold, plus any accrued and unpaid dividends or distributions on those shares. If, upon any liquidation, dissolution or winding up of our company, the remaining assets available for distribution are insufficient to pay the holders of the Series A preferred stock and all other securities ranking equally with the Series A preferred stock with respect to liquidation the full amount to which they are entitled, the holders of Series A preferred stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Series A preferred stock.

     Following the initial payment with respect to each share of Series A preferred stock, no additional distributions will be made to the holders of the Series A preferred stock until the holders of shares of common stock have received an amount per share equal to the amount distributed with respect to each share of Series A preferred stock divided by 1,000, subject to adjustment for splits and combinations of our common stock. After the payment with respect to our common stock, the holders of the Series A preferred stock and the holders of the common stock will share ratably in any remaining assets and funds, based on one share of Series A preferred stock equaling 1,000 shares of common stock, subject to adjustment for splits and combinations of our common stock.

     VOTING RIGHTS. Subject to adjustments for splits and combinations of our common stock, each share of Series A preferred stock will entitle the holder to 1,000 votes on all matters submitted to a vote of our stockholders. The holders of the Series A preferred stock will vote as a single class with the holders of our common stock.

     If dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividends, all holders of our preferred stock whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to our board of directors. The directors will serve until successors to them have been elected or until dividends on the Series A preferred stock are no longer in arrears.

     REDEMPTION. The Series A preferred stock is not redeemable.

     CONVERSION. The Series A preferred stock is not convertible.

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

THE CONVERTIBLE NOTE AGREEMENTS

     In connection with the Holdco Recapitalization, CoreComm Limited entered into binding agreements for transactions that allowed it to exchange approximately $160 million principal amount of its 6% Convertible Subordinated Notes due 2006. Under the terms of the agreements, in exchange for tendering the notes, CoreComm Limited paid each holder that signed such an agreement: (1) a cash payment equal to the October 2001 interest payment due to that holder, and
(2) shares of CoreComm Holdco common stock, equal in the aggregate to approximately 5% of our common stock. These agreements also contain a mutual release of claims whereby CoreComm Limited released each holder who was a party to one of these agreements, and each of these holders released CoreComm Limited, of all claims arising from occurrences taking place on or prior to the date of these respective agreements.

     CoreComm Limited and CoreComm Holdco provided notices of closing of the transactions under these agreements. Each notice of closing contained an agreement by CoreComm Holdco to file a shelf registration statement under the Securities Act covering the shares of our common stock issued under these agreements. This prospectus is part of that registration statement.

THE EXCHANGE AGREEMENT

     In connection with the Holdco Recapitalization, CoreComm Limited and CoreComm Holdco entered into an exchange agreement with holders of preferred stock of CoreComm Limited, holders of debt securities of CoreComm Limited and holders of debt securities which were joint obligations of CoreComm Limited and CoreComm Holdco. The transactions contemplated by the Exchange Agreement closed in December 2001. Pursuant to that agreement:

     - the security holders would exchange their securities for shares of CoreComm Holdco common stock as part of the Holdco Recapitalization plan;

     - We would file a shelf registration statement under the Securities Act covering the shares of our common stock issued under the exchange agreement;

     - none of the security holders, together with their affiliates and their associates, would acquire any shares of our voting securities, subject to an allowed annual increase in percent ownership of our outstanding common shares equal to 0.0735 times their original percent ownership of our common stock, capped at a maximum of 39%;

     - if a securityholder, or any of their affiliates or associates, were to acquire ownership of our voting securities in contravention of the restrictions set forth in the exchange agreement, we would have the right to either (1) purchase, or cause a designee to purchase, any or all of these securities so acquired at the price paid by the securityholder or its affiliates or associates or (2) require the security holder, or its affiliates or associates, to dispose of these securities within 30 days;

     - the following additional restrictions apply to each security holder that, together with its affiliates and associates, owns at least 15% of our common stock, provided that these restrictions will not apply to any of these security holders (1) after the nine month anniversary of the SEC declaring the registration statement of which this prospectus forms a part effective and (2) at any time when a security holder, together with its affiliates, its associates and specified transferees to which they transfer our voting securities own less than 10% of the voting power of all our voting securities. These securities holders are:


        - prohibited from subjecting any of our voting securities to any voting agreements or arrangements or depositing them into a voting trust;

        - prohibited from soliciting proxies in opposition to the recommendation of our board of directors;

        - in any election contest, required to vote all of our voting securities held by it (1) in the same proportion as the votes cast by all other holders of our voting securities or (2) in the manner recommended by our board of directors if the election contest involves a proposed change of control;

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

        - prohibited from acting with any other person or entity for the purpose of affecting or influencing control of CoreComm Holdco or acquiring, holding or disposing of our voting securities;

        - prohibited from proposing, soliciting or otherwise participating in any transaction relating to an acquisition of, a business combination or similar transaction with, or a change of control of, CoreComm Holdco or encouraging another person or entity to make a tender offer for our voting securities;

     - shares of our common stock issued under the exchange agreement to these security holders and their affiliates and associates may only be transferred:

        -  pursuant to a bona fide public offering;

        - pursuant to unsolicited open market sales on any national securities exchange or automated inter-dealer quotation system on which the shares are listed;

        - pursuant to a tender offer made to our stockholders which our board of directors has recommended;

        - pursuant to a privately-negotiated transaction with a person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock;

        -  pursuant to a will or the laws of descent and distribution;

        - pursuant to a bequest or similar gift or transfer to any person or entity that, together with its affiliates and associates, does not own at least 15% of our common stock; or

        - as a result of any pledge or hypothecation to a bona fide financial institution to secure a bona fide loan, guaranty or other financial accommodation or as a result of any foreclosure with respect thereto;

     - if we enter into a definitive agreement with a third party or accept, approve or recommend an offer from a third party to acquire greater than 50% of our voting securities, each security holder would have the right, on a pro-rata basis commensurate with its then level of ownership of our voting securities, to offer to acquire the number of our securities that is equal to or greater than the number of our voting securities that is contemplated to be acquired pursuant to the third party offer, and we would not take any action that would confer a timing advantage to the third party;

     - any security holder, together with its associates and affiliates, may make a bona fide written offer to acquire or purchase 100% of our capital stock so long as the offer is definitive in nature or provides for a make-whole premium or similar significant penalty payable to our other stockholders in the event that the transaction is not completed;

     - each security holder granted an irrevocable proxy to members of our board of directors and officers to vote all of the shares of our stock which he, she or it would be entitled to vote in favor of (1) a stock split of shares of our common stock upon a determination by our board of directors that a stock split is advisable and in our best interest to more accurately reflect our capitalization pursuant to the restructuring plan and an amendment to our charter to effect this stock split and/or
        (2) a change in our corporate name to a suitable corporate name upon a determination by our board of directors that a corporate name change is advisable and in our best interest and an amendment to our charter to effect this corporate name change;

     - each of Michael Karp and Booth American Company also have a contractual right to designate directors to CoreComm Holdco's board of directors whereby:

        - so long as Michael Karp, together with his affiliates and associates, owns at least 15% of our outstanding common stock, Michael Karp has the right to designate that number of directors to our board of directors so that his representation on our board of directors is proportionate to his, together with his affiliates' and associates', ownership percentage of our common stock; and

        - so long as Booth American Company, together with its affiliates and associates, owns at least 15% of CoreComm Holdco's outstanding common stock, Booth American Company has the right to designate one director to our board of directors;

     - each security holder agreed (1) that it had not commenced any action against CoreComm Limited or CoreComm Holdco, (2) to release CoreComm Limited and CoreComm Holdco from all claims arising from occurrences taking place on or prior to the closing date and (3) that it would not assist in any action commenced by or on behalf of the holders of 6% Convertible Subordinated Notes due 2006 of CoreComm Limited; and

     - each of CoreComm Limited and CoreComm Holdco agreed (1) that it had not commenced any action against any security holder and (2) to release each security holder from all claims arising from occurrences taking place on or prior to the closing date.

SPECIAL CHARTER PROVISIONS

     Our charter contains the provisions described below. These charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of our incumbent board of directors and our officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

     CLASSIFIED BOARD AND FILLING OF VACANCIES ON THE BOARD OF DIRECTORS. The charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that vacancies on our board of directors that may occur between annual meetings may be filled by our board of directors. In addition, this provision specifies that any director elected to fill a vacancy on our board of directors will serve for the balance of the term of the replaced director. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

     QUALIFICATION OF DIRECTORS. The charter provides that, subject to the contractual board representation rights set forth in the exchange agreement, it is a qualification of at least 81% of the directors that they not be (1) beneficial owners of 15% or more of our common stock, (2) affiliates or associates of any beneficial owner of 15% or more of our common stock or (3) persons whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule 13G required to be filed under the Exchange Act by any beneficial owner of 15% or more of our common stock.

     REMOVAL OF DIRECTORS. The charter provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds of the combined voting power of the voting stock.

     VOTING REQUIREMENT FOR SOME BUSINESS COMBINATIONS. The charter also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds of the voting power of the voting stock will be necessary to approve any "business combination," proposed by an "interested stockholder." The additional voting requirements will not apply, however, if:

     - the business combination was approved by not less than a majority of the continuing directors;

     - a series of conditions are satisfied requiring, in summary, the following:

           (A) that the consideration to be paid to stockholders in the business combination must be at least equal to the higher of:

             (1) the highest per-share price paid by the interested stockholder in acquiring any shares of common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder, this date is referred to as the "determination date," whichever is higher; or

             (2) the fair market value per share of common stock on the announcement date or determination date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar events with non-cash consideration treated similarly; and

           (B) various "procedural" requirements are complied with, including the consent solicitation of proxies according to the rules of the SEC and no decrease in regular dividends, if any, after the

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

     interested stockholder became an interested stockholder, except as approved by a majority of the continuing directors.

     An "interested stockholder" is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than CoreComm Holdco and any employee stock plans sponsored by us, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an interested stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested stockholders participate fully in all stockholder voting.

     A "business combination" includes the following transactions:

     - merger or consolidation of us or any subsidiary of ours with an interested stockholder or with any other corporation or entity which is, or after the merger or consolidation would be, an affiliate, associate or a Schedule 13D Related Party of an interested stockholder;

     - the sale or other disposition by us or a subsidiary of ours of assets having a fair market value of $10,000,000 or more if an interested stockholder, or an affiliate, an associate or a Schedule 13D Party of an interested stockholder is a party to the transaction;

     - the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder, or an affiliate, an associate or a Schedule 13D Party of an interested stockholder; or

     - any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of our outstanding stock, or securities convertible into stock, or a subsidiary owned by an interested stockholder, or an affiliate, an associate or a
        Schedule 13D Party of an interested stockholder.

     Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

     The term "continuing directors" means any member of our board of directors, while that person is a member of our board of directors, who is not an affiliate, associate, Schedule 13D Party or representative of the interested stockholder and was a member of our board of directors prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing director while that successor is a member of our board of directors, who is not an affiliate, associate, Schedule 13D Party or representative of the interested stockholder and is recommended or elected to succeed the continuing director by a majority of continuing directors.

     The term "Schedule 13D Related Party" means an individual or entity whose beneficial ownership of securities would be required to be aggregated on any
Schedule 13D or Schedule 13G required to be filed by an interested stockholder.

     VOTING REQUIREMENTS FOR SOME AMENDMENTS TO THE CHARTER. The charter provides that the provisions set forth in this section under the heading "Special Charter Provisions" may not be repealed or amended in any respect, unless that action is approved by the affirmative vote of the holders of not less than two-thirds of the voting power of the voting stock. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of the voting stock from avoiding the requirements of the provisions discussed above by simply amending or repealing those provisions.

SPECIAL BY-LAWS PROVISIONS

     ADVANCE NOTIFICATION OF BUSINESS TO BE TRANSACTED AT STOCKHOLDER MEETINGS. Our amended by-laws provide that to be properly brought before the annual or any special stockholders' meeting, business must be either

     (1) specified in the notice of meeting, or any supplement or amendment thereto, given by or at the direction of our board of directors,

     (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or

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

     (3) otherwise properly brought before the meeting by a stockholder by giving timely notice in writing to us.

To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 75 days nor more than 90 days prior to the meeting; provided, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by us not later than the close of business on the fifteenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

     ELECTION OF DIRECTORS. Our amended by-laws provide that our board of directors consists of between three and 15 directors, the exact number as fixed from time to time by the board of directors.

     STOCKHOLDER NOMINATIONS. Except for the right of Michael Karp and Booth American Company to designate directors in accordance with the exchange agreement, a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 75 days nor more than 90 days prior to an annual meeting of our stockholders; provided, however, that in the event that less than 90 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received by us not later than the close of business on the fifteenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever first occurs.

THE STOCKHOLDER RIGHTS PLAN

     We adopted a stockholder rights plan on December 17, 2001. In connection with the stockholder rights plan, our board of directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on December 17, 2001. Each right entitles the holder, under some circumstances, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share, at an exercise price of initially four times the average closing price of our common stock over the first five days of trading following the SEC declaring this registration statement effective, subject to adjustment. There are 1,000,000 shares of Series A preferred stock authorized for issuance under the plan.

     Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

     - ten business days following a public announcement that a person or group has acquired or has obtained the right to acquire 15% or more of our outstanding common stock; or

     - ten business days, or a later date as may be determined by the action of the board of directors prior to the time that any person or group becomes an acquiring person, after the commencement of, or announcement of an intention to make, a tender offer or exchange offer for 15% or more of our outstanding common stock.

     If after the rights become exercisable we agree to merge into another entity, another entity merges into us or we sell or transfer more than 50% of our assets, each right will entitle the holder to purchase a number of shares of common stock of the resulting entity at a discount.

     If after someone has acquired 15% or more of our common stock or our board of directors declares any person to be an adverse person upon a determination that a person has become the beneficial owner of a substantial amount of our common stock, which shall in no event be less than 5% of the outstanding common stock, each holder of a right will be entitled to receive shares of our common stock at a discount. Any rights that are or were owned by an acquirer of more than 15% of our outstanding common stock or any person that the board of directors declares to be an adverse person will be null and void.

     We may exchange the rights at a ratio of one share of common stock for each right at any time after someone acquires 15% or more of our common stock but before that person acquires 50% or more of our common stock. We may also redeem the rights at our option at a price of $0.01 per right, subject to adjustment, at any time before the tenth day following the announcement that someone has acquired 15% or more of our common stock. The rights expire on the earliest of December 17, 2011, an exchange or redemption of the rights as described above, or the completion of a merger as described above. The rights distribution is not taxable to stockholders.

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     The stockholder rights plan is intended to encourage a potential acquirer to negotiate directly with the board of directors, but may have anti-takeover effects. The stockholder rights plan could significantly dilute the ownership interests of an acquirer in CoreComm Holdco and therefore may have the effect of delaying, deterring or preventing a change in control of CoreComm.

     For further description, please refer to the stockholder rights plan, which was filed with the SEC as Exhibit 4.2 to the registration statement of which this prospectus forms a part.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that a stockholder becomes an interested stockholder, unless:

     - prior to that time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and employee stock plans; or

     - at or after that time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     A business combination includes mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

INDEMNIFICATION PROVISIONS

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. Our charter and amended by-laws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

     Section 102(b)(7) of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for

     (1) breaches of the duty of loyalty,

     (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law,

     (3) unlawful payments of dividends, stock purchases or redemptions, or

     (4) transactions from which a director derives an improper personal benefit.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the

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corporation. Our charter and amended by-laws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We have liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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                         DESCRIPTION OF OUR INDEBTEDNESS

OTHER INDEBTEDNESS

     As of September 30, 2001, as adjusted for the Holdco Recapitalization, some of our other indirect subsidiaries have $11.5 million of indebtedness in capital leases and other notes. For more information, please refer to our historical financial statements and the related notes. In addition, our subsidiaries may incur substantial indebtedness in the future.

SENIOR SECURED CREDIT FACILITY

     On September 28, 2000, we entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent that was amended and restated on April 11, 2001. Our senior secured credit facility provides for both a term loan facility and a revolving credit facility. Our term loan facility is for an initial aggregate amount of $106.1 million and has a final maturity of April 1, 2006 that, subject to the satisfaction of conditions, may be extended to September 22, 2008. At December 31, 2001, we had $106.1 million outstanding under our term loan facility. Our revolving credit facility is for a total of $50.0 million and has a termination date of April 1, 2006 that, subject to the satisfaction of conditions, may be extended to September 22, 2008. At December 31, 2001, we had $50.0 million outstanding under our revolving credit facility.

     The interest rate on both our term loan facility and our revolving credit facility is initially, at our option, either:

     - 3.50% per annum plus the base rate, which is the higher of:

          - the rate as publicly announced from time to time by The Chase Manhattan Bank as its "prime rate", or

          - the federal funds effective rate plus 0.50% per annum; or

     - the reserve-adjusted London Interbank Offered Rate (Adjusted LIBOR) plus 4.50% per annum.

     The applicable margin for our facilities will be subject to reductions based on the ratio of our consolidated total debt to annualized EBITDA.

     At December 31, 2001, the interest rate on our term loan facility was 6.86%. At December 31, 2001, the interest rate on our revolving credit facility was 6.86%. We are able to repay and reborrow on our revolving credit facility. Availability under our revolving credit facility is subject to a commitment fee equal to 1.50%, subject to reduction to 1.00% per annum based upon the rate of utilization of our facilities. This commitment fee is payable quarterly in arrears until termination of the lender's commitment.

     We pay a letter of credit fee for the pro rata account of each lender in an amount equal to the dollar equivalent of the daily amount available to be drawn or outstanding under letters of credit, if any are outstanding, at a per annum rate equal to the interest rate applicable to the revolving credit facility. In addition, we pay a per annum fronting fee equal to 0.25% of the daily amount available to be drawn down under any letters of credit.

     The loans under our term loan facility are subject to quarterly amortization payments over the life of the facility. In addition, we will have to make partial repayments of our term loans, subject to exceptions for:

     -  net proceeds from a sale of assets;

     -  net proceeds from an issuance of debt or equity;

     -  net proceeds from insurance following a casualty event; and

     -  excess cash flow.

     Once the term loans have been repaid, the term loans will not be permitted to be reborrowed.

     We and all of our present and future direct and indirect subsidiaries (other than subsidiaries that we may designate as unrestricted subsidiaries) unconditionally guarantee payment under our senior secured credit facility.

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

These guarantees are secured by a pledge of and a perfected security interest in all of the assets of these entities, including 100% of the stock of our subsidiaries.

     Our senior secured credit facility contains customary covenants and restrictions on our ability and the ability of our subsidiaries to engage in some activities, including, but not limited to:

     -  issuing new indebtedness;

     -  creating liens;

     -  incurring capital expenditures;

     -  making investments;

     - declaring dividends, repurchasing or redeeming capital stock and prepaying subordinated debt;

     - entering into any merger, consolidation, acquisition, sale of assets or lease; and

     -  entering into hedging transactions.

     Our senior secured credit facility also requires us and our subsidiaries to observe the following customary financial covenants:

     - a minimum active access lines and minimum on-net access lines requirement;

     -  a minimum consolidated services revenue requirement;

     - a maximum consolidated total secured debt to total capital ratio and a maximum consolidated total debt to total capital ratio;

     -  a positive EBITDA requirement;

     - a maximum consolidated total secured debt to annualized EBITDA ratio and a maximum consolidated total debt to annualized EBITDA ratio;

     -  a minimum consolidated EBITDA to consolidated cash interest expense;

     -  a minimum consolidated EBITDA to consolidated fixed charge ratio; and

     -  a maximum capital expenditures requirement.

     Our senior secured credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults on other indebtedness, events of bankruptcy and insolvency, ERISA defaults, judgment defaults, failure of any guaranty or security agreement supporting our senior secured credit facility to be in full force and effect, and change in control of us.

10.75% UNSECURED CONVERTIBLE PIK NOTE DUE 2011

     On April 12, 2001, CoreComm Holdco and CoreComm Limited issued, as joint and several obligors, a 10.75% Unsecured Convertible PIK Note due 2011 to NTL Incorporated in the principal amount of $15,000,000, referred to as the "2011 PIK Note," for the purchase price of $15,000,000, which was paid in cash. The principal features of the 2011 PIK Note are as follows:

     - RANKING. The 2011 PIK Note ranks as a senior debt obligation of CoreComm Holdco and as a subordinated debt obligation of CoreComm Limited.

     - INTEREST. The 2011 PIK Note accrues interest at a rate of 10.75% per annum, to be paid semiannually on October 15 and April 15 of each year, commencing October 15, 2001. Interest on the 2011 PIK Note is to be paid in kind through the issuance of additional notes in principal amounts equal to the interest payments then due, referred to as the "PIK Notes." The terms of the PIK Notes will be substantially identical to the 2011 PIK Note, except that:

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     (1) the conversion rate of each PIK Note will reflect that the conversion price of CoreComm Limited common stock to be issued upon conversion is the greater of:

        (a) a 20% premium to the 25-day average market price of the CoreComm Limited common stock on the date of issuance of the PIK Note; and

        (b) $1.00;

     (2) the maturity date of each PIK Note will be April 12, 2011; and

     (3) the special conversion price of each PIK Note will be the greater of:

        (a) 66 2/3% of the 25-day average market price of the CoreComm Limited common stock immediately preceding the record date for the issuance of the PIK Note; and

        (b) the change of control price as determined in the 2011 PIK Note. To the extent that there exists any accrued and unpaid interest attributable to the principal amount of the 2011 PIK Note to be converted at the time of conversion, the number of shares of CoreComm Limited common stock to be delivered by CoreComm Limited will be increased in an amount equal to the quotient of the accrued and unpaid interest as of the conversion date divided by 120% of the 25-day average market price of the CoreComm Limited common stock on the conversion date.

On December 31, 2001, the aggregate principal amount outstanding of the 2011 PIK Note and the PIK Note paid as interest on October 15, 2001, together with accrued and unpaid interest thereon was $16,173,982.

-  MATURITY DATE. The 2011 PIK Note and all PIK Notes mature on April 12, 2011.

- REDEMPTION. Beginning on April 12, 2003, CoreComm Holdco and CoreComm Limited have the option, as joint and several obligors, to redeem the 2011 PIK Note in whole or in part upon thirty days prior written notice to a holder of the 2011 PIK Note, at the redemption prices set forth in the 2011 PIK Note along with any accrued and unpaid interest. Any redemption initiated by CoreComm Holdco or CoreComm Limited will be tolled for up to 90 days, solely for the purpose of allowing the holder of the 2011 PIK Note to satisfy any applicable legal or regulatory approvals required to effect the conversion into shares of CoreComm Limited common stock. The tolling period may be extended if CoreComm Holdco or CoreComm Limited do not comply with their obligations under the 2011 PIK Note to assist in effecting conversion.

- CONVERSION. The holder of the 2011 PIK Note may convert the 2011 PIK Note into shares of CoreComm Limited common stock at the conversion rate of one share for every $1 in principal amount, subject to adjustment in the circumstances set forth in the 2011 PIK Note. However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

- CHANGE OF CONTROL. If a change of control occurs, as determined under the terms of the 2011 PIK Note, a holder of the 2011 PIK Note has a one-time option, for a period of 30 days following written notice

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   from CoreComm Limited, which written notice must be given at least 15 days prior to the expected date of the change of control, to convert the principal amount of the 2011 PIK Note, including any accrued and unpaid interest, into shares of CoreComm Limited common stock at the change of control conversion rate set forth in the 2011 PIK Note. If the holder of the 2011 PIK Note fails to convert at this special conversion rate, then following the change of control transaction the holder may convert the 2011 PIK Note into the type of consideration received by the CoreComm Limited common stock holders in the change of control transaction, in an amount that reflects the number of shares of CoreComm Limited common stock into which the 2011 PIK Note was convertible immediately prior to the change of control transaction.

- TRANSFER RESTRICTIONS. The 2011 PIK Note was issued in a transaction exempt from the registration requirements of the Securities Act, and so cannot be transferred except by way of a valid registration statement or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

-  OTHER MATTERS. The 2011 PIK Note does not contain any provisions relating to:

     (1) establishment or maintenance of a sinking fund;

     (2) restrictions on liens to secure indebtedness and issuance of disqualified preferred stock;

     (3) restrictions on incurring additional indebtedness or refinancing existing indebtedness;

     (4) events of default;

     (5) restrictions on the declaration or payment of dividends on CoreComm Holdco capital stock; and

     (6) covenants with respect to

        (a) maintenance of cash-flow to interest expense,

        (b) asset ratio,

        (c) restricted payments,

        (d) transactions with affiliates, and

        (e) use of proceeds from an asset sale.

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                       COMPARISON OF RIGHTS OF HOLDERS OF
               HOLDCO COMMON STOCK AND THE OUTSTANDING SECURITIES

     We summarize below the material differences between the rights of holders of outstanding securities and holders of Holdco common stock. First, we compare the material differences between the rights of a CoreComm Holdco stockholder under the current CoreComm Holdco restated certificate of incorporation, which we refer to as the "Holdco charter," and amended by-laws (left column) and the rights of a CoreComm Limited stockholder under the current CoreComm Limited restated certificate of incorporation, which we refer to as the "Limited charter," and by-laws (right column). Then, we summarize the material provisions of the rights of the holders of public notes. We do not intend for this summary to be a complete statement of the rights of holders of shares of Holdco common stock or a comprehensive comparison with the rights of the holders of outstanding securities, or a complete description of the specific provisions referred to in this summary. For more information on the Holdco common stock, please refer to the section of the prospectus entitled "Description of Capital Stock - Common Stock."

     This summary is qualified in its entirety by reference to the documents governing the outstanding securities and the Holdco common stock, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

                             COMPARISON OF COMMON STOCK OF HOLDCO AND LIMITED

                                                          GENERAL

                       CoreComm Holdco                                                 CoreComm Limited
The rights of CoreComm Holdco stockholders are governed by       The rights of CoreComm Limited stockholders are governed by
the CoreComm Holdco charter amended by-laws, in addition to      CoreComm Limited's restated certificate of incorporation and
Delaware law.                                                    by-laws, in addition to Delaware law.

                               AUTHORIZED CAPITAL

                       CoreComm Holdco                                                 CoreComm Limitied

The authorized capital stock of CoreComm Holdco consists of:     The authorized capital stock of CoreComm Holdco consists of:

     250,000,000 shares of Holdco common stock, with a par            600,000,000 shares of Limited common stock, with a par
     value of $0.01 per share; there were 10,000,018 shares           value of $0.01 per share; there were 140,326,706 shares
     of common stock outstanding as of January 25, 2002; and          of common stock outstanding as of January 25, 2002; and

     10,000,000 shares of preferred stock, with a par value           5,000,000 shares of preferred stock, with a par value
     of $0.01 per share; there were no issued or outstanding          of $0.01 per share; there were 50,000 shares of Series
     shares of preferred stock as of January 25, 2002.                A, 1,086 shares of Series A-1 and 250,000 shares of
                                                                      Series B preffered stock issued and outstanding as of
                                                                      January 25, 2002, all of which were held by CoreComm
                                                                      Holdco.

                                                AMENDMENT OF GOVERNING DOCUMENTS

                                                         CHARTER

                       CoreComm Holdco                                                 CoreComm Limited

Except for the matters specified in the following section,       Except for the matters specified in the following section,
an authorization of the CoreComm Holdco board, followed by       an authorization of the CoreComm Limited board, followed by
the vote of a majority of the outstanding shares of Holdco       the vote of a majority of the outstanding shares of Limited
common stock is required for an amendment to the CoreComm        common stock is required for an amendment to the CoreComm
Holdco charter.                                                  Limited charter.

An amendment to the CoreComm Holdco charter with respect to      An amendment to the CoreComm Limited charter with respect to
the following provisions requires the affirmative vote of        the following provisions requires the affirmative vote of
the holders of at least 2/3 of the combined voting               the holders of at least 2/3 of the combined voting

powers of all of the then-outstanding shares of CoreComm         powers of all of the then-outstanding shares of CoreComm
Holdco entitled to vote:                                         Limited entitled to vote:

  -  The board of directors;                                       -  The board of directors;

  -  Removal of directors;                                         -  Prohibition of stockholder action by written consent
                                                                      without a meeting;
  -  Prohibition of stockholder action by written consent
     without a meeting;                                            -  Special meetings of stockholders;

  -  Special meetings of stockholders;                             -  Business combinations with interested parties;

  -  Business combinations with interested parties;                -  Limitation on liability of directors; and

  -  Limitation on liability of directors;                         -  Action with respect to the amended by-laws.

  -  Action with respect to the amended by-laws; and

  -  Modifications of specified provisions of the charter.

                                                           BYLAWS

                       CoreComm Holdco                                                 CoreComm Limited

CoreComm Holdco's amended by-laws may be adopted, amended or     CoreComm Limited by-laws may be adopted, amended or repeated
repeated by: the board of directors or the affirmative vote      by: the board of directors or the affirmative vote of
of holders of at least 2/3 of the combined voting power of       holders of at least 2/3 of the combined voting power of all
all of the then-outstanding shares of CoreComm Holdco            of the then-outstanding shares of CoreComm Limited entitled
entitled to vote.                                                to vote.

                                                    NUMBER OF DIRECTORS

                       CoreComm Holdco                                                 CoreComm Limited

CoreComm Holdco's amended by-laws provide that the board of      The CoreComm Limited by-laws provide that the board of
directors shall consist of between three and 15 directors        directors shall consist of between three and 15 directors
which number is fixed by the board of directors from time to     which number is fixed by the board of directors from time to
time. The current number of directors is seven.                  time. The current number of directors is four.

                                                CLASSIFICATION OF DIRECTORS

                       CoreComm Holdco                                                 CoreComm Limited

The board of directors is divided into three classes, each       The board of directors is divided into three classes, each
as nearly equal in number as possible, with one class being      as nearly equal in number as possible, with one class being
elected annually to a three-year term.                           elected annually to a three-year term.

                                                   DIRECTOR NOMINATIONS

                       CoreComm Holdco                                                 CoreComm Limited

Except for the right of Michael Karp and Booth American          A stockholder must make any nomination for a director in
Company to designate directors in accordance with the            writing to the secretary of CoreComm Limited not less than
exchange agreement, a stockholder must make any nomination       75 days nor more than 90 days prior to an annual meeting of
for a director in writing to the secretary of CoreComm           CoreComm Limited's stockholders; provided, however, that in
Holdco not less than 75 days nor more than 90 days prior to      the event that less than 90 days' notice or prior public
an annual meeting of CoreComm Holdco's stockholders;             disclosure of the date of the meeting is given or made to
provided, however that in the event that less than 90 days'      stockholders, notice by the stockholder to be timely must be
notice or prior public disclosure of the date of                 received by the secretary of CoreComm Limited not later

the meeting is given or made to stockholders, notice by the          than the close of business on the fifteenth day following
stockholder to be timely must be received by the secretary       the day on which the notice of the date of the meeting was
on the fifteenth day following the day on which the notice       mailed or the public disclosure was made, whichever first
of the date of the meeting was mailed or the public              occurs.
disclosure was made, whichever first occurs.

                                                   DIRECTOR QUALIFICATIONS

                       CoreComm Holdco                                                 CoreComm Limited

The CoreComm Holdco charter provides that, subject to the        None.
contractual board representation rights set forth in the
exchange agreement, it is a qualification of at least 81% of the directors that they not be (1) beneficial owners of 15%
or more of Holdco's common stock, (2) affiliates or
associates of any beneficial owner of 15% or more of
CoreComm Holdco's common stock or (3) persons whose
beneficial ownership of secrurities would be required to be
aggregated on any Schedule 13D or Schedule 13G required to
be filed under the Securities Exchange Act by any beneficial owner of 15% or more of CoreComm Holdco's common stock.

                                                    REMOVAL OF DIRECTORS

                       CoreComm Holdco                                                 CoreComm Limited

CoreComm Holdco directors may be removed at any time, but        CoreComm Limited directors may be removed at any time, but
only for cause and only by holders of at least 2/3 of the        only for cause and only by holders of at least 2/3 of the
combined voting power of all of the then-outstanding shares      combined voting power of all of the then-outstanding shares
of CoreComm Holdco entitled to vote at an election of            of CoreComm Limited entitled to vote at an election of
directors. However, so long as holders of preferred stock        directors.
are entitled to elect one or more directors, with respect to removal for cause of director so elected, the vote of the
holders of that class or series of preferred stock and not
the vote of the outstanding shares as a whole is required.

                                               ANNUAL MEETINGS OF STOCKHOLDERS

                       CoreComm Holdco                                                 CoreComm Limited

The annual meeting of stockholders must be held on a date        The annual meeting of stockholders must be held on a date
and at a place within or without Delaware as may be              and at a place within or without Delaware as may be
designated by resolution of the board of directors.              designated by resolution of the board of directors.

                                              SPECIAL MEETINGS OF STOCKHOLDERS

                       CoreComm Holdco                                                 CoreComm Limited

Special meetings of the stockholders, for any purposes, may      Special meetings of the stockholders, for any purposes, may
be called at any time by the board of directors, by the          be called at any time by the board of directors, by the
chairman of the board or by the president.                       chairman of the board or by the president.

                                                   STOCKHOLDER PROPOSALS

                       CoreComm Holdco                                                 CoreComm Limited

A CoreComm Holdco stockholder wishing to bring business          A CoreComm Limited stockholder wishing to bring business
before the annual or special stockholders' meeting must          before the annual or special stockholders' meeting must
provide written notice to the corporation's secretary. The       provide written notice to the corporation's secretary. The

notice must be received not less than 75 days nor more than      notice must be received not less than 75 days nor more than
90 days prior to the meeting; provided, however, that in the     90 days prior to the meeting; provided, however, that in the
event that less than 90 days' notice or prior public             event that less than 90 days' notice or prior public
disclosure of the date of the meeting is given or made to        disclosure of the date of the meeting is given or made to
stockholders, notice by the stockholder to be timely must be     stockholders, notice by the stockholder to be timely must be
received by the secretary of CoreComm Holdco not later than      received by the secretary of CoreComm Limited not later than
the close of business on the fifteenth day following the day     the close of business on the fifteenth day following the day
on which the notice of the date of the meeting was mailed or     on which the notice of the date of the meeting was mailed or
the public disclosure was made, whichever first occurs.          the public disclosure was made, whichever first occurs.

                                                   STOCKHOLDERS RIGHTS PLANS

                       CoreComm Holdco                                                 CoreComm Limited

CoreComm Holdco entered into a Rights Agreement dated as of      CoreComm Limited entered into a Rights Agreement dated as of
December 17, 2001 between CoreComm Holdco and Continental        September 29, 2000 between CoreComm Limited and Continental
Stock Transfer & Trust Company as rights agent. Rights will      Stock Transfer & Trust Company as rights agent. Rights will
separate from CoreComm Holdco's common stock and become          separate from CoreComm Limited's common stock and become
exercisable following the earlier of (a) the tenth business      exercisable following the earlier of (a) the tenth business
day following a public announcement that a person or group       day following a public announcement that a person or group
has acquired or has obtained the right to acquire 15% or         has acquired or has obtained the right to acquire 18% or
more of CoreComm Holdco's outstanding common stock or (b)        more of CoreComm Limited's outstanding common stock or (b)
the tenth business day, or a later date as may be determined     the tenth business day, or a later date as may be determined
by the action of CoreComm Holdco's board of directors prior      by the action of CoreComm Limited's board of directors prior
to the time that any person or group becomes an acquiring        to the time that any person or group becomes an acquiring
person, after the commencement of, or announcement of an         person, after the commencement of, or announcement of an
intention to make, a tender offer or exchange offer for 15%      intention to make, a tender offer or exchange offer for 18%
or more of CoreComm Holdco's outstanding common stock. There     or more of CoreComm Limited's outstanding common stock.
is an exception for (1) an acquisition of shares of Holdco       There is an exception for beneficial owners of Limited
common stock pursuant to or as permitted by the Exchange         common stock that, together with their affiliates and
Agreement and (2) beneficial owners of Holdco common stock       associates, won 18% or more of the outstanding Limited
that, together with their affiliates and associates, won 15%     common stock on the date of the rights agreement unless and
or more of the outstanding Holdco common stock immediately       an additional 1% of CoreComm Limited's outstanding common
after the consummation of the transactions contemplated by       stock.
the exchange agreement unless and until that person or
entity becomes the beneficial owner of an additional 1% of
CoreComm Holdco's outstanding common stock other than as
permitted by the Exchange Agreement.

After the distribution date, each right will entitle the         After the distribution date, each right will entitle the
holder, other than the acquiring person or group, to             holder, other than the acquiring person or group, to
purchase shares of Holdco common stock at a 50% discount to      purchase shares of Limited common stock at a 50% discount to
its market price as of the purchase date.                        its market price as of the purchase date.

If after the rights become exercisable CoreComm Holdco           If after the rights become exercisable CoreComm Limited
agrees to merge into another entity, another entity merges       agrees to merge into another entity, another entity merges
into CoreComm Holdco or CoreComm Holdco sells or transfers       into CoreComm Limited or CoreComm Limited sells or transfers
more than 50% of its assets, each right will entitle the         more than 50% of its assets, each right will entitle the
holder to purchase a number of shares of common stock of the     holder to purchase a number of shares of common stock of the
resulting entity at a discount.                                  resulting entity at a discount.

If after someone has acquired 15% or more of CoreComm            If after someone has acquired 15% or more of CoreComm
Holdco's common stock or CoreComm Holdco's board of              Limited's common stock or CoreComm Limited's board of
directors declares any person to be an adverse person upon a     directors declares any person to be an adverse person upon a
determination that a person has become the beneficial owner      determination that a person has become the beneficial owner
of a substantial amount of CoreComm Holdco's common stock,       of a substantial amount of CoreComm Limited's common stock,
which shall in no event be less than 5% of the outstanding       which shall in no event be less than 5% of the outstanding
common stock, each holder of a right will be entitled to         common stock, each holder of a right will be entitled to
receive shares of Holdco common stock at a                       receive shares of Limited common stock at a

discount. Any rights that are or were owned by an acquirer       discount. Any rights that are or were owned by an acquirer
of more than 15% of CoreComm Holdco's outstanding common         of more than 18% of CoreComm Limited's outstanding common
stock or any person that CoreComm Holdco's board of              stock or any person that CoreComm Limited's board of
directors declares to be an adverse person will be null and      directors declares to be an adverse person will be null and
void.                                                            void.

CoreComm Holdco may exchange the rights at a ratio of one        CoreComm Limited may exchange the rights at a ratio of one
share of common stock for each right at any time after           share of common stock for each right at any time after
someone acquires 15% or more of CoreComm Holdco's common         someone acquires 18% or more of CoreComm Limited's common
stock but before that person acquires 50% or more of             stock but before that person acquires 50% or more of
CoreComm Holdco's common stock. CoreComm Holdco may also         CoreComm Limited's common stock. CoreComm Limited may also
redeem the rights at its option at a price of $0.01 per          redeem the rights at its option at a price of $0.01 per
right, subject to adjustment, at any time before the tenth       right, subject to adjustment, at any time before the tenth
day following the announcement that someone has acquired 15%     day following the announcement that someone has acquired 18%
or more of CoreComm Holdco's common stock. The rights expire     or more of CoreComm Limited's common stock. The rights
on the earliest of December 17, 2011, an exchange or             expire on the earliest of October 16, 2010, an exchange or
redemption of the rights as described above, or the              redemption of the rights as described above, or the
completion of a merger as described above. The rights            completion of a merger as described above. The rights
distribution is not taxable to stockholders.                     distribution is not taxable to stockholders.

                                                CERTAIN BUSINESS COMBINATIONS

                       CoreComm Holdco                                                 CoreComm Limited

The CoreComm Holdco charter provides that, in addition to        The CoreComm Limited charter provider that, in addition to
any affirmative vote required by law, the affirmative vote       any affirmative vote required by law, the affirmative vote
of holders of two-thirdsof the voting power of the CoreComm      of holders of two-thirds of the voting power of the CoreComm
Holdco voting stock will be necessary to approve any             Limited voting stock will be necessary to approve any
"business combination," proposed by an "interested               "business combination," proposed by an "interested
stockholder" in specified circumstances.                         stockholder" in specified circumstances.

An "interested stockholder" is defined as anyone who is the      An "interested stockholder" is defined as anyone who is the
beneficial owner of more than 15% of the voting power of the     beneficial owner of more than 15% of the voting power of the
voting stock, other than CoreComm Holdco and any employee        voting stock, other than CoreComm Limited and any employee
stock plans sponsored by CoreComm Holdco, and includes any       stock plans sponsored by CoreComm Limited, and includes any
person who is an assignee of or has succeeded to any shares      person who is an assignee of or has succeeded to any shares
of voting stock in a transaction not involving a public          of voting stock in a transaction not involving a public
offering that were at any time within the prior two-year         offering that were at any time within the prior two-year
period beneficially owned by an interested stockholder. The      period beneficially owned by an interested stockholder. The
term "beneficial owner" includes persons directly and            term "beneficial owner" includes persons directly and
indirectly owning or having the right to acquire or vote the     indirectly owning or having the right to acquire or vote the
stock. Interested stockholders participate fully in all          stock. Interested stockholders participate fully in all
stockholder voting.                                              stockholder voting.

A "business combination" includes the following                  A "business combination" includes the following
transactions:                                                    transactions:

     - merger or consolidation of CoreComm Holdco or any              - merger or consolidation of Corecomm Limited or any
subsidiary of CoreComm Holdco with an interested stockholder     subsidiary or CoreComm Limited with an interested
or with any other corporation or entity which is, or after       stockholder or with any other corporation or entity which
the merger or consolidation would be, an affiliate,              is, or after the merger or consolidation would be, an
associate or a Schedule 13D Related Party of an interested       affiliate or associate of an interested stockholder;
stockholder.
                                                                      - the salary or other disposition by CoreComm Limited
     - the sale or other disposition by CoreComm Holdco or a     or a subsidiary of CoreComm Limited of assets having a fair
subsidiary of CoreComm Holdco of assets having a fair market     market value of $5,000,000 or more if an interested
value of $10,000,000 or more if an interested stockholder,       stockholder, or an affiliate or an associate of an
or an affiliate, an associate or a Schedule 13D Party of an      interested stockholder is a party to the transaction;
interested stockholder is a party to the transaction;

     - the adoption of any plan or proposal for CoreComm              - the adoption of any plan or proposal for CoreComm
Holdco's liquidation or dissolution proposed by or on behalf     Limited's liquidation or dissolution proposed by or on
of an interested stockholder, or an affiliate, an associate      behalf of an interested stockholder, or an affiliate or an
or an Schedule 13D Party of an interested stockholder; or        associate of an interested stockholder; or

     - any reclassification of securities, recapitalization,          - any reclassification of securities, recapitalization,
merger with a subsidiary, or other transaction which has the     merger with a subsidiary, or other transaction which has the
effect, directly or indirectly, of increasing the                effect, directly or indirectly, of increasing the
proportionate share of any class of CoreComm Holdco's            proportionate share of any class of CoreComm Limited's
outstanding stock, or securities convertible into stock, or      outstanding stock, or securities convertible into stock, or
a subsidiary owned by an interested stockholder, or an           a subsidiary owned by an interested stockholder, or an
affiliate, an associate or a Schedule 13D Party of an            affiliate or an associate of an interested stockholder.
interested stockholder.

The term "Schedule 13D Related Party" means an individual or entity whose beneficial ownership of securities would be required to be aggregated on any Schedule 13D or Schedule
13G required to be filed by an interested stockholder.

                                                  STATE ANTI-TAKEOVER LAW

                       CoreComm Holdco                                                 CoreComm Limited

CoreComm Holdco is subject to Section 203 of the Delaware        CoreComm Limited is subject to Section 203 of the Delaware
General Corporation Law which prohibits a publicly held          General Corporation Law which prohibits a publicly held
Delaware corporation from engaging in any business               Delaware corporation from engaging in any business
combination with an interested stockholder for a period of       combination with an interested stockholder for a period of
three years following the time that a stockholder becomes an     three years following the tie that a stockholder becomes an
interested stockholder unless specified conditions are met.      interested stockholder unless specified conditions are met.
Please refer to the section of the prospectus entitled           Please refer to the section of the prospectus entitled
"Description of Capital Stock - Section 203 of the Delaware      "Description of Capital Stock - Section 203 of the Delaware
General Corporation Law."                                        General Corporation Law."

                           DESCRIPTION OF PUBLIC NOTES

     By exchanging your public notes for shares of Holdco common stock, you will be investing in a different type of security, in a different entity. The following sets forth a brief description of the terms of the public notes. This is not a complete description of the terms, for which you are encouraged to read the indenture governing the public notes. Please refer to the section of the prospectus entitled "Where You Can Find More Information."

PRINCIPAL, MATURITY AND INTEREST

     CoreComm Limited issued public notes with a maximum aggregate principal amount of $175.0 million. As a result of the Holdco Recapitalization and prior conversions of public notes into shares of Limited common stock, $4.75 million principal amount remains outstanding. The public notes will mature on October 1, 2006. Interest on the public notes accrues at a rate of 6% per annum from the date of original issuance and is payable semiannually on April 1 and October 1, commencing on April 1, 2000. CoreComm Limited is required to make each interest payment to the holders of record of the public notes on the immediately preceding March 15 and September 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. As a result of the Holdco Recapitalization and other factors, CoreComm Limited may not be able to pay the principal amount of any outstanding public notes when it becomes due and payable. Please refer to the section of the prospectus entitled "Risk Factors - Risk factors relating to failure to tender outstanding securities in the exchange offers - CoreComm Limited currently holds only an approximately 13% interest in CoreComm Holdco, and following successful completion of the exchange offers, would hold virtually no material assets."

CONVERSION

     The holder of any public note has the right, exercisable at any time after 90 days following the date of original issuance of the note and prior to its maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of common stock of CoreComm Limited at $27.39, originally $41.09, subject to adjustment, except that if a public note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption.

SUBORDINATION OF PUBLIC NOTES

     The public notes are subordinate in right of CoreComm Limited's senior debt. The indenture does not restrict the amount of senior debt or other indebtedness of CoreComm Limited or any subsidiary of CoreComm Limited. The payment of the principal of, interest on or any other amounts due on the public notes is subordinated in right of payment to the prior payment in full of all senior debt of CoreComm Limited.

     No payment on account of principal of, redemption of, interest on or any other amounts due on the public notes, and no redemption, purchase or other acquisition of the public notes may be made unless

 (a) full payment of amounts then due on all senior debt have been made or duly provided for pursuant to the terms of the instrument governing senior debt; and

 (b) at the time for, or immediately after giving effect to, any payment, redemption, purchase or other acquisition, there does not exist under any senior debt or any agreement pursuant to which any senior debt has been issued, any default which has not been cured or waived and which has resulted in the full amount of senior debt being declared due and payable. In addition, the indenture provides that if any of the holders of any issue of senior debt notify CoreComm Limited and the trustee that a default has occurred giving the holders of senior debt the right to accelerate its maturity, referred to as a "Payment Blockage Notice," no payment on account of principal, redemption, interest, special interest, if any, or any other amounts due on the public notes and no purchase, redemption or other acquisition of the public notes will be made for the period, referred to as the "Payment Blockage Period," commencing on the date notice is received and ending on the earlier of (A) the date on which the event of default is cured or waived, or (B) 180 days from the date notice is received. Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and unknown to the person giving notice at the time of notice on the same issue of senior debt may be given during any period of 360 consecutive days unless that event of default or those other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of senior debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived. Presently, CoreComm Limited is a party under our senior secured credit facility, under which $156.1 million is outstanding, all of which is considered senior debt.

     Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of CoreComm Limited or acceleration of the principal amount due on the public notes because of any event of default, all senior debt must be paid in full before the holders of the public notes are entitled to any payments whatsoever.

     In the event the exchange offers are completed successfully, CoreComm Limited will own little or no material assets. Accordingly, in the event of CoreComm Limited's subsequent insolvency, holders of the public notes may not recover their investment.

     In the event that the trustee or any holder of public notes receives any payment or distribution of assets of CoreComm Limited of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, by way of set-off or otherwise, in respect of the public notes before all senior debt is paid in full, then payment or distribution will be held by the recipient in trust for the benefit of holders of senior debt, and will be immediately paid over or delivered to the holders of senior debt or their representative or representatives to the extent necessary to make payment in full of all senior debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holder of senior debt.

     The public notes are obligations exclusively of CoreComm Limited. Since CoreComm Limited's only material asset is its ownership of approximately 13% of the outstanding capital stock of CoreComm Holdco, and as a result of covenants in our senior secured credit facility, CoreComm Limited is not able to receive cash from us or our subsidiaries, CoreComm Limited has a reduced ability to service the public notes.

     Any right of CoreComm Limited to receive assets of any of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the public notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that CoreComm Limited is itself recognized as a creditor of that subsidiary, in which case the claims of CoreComm Limited would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by CoreComm Limited.

OPTIONAL REDEMPTION

     Except as set forth under "- Optional Tax Redemption," the public notes are not redeemable at CoreComm Limited's option prior to October 1, 2002. Thereafter, the public notes will be subject to redemption at the option of CoreComm Limited, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices set forth below, expressed as percentages of principal amount plus accrued and unpaid interest, in each case, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                         PERCENTAGE
----                                                         ----------
2002.................................................        103.429%
2003.................................................        102.571%
2004.................................................        101.714%
2005.................................................        100.857%
2006.................................................        100.000%

     In each case of a redemption of any public notes referred to under "-- Optional Tax Redemption," redemption of public notes shall be made at the principal amount thereof together with accrued and unpaid interest and special interest, if any, to the applicable redemption date.

MANDATORY REDEMPTION AND REPURCHASE

     CoreComm Limited is not required to make mandatory redemption or sinking fund payments with respect to the public notes.

CHANGE OF CONTROL

     As a result of the amendments to the indenture agreed to by holders of 97.1% of the formerly outstanding public notes, in an earlier phase of the Holdco Recapitalization, the indenture does not contain any other provision that permits the holders of the public notes to require that CoreComm Limited repurchase or redeem the public notes in the event of a takeover, recapitalization or similar restructuring.

SELECTION AND NOTICE

     If less than all of the public notes are to be redeemed at any time, selection of public notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the public notes are listed. In the absence of any requirements of any securities exchange or if the public notes are not listed, selection of the public note to be redeemed will be made on a pro rata basis, provided that no public notes of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of public notes to be redeemed at its registered address. If any public note is to be redeemed in part only, the notice of redemption that relates to that public note will state the portion of the principal amount to be redeemed. A new public note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original public note. On and after the redemption date, interest ceases to accrue on public notes or portions of them called for redemption.

COVENANTS

     As a result of the amendments to the indenture agreed to by holders of 97.1% of the formerly outstanding public notes, in an earlier phase of the Holdco Recapitalization, the indenture does not contain any substantial negative covenants regarding either change of control or sales of assets of CoreComm Limited.

LIMITATION ON STATUS AS INVESTMENT COMPANY

     The indenture provides that CoreComm Limited will not, and will not permit any subsidiary to, conduct its business in a fashion that would cause CoreComm Limited to be required to register as an "investment company" pursuant to the Investment Company Act of 1940, as amended.

EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an event of default in addition to other events listed in the indenture:

 (1) default for 30 days in the payment when due of interest on the public notes;

 (2) a default in the payment of principal of any public when due at its stated maturity;

 (3) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by CoreComm Limited or its subsidiaries, or the payment of which is guaranteed by CoreComm Limited or any of its subsidiaries which default:

        - is caused by a failure to pay when due principal or interest on that indebtedness within the grace period provided in that indebtedness, which payment default continues beyond any applicable grace period; or

        - results in the acceleration of that indebtedness prior to its express maturity and, in each case, the principal amount of any indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

 (4) failure by CoreComm Limited or subsidiaries of CoreComm Limited to pay final judgments for the payment of money, other than any judgment as to which a reputable insurance company has accepted liability subject to customary terms, aggregating in excess of $10.0 million, which judgments are not paid, wired, discharged or stayed within 60 days after their entry; and

 (5) events of bankruptcy or insolvency with respect to CoreComm Limited or its subsidiaries.

     If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding public notes may declare all the public notes to be due and payable immediately, subject to the provisions limiting payment described in "--Subordination of Public Notes." Notwithstanding the foregoing, in the case of an event of default arising from events of bankruptcy or insolvency, with respect to CoreComm Limited or its subsidiaries, all outstanding public notes will become due and payable without further action or notice. Holders of the public notes may not enforce the indenture or the public notes except as provided in the indenture. Subject to limitations, holders of a majority in principal amount of the then outstanding public notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the public notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     In the event of a declaration of acceleration of the public notes because an event of default has occurred and is continuing as a result of the acceleration of any indebtedness described in clause (3) above, the declaration of acceleration of the public notes will be automatically annulled if:

     (1) the holders of any indebtedness described in clause (3) have rescinded the declaration of acceleration in respect of that indebtedness within 30 days after the date of declaration;

     (2) the annulment of the acceleration of the public notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

     (3) all existing events of default, except for nonpayment of principal of or interest on the public notes that became due solely because of the acceleration of the public notes, have been cured or waived.

     The holders of a majority in aggregate principal amount of the then outstanding public notes by notice to the trustee may on behalf of all of the holders waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on or the principal of the public notes.

     CoreComm Limited is required to deliver to the trustee annually a statement regarding compliance with the indenture, and CoreComm Limited is required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying the default or event of default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of CoreComm Limited has liability for any obligations of CoreComm Limited under the public notes or the indenture or for any claim based on, in respect of, or by reason of, these obligations or their creation. Each holder of the public notes by accepting a public note waives and releases all of this liability. The waiver and release are part of the consideration for issuance of the public notes. This waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of liabilities is against public policy.

GOVERNING LAW AND JUDGMENTS

     The public notes and the indenture are governed exclusively by the laws of the State of New York without giving effect to applicable principles of conflicts of laws.

     CoreComm Limited will submit to the jurisdiction of the United States federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the public notes and the indenture. CoreComm Limited has appointed National Registered Agents, Inc. as its authorized agent upon which process may be served in any action.

CONCERNING THE TRUSTEE

     The indenture contains limitations on the rights of the trustee, should it become a creditor of CoreComm Limited, to obtain payment of claims in specified cases, or to realize on property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of the majority in aggregate principal amount of the then outstanding public notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to exceptions. The indenture provides that in case an event of default occurs, which is not be cured or waived, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of public notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

                   MATTERS RELATING TO OUTSTANDING SECURITIES

     The following details the ownership of outstanding securities of CoreComm Limited by executive officers, directors and control persons of CoreComm Holdco and the affiliates thereof:

                                      Shares
                               Of Limited Common
                              Aggregate Principal
                                Stock Beneficially                    Amount of Public
             NAME                    OWNED(1)        PERCENTAGE          NOTES HELD           PERCENTAGE
             ----                    -----           ----------          ----------           ----------
Barclay Knapp                      3,158,090          2.22%                0                       0%
Thomas J. Gravina(2)               6,141,000          4.37%                0                       0%
Michael A. Peterson                  331,254          0.24%                0                       0%
Gregg N. Gorelick                    395,052          0.28%                0                       0%
George S. Blumenthal(3)            2,450,082          1.73%                0                       0%
Ralph H. Booth, II(4)                424,000          0.30%                0                       0%
Alan J. Patricof                     170,435          0.12%                0                       0%
Warren Potash                        255,290          0.18%                0                       0%
CoreComm Holdco, Inc.(5)          60,841,077         30.24%          $160,000,000              97.12%
Michael Karp                               0             0%                0                       0%

---------------
(1) Includes shares of Common Stock purchased upon the exercise of options which are exercisable or become so in the next 60 days ("Presently Exercisable Options"), Warrants and shares of Common Stock purchased upon the conversion of the Company's 6% Convertible Subordinated Notes due 2006 (the "6% Notes"), 10.75% Senior Unsecured Convertible PIK Notes, 10.75% Unsecured Convertible PIK Notes, Series A and A-1 Preferred Stock and Series B Preferred Stock.

(2) Based solely upon Schedule 13-D (Amendment No. 3), filed with the SEC on January 8, 2002, by Thomas J. Gravina. Includes 96,000 shares of Common Stock held by Mr. Gravina's minor children, as to which shares Mr. Gravina disclaims beneficial ownership.

(3) Includes 4,455 shares of Common Stock owned by trusts for the benefit of Mr. Blumenthal's children. An additional 6,750 shares of Common Stock are owned by Mr. Blumenthal's wife, as to which shares Mr. Blumenthal disclaims beneficial ownership. In addition, 336,201 options are held by Grantor Retained Annuity Trusts.

(4) Based upon Schedule 13-D, filed with the SEC on April 23, 2001, by Ralph H. Booth II and Booth American Company. Also based upon Form 4's filed by Ralph
    H. Booth II since April 23, 2001.

(5) Includes $17,036,300 in 10.75% Senior Unsecured Convertible PIK Notes, convertible into 5,892,569 shares of Common Stock; $10,546,458 in 10.75% Unsecured Convertible PIK Notes, convertible into 10,546,458 shares of Common Stock; $160,000,000 in 6% Convertible Subordinated Notes due 2006, convertible into 5,841,548; 51,086 shares of Series A and A-1 Preferred Stock, convertible into 30,774,765 shares of Common Stock; and 250,000 shares of Series B Preferred Stock, convertible into 7,785,737 shares of Common Stock.

     The following is a summary of all transactions in outstanding securities of CoreComm Limited consummated during the past 60 days by CoreComm Holdco, any of CoreComm Holdco's directors or executive officers, any person that controls CoreComm Holdco, any associate or majority owned subsidiaries of CoreComm Limited or CoreComm Holdco, and between CoreComm Limited and any executive officer or director of any subsidiary of CoreComm Limited or CoreComm Holdco:

LIMITED COMMON STOCK

       Name of Person                        Number of        Price             Where & How
         Involved             Date             Shares       Per Share       Transaction Effected
         --------             ----             ------       ---------       --------------------

     THOMAS J. GRAVINA
     CoreComm Limited       12/26/2001       500,000        $0.1600     Sale/Brokerage Transaction
                            12/26/2001       516,415        $0.1600     Sale/Brokerage Transaction
                            12/26/2001       900,000        $0.1600     Sale/Brokerage Transaction

     MICHAEL A. PETERSON
     CoreComm Limited       01/25/2002        76,332        $0.1100     Sale/Brokerage Transaction

PUBLIC NOTES

                                             Aggregate      Price Per $1,000
     Name of Person                          Principal        in Aggregate        Where & How TRANSACTION
        Involved              Date             Amount       Principal Amount              Effected
        --------              ----             ------       ----------------              --------

     GEORGE S. BLUMENTHAL   12/17/2001     $7,250,000       $39.10(1)         Tendered into the Holdco
                                                                              Recapitalization

     BARCLAY KNAPP          12/17/2001     $  300,000       $39.10(1)         Tendered into the Holdco
                                                                              Recapitalization

     WARREN POTASH          12/17/2001     $  250,000       $39.10(1)         Tendered into the Holdco
                                                                              Recapitalization

(1) $39.10 represents $30.00 in cash and 3.0349 shares of our common stock based upon an estimated fair market value of $3.00 per share.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of U.S. federal income tax consequences to persons who exchange outstanding securities for Holdco common stock pursuant to the exchange offers. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person subject to special treatment under federal income tax laws. This discussion is limited to persons who hold outstanding securities and any Holdco common stock as capital assets. No ruling has been or will be sought from the IRS regarding any matter discussed herein. Counsel to CoreComm Holdco will not be rendering any legal opinion regarding any tax consequences relating to CoreComm Holdco, the exchange offers or an investment in CoreComm Holdco. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF HOLDCO COMMON STOCK, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     For purposes of this discussion, "U.S. holder" means a beneficial owner of outstanding securities who is:

   - a citizen or resident of the United States,

   - a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision of the United States,

   - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or

   - a trust, the administration of which is subject to the primary supervision of the U.S. courts and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person.

For purposes of this discussion, "non-U.S. holder" means a beneficial owner of outstanding securities who is not a U.S. holder.

     U.S. HOLDERS. We expect that U.S. holders who exchange Limited common stock for Holdco common stock pursuant to the exchange offer will not be subject to United States federal income tax and that such exchanging U.S. holders will have the same tax basis and holding period in the Holdco common stock as they had immediately prior to the exchange in the Limited common stock exchanged therefor.

     In general, we expect U.S. holders of public notes who exchange their public notes for Holdco common stock pursuant to the exchange offer will recognize capital gain, but not loss, to the extent of the cash received in the exchange. A U.S. holder's gain is generally based upon the difference between such holder's adjusted tax basis in public notes and the fair market value of the Holdco common stock, as of the date of the exchange, and cash received therefor. Although the issue is not free from doubt, we expect a U.S. holder who would otherwise recognize gain as a result of the receipt of cash in the exchange will be required to report such recognized gain as ordinary interest income to the extent of the accrued market discount. A U.S. holder will generally have the same holding period and tax basis (increased by the amount of any income or gain recognized in the exchange and decreased by the amount of cash received) in the Holdco common stock received as such holder had immediately prior to the exchange in the public notes exchanged therefor.

     If, contrary to our expectation, the exchange of outstanding securities for Holdco common stock were held to be a taxable exchange for U.S. federal income tax purposes, exchanging U.S. holders and CoreComm Holdco potentially could incur material tax liabilities. If the exchange were held to be taxable, exchanging security holders would generally be required to recognize capital gain or loss on the exchange of outstanding securities based upon the difference between the holder's adjusted tax basis therein and the fair market value of the Holdco common stock, as of the date of the exchange, and any cash received therefor. If the outstanding securities exchanged were held for more than one year, any resulting capital gain or loss should be long-term capital gain or loss. In a taxable exchange, a new holding period would commence on the date of the exchange and the tax basis of Holdco common stock received would be its fair market value as of that date.

     NON-U.S. HOLDERS. The following is a summary of U.S. federal income tax consequences to non-U.S. holders of outstanding securities who exchange their outstanding securities for Holdco common stock pursuant to the exchange offers.

     A non-U.S. holder who exchanges outstanding securities for Holdco common stock pursuant to the exchange offers will generally not be subject to U.S. federal income tax in respect of any gain recognized on exchange of outstanding securities, unless:

     - the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or, if a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder;

     - in the case of a non-U.S. holder who is an individual and holds outstanding securities as capital assets, the holder is present in the United States for 183 or more days in the taxable year of the exchange and other tests are met; or

     - the non-U.S. holder is subject to tax under the provisions of U.S. federal income tax law applicable to some U.S. expatriates.

Gain derived by a non-U.S. holder from a taxable exchange of outstanding securities that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder is generally taxed at the graduated rates that are applicable to U.S. holders. In the case of a non-U.S. holder that is a corporation, this effectively connected income may also be subject to the U.S. branch profits tax. Any individual non-U.S. holder described under the second-to-last bullet point of the preceding paragraph will be subject to a flat 30% tax on the gain derived in a taxable exchange, which may be offset by U.S. source capital losses recognized within the same taxable year as the exchange. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR U.S. TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF INVESTING IN OUR STOCK.

                                  LEGAL MATTERS

     The legality of the common stock offered in these exchange offers will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP New York, New York.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 to December 31, 1998, as set forth in their reports. Our financial statements are included in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of our predecessor, OCOM Corporation Telecoms Division, for the period from January 1, 1998 to May 31, 1998, as set forth in their reports. We have included these financial statements in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited CoreComm Limited's consolidated financial statements and schedules at December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 to December 31, 1998, as set forth in their reports. CoreComm Limited's financial statements are included in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     BDO Seidman, LLP, independent auditors, have audited the combined financial statements of ATX Telecommunications Services Group as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 as set forth in their report. ATX's financial statements have been included in this prospectus in reliance on BDO Seidman, LLP's report, given on their authority as experts in accounting and auditing.

     PricewaterhouseCoopers LLP, independent auditors, have audited the consolidated financial statements of Voyager.net, Inc. as of December 31, 1999 and 1998, and for the years ended December 31, 1999, 1998 and 1997, as set forth in their report. Voyager's financial statements have been included in this prospectus in reliance on PricewaterhouseCoopers LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     CoreComm Limited files annual, quarterly and special reports, prospectuses and other information with the SEC. This prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) which we have filed with the SEC, under the Securities Act, with respect to the common stock offered in these exchange offers. This prospectus does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus.

     References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. In addition, we also filed with the SEC a statement on Schedule TO under the Exchange Act to furnish certain information about the exchange offers, and we may also file amendments to the Schedule TO. You may read and copy the registration statement and the Schedule TO (and any amendments to those documents), related exhibits and the other materials we file, or that CoreComm Limited has filed, with the SEC at the public reference facilities the SEC maintains at:

                                 Judiciary Plaza
                                    Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                  233 Broadway
                               New York, NY 10279

                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                                Chicago, IL 60661

     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the SEC. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC Web site is http://www.sec.gov.

     Currently no public market exists for the shares of Holdco common stock. CoreComm Limited's outstanding common stock is currently listed on the Nasdaq National Market under the symbol "COMM." Pursuant to conversations with the Nasdaq National Market, we intend to transfer the listing of Limited common stock on the Nasdaq National Market to Holdco common stock upon successful completion of the exchange offers. All reports, proxy statements and other information concerning CoreComm Limited may be inspected at:

                           The National Association of
                               Securities Dealers
                               1735 K Street, N.W.
                             Washington, D.C. 20006

     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information of our company at the locations set forth above or download those reports from the SEC's website.

                          INDEX TO FINANCIAL STATEMENTS

CORECOMM HOLDCO, INC.

Reports of Independent Auditors ...............................................................................F-3
Consolidated Balance Sheets - September 30, 2001 (unaudited), December 31, 2000 and 1999 ......................F-5
Consolidated Statements of Operations - Nine months ended September 30, 2001 and 2000 (unaudited).......................................................................................F-6
Consolidated Statements of Operations - Years Ended December 31, 2000 and 1999,
    for the Period from April 1, 1998 (date operations commenced)
     to December 31, 1998 and for the Period from January 1, 1998 to
     May 31, 1998 .............................................................................................F-7
Consolidated Statement of Shareholder's Equity - Nine months ended September 30, 2001
    (unaudited),Years Ended December 31, 2000 and 1999 and for the Period from
     April 1, 1998 (date operations commenced) to December 31, 1998 ...........................................F-8
Statement of Parent's Investment  - For the Period from January 1, 1998 to May 31, 1998........................F-9
Condensed Consolidated Statements of Cash Flows - Nine months ended September 30, 2001 and 2000 (unaudited)........................................................................................F-10
Consolidated Statements of Cash Flows - Years Ended December 31, 2000
     and 1999, for the Period from April 1, 1998 (date operations commenced) to
     December 31, 1998 and for the Period from
     January 1, 1998 to May 31, 1998 .........................................................................F-11
Notes to Consolidated Financial Statements ...................................................................F-13

VOYAGER.NET, INC.

Condensed Consolidated Balance Sheet - June 30, 2000 (unaudited)..............................................F-36
Condensed Consolidated Statements of Operations - Six Months ended June 30, 1999 and 2000 (unaudited).........F-37
Condensed Consolidated Statement of Stockholders' Equity - Six Months ended June 30, 2000 (unaudited).........F-38
Condensed Consolidated Statements of Cash Flows - Six Months ended June 30, 1999 and 2000 (unaudited).........F-39
Notes to Condensed Consolidated Financial Statements (unaudited)..............................................F-40
Report of Independent Accountants.............................................................................F-42
Consolidated Balance Sheets - December 31, 1998 and 1999......................................................F-43
Consolidated Statements of Operations - Years ended December 31, 1997, 1998 and 1999..........................F-44
Consolidated Statements of Stockholders' Equity (Deficit) - Years ended December 31, 1997, 1998 and 1999......F-45
Consolidated Statements of Cash Flows - Years ended December 31, 1997, 1998 and 1999..........................F-47
Notes to Consolidated Financial Statements....................................................................F-48

ATX TELECOMMUNICATIONS SERVICES, INC.

Financial Statements
    Balance Sheet - June 30, 2000 (unaudited).................................................................F-57
    Statements of Operations - Six Months ended June 30, 2000 and 1999 (unaudited)............................F-58
    Changes in Equity/Partners' Capital - Six Months ended June 30, 2000 and 1999 (unaudited).................F-59
    Cash Flows - Six Months ended June 30, 2000 and 1999 (unaudited)..........................................F-60
Notes to Unaudited Financial Statements.......................................................................F-61
Auditors' Report of Independent Certified Public Accountants..................................................F-63
Combined Financial Statements
    Balance Sheets - December 31, 1999........................................................................F-64
    Statements of Operations - Years ended December 31, 1999 and 1998 ........................................F-65
    Changes in Partners' Capital - Years ended December 31, 1999 and 1998 ....................................F-66
    Statements of Cash Flows - Years ended December 31, 1999 and 1998 ........................................F-67
Notes to Combined Financial Statements........................................................................F-68

CORECOMM LIMITED

Condensed Consolidated Balance Sheets -September 30, 2001.....................................................F-73
Condensed Consolidated Statements of Operations -Three and nine months ended September 30,
     2001 and 2000............................................................................................F-74
Condensed Consolidated Statement of Shareholders' (Deficiency) - Nine months ended
     September 30, 2001.......................................................................................F-75
Condensed Consolidated Statements of Cash Flows - Nine months ended September 30, 2001 and
     2000.....................................................................................................F-76
Notes to Condensed Consolidated Financial Statements..........................................................F-77
Reports of Independent Auditors...............................................................................F-87
Consolidated Balance Sheets - December 31, 2000 and 1999......................................................F-89
Consolidated Statements of Operations - Years Ended December 31, 2000 and 1999, for the
     Period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the Period from January 1, 1998 to May 31, 1998..........................................................F-90
Consolidated Statement of Shareholders' Equity - Years Ended December 31, 2000 and 1999
     and for the Period from April 1, 1998 (date operations commenced) to December 31, 1998...................F-91
Statement of Parent's Investment  - For the Period from January 1, 1998 to May 31, 1998.......................F-92
Consolidated Statements of Cash Flows - Years Ended December 31, 2000 and 1999, for the
     Period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the Period from January 1, 1998 to May 31, 1998..........................................................F-93
Notes to Consolidated Financial Statements....................................................................F-95

                         REPORT OF INDEPENDENT AUDITORS


Shareholder and Board of Directors
CoreComm Holdco, Inc.

     We have audited the consolidated balance sheets of CoreComm Holdco, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholder's equity and cash flows for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreComm Holdco, Inc. and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998 in conformity with accounting principles generally accepted in the United States.

                                               /s/ ERNST & YOUNG LLP


New York, New York
March 12, 2001

                         REPORT OF INDEPENDENT AUDITORS


Shareholder
OCOM Corporation Telecoms Division

     We have audited the statements of operations, parent's investment and cash flows of OCOM Corporation Telecoms Division ("OCOM") for the period from January 1, 1998 to May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects the results of operations and the cash flows of OCOM Corporation Telecoms Division for the period from January 1, 1998 to May 31, 1998 in conformity with accounting principles generally accepted in the United States.

                                               /s/ ERNST & YOUNG LLP


New York, New York
February 26, 1999

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                           CONSOLIDATED BALANCE SHEETS

                                                                            SEPTEMBER 30,                 DECEMBER 31,
                                                                                2001                2000               1999
                                                                         ----------------------------------------------------------
                                                                             (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                               $   46,713,000      $    22,773,000    $    11,248,000
   Marketable securities                                                                -            2,686,000                  -
   Accounts receivable-trade, less allowance for doubtful accounts of
                                                                               36,337,000           34,148,000          7,658,000
   Due from affiliates                                                            480,000              638,000            439,000
   Due from NTL Incorporated                                                            -           17,345,000            195,000
   Other                                                                        3,693,000            9,038,000          5,186,000
                                                                         ----------------------------------------------------------
Total current assets                                                           87,223,000           86,628,000         24,726,000

Fixed assets, net                                                             120,464,000          179,379,000         90,347,000
Goodwill, net of accumulated amortization of $98,333,000 (2001),
   $42,028,000 (2000) and $7,262,000 (1999)                                   355,448,000          600,859,000         57,888,000
Intangible assets, net                                                          5,790,000            6,092,000         38,388,000
Other, net of accumulated amortization of $837,000 (2001), $211,000
   (2000) and $22,000 (1999)                                                   14,105,000           23,648,000          5,528,000
                                                                         ----------------------------------------------------------
                                                                           $  583,030,000      $   896,606,000    $   216,877,000
                                                                         ==========================================================
LIABILITIES AND SHAREHOLDER'S EQUITY
  Current liabilities:
  Accounts payable                                                         $   43,687,000      $    72,876,000    $    13,736,000
  Equipment payable                                                                     -                    -          4,702,000
  Accrued expenses                                                             71,029,000           64,558,000         29,040,000
  Due to NTL Incorporated                                                          78,000                    -                  -
  Current portion of long-term debt, notes payable
   and capital lease obligations                                               40,772,000           20,182,000         19,127,000
  Deferred revenue                                                             29,896,000           29,696,000          1,400,000
                                                                         ----------------------------------------------------------
Total current liabilities                                                     185,462,000          187,312,000         68,005,000

Long-term debt                                                                146,800,000           91,127,000          4,318,000
Notes payable to related parties                                               32,869,000           16,170,000                  -
Capital lease obligations                                                         324,000            2,693,000         14,564,000

Commitments and contingent liabilities

Shareholder's equity:
  Series preferred stock - $.01 par value, authorized 10,000,000
       shares; issued and outstanding none                                              -                    -                  -
  Common stock - $.01 par value; authorized 250,000,000 shares;
      issued and outstanding 9,514,000 shares                                      95,000               95,000             95,000
  Additional paid-in capital                                                1,021,469,000        1,039,083,000        246,890,000
  Deferred non-cash compensation                                              (11,936,000)         (21,638,000)                 -
(Deficit)                                                                    (792,053,000)        (418,236,000)      (116,995,000)
                                                                         ----------------------------------------------------------
                                                                              217,575,000          599,304,000        129,990,000
                                                                         ----------------------------------------------------------
                                                                           $  583,030,000      $   896,606,000    $   216,877,000
                                                                         ==========================================================

See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                          2001                     2000
                                                                   ---------------------------------------
REVENUES                                                            $  220,055,000           $  56,155,000

COSTS AND EXPENSES
Operating                                                              175,942,000              77,321,000
Selling, general and administrative                                     75,021,000              70,783,000
Corporate                                                                3,854,000               7,465,000
Non-cash compensation                                                    9,702,000              35,420,000
Reorganization charges                                                  37,395,000                 775,000
Write-down of intangibles                                              167,599,000                       -
Depreciation                                                            34,626,000              19,416,000
Amortization                                                            75,390,000               9,793,000
                                                                   ----------------------------------------
                                                                       579,529,000             220,973,000
                                                                   ----------------------------------------
Operating (loss)                                                      (359,474,000)           (164,818,000)

OTHER INCOME (EXPENSE)
Interest income and other, net                                           1,875,000                 589,000
Interest expense                                                       (18,467,000)             (2,767,000)
                                                                   ----------------------------------------
(Loss) before income taxes and extraordinary item                     (376,066,000)           (166,996,000)
Income tax benefit (provision)                                              33,000                (154,000)
                                                                   ----------------------------------------
(Loss) before extraordinary item                                      (376,033,000)           (167,150,000)
Gain from extinguishment of  debt                                        2,216,000                       -
                                                                   ----------------------------------------
Net (loss)                                                          $ (373,817,000)          $(167,150,000)
                                                                   ========================================

Basic and diluted net loss per common share:
(Loss) before extraordinary item                                    $       (39.52)          $      (17.57)
Gain from extinguishment of debt                                               .23                       -
                                                                   ----------------------------------------
Net (loss)                                                          $       (39.29)          $      (17.57)
                                                                   ========================================

Weighted average number of shares                                        9,514,000               9,514,000
                                                                   ========================================

     In the nine months ended September 30, 2001, non-cash compensation expense includes $1.5 million that would have been included in operating expense, $6.2 million that would have been included in selling, general and administrative expense and $2.0 million that would have been included in corporate expense had the compensation been paid in cash. In the nine months ended September 30, 2000, non-cash compensation expense includes $5.4 million that would have been included in operating expense, $22.6 million that would have been included in selling, general and administrative expense and $7.4 million that would have been included in corporate expense had the compensation been paid in cash.

See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                             THE PREDECESSOR
                                                                                         FOR THE PERIOD           (OCOM)
                                                                                          FROM APRIL 1,     --------------------
                                                                                            1998 (DATE         FOR THE PERIOD
                                                                                            OPERATIONS         FROM JANUARY 1,
                                                                                           COMMENCED) TO         1998 TO
                                                      YEAR ENDED DECEMBER 31,               DECEMBER 31,          MAY 31,
                                                    2000                  1999                 1998                1998
                                             -----------------------------------------------------------------------------------
REVENUES                                      $     131,526,000     $    57,151,000       $     6,713,000     $        1,452,000

COSTS AND EXPENSES
Operating                                           142,323,000          57,551,000             5,584,000                772,000
Selling, general and administrative                 109,197,000          72,821,000            11,940,000              3,205,000
Corporate                                            11,224,000           6,686,000             2,049,000                      -
Non-cash compensation                                43,440,000           1,056,000                     -                      -
Other charges                                        12,706,000                   -                     -                      -
Write-down of intangibles                            35,920,000                   -                     -                      -
Depreciation                                         30,641,000          10,916,000               749,000                255,000
Amortization                                         42,396,000           8,630,000               231,000                  2,000
                                             -----------------------------------------------------------------------------------
                                                    427,847,000         157,660,000            20,553,000              4,234,000
                                             -----------------------------------------------------------------------------------
Operating (loss)                                   (296,321,000)       (100,509,000)          (13,840,000)            (2,782,000)

OTHER INCOME (EXPENSE)
Interest income and other, net                        1,134,000              55,000                46,000                      -
Interest expense                                     (5,929,000)         (2,624,000)              (21,000)                     -
                                             -----------------------------------------------------------------------------------
(Loss) before income taxes                         (301,116,000)       (103,078,000)          (13,815,000)           (2,782,000)
Income tax provision                                   (125,000)           (102,000)                    -                      -
                                             -----------------------------------------------------------------------------------
Net (loss)                                    $    (301,241,000)    $  (103,180,000)      $   (13,815,000)    $       (2,782,000)
                                             ===================================================================================

Basic and diluted net (loss)
     per common share                         $          (31.66)    $        (10.85)      $         (1.45)    $             (.29)
                                             ===================================================================================

Weighted average number of shares                     9,514,000           9,514,000             9,514,000              9,514,000
                                             ===================================================================================

     In the year ended December 31, 2000, non-cash compensation expense includes $5.9 million that would have been included in operating expense, $25.0 million that would have been included in selling, general and administrative expense and $12.5 million that would have been included in corporate expense had the compensation been paid in cash. In the year ended December 31, 1999, non-cash compensation expense includes $345,000 that would have been included in operating expense and $711,000 that would have been included in selling, general and administrative expense had the compensation been paid in cash.

See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

                     FOR THE PERIOD FROM APRIL 1, 1998 (DATE
               OPERATIONS COMMENCED) TO DECEMBER 31, 1998, FOR THE
                     YEARS ENDED DECEMBER 31, 1999 AND 2000
          AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED)

                                                                     ADDITIONAL        DEFERRED
                                                COMMON STOCK          PAID-IN          NON-CASH
                                         -------------------------    CAPITAL        COMPENSATION          (DEFICIT)
                                           SHARES        PAR          -------        ------------          ---------

Initial contribution                         9,514,000  $   95,000  $   22,090,000
Capital contributions                                                   27,908,000
Net (loss) for the period from April 1,
   1998 (date operations commenced) to
   December 31,  1998                                                                                 $   (13,815,000)
                                         -----------------------------------------------------------------------------
Balance, December 31, 1998                   9,514,000      95,000      49,998,000                        (13,815,000)



Capital contributions                                                  196,892,000
Net (loss) for the year ended December
   31, 1999                                                                                              (103,180,000)
                                         -----------------------------------------------------------------------------
Balance, December 31, 1999                   9,514,000      95,000     246,890,000                       (116,995,000)


Capital contributions                                                  792,193,000
Deferred non-cash compensation                                                       $  (31,338,000)
Non-cash compensation expense                                                             9,700,000
Net (loss) for the year ended December
   31, 2000                                                                                              (301,241,000)
                                         -----------------------------------------------------------------------------
Balance, December 31, 2000                   9,514,000      95,000   1,039,083,000      (21,638,000)     (418,236,000)

Capital distributions (unaudited)                                      (17,614,000)
Non-cash compensation expense
   (unaudited)                                                                            9,702,000
Net (loss) for the nine months
ended September 30, 2001 (unaudited)                                                                     (373,817,000)
                                         -----------------------------------------------------------------------------
Balance, September 30, 2001
   (unaudited)                               9,514,000  $   95,000  $1,021,469,000  $   (11,936,000)  $  (792,053,000)
                                         =============================================================================

See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                        STATEMENT OF PARENT'S INVESTMENT
             OF OCOM CORPORATION TELECOMS DIVISION (THE PREDECESSOR)

               FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998

       Balance, December 31, 1997                                                 $     321,000
       Capital contributions                                                          4,261,000
       Net (loss) for the five months ended May 31, 1998                             (2,782,000)
                                                                                ---------------
       Balance, May 31, 1998                                                      $   1,800,000
                                                                                ===============

         See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                     NINE MONTHS ENDED SEPTEMBER 30,
                                                                                       2001                   2000
                                                                                --------------------------------------------
  Net cash (used in) operating activities                                       $        (33,448,000)   $      (118,590,000)

  INVESTING ACTIVITIES
  Purchase of fixed assets                                                                (4,243,000)           (43,484,000)
  Acquisitions, net of cash acquired                                                               -            (92,320,000)
  Proceeds from sales of marketable securities                                             2,737,000                      -
                                                                                --------------------------------------------
  Net cash (used in) investing activities                                                 (1,506,000)         (135,804,000)
FINANCING ACTIVITIES
Capital contributions (distributions)                                                    (23,064,000)           211,659,000
Proceeds from borrowing, net of financing costs                                           88,679,000             71,266,000
Principal payments                                                                        (1,001,000)            (4,217,000)
Principal payments of capital lease obligations                                           (5,720,000)           (11,766,000)
                                                                                ---------------------- ---------------------
Net cash provided by financing activities                                                 58,894,000            266,942,000
                                                                                ---------------------- ---------------------
Increase in cash and cash equivalents                                                     23,940,000             12,548,000
Cash and cash equivalents at beginning of period                                          22,773,000             11,248,000
                                                                                ---------------------- ---------------------
Cash and cash equivalents at end of period                                      $         46,713,000    $        23,796,000
                                                                                ====================== =====================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid for interest                                                         $         10,195,000    $         3,398,000
 Income taxes paid                                                                                 -                154,000

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
 Capital contributions of non-cash net assets                                   $          5,450,000    $       702,288,000
 Liabilities incurred to acquire fixed assets                                              6,450,000             37,529,000

See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                THE PREDECESSOR
                                                                                                                     (OCOM)
                                                                                         FOR THE PERIOD FROM   -----------------
                                                                                         APRIL 1, 1998 (DATE     FOR THE PERIOD
                                                                                             OPERATIONS          FROM JANUARY 1,
                                                                                           COMMENCED) TO             1998 TO
                                                      YEAR ENDED DECEMBER 31,                DECEMBER 31,            MAY 31,
                                                         2000               1999               1998                   1998
                                                 -------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net (loss)                                        $    (301,241,000)  $  (103,180,000) $        (13,815,000) $      (2,782,000)
  Adjustments to reconcile net (loss) to
    net cash (used in) operating
    activities:
                                                           73,037,000        19,546,000               980,000            257,000
    Non-cash compensation                                  43,440,000         1,056,000                     -                  -
    Provision for losses on accounts
      receivable                                            7,130,000         3,241,000               501,000             92,000
    Write-down of intangible assets                        35,920,000                 -                     -                  -
    Accretion of interest on marketable
      securities                                               24,000                 -                     -                  -
    Other                                                     996,000            19,000                 5,000                  -
    Changes in operating assets and
      liabilities, net of effect from
      business acquisitions:
     Accounts receivable                                   (7,405,000)        3,333,000              (480,000)          (262,000)
     Due from affiliates                                  (17,349,000)        1,193,000            (1,826,000)                 -
     Other current assets                                     576,000        (3,152,000)             (218,000)          (179,000)
     Other assets                                          (1,249,000)       (3,447,000)           (2,010,000)                 -
     Accounts payable                                      17,574,000         5,275,000             1,261,000          (311,000)
     Accrued expenses                                      (5,078,000)        3,388,000             2,814,000          (453,000)
     Deferred revenue                                      17,213,000           (61,000)               93,000                  -
                                                 -------------------------------------------------------------------------------
  Net cash (used in) operating activities                (136,412,000)      (72,789,000)          (12,695,000)        (3,638,000)

  INVESTING ACTIVITIES
  Purchase of fixed assets                                (65,211,000)      (20,296,000)           (2,341,000)          (623,000)
  Acquisitions, net of cash acquired                      (98,613,000)      (47,056,000)                    -                  -
  Purchase of marketable securities                        (2,710,000)                -                     -                  -
                                                 -------------------------------------------------------------------------------
  Net cash (used in) investing activities                (166,534,000)      (67,352,000)           (2,341,000)          (623,000)

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                           FOR THE PERIOD        THE PREDECESSOR
                                                                                         FROM APRIL 1, 1998          (OCOM)
                                                                                          (DATE OPERATIONS     FOR THE PERIOD FROM
                                                                                            COMMENCED) TO      JANUARY 1, 1998 TO
                                                       YEAR ENDED DECEMBER 31,              DECEMBER 31,             MAY 31,
                                                     2000                 1999                  1998                  1998
                                               -------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Capital contributions                                232,472,000          151,885,000              19,912,000             4,261,000
Proceeds from borrowings, net of
    financing costs                                  103,503,000              480,000                       -                     -
Principal payments                                    (5,936,000)          (3,469,000)                      -                     -
Principal payments of capital lease
  obligations                                        (15,568,000)          (2,379,000)                 (4,000)                    -
                                               -------------------------------------------------------------------------------------
Net cash provided by financing
  activities                                         314,471,000          146,517,000              19,908,000             4,261,000
                                               -------------------------------------------------------------------------------------
Increase in cash and cash                             11,525,000            6,376,000               4,872,000                     -
  equivalents
Cash and cash equivalents at beginning of
  period                                              11,248,000            4,872,000                       -                     -
                                               -------------------------------------------------------------------------------------
Cash and cash equivalents at end of
  period                                          $   22,773,000   $       11,248,000    $          4,872,000  $                  -
                                               =====================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
Cash paid for interest                            $    4,008,000   $        2,032,000    $              4,000  $                  -
Income taxes paid                                        159,000              185,000                       -                     -

SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING ACTIVITIES
Capital contributions of non-cash net
  Assets                                          $  559,721,000   $       45,007,000    $         30,181,000  $                  -
Liabilities incurred to acquire fixed
  Assets                                              35,626,000           19,621,000                 175,000                     -

See accompanying notes.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                         NOTES TO CONSOLIDATED FINANCIAL
              STATEMENTS (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

1.   ORGANIZATION AND BUSINESS

     CoreComm Holdco, Inc. (the "Company") was formed in May 1998 as a Bermuda corporation. It was a wholly-owned subsidiary of CoreComm Limited until December 2001. In July 1999, the Company was domesticated under the laws of Delaware.

     CoreComm Limited, formerly a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc. ("CCPR"), was formed in March 1998 in order to succeed to the businesses and assets that were operated by OCOM Corporation and as an appropriate vehicle to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. Operations commenced in April 1998. In September 1998, CCPR made a cash contribution to Limited of $150,000,000 and distributed 100% of the outstanding shares of Limited on a one-for-one basis to CCPR's shareholders.

     The Company's competitive local exchange carrier ("CLEC"), cellular long distance, landline long distance and cellular resale businesses were formerly owned and operated by OCOM Corporation Telecoms Division ("OCOM"). CCPR acquired the operating assets and related liabilities of these businesses from OCOM on June 1, 1998. OCOM is the predecessor business to the Company.

     The Company provides integrated telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the United States. As of December 31, 2000, the Company's customers are located throughout the United States, although much of the Company's business is conducted in Pennsylvania, Ohio and Michigan.

2.   RECAPITALIZATION PLAN

     In April 2001, the Company completed a reevaluation of its business plan in light of current market conditions and made significant modifications to its plans. The Company is devoting its resources to the more profitable areas of its business and is substantially reducing its operations and related costs in the other areas of its business. The Company is currently engaged in a process to potentially sell its non-CLEC assets and businesses, and retained advisors for the purpose of conducting this sale.

     In July 2001, the Company finalized the streamlining of its operating structure to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

     In October 2001, the Company and CoreComm Limited commenced the Holdco Recapitalization. In the first phase, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes Due 2006 whereby the holders agreed, among other things, to exchange their notes for approximately $5 million in cash (representing the October 1, 2001 interest payment that had not been paid) and shares of the Company's common stock as part of a recapitalization plan. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

     On December 28, 2001, the Company completed the next phase of the Holdco Recapitalization, which was the exchange of shares of its common stock for substantial amounts of the outstanding indebtedness of CoreComm Limited, substantial amounts of the outstanding indebtedness of CoreComm Limited and the Company as co-obligors and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed pursuant to an exchange agreement with CoreComm Limited and (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, both of which were a joint obligation of CoreComm Limited and the Company, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon, (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and (3) the holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

2.   RECAPITALIZATION PLAN (CONTINUED)

     The following summarizes the indebtedness and preferred stock that was exchanged for shares of the Company's common stock in December 2001:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                     PRINCIPAL AMOUNT OR
               DESCRIPTION                      DATE ISSUED                  ISSUER                STATED VALUE WHEN ISSUED
-------------------------------------------------------------------------------------------------------------------------------
10.75% Unsecured Convertible PIK Notes                             CoreComm Limited and
   due 2011                                April 2001              the Company                  $10.0 million
-------------------------------------------------------------------------------------------------------------------------------
10.75% Senior Unsecured Convertible PIK                            CoreComm Limited and
   Notes Due 2010                          December 2000           the Company                  $16.1 million
-------------------------------------------------------------------------------------------------------------------------------
Senior Unsecured Notes Due
   September 29, 2003                      September 2000          CoreComm Limited             $108.7 million
-------------------------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated
   Notes Due 2006                          October 1999            CoreComm Limited             $175.0 million (1)
-------------------------------------------------------------------------------------------------------------------------------
Series A and Series A-1 Preferred Stock    September 2000          CoreComm Limited             $51.1 million
-------------------------------------------------------------------------------------------------------------------------------
Series B Preferred Stock                   September 2000          CoreComm Limited             $250.0 million
-------------------------------------------------------------------------------------------------------------------------------

----------
(1) $164.75 million was outstanding as of September 30, 2001, of which $160 million was exchanged.

     As a result of the completed exchanges in December 2001, approximately 87% of the Company's outstanding shares, or 8,685,602 shares, are owned by the former holders of indebtedness of CoreComm Limited and the Company and the former holders of preferred stock of CoreComm Limited, and approximately 13% of the Company's outstanding shares, or 1,314,416 shares, continue to be held by CoreComm Limited. The Company holds $160 million principal amount of CoreComm Limited's 6% Convertible Subordinated Notes due 2006, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approximately 51,000 shares of CoreComm Limited's Series A preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges. In addition, the Company exchanged the approximately $10.8 million principal and accrued interest of 10.75% Unsecured Convertible PIK Notes due 2011 and the approximately $18.0 million principal and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes due 2010 for shares of its common stock. The Company entered into an agreement with CoreComm Limited modifying or waiving several of the material terms of these instruments. See "Certain Relationships and Related Transactions -- Exchange Agreement Between CoreComm Limited and CoreComm Holdco."

     The Company will determine the gain on restructuring of its indebtedness and the carrying value of its investment in CoreComm Limited's notes and preferred stock based on the fair value of its shares issued in the recapitalization. As a result of the issuance of over 80% of its outstanding shares to new shareholders, the Company is performing an analysis of the fair value of its net tangible assets as if a purchase business combination occurred.

     The Company intends to offer its common stock to CoreComm Limited's stockholders through a registered public exchange offer. This offer will also be made to solicit any remaining holders of CoreComm Limited's 6% Convertible Subordinated Notes, who will be offered a pro rata share in the aggregate equity consideration described above. The Company has adopted a new stock option plan for its employees. The Company has agreed to file a shelf registration statement under the Securities Act of 1933, as amended, to permit the sale of the Company's common stock that was issued in the Holdco Recapitalization.

     In connection with the Holdco Recapitalization, CoreComm Limited and the Company were granted an exception by Nasdaq, absent which, CoreComm Limited and the Company would have had to obtain stockholder approval prior to the completion of the Holdco Recapitalization. Following the consummation of the registered public exchange offer, based upon discussions with Nasdaq, the Company expects to become the Nasdaq listed entity and to be subject to the continued inclusion requirements of the Nasdaq National Market.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

2.  RECAPITALIZATION PLAN (CONTINUED)

     The Company anticipates that it will have sufficient cash to execute its revised business plan. However, there can be no assurance that: (1) actual costs will not exceed the amounts estimated or that additional funding will not be required, (2) the Company and its subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, (3) the Company will be able to access such cash flow, (4) the Company will be able to sell assets or businesses, or (5) the Company will not be adversely affected by interest rate fluctuations.

     The Company does not anticipate that it and its subsidiaries will generate sufficient cash flow from operations to repay at maturity the entire principal amount of its outstanding indebtedness. Accordingly, the Company may be required to consider a number of measures, including: (1) refinancing all or a portion of such indebtedness, (2) seeking modifications to the terms of such indebtedness,
(3) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (4) seeking additional equity financing, or (5) a combination of the foregoing.

     The Company's ability to raise additional capital in the future will be dependent on a number of factors, such as general economic and market conditions, which are beyond its control. If the Company is unable to obtain additional financing or obtain it on favorable terms, it may be required to further reduce its operations, forego attractive business opportunities, or take other actions which could adversely affect its business, results of operations and financial condition.

3.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts receivable, the amount to be paid to terminate certain agreements included in reorganization costs, the amount to be paid to settle certain toll and interconnection liabilities, the amount to be paid as a result of certain sales and use tax audits, potential liabilities arising from other sales tax matters and estimates related to the value of goodwill and other intangible assets. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were approximately $22 million and none at December 31, 2000 and 1999, respectively, and consisted of corporate commercial paper.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

3.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     MARKETABLE SECURITIES

     Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of shareholder's equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

     Marketable securities at December 31, 2000 consisted of corporate commercial paper. During the nine months ended September 30, 2001, the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 2000 had a contractual maturity of less than one year.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company records an estimate of uncollectible accounts receivable based on the current aging of its receivables and its prior collection experience.

     FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment - 3 to 15 years, computer hardware and software - 3 or 5 years and other equipment - 2 to 7 years, except for leasehold improvements for which the estimated useful lives are the term of the lease.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

     GOODWILL

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the period benefited, which is estimated to be 5 or 7 years. The Company continually evaluates whether events and circumstances warrant revised estimates of useful lives or recognition of a charge-off of carrying amounts. The Company continually reviews the recoverability of goodwill, including enterprise level goodwill. The recoverability of goodwill is assessed by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted cash flows. The carrying value of goodwill would be adjusted to the present value of the future operating cash flows if the undiscounted cash flows analysis indicates it cannot be recovered over its remaining life. The present value of the future operating cash flows would be calculated using a discount rate that is equivalent to the rate that would be required for a similar investment with like risks. If a portion or separable group of assets of an acquired company is being disposed of, goodwill would be allocated to the assets to be disposed of based on the relative fair values of those assets at the date of acquisition, unless another method of allocation is more appropriate.

     LMDS LICENSE COSTS

     The costs incurred to acquire the Local Multipoint Distribution Service ("LMDS") licenses from the Federal Communications Commission (the "FCC") were deferred and will be amortized on a straight-line basis over the term of the licenses upon the commencement of operations. The Company continually reviews the recoverability of the carrying value of LMDS licenses using the same methodology that it uses for the evaluation of its other long-lived assets.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

3.  SIGNIFICANT ACCOUNT POLICIES (CONTINUED)

     INTANGIBLE ASSETS

     Intangible assets include workforce and customer lists. These are acquisition-related assets which are stated at their estimated fair value as of the date acquired in a business combination accounted for as a purchase, less accumulated amortization. Amortization is recorded on a straight-line basis over estimated useful lives of 2 and 7 years. The Company continually reviews the recoverability of the carrying value of the intangible assets using the same methodology that it uses for the evaluation of its other long-lived assets.

     OTHER ASSETS

     Other assets include deferred financing costs and notes receivable from former officers of an acquired business. Deferred financing costs were incurred in connection with the issuance of debt and are charged to interest expense over the term of the related debt. The notes receivable earn interest at 5% per annum and are due in 2002 and 2003.

     NET (LOSS) PER SHARE

     The Company reports its basic and diluted net (loss) per share in accordance with SFAS No. 128, "Earnings Per Share." The weighted average shares used for the computation of net (loss) per share reflects the stock split in 2001 on a retroactive basis.

     REVENUE RECOGNITION AND CERTAIN COST CLASSIFICATIONS

     Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned.

     Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs directly incurred primarily with other telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent, utilities and property taxes of the telephone, Internet and data network, as well as salaries and related expenses of network personnel.

     ADVERTISING EXPENSE

     The Company charges the cost of advertising to expense as incurred. Advertising costs for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 were $8,683,000, $4,407,000,
$812,000 and $79,000, respectively.

     STOCK-BASED COMPENSATION

     The Company's employees participate in the CoreComm Limited stock option plans. CoreComm Limited has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". CoreComm Limited applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans. The Company's financial statements include amounts for stock-based compensation charged by CoreComm Limited to the Company.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

4.  RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 144.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001.

     SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company is required to adopt SFAS No. 142 as of January 1, 2002. In addition, the Company is reviewing the carrying value of its long-lived assets for impairment in accordance with SFAS No. 121, although it is not currently possible to predict the outcome of this review.

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 was adopted retroactive to January 1, 2000. The adoption of SAB 101 had no significant effect on revenues or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. This new accounting standard was required to be adopted by the Company effective January 1, 2001. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company.

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," both of which had no effect on the consolidated financial statements. The Company operates in a single business segment.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

5.  CERTAIN RISKS AND UNCERTAINTIES

     The Company's performance is affected by, among other things, its ability to implement expanded interconnection and collocation with the facilities of incumbent local exchange carriers ("ILECs") and develop efficient and effective working relationships with the ILECs and other carriers. The Company has installed its own switches and related equipment in certain of its markets. The Company will continue to lease the unbundled local loop needed to connect its customers to its switches. The Company purchases capacity from the ILECs on a wholesale basis pursuant to contracts and sells it at retail rates to its customers. The Company depends upon the ILECs to maintain the quality of their service to the Company's customers. Also, except for CLEC customers who are connected to one of the Company's switches and Internet services customers, the Company depends upon the ILECs for accurate and prompt billing information in order for the Company to bill its customers.

     The Company's business is highly competitive which results in pricing pressure and increasing customer acquisition costs. The competition in the local exchange business includes the larger, better capitalized ILECs as well as other CLECs, other providers of telecommunications services and cable television companies. The competition in the Internet services market includes established online services, such as AOL, the ILECs, cable television companies and other local, regional and national Internet service providers. The competitive environment may result in price reductions in the Company's fees for services, increased spending on marketing and product development, a reduction in the Company's ability to increase revenues and gross margin from its core businesses, a limit on the Company's ability to grow its customer base or attrition in the Company's customer base. The Company's operating results and cash flows would be negatively impacted by any of these events.

6.  REVENUES

     The following is the revenues from external customers for each of the Company's communication services:

                                                               NINE MONTHS ENDED SEPTEMBER 30,
                                                               2001                    2000
                                                           --------------------------------------
                                                                         (UNAUDITED)
  Local Exchange Services                                  $     71,026,000   $       39,058,000
  Toll-related Telephony Services                                60,876,000            6,919,000
  Internet, Data and Web-related Services                        69,240,000            9,324,000
  Other (a)                                                      18,913,000              854,000
                                                           --------------------------------------
                                                           $    220,055,000   $       56,155,000
                                                           ======================================

(a)  Other includes wireless, paging and information services.

                                                                                                  THE PREDECESSOR
                                                                                                      (OCOM)
                              -------------------------------------------------------------------------------------
                                                                      FOR THE PERIOD FROM             FOR THE
                                                                      APRIL 1, 1998 (DATE           PERIOD FROM
                                                                     OPERATIONS COMMENCED)        JANUARY 1, 1998
                                    YEAR ENDED DECEMBER 31,             TO DECEMBER 31,             TO MAY 31,
                                     2000              1999                   1998                     1998
                              -------------------------------------------------------------------------------------
  Telecommunications           $     102,033,000  $   47,456,000            $    2,993,000            $     217,000
  Internet and Data                   28,788,000       6,996,000                   155,000                        -
  Other (a)                              705,000       2,699,000                 3,565,000                1,235,000
                              -------------------------------------------------------------------------------------
                               $     131,526,000  $   57,151,000            $    6,713,000            $   1,452,000
                              =====================================================================================

(a)  Other includes cellular long distance, wireless and paging revenue.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

7.  INTANGIBLE ASSETS

     Intangible assets consist of:

                                                                      SEPTEMBER 30,                  DECEMBER 31,
                                                                           2001                2000                 1999
                                                                  ------------------------------------------------------------
                                                                     (UNAUDITED)
LMDS license costs                                                  $      4,230,000    $      4,230,000     $     25,366,000
Workforce, net of accumulated amortization of
    $250,000 (2001), $198,000 (2000) and $310,000 (1999)                           -              52,000            1,160,000
Customer lists, net of accumulated amortization of
    $780,000 (2001), $530,000 (2000) and $1,478,000 (1999)
                                                                           1,560,000           1,810,000           11,862,000
                                                                  ------------------------------------------------------------
                                                                          $5,790,000          $6,092,000          $38,388,000
                                                                  ============================================================

     On September 29, 2000, CoreComm Limited completed two significant acquisitions. CoreComm Limited acquired ATX Telecommunications Services, Inc. ("ATX"), a CLEC providing integrated voice and high-speed data services, including long distance, local, wireless and network services through the use of telephone switching equipment and other physical facilities in the New York - Virginia corridor. ATX was acquired for approximately $39.4 million in cash, approximately $108.7 million principal amount of CoreComm Limited's senior unsecured notes due 2003, 12,398,000 shares of CoreComm Limited's common stock and 250,000 shares of CoreComm Limited's Series B preferred stock with a stated value of $250.0 million. The common stock was valued at $178.7 million, the fair value at the time of the third amendment to the ATX merger agreement on July 31, 2000. The senior unsecured notes and the Series B preferred stock were valued at $94.0 million and $67.3 million, respectively, the fair value on the date of issuance. In addition, CoreComm Limited incurred acquisition related costs of approximately $12.4 million.

     CoreComm Limited also acquired Voyager.net, Inc. ("Voyager"), a large independent Internet communications company focused on the Midwestern United States. Voyager was acquired for approximately $36.1 million in cash and 19,435,000 shares of CoreComm Limited's common stock. The common stock was valued at $154.6 million, the fair value at the time of the closing of the transaction. In addition, CoreComm Limited incurred acquisition related costs of approximately $9.4 million and repaid approximately $24.0 million of Voyager debt including accrued interest.

     The assets of ATX and Voyager were contributed to subsidiaries of the Company.

     These acquisitions have been accounted for as purchases, and, accordingly the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $615.9 million exceeded the estimated fair value of net tangible assets acquired by $588.5 million, which was allocated to goodwill.

     The pro forma unaudited consolidated results of operations for the nine months ended September 30, 2000 assuming consummation of the acquisitions as of January 1, 2000 are as follows:

  Total revenue                                           $  222,479,000
  Net (loss)                                                (257,185,000)
  Basic and diluted net (loss) per share                          (27.03)

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

7.  INTANGIBLE ASSETS (CONTINUED)

     In May 1999, CoreComm Limited acquired 100% of the stock of MegsINet Inc., a national Internet Service Provider ("ISP") in Chicago for a total consideration of $16.8 million in cash and 3,245,000 shares of CoreComm Limited's common stock. In addition, CoreComm Limited exchanged MegsINet stock options for options to purchase 444,000 shares of CoreComm Limited's common stock, repaid $2.0 million of MegsINet debt and incurred acquisition related costs of $1.2 million. The common stock portion of the consideration was valued at $30.8 million, the fair value on the date prior to the announcement. The stock options were valued at $4.0 million using the Black-Scholes option pricing model.

     Also in May 1999, CoreComm Limited acquired the wireline assets of USN Communications, Inc., which was a CLEC that operated on a resale basis, for a cash payment of $26.4 million, warrants to purchase 563,000 shares of CoreComm Limited's common stock at a price of $13.33 per share and 225,000 shares at a price of $22.22 per share, and a potential contingent cash payment which was capped at $58.6 million. The contingent payment was payable only if the USN assets met or exceeded operating performance thresholds. A contingent payment is not expected to be required. The warrants were valued at $9.1 million, the fair value on the date of issuance. In addition, CoreComm Limited incurred acquisition related costs of $1.0 million.

     The assets of MegsINet and USN were contributed to subsidiaries of the Company.

     These acquisitions have been accounted for as purchases, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $91.3 million exceeded the fair value of the net tangible assets acquired by $75.6 million, which was allocated as follows: $13.3 million to customer lists, $1.5 million to workforce and $60.8 million to goodwill.

     The pro forma unaudited consolidated results of operations for the years ended December 31, 2000 and 1999 assuming consummation of the acquisitions as of January 1, 1999 are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              2000                    1999
                                                          --------------------------------------
  Total revenue                                             $  297,850,000      $  296,873,000
  Net (loss)                                                  (419,707,000)       (270,076,000)
   Basic and diluted net (loss) per share                           (44.11)             (28.39)

     A significant component of the 1999 pro forma results is associated with the acquisition of certain assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. The revenues from the USN customer base peaked in the third quarter of 1999 after our acquisition in May 1999 and, as expected, declined thereafter.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

7.  INTANGIBLE ASSETS (CONTINUED)

     In accordance with our accounting policy, at December 31, 2000 the Company wrote-off the carrying amount of intangible assets from certain business combinations. The aggregate write-off of $14,784,000 included goodwill of $6,690,000, workforce of $577,000 and customer lists of $7,517,000. These assets were primarily related to the Company's resale CLEC business, which was acquired in 1999. The underlying operations, customer relationships and future revenue streams had deteriorated significantly since the acquisition. These were indicators that the carrying amount of these resale-related assets was not recoverable. The Company estimated that the fair value of these assets was zero due to the lack of potential buyers, the overall deterioration of the resale CLEC business environment and because of the negative cash flow of these resale businesses for the foreseeable future. The goodwill had useful lives of 5 and 10 years, and the other intangibles had useful lives of 3 and 5 years.

     At March 31, 2001, the Company reduced the carrying amount of goodwill related to the Voyager and MegsINet acquisitions by $167,599,000. In connection with the reevaluation of its business plan and the decision to sell its non-CLEC assets and business announced in April 2001, the Company was required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions is eliminated before reducing the carrying amounts of other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

8.  LMDS LICENSE COSTS

     Cortelyou Communications Corp. ("Cortelyou"), a wholly-owned subsidiary of the Company, was the successful bidder for 15 Block A LMDS licenses in Ohio. The LMDS licenses were acquired for an aggregate of $25.4 million, which includes costs incurred of $125,000. LMDS frequencies are used for the provision of voice and data services to businesses and homes in competition with ILECs and/or cable television operators. The FCC has allocated two blocks of frequencies to be licensed in each of the 493 Basic Trading Areas in the United States and its territories based on an auction that ended in March 1998. In connection with the reevaluation of its business plan announced in April 2001, at December 31, 2000, the Company reduced the carrying amount of the LMDS licenses by $21,136,000 to reflect their estimated fair value. The estimated fair value was determined based on an analysis of sales of other LMDS licenses.

9.  FIXED ASSETS

     Fixed assets consist of:

                                            SEPTEMBER 30,                            DECEMBER 31,
                                                 2001                       2000                   1999
                                          --------------------------------------------------------------------
                                             (UNAUDITED)
Operating equipment                       $   122,526,000           $   124,335,000          $   50,290,000
Computer hardware and software                 52,851,000                53,092,000              17,183,000
Other equipment                                13,905,000                21,182,000               9,292,000
Construction-in-progress                        2,201,000                22,097,000              24,681,000
                                          --------------------------------------------------------------------
                                              191,483,000               220,706,000             101,446,000
Accumulated depreciation                      (71,019,000)              (41,327,000)            (11,099,000)
                                          --------------------------------------------------------------------
                                          $   120,464,000           $   179,379,000          $   90,347,000
                                          ====================================================================

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

10. ACCRUED EXPENSES

     Accrued expenses consist of:

                                                 SEPTEMBER 30,                         DECEMBER 31,
                                                      2001                       2000                  1999
                                            ----------------------------------------------------------------------
                                                   (UNAUDITED)
  Payroll and related                          $     7,156,000             $   5,032,000        $    2,903,000
  Professional fees                                  1,013,000                 2,331,000             1,710,000
  Taxes, including income taxes                     12,486,000                13,730,000             5,995,000
  Accrued equipment purchases                          180,000                14,460,000            13,455,000
  Toll and interconnect                             37,982,000                20,628,000               637,000
  Reorganization costs                               8,183,000                 1,835,000                     -
  Other                                              4,029,000                 6,542,000             4,340,000
                                            ----------------------------------------------------------------------
                                               $    71,029,000             $  64,558,000        $   29,040,000
                                            ======================================================================

11. LONG-TERM DEBT

     Long-term debt consists of:

                                                                   SEPTEMBER 30,                DECEMBER 31,
                                                                       2001                2000              1999
                                                                --------------------------------------------------------
                                                                    (UNAUDITED)
Senior secured credit facility, less unamortized discount of
   $9,164,000 (2001)                                              $     146,936,000    $     91,100,000   $            -
10.75% unsecured convertible notes plus accrued interest                 10,502,000                   -                -
Equipment payable, less unamortized discount of $1,134,000               16,032,000                   -                -
Working capital promissory note, interest at 8.5%                         1,225,000           1,496,000        3,077,000
Note payable for equipment, interest at 12.75%                              800,000           3,331,000        6,238,000
Other                                                                        66,000             160,000          283,000
                                                                --------------------------------------------------------
                                                                        175,561,000          96,087,000        9,598,000
Less current portion                                                     28,761,000           4,960,000        5,280,000
                                                                --------------------------------------------------------
                                                                  $     146,800,000    $     91,127,000   $    4,318,000
                                                                ========================================================

     In September 2000, subsidiaries of the Company entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. The facility was amended and restated in April 2001. The senior secured credit facility provides for both a term loan facility and a revolving credit facility. The aggregate amount available was amended to $156.1 million of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. As of April 2001 the Company had borrowed the entire amount available under the senior secured credit facility.

     The term loan facility will amortize in quarterly installments of principal commencing on December 31, 2003 with a final maturity on September 22, 2008. In the event our remaining approximately $4.75 million of 6% Convertible Senior Notes have not been converted or refinanced on or prior to April 1, 2006, then the facilities become payable in full on April 1, 2006. At December 31, 2000, the Company had $50.0 million outstanding under the term loan facility. The revolving credit facility shall be automatically and permanently reduced in increasing quarterly installments of principal commencing on December 31, 2003 with a termination date on September 22, 2008. At December 31, 2000, the Company had $41.1 million outstanding under the revolving credit facility.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

11. LONG-TERM DEBT (CONTINUED)

     The interest rate on both the term loan facility and the revolving credit facility was initially, at the Company's option, either 3.25% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum; or the reserve-adjusted London Interbank Offered Rate (Adjusted LIBOR) plus 4.25% per annum. At December 31, 2000, the effective interest rate on the amounts outstanding was 10.982%. In April 2001 the interest rate was amend to, at the Company's option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum. Interest is payable at least quarterly. The unused portion of the facility is subject to a commitment fee equal to 1.25% per annum payable quarterly, subject to reduction to 1.00% per annum based upon the amount borrowed under the facility. At September 30, 2001, the effective interest rate on the amounts outstanding was 8.29%. Beginning October 12, 2001 and ending April 12, 2002, the interest rate is 6.86%.

     America Online, Inc. ("AOL") is a lender in the amended credit facility. In connection with the financing in April 2001, the Company entered into a marketing agreement with AOL to market a joint CoreComm/AOL bundled package in the Company's market areas. In addition, in connection with the financing in April 2001, CoreComm Limited issued warrants to purchase shares of its common stock. The estimated value of the warrants plus the excess of the advertising commitment over its estimated fair value to the Company aggregating $12,454,000 was recorded as a debt discount in April 2001.

     MegsINet originally borrowed $4,000,000 under a working capital promissory note dated August 1998. MegsINet was required to make monthly principal and interest payments of $148,000 through January 2002. The Company ceased making payments in 2001, and in December 2001, the holder of the note agreed to accept cash of $400,000 in full settlement of all amounts due under the note and certain capital leases.

     In 1998, MegsINet entered into an agreement whereby MegsINet could purchase operating equipment under a promissory note. Monthly payments of principal and interest commenced in 1999. MegsINet was required to make monthly principal and interest payments that decline each month from $366,000 beginning in January 2000 through September 2001. In September 2001, the Company and the holder of the note agreed to a modification of the note such that the principal amount was reduced to $800,000 which was paid on October 1, 2001. The Company recorded an extraordinary gain on the extinguishment of debt of $2,216,000 for the difference between the $3,016,000 obligation and the $800,000 liability.

     The Company issued a note payable in the amount of $362,000 in connection with an acquisition. Interest on the note accrues at 5.542% per annum. The note is payable in twelve consecutive quarterly payments of principal and interest of $33,000 which commenced in May 1999. The note is collateralized by the acquired assets.

     The senior secured credit facility restricts the payment of cash dividends and loans to the Company. At December 31, 2000, restricted net assets were approximately $600 million.

     As of December 31, 2000, the aggregate principal amounts of notes payable scheduled for repayment are as follows:

                       Year Ending December 31,
                                 2001                  $   4,960,000
                                 2002                         27,000
                                 2003                      1,139,000
                                 2004                      5,694,000
                                 2005                     14,804,000
                              Thereafter                  69,463,000
                                                     ------------------
                                                       $  96,087,000
                                                     ==================

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (CONTINUED) (UNAUDITED WITH RESPECT TO THE NINE MONTHS
                       ENDED SEPTEMBER 30, 2001 AND 2000)

11. LONG-TERM DEBT (CONTINUED)

     In April 2001, CoreComm Limited and the Company issued to Booth American Company as co-obligators $10 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. Interest on the notes was at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest was payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes Due April 2011 in such principal amount as shall equal the interest payment that was then due. The notes were convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited common stock for a specified period. All of the outstanding 10.75% Unsecured Convertible PIK Notes Due April 2011 were exchanged for shares of the Company in December 2001.

     In May 2001, the Company entered into an agreement with one of its equipment vendors whereby $17,166,000 due to the vendor would be paid in three payments in January, May and August 2002. Based on the imputed interest rate of 9.11% per annum, a discount of $1,612,000 was recorded as a reduction to fixed assets in May 2001. In December 2001, the Company and the vendor agreed to a modification of this arrangement in which the Company paid $2 million and returned certain of the equipment in full settlement of the amount due.

12. OTHER CHARGES

     Other charges include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and restructuring costs of $4,006,000. The restructuring costs relate to the Company's announcements in March and December 2000 of reorganizations of certain of its operations. The charge consisted of employee severance and related costs of $2,089,000 for approximately 250 employees to be terminated and lease exit costs of $1,917,000. As of December 31, 2000, $2,171,000 of these provisions had been used, including $775,000 for employee severance and related costs and $1,396,000 for lease exit costs. As of December 31, 2000, none of the employees to be terminated were still employed by the Company. The remaining provision for leases will be used through 2003.

13. REORGANIZATION CHARGES

     Reorganization charges of $37,395,000 in 2001 relate to the Company's announcements in May and July 2001 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. An aggregate of $21,497,000 of these costs are for equipment and other assets that will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 250 employees to be terminated, none of whom are still employed by the Company. These costs in 2001 are for approximately 630 employees to be terminated of which approximately 40 employees are still employed by the Company as of September 30, 2001. The major actions involved in the 2001 reorganization include (1) consolidation of functions such as network operations, customer service and finance, (2) initiatives to increase gross margins and (3) discussions with vendors to reduce or eliminate current payable balances or purchase commitments. The consolidation of functions resulted in employee terminations and the closing of offices. Employee severance and related costs, lease exit costs and fixed assets and prepayment write-downs include charges related to these actions. Initiatives to increase gross margins resulted in consolidation of network assets and elimination of redundant and less profitable facilities. Charges for these actions include lease exit costs and fixed assets and prepayment write-downs. Finally, reductions or elimination of purchase commitments resulted in agreement termination charges. All of these actions are expected to be completed by June 30, 2002. Fixed assets and prepayments written-off include $5.3 million related to vacated offices, $13.4 million for network assets in abandoned markets and $2.8 million for prepayments in respect of ILEC facilities in abandoned markets.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHSENDED SEPTEMBER 30, 2001 AND 2000)

13. REORGANIZATION CHARGES (CONTINUED)

        The following table summarizes the reorganization charges incurred and utilized in 2000 and 2001:

                                         EMPLOYEE                                                FIXED
                                        SEVERANCE           LEASE                                ASSETS
                                       AND RELATED           EXIT            AGREEMENT            AND
                                          COSTS             COSTS          TERMINATIONS       PREPAYMENTS        TOTAL
                                     -------------------------------------------------------------------------------------
                                                                          (IN THOUSANDS)
Charged to expense                    $    2,089         $  1,917             $    -            $      -      $   4,006
Utilized                                    (775)          (1,396)                 -                   -         (2,171)
                                     ----------------------------------------------------------------------------------
Balance, December 31, 2000                 1,314              521                  -                   -          1,835
Charged to expense                         3,262            6,977              6,582              21,883
                                                                                                                 38,704
Adjustments                                 (996)              73                  -                (386)
                                                                                                                 (1,309)
Utilized                                  (2,701)          (4,137)            (2,712)            (21,497)       (31,047)

                                     ----------------------------------------------------------------------------------
Balance, September 30, 2001           $      879         $  3,434             $3,870            $      -      $   8,183
                                     ==================================================================================

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated balance sheets approximate fair value.

        LONG-TERM DEBT: The carrying amount of the variable rate senior secured credit facility approximates the fair value. The fair value of the Company's notes payable are estimated using discounted cash flow analyses, based on the Company's incremental borrowing rates for similar types of borrowing arrangements as of December 31, 2000 and 1999.

        The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                          DECEMBER 31, 2000                 DECEMBER 31, 1999
                                                  --------------------------------------------------------------------
                                                      CARRYING         FAIR          CARRYING          FAIR
                                                       AMOUNT          VALUE          AMOUNT           VALUE
                                                  --------------------------------------------------------------------
                                                                            (IN THOUSANDS)

Cash and cash equivalents                         $  22,773       $  22,733         $  11,248     $  11,248
Long-term debt:
  Working capital promissory note                     1,496           1,392             3,077         2,721
  Equipment note                                      3,331           2,496             6,238         5,561
  Senior secured credit facility                     91,100          91,100                 -             -
  Notes payable to related parties                   16,170          15,355                 -             -
  Other                                                 160             138               283           248

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

15.  LEASES

        The Company has capital leases for certain of its operating equipment. Leased property included in operating equipment consists of:

                                                             DECEMBER 31,
                                                      2000                    1999
                                               ----------------------------------------
        Operating equipment                      $41,859,000             $33,941,000
        Accumulated depreciation                  14,699,000               5,901,000
                                               ----------------------------------------
                                                 $27,160,000             $28,040,000
                                               ========================================

     Future minimum annual payments under these leases at December 31, 2000 are as follows:

   Year Ending December 31,

       2001                                                                         $16,611,000
       2002                                                                           3,719,000
       2003                                                                             231,000
                                                                                   ----------------
       Total minimum lease payments                                                  20,561,000
       Less amount representing interest (at rates ranging from 8.5% to 26.44%)       2,646,000
                                                                                   ----------------
       Present value of net minimum obligations                                      17,915,000
       Current portion                                                               15,222,000
                                                                                   ----------------
                                                                                    $ 2,693,000
                                                                                   ================

        As of December 31, 2000, the Company had leases for office space and equipment which extend through 2013. Total rent expense for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 under operating leases was $7,764,000, $5,151,000,
     $354,000 and $98,000, respectively.

        Future minimum annual lease payments under noncancellable operating leases at December 31, 2000 are as follows: $10,748,000 (2001); $9,877,000
     (2002); $9,193,000 (2003); $7,492,000 (2004); $6,963,000 (2005) and
     $17,306,000 thereafter.

        As a result of the cancellation of certain of these leases in 2001, the future minimum annual lease payments under noncancellable operating leases at December 31, 2000, after giving effect to the cancellations, are as follows (unaudited): $8,632,000 (2001); $7,725,000 (2002); $7,021,000
     (2003); $5,261,000 (2004); $5,058,000 (2005) and $10,868,000 thereafter.

16.  RELATED PARTY TRANSACTIONS

     Notes payable to related parties consists of:

                                                                                    SEPTEMBER 30, DECEMBER 31,
                                                                                       2001            2000
                                                                           ---------------------------------------
                                                                                  (UNAUDITED)
  10.75% Senior Unsecured Convertible PIK Notes Due December
     2010, plus accrued interest                                                 $17,494,000       $16,170,000
  10.75% Unsecured Convertible PIK Notes Due April 2011, plus
     accrued interest, less unamortized discount of $377,000                      15,375,000                 -
                                                                          ---------------------------------------
                                                                                 $32,869,000       $16,170,000
                                                                          =======================================

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

16.  RELATED PARTY TRANSACTIONS (CONTINUED)

        In December 2000, the Company issued $16,100,000 aggregate principal amount of 10.75% Senior Unsecured Convertible PIK Notes Due December 2010, which were a joint obligation of CoreComm Limited and the Company, to officers and directors of CoreComm Limited and the Company. Interest on the notes was at an annual rate of 10.75% payable semiannually on January 1 and July 1 of each year, commencing July 1, 2001. The interest was payable in kind by the issuance of additional Senior Unsecured Convertible PIK Notes Due December 2010 in such principal amount as shall equal the interest payment that is then due. The notes were convertible into CoreComm Limited common stock prior to maturity at a conversion price of $5.00 per share, subject to adjustment. The additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of CoreComm Limited's common stock for a specified period. All of the outstanding 10.75% Senior Unsecured Convertible PIK Notes Due December 2010 were exchanged for shares of the Company in December 2001.

        Some of the officers and directors of the Company are also officers or directors of NTL Incorporated ("NTL"). In April 2001, CoreComm Limited and the Company as co-obligors issued to NTL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. In addition, in April 2001, CoreComm Limited issued warrants to NTL, and CoreComm Limited and the Company entered into a network and software agreement with NTL. The estimated value of the warrants of $397,000 was recorded as a debt discount in April 2001. Pursuant to the network and software agreement with NTL, the Company will provide U.S. network access for U.K. Internet traffic from NTL's U.K. customers for three years, as well as a royalty free license to use certain provisioning software and know-how.

        Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes Due April 2011 in such principal amount as shall equal the interest payment that is then due. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of the CoreComm Limited common stock for a specified period. The notes are convertible into CoreComm Limited common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

        NTL provides the Company with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to the Company by NTL consist of salaries and direct costs allocated to the Company where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. NTL's charges to the Company commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000, 1999 and 1998, NTL charged the Company $1,186,000, $2,330,000 and $313,000, respectively, and in the nine months ended September 30, 2001 and 2000, NTL charged the Company $340,000 and $907,000, respectively, which is included in corporate expenses.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

16.  RELATED PARTY TRANSACTIONS (CONTINUED)

        The Company provided NTL with access to office space and equipment and the use of supplies until August 2001. In the fourth quarter of 1999, the Company began charging NTL a percentage of the Company's office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000 and 1999, the Company charged NTL $267,000 and $62,000, respectively, which reduced corporate expenses.

        A subsidiary of the Company provides billing and software development services to subsidiaries of NTL. General and administrative expenses were reduced by $1,400,000, $800,000, $275,000 and $138,000 for the years ended
     December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998, respectively, as a result of these charges. General and administrative expenses were reduced by $1,428,000 and $709,000 for the nine months ended September 30, 2001 and 2000, respectively, as a result of the charges for these services.

        In October 2000, the Company billed NTL $6,674,000 for billing and software development services to be rendered from January to September 2001. In March 2000, the Company and NTL announced that they had entered into an agreement to link their networks in order to create an international Internet backbone. In November 2000, the Company billed NTL $9,128,000 primarily for usage of the network in 2001. The $15,802,000 total is included in due from NTL and deferred revenue at December 31, 2000. In February 2001, the international Internet backbone commenced operations and the Company recognized revenue of $255,000 for the network usage in the nine months ended September 30, 2001.

17.  401(k) PLAN

        The Company sponsors a 401(k) Plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Company's matching contribution is determined annually by the board of directors. Participants may make salary deferral contributions of 1% to 15% of their compensation not to exceed the maximum allowed by law. The expense for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 was $486,000, $350,000, $103,000 and $29,000, respectively.

18.  STOCKHOLDER'S EQUITY

     STOCK SPLIT

        The Company declared a 6,342.944 to 1 stock split which was effective on December 17, 2001. The Company's outstanding shares increased from 1,500 to 9,514,416 as a result of this stock split. The consolidated financial statements and the notes thereto give retroactive effect to the stock split.

     NON-CASH COMPENSATION

        In April 2000, the compensation and option committee of the CoreComm Limited board of directors approved the issuance of options to purchase approximately 2,747,000 shares of CoreComm Limited's common stock to employees of the Company at an exercise price of $14.55, which was less than the fair market value of CoreComm Limited's common stock on the date of the grant. In accordance with APB Opinion No.25, "Accounting for Stock Issued to Employees," in April 2000, the Company recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to December 31, 2000, $9.7 million of the deferred non-cash compensation was charged to expense. The Company will charge the deferred expense to non-cash compensation expense over the vesting period of the CoreComm Limited stock options.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

18.  STOCKHOLDER'S EQUITY (CONTINUED)

        In November 2000, the board of directors of CoreComm Limited approved the rescission of certain previously exercised employee stock options. CoreComm Limited issued notes to employees of the Company for the repurchase of the 671,000 shares of CoreComm Limited's common stock for an aggregate of $6,803,000, which exceeded the fair market value of its common stock on the date of repurchase. The notes earned interest at a rate of 4.5% and were redeemed by the Company in December 2000. The Company recorded non-cash compensation of $4.7 million from these transactions.

        The non-cash compensation charge of $1.1 million in 1999 was recorded in accordance with APB Opinion No. 25, related to a change in CoreComm Limited employee stock option agreements of certain of the Company's employees.

        In June 2001, CoreComm Limited's board of directors approved the repricing of certain CoreComm Limited stock options granted to employees of the Company. George Blumenthal, the then Chairman of the board of directors of CoreComm Limited, Barclay Knapp, the then President of CoreComm Limited, and the board of directors of CoreComm Limited did not participate in the repricing. Options to purchase an aggregate of approximately 10.2 million shares of CoreComm Limited's common stock with an average exercise price of $10.70 per share were repriced to $.25, $.75 or $1.25 per share, depending upon the original exercise price. In accordance with APB No. 25 and related interpretations, the Company is accounting for the repriced options as a variable plan. The Company will recognize non-cash compensation expense for the difference between the quoted market price of the common stock and the exercise price of the repriced options while the options remain outstanding. The CoreComm Limited board of directors has taken this action to continue to provide the appropriate performance incentives to those affected.

     STOCKHOLDER RIGHTS PLAN

        The Company adopted a stockholder rights plan in December 2001. In connection with the stockholder rights plan, the Board of Directors declared and paid a dividend of one preferred share purchase right for each share of common stock outstanding on December 17, 2001. Each right entitles the holder, under certain potential takeover events, to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at an exercise price of initially four times the average closing price of the Company's common stock over the first five days of trading, subject to adjustment. The rights expire on December 17, 2011 unless an exchange or redemption or a completion of a merger occurs first. There are 1,000,000 shares of Series A Preferred Stock authorized for issuance under the plan. No shares of Series A Preferred Stock are issued or outstanding.

        The Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of an amount equal to the greater of $.01 per share or 1,000 times the aggregate per share amount of all dividends declared on the Company's common stock since the immediately preceding dividend payment date. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to liquidation payment of $1 per share plus accrued and unpaid dividends. Each share of Series A Preferred Stock will have 1,000 votes on all matters and will vote as a single class with the holders of the Company's common stock.

     WARRANTS

        CoreComm Limited had the following warrants outstanding as of December 31, 2000: (1) warrants to purchase an aggregate of 29,000 shares of common stock at $13.75 per share issued in 1999 that expire in August 2008, (2) warrants to purchase an aggregate of 225,000 shares of common stock at $22.22 per share issued in 1999 that expire in May 2004, (3) warrants to purchase an aggregate of 563,000 shares of common stock at $13.33 per share issued in 1999 that expire in May 2002 and (4) warrants to purchase an aggregate of 403,000 shares of common stock at $3.39 per share issued in 2000 that expire in December 2010. In connection with the amendment and restatement of the senior secured credit facility in April 2001, CoreComm Limited issued to lenders warrants to purchase approximately 10.6 million shares of common stock at an exercise price of $.01 per share that expire in April 2011. Warrants issued in 2000 to purchase an aggregate of 1.4 million shares of common stock were canceled upon the issuance of these new warrants.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTs (continued)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

18.  STOCKHOLDER'S EQUITY (CONTINUED)

        The Company intends to offer its common stock to CoreComm Limited's stockholders through a registered public exchange offer. If this exchange offer is consummated, CoreComm Limited's warrants will be exercisable into common shares of the Company on an as-converted basis, subject to any exchange ratio in the exchange offer.

     STOCK OPTIONS

        In December 2001, the Company adopted a new stock option plan for its employees. A total of 2.9 million shares of common stock were reserved for issuance under the plan, which represents 22.5% of the total fully diluted shares of the Company. In January 2002, the Board of Directors approved a grant of options to purchase an aggregate of approximately 2.58 million shares of the Company's common stock, representing approximately 20% of the total fully diluted shares. The exercise price of these options is $3.00 per share, the estimated fair market value on the date of grant. The number of shares available under the plan and the number of shares into which each option is exercisable are subject to adjustment in the event of stock splits and other similar transactions.

        The Company's option plan provides that incentive stock options be granted at the fair market value of the Company's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the compensation and option committee of CoreComm Holdco's board of directors. Options are generally exercisable as to 33.34% of the shares subject thereto on the date of grant and become exercisable as to an additional 33.34% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of CoreComm Holdco or its affiliates. Options will expire ten years after the date of the grant.

        As of December 31, 2000, there were approximately 33,051,000 shares of Limited common stock reserved for issuance under the CoreComm Limited stock option plans (the "Limited Plans"), and there were approximately 11.3 million shares available for issuance. As of December 31, 2001, there were options to purchase approximately 22.1 million shares of CoreComm Limited common stock outstanding. In December 2001, the CoreComm Limited board of directors, in connection with the Holdco Recapitalization, accelerated all outstanding options to acquire shares of CoreComm Limited common stock so that all are presently fully vested and exercisable. CoreComm Limited options are not exercisable for shares of CoreComm Holdco's common stock. In the event that CoreComm Holdco is successful in consummating the exchange offers, CoreComm Limited would become a subsidiary of CoreComm Holdco. Subsequent to that time, CoreComm Holdco and CoreComm Limited may agree to effect a merger between CoreComm Limited and a subsidiary of CoreComm Holdco which would have the effect of converting holders of any remaining outstanding shares of CoreComm Limited common stock not owned by CoreComm Holdco into shares of CoreComm Holdco at an exchange ratio identical to that being offered in the exchange offers. Between now and that time, if holders of CoreComm Limited options exercise their options, they would, at the time of a merger, have the same rights as other holders of CoreComm Limited common stock to have their shares of CoreComm Limited converted to shares of CoreComm Holdco at that exchange ratio. CoreComm Holdco may be required to record non-cash compensation upon the ultimate resolution of the CoreComm Limited Stock options.

        The Limited Plans provide that incentive stock options be granted at the fair market value of CoreComm Limited's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the compensation and option committee of the CoreComm Limited board of directors. Options are generally exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of CoreComm Limited or its affiliates. Options will expire ten years after the date of the grant.

        In connection with the distribution of CoreComm Limited to CCPR's shareholders, CoreComm Limited issued warrants to purchase shares of its common stock to holders of CCPR stock options who elected to receive warrants. Otherwise, CoreComm Limited issued stock options to holders of CCPR stock options. All of these warrants were exercised by December 31, 2000. These warrants are included in the following disclosures of warrants and stock options.

        Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if CoreComm Limited had accounted for its employee warrants and stock options under the fair value method of that Statement. The fair value for these warrants and options was estimated at the date of grant using the Black-Scholes

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

18.  STOCKHOLDER'S EQUITY (CONTINUED)

     option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998: risk-free interest rate of 5.30%, 6.81% and 5.02%, respectively, dividend yield of 0%, volatility factor of the expected market price of CoreComm Limited's common stock of .804, .465 and .810, respectively, and a weighted-average expected life of the warrants and options of 10 years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because CoreComm Limited's distribution warrants and stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its distribution warrants and stock options.

        For purposes of pro forma disclosures, the estimated fair value of the distribution warrants and options is amortized to expense over the options' vesting periods. Following is the Company's pro forma information as if the Company and not CoreComm Limited had issued the distribution warrants and stock options:

                                                                                                 FOR THE PERIOD FROM APRIL
                                                                                                 1, 1998 (DATE OPERATIONS
                                                                  YEAR ENDED DECEMBER 31,                 COMMENCED) TO
                                                                   2000                1999             DECEMBER 31, 1998
                                                        ------------------------------------------------------------------
     Pro forma net (loss)                                     $(376,557,000)     $(128,451,000)             $(45,575,000)
     Pro forma net (loss) per share - basic and diluted             $(39.58)           $(13.50)                   $(4.79)

        A summary of CoreComm Limited's distribution warrants and stock option activity and related information, as if the Company and not CoreComm Limited had issued the distribution warrants and stock options, for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998 follows:

                                            2000                           1999                           1998
                                --------------------------------------------------------------------------------------------
                                  NUMBER OF      WEIGHTED-       NUMBER OF      WEIGHTED-       NUMBER OF    WEIGHTED-AVERAGE
                                WARRANTS AND      AVERAGE      WARRANTS AND      AVERAGE      WARRANTS AND     EXERCISE
                                   OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE     OPTIONS         PRICE
                                ---------------------------------------------------------------------------------------------
     Outstanding - beginning
      of period                    10,754,000      $15.37        9,765,000       $ 5.51                 -      $     -
     Granted                       10,404,000       10.98        7,925,000        19.56         9,767,000         5.51
     Exercised                      1,640,000        7.61        5,606,000         6.27             2,000         5.86
     Forfeited                        169,000       14.09        1,330,000         6.27                 -            -
                                  -------------                --------------                -------------

     Outstanding - end of          19,349,000      $13.69       10,754,000       $15.37         9,765,000      $  5.51
      period
                                  =============                ==============                =============

     Exercisable at end of         10,112,000      $12.51        3,438,000       $10.11         7,747,000      $ 5.42
      period
                                  =============                ==============                =============

     Weighted-average fair value of distribution warrants and options, calculated using the Black-Scholes option pricing model, granted during 2000, 1999 and 1998 is $14.04, $14.28 and $4.33, respectively.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

18.  STOCKHOLDER'S EQUITY (CONTINUED)

        The following table summarizes the status of the CoreComm Limited distribution warrants and stock options outstanding and exercisable at December 31, 2000, as if the Company and not CoreComm Limited had issued the distribution warrants and stock options:

                                                                                               WARRANTS AND
                                WARRANTS AND STOCK OPTIONS OUTSTANDING                    STOCK OPTIONS EXERCISABLE
                         ------------------------------------------------------      -------------------------------------
                            NUMBER OF         WEIGHTED-          WEIGHTED-              NUMBER OF          WEIGHTED-
     RANGE OF EXERCISE     WARRANTS AND       REMAINING           AVERAGE              WARRANTS AND        AVERAGE
           PRICES             OPTIONS       CONTRACTUAL LIFE   EXERCISE PRICE             OPTIONS        EXERCISE PRICE
     ---------------------------------------------------------------------------------------------------------------------
     $0.02 to $3.36            3,146,000       9.0 Years           $  2.085                2,803,000        $  1.988
     $5.28 to $8.13            4,346,000       8.9 Years           $  7.197                1,294,000        $  6.814
     $11.94 to $14.78          3,373,000       9.4 Years           $ 14.205                1,950,000        $ 14.005
     $15.63 to $18.95            901,000       8.6 Years           $ 18.185                  487,000        $ 17.756
     $19.18 to $22.45          7,156,000       8.7 Years           $ 20.759                3,394,000        $ 20.621
     $24.92 to $27.13            185,000       8.7 Years           $ 25.115                   77,000        $ 25.200
     $30.00 to $33.75             28,000       9.3 Years           $ 31.168                   16,000        $ 31.239
     $34.33 to $37.33              5,000       9.1 Years           $ 36.889                    3,000        $ 36.889
     $38.07 to $41.75            182,000       9.1 Years           $ 39.480                   74,000        $ 39.536
     $45.75 to $46.00             27,000       9.2 Years           $ 45.826                   14,000        $ 45.806
     ---------------------------------------------------------------------------------------------------------------------
            Total             19,349,000                                                  10,112,000
     =====================================================================================================================

19.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                                                FOR THE PERIOD FROM
                                                                                APRIL 1, 1998 (DATE
                                                                                    OPERATIONS
                                                                                   COMMENCED) TO
                                               YEAR ENDED DECEMBER 31,              DECEMBER 31,
                                             2000                   1999               1998
                                      ------------------------------------------------------------
     Current:
         Federal                          $           -     $         -         $        -
         State and local                        125,000         102,000                  -
                                      ------------------------------------------------------------
     Total current                              125,000         102,000                  -
                                      ------------------------------------------------------------

     Deferred:
        Federal                                        -              -                  -
        State and local                                -              -                  -
                                      ------------------------------------------------------------
     Total deferred                                    -              -                  -
                                      ------------------------------------------------------------
                                          $      125,000    $    102,000        $        -
                                      ============================================================

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

19.  INCOME TAXES (CONTINUED)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:


                                                                                      DECEMBER 31,
                                                                             2000                    1999
                                                                     -----------------------------------------------
     Deferred tax assets:
         Depreciation                                                    $    1,214,000          $     875,000
         Net operating losses                                               107,220,000             35,168,000
         Allowance for doubtful accounts                                      4,414,000              1,599,000
         Amortization of goodwill                                             7,405,000                653,000
         Accrued expenses                                                    35,820,000             10,359,000
         Asset impairments                                                    8,546,000                      -
         Other                                                                  174,000                200,000
                                                                     -----------------------------------------------
                                                                            164,793,000             48,854,000
    Valuation allowance for deferred tax assets                            (164,793,000)           (48,854,000)
                                                                     -----------------------------------------------
    Net deferred tax assets                                              $            -          $           -
                                                                     ===============================================

     The deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of realizing such tax benefit. The deferred tax assets include $39 million which, if realized, would be accounted for as a reduction of goodwill or an increase in equity.

     At December 31, 2000, the Company had net operating loss carryforwards of approximately $245 million for federal income tax purposes that begin to expire in 2018, of which $38 million and $68 million may be limited pursuant to separate return limitation rules and change in ownership rules, respectively.

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                                                                    FOR THE PERIOD FROM
                                                                                                    APRIL 1, 1998 (DATE
                                                                                                         OPERATIONS
                                                                                                       COMMENCED) TO
                                                                   YEAR ENDED DECEMBER 31,               DECEMBER 31,
                                                                 2000                 1999                  1998
                                                         ----------------------------------------------------------------
      Benefit at federal statutory rate (35%)              $(105,391,000)      $(36,077,000)          $(4,835,000)
      State and local income taxes                               125,000            102,000                     -
      Expenses not deductible for tax purposes                33,619,000          2,160,000             1,623,000
      Foreign income not subject to U.S. tax                           -           (362,000)                    -
      U.S. losses with no benefit                             71,772,000         34,279,000             3,212,000
                                                         ----------------------------------------------------------------
                                                           $     125,000       $    102,000           $         -
                                                         ================================================================


                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
  (UNAUDITED WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000)

20.  COMMITMENTS AND CONTINGENT LIABILITIES

        As of December 31, 2000, the Company had purchase commitments of approximately $52,000,000 outstanding, which includes approximately $18,000,000 pursuant to a contract that ends in January 2009.

        As of September 30, 2001, the Company had purchase commitments of approximately $5,000,000 outstanding. The Company significantly reduced the amount of outstanding commitments through cancellations and renegotiations during 2001.

        The Company is involved in various disputes and litigation arising in the ordinary course of its business None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

                                VOYAGER.NET, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                            JUNE 30,
                                                              2000
                                                              -----
                                                          (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................     $  12,329,741
  Accounts receivable, less allowance.............         7,837,616
  Prepaid and other assets........................         1,729,869
                                                       -------------
          Total current assets....................        21,897,226
Property and equipment, net.......................        25,524,813
Intangible assets, net............................        56,665,195
                                                       -------------
          Total assets............................     $ 104,087,234
                                                       =============
LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities:
  Current portion of obligations under capital leases  $   3,157,610
  Accounts payable................................           805,961
  Other liabilities...............................         2,898,448
  Deferred revenue................................        12,269,517
                                                       -------------
          Total current liabilities...............        19,131,536
Commitments and contingencies.....................
Obligations under capital leases..................         2,116,236
Long-term debt....................................        23,750,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
    Value, $100 redemption value: 5,000,000 shares
    authorized, none outstanding..................                --
Common stock, $.0001 par value; authorized 50,000,000
   Shares in 1999 and 2000;issued and outstanding
   31,650,108 and 31,654,758 shares in 1999 and
   2000, respectively.............................             2,712
  Additional paid-in capital......................       112,151,544
  Receivables for preferred and common stock......        (6,441,935)
  Notes and interest receivable, stockholder......        (5,768,418)
  Deferred compensation...........................           161,420
  Accumulated deficit.............................       (41,015,861)
                                                       -------------
          Total stockholders' equity..............        59,089,462
                                                       -------------
          Total liabilities and stockholders' equity   $ 104,087,234
                                                       =============

The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                              THREE MONTHS ENDED             SIX MONTHS ENDED
                                                   JUNE 30,                      JUNE 30,
                                         ----------------------------  ---------------------------
                                              2000           1999           2000           1999
                                         -------------  -------------  -------------  ------------
Revenue:
  Internet access service............     $18,444,717    $10,537,560    $ 36,484,158   $18,942,762
  Other..............................         173,064        176,339         245,901       290,363
                                          -----------    -----------    ------------   -----------
          Total revenue..............      18,617,781     10,713,899      36,730,059    19,233,125
                                          -----------    -----------    ------------   -----------
Operating expenses:
  Internet access service............       7,398,439      3,602,005      14,628,026     6,391,681
  Sales and marketing................       2,221,192      1,229,038       4,358,192     2,198,069
  General and administrative.........       5,931,172      3,081,402      11,912,961     5,544,602
  Depreciation and amortization......      10,166,904      5,004,953      18,377,773     8,531,777
  Compensation charge for issuance of
     Common stock and stock options..          25,000      1,044,000          50,000     2,509,000
                                          -----------    -----------    ------------   -----------
          Total operating expenses...      25,742,707     13,961,398      49,326,952    25,175,129
                                          -----------    -----------    ------------   -----------
Loss from operations before other
income (expense).....................      (7,124,926)    (3,247,499)    (12,596,893)   (5,942,004)
                                          -----------    -----------    ------------   -----------

Other income (expense):
  Interest income....................         266,077          4,822         515,076        31,594
  Interest expense...................        (839,873)    (1,047,378)     (1,453,949)   (1,845,663)
  Other..............................        (218,262)            --        (258,969)           --
                                          -----------    -----------    ------------   -----------
          Total other expense........        (792,058)    (1,042,556)     (1,197,842)   (1,814,069)
                                          -----------    -----------    ------------   -----------
Net loss.............................      (7,916,984)    (4,290,055)    (13,794,735)   (7,756,073)
Preferred stock dividends............              --       (165,496)             --      (330,992)
                                          -----------    -----------    ------------   -----------
          Net loss applicable to common
            stockholders.............     $(7,916,984)   $(4,455,551)   $(13,794,735)  $(8,087,065)
                                          -----------    -----------    ------------   -----------
Per share data:
  Basic and diluted net loss per share
     Applicable to common stockholders    $     (0.25)   $     (0.19)   $      (0.44)  $     (0.35)
                                          ============   ===========    ============   ===========
  Weighted average common shares
     outstanding:
     Basic and diluted...............      31,654,758     23,766,309      31,653,466    23,163,442
                                          ===========    ===========    ============   ===========

The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)

                                                                  RECEIVABLES
                                                                     FOR
                                                                  PREFERRED
                             COMMON STOCK          ADDITIONAL        AND        NOTES AND                                  TOTAL
                         --------------------       PAID-IN        COMMON       INTEREST      DEFERRED     ACCUMULATED STOCKHOLDERS'
                         SHARES        AMOUNT        CAPITAL        STOCK      RECEIVABLE   COMPENSATION     DEFICIT      EQUITY
                        ---------     --------   ------------   -----------   -----------   -----------  ------------  -------------
Balance January 1,
  2000                 31,650,108     $  2,712   $ 112,129,038  $(6,291,935)  $(5,630,418)  $ 111,420    $(27,221,126) $ 73,099,691
Interest on
  receivables....              --           --              --     (150,000)     (138,000)         --              --      (288,000)
Exercise of stock
  options........           4,650           --          22,506           --            --          --              --        22,506
Deferred
  compensation...              --           --              --           --            --      50,000              --        50,000
Net loss                       --           --              --           --            --          --     (13,794,735)  (13,794,735)
                        ---------      -------    ------------    ---------     ---------   ---------     -----------   -----------
Balance June 30,
  2000                 31,654,758     $  2,712   $ 112,151,544  $(6,441,935)  $(5,768,418)  $ 161,420    $(41,015,861) $ 59,089,462
                       ==========      =======    ============   ==========    ==========   =========    ============  ============

     The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                       SIX MONTHS ENDED
                                                                            JUNE 30,
                                                               ------------------------------
                                                                    2000             1999
                                                               --------------   -------------
     Cash flows from operating activities:
       Net loss.............................................     $(13,794,735)   $ (7,756,073)
       Adjustments to reconcile net loss to net cash provided
     by
          operating activities:
       Depreciation and amortization........................       18,377,773       8,531,777
       Loss on disposal/sale of equipment...................          124,878           4,572
       Compensation charge for issuance of common stock and
     stock                                                             50,000       2,509,000
          options...........................................
       Changes in assets and liabilities excluding effects of
          business combinations, net........................       (3,105,198)      1,272,295
                                                                 ------------    ------------
            Net cash provided by operating activities.......        1,652,718       4,561,571
     Cash flows used in investing activities:
       Business acquisition costs, net of cash acquired.....       (5,290,361)    (23,577,768)
       Purchase of property and equipment...................       (4,793,294)     (2,658,104)
                                                                 ------------    ------------
            Net cash used in investing activities...........      (10,083,655)    (26,235,872)
     Cash flows provided by financing activities:
       Payments on capital leases...........................       (1,424,224)       (262,767)
       Loan/payments to related party.......................               --        (500,000)
       Payment of bank financing fees.......................               --      (1,124,770)
       Proceeds from issuance of debt.......................        4,100,000      25,200,000
       Proceeds from common stock issuance..................           22,506             248
       Proceeds from preferred stock........................               --         666,700
                                                                 ------------    ------------
            Net cash provided by financing activities.......        2,698,282      23,979,411
                                                                 ------------    ------------
     Net (decrease) increase in cash and cash equivalents...       (5,732,655)      2,305,110
     Cash and cash equivalents at beginning of period.......       18,062,396       2,350,292
                                                                 ------------    ------------
     Cash and cash equivalents at end of period.............     $ 12,329,741    $  4,655,402
                                                                 ============    ============

     The accompanying notes are an integral part of the condensed consolidated financial statements.

                                VOYAGER.NET, INC

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   BASIS OF PRESENTATION:

     These condensed consolidated financial statements of Voyager.net, Inc. and its subsidiaries (the "Company") for the three and six months ended June 30, 2000 and 1999 and the related footnote information are unaudited and have been prepared by the Company pursuant to the rules and regulations of the SEC. These financial statements included herein should be read in conjunction with the Company's audited consolidated financial statements and the related notes to the consolidated financial statements as of and for the year ended December 31, 1999, which are included in the Company's Form 10-K filed with the SEC and dated March 31, 2000. In management's opinion, the accompanying unaudited financial statements contain all adjustments (consisting of normal, recurring adjustments) which management considers necessary to present the consolidated financial position of the Company at June 30, 2000 and the results of its operations and cash flows for the three and six months ended June 30, 2000 and 1999. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results of operations expected for the year ended December 31, 2000.

2.   BUSINESS COMBINATIONS:

     During the six months ended June 30, 2000, the Company acquired certain assets used in connection with the Internet access service business of two entities as described below:

     February 11, 2000, the Company purchased assets of Valley Business Equipment, Inc. for approximately $4,050,000. Approximately $3,910,000 was allocated to the acquired customer base cost as a result of this transaction.

     March 12, 2000, the Company purchased assets of Livingston On-Line for approximately $325,000. Approximately $310,000 was allocated to the acquired customer base cost as a result of this transaction.

     The unaudited pro forma combined historical results, as if the entities listed above had been acquired at the beginning of the six months ended June 30, 2000 and 1999, respectively, and if all entities acquired in 1999 had been acquired at the beginning of 1999 are included in the table below.

                                 (IN THOUSANDS EXCEPT
                                    PER SHARE DATA)
                                   SIX MONTHS ENDED
                                       JUNE 30,
                                       --------
                                    2000         1999
                                 ---------    ---------
Revenues....................     $  37,060    $  31,223
Net loss....................       (13,900)     (15,925)

Basic and diluted loss per           (0.44)       (0.70)
share.......................

     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3.   DEBT:

     The Company has a revolving available credit facility with a bank group in the amount of $60 million, with the option to extend to $70 million, on similar terms and conditions. The credit facility matures on June 30, 2005. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 0.5% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of June 30, 2000 is approximately 8.70%. Automatic and permanent reductions of the maximum commitments begin June 30, 2001 and continue until maturity.

                                VOYAGER.NET, INC

                                   (UNAUDITED)

4.   EARNINGS PER SHARE:

     The impact of dilutive shares is not significant. Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents of 3,983,847 would be antidilutive and have been excluded from per share calculations.

5.   SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     The following is the supplemental cash flow information for all periods presented:


                                                        SIX MONTHS ENDED
                                                             JUNE 30,
                                                    ----------------------------
                                                         2000           1999
                                                    -------------  -------------
Cash paid during the period for interest........     $ 1,731,501    $  1,359,051
Noncash financing and investing activities:
  In conjunction with the acquisitions described
in Note
     2, liabilities were assumed as follows:
     Fair value of assets acquired..............       5,848,698      27,343,972
     Business acquisition costs, net of cash
     acquired...................................      (5,290,361)    (23,577,768)
                                                     -----------    ------------
Liabilities assumed.............................     $   558,337    $  3,766,204
                                                     ===========    ============
Acquisition of equipment through capital lease..     $ 2,455,598    $  1,478,600
Issuance of compensatory common stock and options    $    50,000    $  1,044,000

6.   STOCK-BASED COMPENSATION PLAN:

     During the six months ended June 30, 2000, the Company granted 545,381 options to purchase common stock to certain members of management, employees and non-employees. At the grant date, all of the options granted vest in four equal annual installments beginning January 6, 2001. The exercise price for these options was not less than the fair market value of the Company's common stock on the grant date. Therefore, no additional compensation expense has been recognized in the six months ended June 30, 2000 for these options.

     During the six months ended June 30, 2000, the Company recognized compensation expense of $50,000 relating to options granted prior to January 1, 2000.

7.   RECENT ACCOUNTING INTERPRETATION:

     On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000 plus adjust the statement of operations for the three months ended in the quarter of adoption.

         Although the Company is still in the process of reviewing SAB 101, it believes that its revenue recognition practices are in substantial compliance with SAB 101 for the year ending December 31, 2000 or that adoption of its provisions would not be material to its annual or quarterly results of operations.

8.   MERGER AGREEMENT:

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                                VOYAGER.NET, INC

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of Voyager.net, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of Voyager.net, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

/s/  PricewaterhouseCoopers LLP

Grand Rapids, Michigan
February 10, 2000, except for Note 18,
for which the date is March 12, 2000

                                VOYAGER.NET, INC

                           CONSOLIDATED BALANCE SHEETS


                                                               DECEMBER 31,
                                                       ----------------------------
                                                            1998           1999
                                                       -------------  -------------
ASSETS
Currents assets:
  Cash and cash equivalents........................    $  2,350,292   $  18,062,396
  Accounts receivable, less allowance for doubtful
accounts
     of $99,000 and $500,000 in 1998 and 1999......         950,381       4,994,026
  Prepaid and other assets.........................         154,059       1,460,356
                                                       ------------   -------------
          Total current assets.....................       3,454,732      24,516,778
Property and equipment, net........................       9,528,372      21,298,456
Intangible assets, net.............................      28,741,650      66,638,733
                                                       ------------   -------------
          Total assets.............................    $ 41,724,754   $ 112,453,967
                                                       ============   =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases  $    303,562   $   2,049,878
  Notes payable, related party.....................       2,252,713              --
  Accounts payable.................................         659,351         520,326
  Other liabilities................................         855,727       3,696,845
  Deferred revenue.................................       5,625,627      11,244,633
                                                       ------------   -------------
          Total current liabilities................       9,696,980      17,511,682
Commitments and contingencies......................
Obligations under capital leases...................         751,613       2,192,594
Long-term debt.....................................      30,000,000      19,650,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01
par
     value, $100 redemption value: 100,000 shares
     authorized, issued and outstanding in 1998
     (includes 6,667 shares in 1998 subject to
     purchase), authorized 5,000,000 shares in 1999,
     none outstanding....                                 8,274,819              --
  Common stock, $.0001 par value, authorized
     25,000,000 shares in 1998 and 50,000,000 shares
     in 1999; issued and outstanding, 22,216,308
     shares in 1998 and 31,650,108 shares in
     1999.....................                                1,792           2,712
  Additional paid-in capital.......................       3,214,748     112,129,038
  Receivable and interest for preferred and common
  stock..............................................      (666,700)     (6,291,935)
  Notes and interest receivable, stockholder.......              --      (5,630,418)
  Deferred compensation............................       1,008,420         111,420
  Accumulated deficit..............................     (10,556,918)    (27,221,126)
                                                       ------------   -------------
          Total stockholders' equity...............       1,276,161      73,099,691
                                                       ------------   -------------
          Total liabilities and stockholders' equity   $ 41,724,754   $ 112,453,967
                                                       ============   =============

The accompanying notes are an integral part of the consolidated financial statements.

                                VOYAGER.NET, INC

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------
                                                        1997           1998           1999
                                                   -------------  -------------  -------------
Revenue:
  Internet access service.....................       $3,440,212    $10,588,963     $47,423,462
  Other.......................................           14,063        133,199       1,074,173
                                                     ----------    -----------     -----------
          Total revenue.......................        3,454,275     10,722,162      48,497,635
                                                     ----------    -----------     -----------
Operating expenses:
  Internet access service.....................        1,318,163      3,607,665      15,933,377
  Sales and marketing.........................        1,038,459      1,987,113       6,401,810
  General and administrative..................        1,461,720      3,405,870      14,150,924
  Depreciation and amortization...............          394,385      3,862,041      23,836,385
  Compensation charge for issuance of common
   stock and stock options....................               --      4,218,407       2,563,311
                                                     ----------    -----------     -----------
          Total operating expenses............        4,212,727     17,081,096      62,885,807
                                                     ----------    -----------     -----------
Loss from operations before other income
  (expenses)..................................         (758,452)    (6,358,934)    (14,388,172)
Other income (expense):
  Interest income.............................           11,312         30,987         905,080
  Interest expense............................          (72,932)      (942,766)     (2,645,857)
                                                     ----------    -----------     -----------
          Total other expense.................          (61,620)      (911,779)     (1,740,777)
                                                     ----------    -----------     -----------
Net loss......................................         (820,072)    (7,270,713)    (16,128,949)
Preferred stock dividends.....................          (73,456)      (348,494)       (367,265)
                                                     ----------    -----------     -----------
          Net loss applicable to common
            stockholders......................       $ (893,528)   $(7,619,207)   $(16,496,214)
                                                     ==========    ===========    ============
Per Share Data:
Basic and diluted net loss per share applicable
 to common stockholders........................      $     (.10)   $      (.43)   $       (.61)
                                                     ==========    ============   ============

Weighted average common shares outstanding:
Basic and diluted.............................        8,878,498     17,655,484      27,238,084
                                                     ==========    ===========     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                VOYAGER.NET, INC

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                              PREFERRED STOCK           COMMON STOCK
                                              ---------------           ------------          ADDITIONAL
                                                                                                PAID-IN
                                           SHARES       AMOUNT       SHARES       AMOUNT        CAPITAL
                                           ------       ------       ------       ------        -------
Balance at January 1, 1997..........       20,000    $ 2,000,000   5,351,840     $   432    $      44,374
Redemption of common stock..........           --             --  (2,341,120)       (189)         (44,374)
Issuance of common stock............           --             --  11,862,235         957            3,292
Issuance of preferred stock.........        5,000        500,000          --          --               --
Net loss............................           --             --          --          --               --
                                           ------    -----------   ---------     -------    -------------
Balance at December 31, 1997........       25,000      2,500,000  14,872,955       1,200            3,292
Conversion of notes payable to
 preferred stock and issuance of
 preferred and common stock.........       40,324      4,032,419     446,400          36              144
Issuance of preferred and common
  stock.............................       15,000      1,500,000   4,664,953         376            1,505
Conversion of preferred dividends to
  preferred stock...................        2,424        242,400          --          --               --
Issuance of common stock and options           --             --   2,232,000         180        3,209,807
Deferred compensation...............           --             --          --          --               --
Net loss............................           --             --          --          --               --
                                           ------    -----------   ---------     -------    -------------
Balance at December 31, 1998........       82,748      8,274,819  22,216,308       1,792        3,214,748
Issuance of common stock............           --             --   1,240,000         100        7,354,900
Issuance of loans to stockholders...           --             --          --          --               --
Proceeds from initial public offering          --             --   7,425,000         743       99,454,156
Proceeds from preferred stock.......           --             --          --          --               --
Redemption of preferred stock.......      (82,748)    (8,274,819)         --          --               --
Payment of preferred stock dividends           --             --          --          --               --
Exercise of stock options and vesting
 of restricted stock.................          --             --     768,800          77        2,105,234
Deferred compensation...............           --             --          --          --               --
Net loss............................           --             --          --          --               --
                                           ------    -----------  ----------     -------    -------------
Balance at December 31, 1999........           --    $        --  31,650,108     $ 2,712    $ 112,129,038
                                           ======    ===========  ==========     =======    =============

The accompanying notes are an integral part of the consolidated financial statements.

                                VOYAGER.NET, INC.

                                  RECEIVABLE
                                     FOR
                                  PREFERRED                                                  TOTAL
                                     AND       NOTES AND                                 STOCKHOLDERS'
                                   COMMON      INTEREST       DEFERRED      ACCUMULATED     EQUITY
                                    STOCK     RECEIVABLE    COMPENSATION      DEFICIT      (DEFICIT)
                                    -----     ----------    ------------      -------      ---------
Balance at January 1, 1997.     $        --  $        --    $        --   $ (2,193,296) $   (148,490)
Redemption of common stock.              --           --             --        (30,437)      (75,000)
Issuance of common stock...              --           --             --             --         4,249
Issuance of preferred
  Stock....................              --           --             --             --       500,000
Net loss...................              --           --             --       (820,072)     (820,072)
                                -----------  -----------    -----------   ------------  ------------
Balance at December 31,
  1997.....................              --           --             --     (3,043,805)     (539,313)
Conversion of notes payable
  to preferred stock and
  issuance of preferred and
  common stock.............        (666,700)          --             --             --     3,365,899
Issuance of preferred and
  common stock.............              --           --             --             --     1,501,881
Conversion of preferred
  dividends to preferred
  stock....................              --           --             --       (242,400)           --
Issuance of common stock and
  Options..................              --           --             --             --     3,209,987
Deferred compensation......              --           --      1,008,420             --     1,008,420
Net loss...................              --           --             --     (7,270,713)   (7,270,713)
                                -----------  -----------    -----------   ------------  ------------
Balance at December 31,
  1998.....................        (666,700)          --      1,008,420    (10,556,918)    1,276,161
Issuance of common stock...      (6,291,935)          --             --             --     1,063,065
Issuance of loans to
  Stockholders.............              --   (5,630,418)            --             --    (5,630,418)
Proceeds from initial public
  Offering.................              --           --             --             --    99,454,899
Proceeds from preferred
  Stock....................         666,700           --             --             --       666,700
Redemption of preferred
  Stock....................              --           --             --             --    (8,274,819)
Payment of preferred stock
  Dividends................              --           --             --       (535,259)     (535,259)
Exercise of stock options and
  vesting of restricted
  stock....................              --           --     (1,090,000)            --     1,015,311
Deferred compensation......              --           --        193,000             --       193,000
Net loss...................              --           --             --    (16,128,949)  (16,128,949)
                                -----------  -----------    -----------   ------------  ------------
Balance at December 31,
  1999.....................     $(6,291,935) $(5,630,418)   $   111,420   $(27,221,126) $ 73,099,691
                                ===========  ===========    ===========   ============  ============

The accompanying notes are an integral part of the consolidated financial statements.

                                VOYAGER.NET, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          YEARS ENDED DECEMBER 31,
                                                          ------------------------
                                                     1997           1998           1999
                                                -------------  -------------  ---------
Cash flows from operating activities:
  Net loss..................................      $ (820,072)   $ (7,270,713)  $(16,128,949)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating
   activities:
   Depreciation and amortization..........           394,385       3,862,041     23,836,385
   Interest on stockholder notes and
    Receivable...........................                 --              --       (422,353)
   (Gain) loss on sale of equipment.......            (7,071)          5,952             --
   Compensation charge for issuance of
    common stock and stock options........                --       4,218,407      2,563,311
   Changes in assets and liabilities
    excluding effects of business combinations:
    Accounts receivable..................            (28,199)       (513,909)    (3,292,112)
    Prepaids and other assets............            (24,251)       (104,990)    (1,939,885)
    Accounts payable.....................           (237,551)        512,591       (329,443)
    Accrued expenses.....................            137,486         831,577      2,708,626
    Deferred revenue.....................            187,203       1,160,698       (468,851)
                                                  ----------    ------------   ------------
          Net cash provided by (used in)
            operating Activities.........           (398,070)      2,701,654      6,526,729
Cash flows used in investing activities:
  Business acquisition costs, net of cash
     Acquired...............................              --     (32,850,289)   (55,630,048)
  Purchase of property and equipment........        (661,312)     (1,514,323)    (5,032,682)
  Proceeds from the sale of equipment.......          87,282          28,248             --
                                                  ----------    ------------   ------------
          Net cash used in investing
           activities.......................        (574,030)    (34,336,364)   (60,662,730)
Cash flows provided by financing activities:
  Payments on capital leases................         (54,216)        (54,565)    (2,122,110)
  Proceeds from notes payable...............              --       2,800,000             --
  Proceeds from common stock................           4,249           2,061            311
  Proceeds from preferred stock.............         500,000       2,065,719        666,700
  Redemption of common stock................         (75,000)             --             --
  Advances from related party...............       1,127,777           4,047             --
  Payments to related party.................         (15,000)        (25,521)            --
  Issuance of loan to stockholder...........              --              --     (5,500,000)
  Payment of bank financing fees............              --      (1,325,530)    (1,474,770)
  Proceeds from issuance of debt............              --      30,000,000     49,850,000
  Payment of preferred stock dividends......              --              --       (535,259)
  Payment of debt...........................              --              --    (60,200,000)
  Proceeds from initial public offering.....              --              --    101,925,743
  Payment of initial public offering expenses             --              --     (2,470,844)
  Redemption of preferred stock.............              --              --     (8,274,819)
  Payment of note payable...................              --              --     (2,016,847)
                                                  ----------    ------------   ------------
          Net cash provided by financing
            activities......................       1,487,810      33,466,211     69,848,105
                                                  ----------    ------------   ------------
Net increase in cash........................         515,710       1,831,501     15,712,104
Cash and cash equivalents at beginning of year         3,081         518,791      2,350,292
                                                  ----------    ------------   ------------
Cash and cash equivalents at end of year....      $  518,791    $  2,350,292   $ 18,062,396
                                                  ==========    ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                                VOYAGER.NET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     Voyager.net, Inc. (the "Company ") owns 100% of Voyager Information Networks, Inc., which was incorporated in the State of Michigan in 1994. Voyager.net was incorporated in 1998 in the State of Delaware under the name Voyager Holdings, Inc. The Company's name was changed to Voyager.net, Inc. on April 29, 1999. The Company provides full service access to the Internet for corporate and residential users in Michigan, Illinois, Indiana, Minnesota, Ohio and Wisconsin.

REVENUE RECOGNITION

     The Company recognizes revenue for dial-up Internet access services, dedicated Internet access services and value-added Web services when the services are provided. Dial-up and dedicated Internet access service plans range from one month to one year. Value-added Web services are sold on a monthly basis. Advance collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Equipment acquired under capital leases is depreciated over the related lease terms or the estimated productive useful lives, depending on the criteria met in determining the qualification as a capital lease. Costs of repair and maintenance are charged to expense as incurred.

INTANGIBLE ASSETS

     Intangible assets consist primarily of the cost of the acquired customer base. The acquired customer base is amortized using the straight-line method over 3 years based on the estimated customer churn rate. Bank financing fees, included in intangible assets, are being amortized on a straight-line basis over the term of the related debt. Other intangible assets are amortized over a 10 year period. Impairments, if any, are measured based upon discounted cash flow analyses and are recognized in operating results in the period in which the impairment in value is determined.

ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense of approximately $372,000, $185,000 and $1,174,000 was charged to operations in 1997, 1998 and 1999, respectively.

FINANCIAL INSTRUMENTS

     The Company's financial instruments, as defined by Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures About Fair Value of Financial Instruments," consist of cash, notes payable and long-term debt. The Company's estimate of the fair value of these financial instruments approximates their carrying amounts at December 31, 1998 and 1999.

                                VOYAGER.NET, INC.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

     A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial and tax accounting.

2.   BUSINESS COMBINATIONS

     In 1998 and 1999, the Company acquired certain assets used in connection with the Internet access service business as follows:


                                                                  PURCHASE
ACQUISITION DATE                   ACQUIRED ASSETS                  PRICE
-----------------    ------------------------------------------ ---------
1998:
July 1               CDL Corp.                                  $     69,000
July 1               Internet-Michigan, Inc.                         215,000
July 31              Freeway, Inc.                                 3,991,000
September 23         EXEC-PC, Inc.                                24,815,000
October 2            Netimation, Inc.                                318,000
October 2            NetLink Systems, L.L.C.                       3,428,000
November 20          Add, Inc.                                        14,000
                                                                ------------
                                                                $ 32,850,000
                                                                ------------
1999:
January 15           Hoosier On-Line Systems, Inc               $  2,347,000
February 24          Infinite Systems, Ltd                         3,100,000
March 10             Exchange Network Services, Inc                3,531,000
April 23             StarNet, Inc                                  2,013,000
May 7                GDR Enterprises, Inc                          9,125,000
June 4               Edgeware, Inc. d/b/a PCLink.com               1,922,000
June 17              Core Digital Communications, Inc              1,320,000
June 25              American Information Services, Inc            1,206,000
September 2          Data Management Consultants, Inc              2,073,000
September 8          Net Direct                                    4,519,000
September 14         Raex                                          4,370,000
September 21         Internet Connection Services, LLC               708,000
September 22         MichWeb, Inc                                    521,000
October 4            ComNet, LLC                                   8,886,000
October 7            TDI Internet Services, Inc                    1,831,000
October 7            Choice Dot Net, LLC                           1,765,000
November 9           Internet Illinois                             1,811,000
December 10          Wholesale ISP                                 4,693,000
                                                                ------------
                                                                $ 55,741,000
                                                                ============

     The aforementioned acquisitions were accounted for using the purchase method of accounting. The operations of the entities are included in the income statement of Voyager.net from the acquisition date forward. For each acquisition, the excess of cost of the acquired assets less liabilities assumed resulted in a substantial portion of the purchase price being allocated to the acquired customer base (see Note 4).

                                VOYAGER.NET, INC.

2.   BUSINESS COMBINATIONS (CONTINUED)

     The unaudited pro forma combined historical results for the year of acquisition and the preceding year, as if the entities listed above had been acquired at the beginning of the year ended December 31, 1997, 1998 or 1999, respectively, are included in the table below. The pro forma combined historical results for CDL Corp., Internet-Michigan, Inc., Netimation, Inc., Add, Inc., StarNet, Inc., American Information Services, Inc. and Internet Connection Services, LLC were not deemed to be material and are not included for the year ended December 31, 1997, 1998 and 1999.


                                           YEAR ENDED DECEMBER 31,
                                           -----------------------
                                        1997        1998         1999
                                    ----------- -----------  --------
Revenue........................     $    14,120 $    43,296  $ 62,858
Net Loss.......................         (12,590)    (37,656)  (24,918)
Basic and diluted net loss per            (1.43)      (2.13)    (0.91)
share..........................

     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3.   PROPERTY AND EQUIPMENT

     Cost of property and equipment and depreciable lives are summarized as follows:

                                                                   DEPRECIABLE
                                          1998          1999       LIFE-YEARS
                                      ------------  ------------  -----------
Computer equipment................    $  8,461,789  $ 18,649,572       5
Office equipment..................         230,009     1,293,331       7
Furniture and fixtures............          96,559       776,886      5-7
Software..........................         389,863       862,403      3-5
Equipment acquired under capital         1,178,525     5,365,475       5
lease.............................
Vehicles..........................          32,807        32,807       5
Building improvements.............         860,526     1,386,534      7-10
                                      ------------  ------------
                                        11,250,078    28,367,008
Less accumulated depreciation.....      (1,721,706)   (7,068,552)
                                      ------------  ------------
Property and equipment, net.......    $  9,528,372  $ 21,298,456
                                      ============  ============

     Depreciation expense of approximately $393,000, $842,000 and $4,992,000 was charged to operations in 1997, 1998 and 1999, respectively.

4.   INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                   1998           1999
                               ------------  ------------
Acquired customer base.....    $ 30,127,837  $ 85,311,158
Bank financing fees........       1,348,182     2,625,563
Other......................         237,658       299,864
                               ------------  ------------
                                 31,713,677    88,236,585
Less accumulated amortization    (2,972,027)  (21,597,852)
                               ------------  ------------
Intangible assets, net.....    $ 28,741,650  $ 66,638,733
                               ============  ============

                                VOYAGER.NET, INC.

5.   CAPITAL LEASES

     The Company leases computer equipment under capital leases expiring in various years through the year 2002. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The net book value of these assets as of December 31, 1998 and 1999 was $982,222 and $4,319,370, respectively. Depreciation of assets under capital leases is included in depreciation expense.

     Future minimum lease payments under capital leases as of December 31, 1999 are as follows:

2000..........................................    $ 2,355,280
2001..........................................      2,015,212
2002..........................................        341,263
                                                  -----------
Total minimum lease payments..................      4,711,755
Less amount representing interest.............       (469,283)
                                                  -----------
Present value of net minimum lease payments...    $ 4,242,472
Less current portion..........................     (2,049,878)
                                                  -----------
Long-term portion of obligations under capital
leases........................................    $ 2,192,594
                                                  ===========


6.   RELATED PARTY TRANSACTIONS

     The notes payable, related party, represent principal and interest payable on demand to Horizon Cable I Limited Partnership, an entity under common management. Interest on the notes was at rates of 10.5 percent in 1997, 8.0 and
8.5 percent in 1998 and in 1999. Concurrent with the Company's initial public offering, these notes, including accumulated interest, were paid in the amount of $2,336,174.

     On July 31, 1998, the Company issued to a majority stockholder $2,800,000 in notes payable at interest of 8 percent per annum. These notes, along with $32,526 of accrued interest and cash in the amount of $533,333, were converted into 33,657 shares of preferred stock for $100 per share and 446,400 shares of common stock for $1,881.

7.   OTHER LIABILITIES

     Other liabilities consist of the following:

                                        1998        1999
                                        ----        ----
Accrued payroll and related          $ 272,654  $  983,197
expenses.........................
Accrued expenses.................      465,732   2,697,350
Other............................      117,341      16,298
                                     ---------  ----------
                                     $ 855,727  $3,696,845
                                     =========  ==========

8.   DEBT

     In July 1999, the Company re-negotiated its revolving available credit facility with its bank group concurrent with its initial public offering (see
Note 11) for a $60 million line of credit, with the option to extend to $70 million on similar terms and conditions. The credit facility matures on September 30, 2005. At December 31, 1999, $19,650,000 was outstanding under the credit facility. Interest is payable quarterly through maturity. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 1.0% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of December 31, 1999 is approximately 9.0% with an effective weighted average rate of approximately 8.6% and 8.4% at December 31, 1998 and 1999, respectively. Commitment fees on the unused credit facility are 0.5%. Automatic and permanent reductions of the maximum commitments begin April 2001 and continue until maturity. Based on the balance as of December 31, 1999, the scheduled permanent reductions of long-term debt are as follows:

                                VOYAGER.NET, INC.

8.   DEBT (CONTINUED)

   YEAR
----------
2000......    $         --
2001......         982,500
2002......       2,456,250
2003......       4,421,250
2004......       6,263,438
Thereafter..     5,526,562
              ------------
              $ 19,650,000
              ============

     The revolving credit facility is collateralized by all of the Company's tangible and intangible personal property and fixtures as well as substantially all of the issued and outstanding equity securities of the Company.

     The revolving credit facility is subject to an agreement that contains, among other provisions, certain financial covenants. These financial covenants include maintenance of a minimum fixed charges ratio, a total interest coverage ratio, and a leverage ratio.

9.   INCOME TAXES

     The Company's effective tax rate varies from the statutory rate as follows:

                                1997     1998    1999
                               ------   ------  -----
Statutory rate.............     35.0%    35.0%   35.0%
Effect of graduated tax rate    (1.0)    (1.0)   (1.0)
Change in valuation allowance  (34.0)   (34.0)  (34.0)
                               -----    -----   -----
                                 0.0%     0.0%    0.0%
                               =====    =====   =====

     Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and accordingly a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                    1997          1998          1999
                                ------------  ------------  -----------
Net operating loss
 carryforward................   $ 1,055,000   $ 2,750,000   $ 1,700,000
Intangible assets...........             --       755,000     5,900,000
Fixed assets................         18,000        13,000      (800,000)
                                -----------   -----------   -----------
Deferred tax assets.........      1,073,000     3,518,000     6,800,000
Valuation allowance.........     (1,073,000)   (3,518,000)   (6,800,000)
                                -----------   -----------   -----------
Net deferred tax assets.....    $        --   $        --   $        --
                                ===========   ===========   ===========

     Net operating loss ("NOL") carryforwards expire in years 2013 through 2018. NOLs totaled $3,102,000, $5,500,000 and $5,000,000 at December 31, 1997, 1998
and 1999, respectively.

10.  RETIREMENT SAVINGS PLAN

     In 1997, the Company established a retirement savings 401(k) plan for all employees. The Company can make discretionary matching contributions to the plan. Contributions to the plan totaled approximately $7,300, $15,000 and $53,000 in 1997, 1998 and 1999, respectively.

                                VOYAGER.NET, INC.

11.  EQUITY TRANSACTIONS

     On July 21, 1999, the Company completed its initial public offering in which it sold 7,425,000 shares of common stock at $15.00 per share resulting in net proceeds of $99,454,899. In addition, a total of 1,575,000 shares were offered for sale by the stockholders. Upon the closing of the offering, $60,622,173 of senior bank debt and accrued interest and fees were repaid, $8,810,078 of preferred stock and cumulative dividends were redeemed, and $2,336,174 of subordinated notes and accrued interest were repaid. The remainder of the proceeds were used for general corporate purposes, including acquisitions and capital expenditures.

     On January 11, 1999, the Company issued to a member of management and the Chairman of the Board, an aggregate 1,240,000 shares of common stock at $4.84 per share in exchange for promissory notes receivable in the aggregate amount of $6,000,000 which are due January 11, 2003 and have an interest rate of 5% per annum compounded annually. The notes are collateralized by a pledge of the related shares of common stock and are a recourse obligation to these individuals in the amount of 25% of the outstanding principal and 100% of the accrued interest.

     In April 1999, the Company loaned a member of senior management $500,000. It is payable in three years and accrues interest at 5% per year. The loan is uncollateralized and the Company has full recourse against the borrower. Additionally, in July 1999, the Company loaned $5 million to the same individual. It is due in 2003 and accrues interest at 5% per year. The loan is collateralized by a pledge of 416,667 shares of common stock and is a recourse obligation of the borrower in the amount of 25% of the outstanding principal and 100% of the accrued interest on the loan.

     In May 1999, the Company sold an aggregate 6,667 shares of series A preferred stock to certain shareholders pursuant to the exercise of an option to purchase shares of series A preferred stock in the stock purchase agreement, for an aggregate purchase price of $666,700.

     On September 23, 1998, the Company issued 33,657 shares of preferred stock at $100 per share and 446,400 shares of common stock in exchange for $2,800,000 notes payable to its majority stockholders along with $32,566 in accrued interest and $533,513 in cash. Also on September 23, 1998, the Company converted accumulated preferred stock dividends in the amount of $242,400 through September 23, 1998 into 2,424 shares of preferred stock at $100 per share.

     On June 24, 1999, July 6, 1998 and August 22, 1997, the Board of Directors declared a stock split of 1.24 for 1, a 20 for 1 and a 100 for 1, respectively. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of these stock splits for all periods presented.

12.  STOCK-BASED COMPENSATION PLAN

     In 1998, a Stock Option and Incentive Plan (the "Plan") was established. The Plan provides for the ability to issue Stock Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights. As of December 31, 1999, there were 4,816,160 options to purchase common stock authorized with 1,626,658 options available for issuance.

     The Plan provides for the granting of options to officers, employees, consultants, members of the Board of Directors and other key persons for purchase of the Company's common shares. The Plan is administered by the Board of Directors. No option can be for a term of more than ten years from the grant date. The option price and the vesting provisions are determined by the Board of Directors at the time of the grant.

                                VOYAGER.NET, INC.

12.  STOCK-BASED COMPENSATION PLAN (CONTINUED)

     Stock option activity under the Plan during the year ended December 31, 1998 and 1999 (there were no stock options granted during 1997) are as follows:

                                                  WEIGHTED
                                         NUMBER    AVERAGE
                                           OF     EXERCISE
                                         OPTIONS    PRICE
                                        --------  ---------
     Outstanding at January 1, 1998.          --         --
     Granted........................     768,800  $   .0004
     Exercised, forfeited and expired         --         --
                                       ---------  ---------
     Outstanding at December 31, 1998    768,800      .0004
                                       ---------  ---------
     Granted........................   3,297,980     13.431
     Exercised......................     768,800      .0004
     Forfeited......................          --         --
     Expired........................     101,894    14.6609
                                       --------- ----------
     Outstanding at December 31, 1999  3,196,086 $  13.3992
                                       ========= ==========
     Exercisable at December 31, 1999    558,000 $    15.00
                                       ========= ==========

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock and stock options issued to employees. During 1998, the Company granted 768,800 options to purchase common stock to certain members of management of which 582,800 options were fully vested and the remaining 186,000 options became fully vested in January 1999. During 1999, the Company granted 3,297,980 options to purchase common stock; 3,130,580 were granted at market prices and 167,400 were granted at $4.84 per share which was less than market price. The weighted-average remaining contractual life of the options outstanding at December 31, 1999 is in approximately 10 years. During 1998, the Company issued 2,232,000 shares of restricted common stock to certain members of management for a nominal amount; 496,000 of which were subject to certain vesting provisions at December 31, 1998 through October 2002. During 1999, the Company issued an aggregate of 1,240,000 shares of restricted common stock at $4.84 per share to a member of management and the Chairman of the Board. Certain of these shares were subject to vesting through 2003. Prior to the Company's initial public offering, all shares of the unvested restricted common stock were accelerated and became 100% fully vested. The weighted average fair value at issuance for the restricted common stock and options were $1.77 and $6.16 per share at December 31, 1998 and 1999, respectively. Accordingly, the Company recorded compensation expense of $4,218,407 and $2,563,311 for the years ended December 31, 1998 and 1999, respectively.

     Under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Under SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1998 and 1999 would have been adjusted to the pro forma amounts indicated in the following table:

                                               1998           1999
                                           ------------  ---------
Net loss applicable to common stockholders:
  As reported..........................    $ (7,619,207) $(16,496,215)
  Pro forma............................    $ (8,737,394) $(26,346,231)
Loss per share:
  As reported:
     Basic and diluted.................    $       (.43) $       (.61)
  Pro forma:
     Basic and diluted.................    $       (.49) $       (.97)

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                          1998     1999
                          ----     ----
Risk free rate.....         5.7%     4.6%
Expected dividends.          --       --
Expected life......     5 years  4 years
Volatility assumption        76%      75%

                                VOYAGER.NET, INC.

13.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:




                                                    YEARS ENDED DECEMBER 31
                                                1997           1998           1999
                                             ----------    ------------  -------------
Net loss...............................      $ (820,072)   $ (7,270,713) $ (16,128,949)
Less preferred stock dividends.........         (73,456)       (348,494)      (367,265)
                                             ----------    ------------  -------------
Net loss applicable to common
  Stockholders.........................      $ (893,528)   $ (7,619,207) $ (16,496,214)
                                             ----------    -----------   -------------
Basic and diluted weighted average common
  Shares outstanding...................       8,878,498      17,655,484     27,238,084
                                             ==========    ============  =============
Basic and diluted net loss per share
  Applicable to common stockholders....      $     (.10)   $       (.43) $        (.61)
                                             ==========    ============  =============

     Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents would be anti-dilutive and have been excluded from the per share calculations for 1999. The impact of dilutive shares was not significant for 1997 and 1998.

14.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The following is the supplemental cash flow information for all periods presented:


                                                       YEARS ENDED DECEMBER 31
                                                       -----------------------
                                                 1997           1998           1999
                                             ------------  -------------  ---------
Cash paid during the year for interest...      $   7,604   $    632,027   $  2,718,404
Noncash financing and investing activities:
  In connection with the acquisitions
   described In Note 2, liabilities were
   assumed as Follows:
     Fair value of assets acquired.......             --     37,890,628     60,721,084
     Business acquisition costs, net of cash
      acquired..........................              --    (32,850,289)   (55,630,048)
                                               ---------   ------------   ------------
Liabilities assumed......................             --   $  5,040,339   $  5,091,036
                                               =========   ============   ============
Acquisition of equipment through capital
  Lease..................................      $ 159,974   $    951,117   $  4,861,250
Conversion of note payable and accumulated
  Dividends to preferred stock...........      $      --   $  3,042,400   $         --
Issuance of compensatory common stock and
  Options................................      $      --   $  4,218,407   $  2,563,311
Issuance of common stock in exchange for
  Promissory notes.......................      $      --   $         --   $         --

15.  COMMITMENTS AND CONTINGENCIES

     The Company leases office facilities, point of presence locations, certain network equipment and vehicles under operating lease agreements that expire in the years 2000, 2001, 2002, 2003, 2004 and 2007. The following is a schedule of future minimum rental payments under these leases:

   YEAR
----------
2000......    $ 1,004,738
2001......        813,663
2002......        768,092
2003......        673,190
2004......        380,748
Thereafter        922,703
              -----------
              $ 4,563,134
              ===========

     In addition to these leases, the Company also leases point of presence locations under lease terms of less than one year.

     Rent expense under all operating leases of approximately $103,000, $190,000 and $760,000 was charged to operations in 1997, 1998 and 1999, respectively.

                                VOYAGER.NET, INC.

16.  SEGMENT REPORTING

     The Company has a single operating segment, Internet access services. The Company has no organizational structure dictated by product lines, geography or customer type. Sales are substantially derived from one service line, Internet access service, and are residential and business customers in the Midwestern United States. The Company evaluates performance based on profit or loss from operations before interest, income taxes, depreciation and amortization and non-recurring, non-cash compensation charges.

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                           FOR THE THREE MONTHS ENDED
                                             -----------------------------------------------------
                                                                     1999
                                             -----------------------------------------------------
                                               MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                             ------------  ------------  ------------  -----------
Total revenue...........................     $  8,519,226  $ 10,713,899  $ 12,904,996  $ 16,359,514
Loss from operations before other income
  (expense).............................       (2,694,505)   (3,247,499)   (3,169,243)   (5,276,925)
Net loss................................       (3,466,018)   (4,290,055)   (3,357,604)   (5,015,272)
Basic and diluted net loss per share
  applicable to common stockholders.....     $       (.16) $       (.19) $       (.11) $       (.16)
Weighted average common shares outstanding,
  basic and diluted.....................       22,987,865    23,776,309    30,084,336    31,650,108

                                                                     1998
                                             ------------------------------------------------------
                                               MARCH 31      JUNE 30      SEPT. 30       DEC. 31
                                             ------------ ------------  ------------  -------------
Total revenue...........................     $ 1,135,244   $ 1,222,266  $  2,045,296  $  6,319,356
Income (loss) from operations before other
  income (expense)......................         102,866       (39,587)     (944,947)   (5,477,266)
Net income (loss).......................          63,825       (77,981)   (1,040,681)   (6,215,876)
Basic and diluted net loss per share
  applicable to common stockholders.....     $        --   $      (.01) $       (.06)  $      (.29)
Weighted average common shares outstanding,
  basic and diluted.....................      14,998,673    15,021,831    18,255,050    22,210,920

18.  SUBSEQUENT EVENTS (UNAUDITED)

     On February 11, 2000, the Company purchased assets from Valley Business Equipment, Inc. for approximately $4,100,000 of which approximately $3,700,000 was remitted to Valley Business Equipment, Inc. and the remainder was deposited in an escrow account. Approximately $4,000,000 was allocated to the acquired customer base cost as a result of this transaction.

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                                  BALANCE SHEET
                                   (UNAUDITED)

                                                                     JUNE 30,
                                                                      2000
                                                                     --------
ASSETS
Current assets
  Cash and cash equivalents..................................   $   3,530,871
  Accounts receivable, net of allowances for doubtful........
     accounts and credits of $2,108,000.......................     25,669,479
  Other current assets........................................        744,860
                                                                -------------
Total current assets..........................................     29,945,210
Property and equipment, net...................................     13,310,781
Intangible assets, net........................................        638,210
Other assets..................................................        261,864
                                                                -------------
          Total assets........................................  $  44,156,065
                                                                =============

Liabilities and Equity/Partners' Capital
Current liabilities
  Accounts payable............................................  $  28,465,971
  Accrued expenses............................................      1,069,050
  Accrued payroll and related expenses........................      4,886,165
  Sales and excise taxes payable..............................      2,023,133
  Payables, related parties...................................      1,445,168
                                                                -------------
Total current liabilities.....................................     37,889,487
                                                                -------------
Total liabilities.............................................     37,889,487
                                                                -------------
Contingencies
Phantom Unit Compensation.....................................      1,200,000
Equity/Partners' Capital......................................      5,066,578
                                                                -------------
          Total liabilities and equity/partners' Capital......  $  44,156,065
                                                                =============

See accompanying notes to unaudited financial statements.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                          THREE MONTHS   THREE MONTHS   SIX MONTHS     SIX MONTHS
                              ENDED          ENDED         ENDED          ENDED
                         JUNE 30, 2000  JUNE 30, 1999 JUNE 30, 2000  JUNE 30, 1999
                         -------------  ------------- -------------  -------------
REVENUES.............     $40,303,265    $33,465,119   $76,566,416    $64,398,923
                          -----------    -----------   -----------    -----------
EXPENSES
  Cost of revenues...      29,586,139     20,914,123    51,337,853     39,949,002
  Selling, general and
     administrative..      15,927,345     12,912,934    32,175,309     24,459,164
                          -----------    -----------   -----------    -----------
TOTAL EXPENSES.......      45,513,484     33,827,057    83,513,162     64,408,166
                          -----------    -----------   -----------    -----------
LOSS FROM OPERATIONS.      (5,210,219)      (361,938)   (6,946,746)        (9,243)
                          -----------    -----------   -----------    -----------
INTEREST INCOME, NET.          16,136         19,899        50,327         24,317
                          -----------    -----------   -----------    -----------
NET (LOSS) INCOME....     $(5,194,083)   $  (342,039)  $(6,896,419)   $    15,074
                          ===========    ===========   ===========    ===========

See accompanying notes to unaudited financial statements.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                STATEMENTS OF CHANGES IN EQUITY/PARTNERS' CAPITAL
                                   (UNAUDITED)

BALANCE, December 31, 1999.................    $ 12,164,122
Net loss for the Six Months ended June 30,
2000.......................................      (6,896,419)
Capital contributions......................       4,064,560
Partners' distributions....................      (4,265,685)
                                               ------------
BALANCE, June 30, 2000.....................    $  5,066,578
                                               ============

See accompanying notes to unaudited financial statements.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                       SIX MONTHS    SIX MONTHS
                                                          ENDED         ENDED
                                                      JUNE 30, 2000 JUNE 30, 1999
                                                     -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income................................. $(6,896,419)       15,074
  Adjustments to reconcile net (loss) income to
     net cash (used in) provided by operating
     activities
     Depreciation and amortization..................   1,445,010       962,703
     Provision for allowances.......................     199,500        98,000
     Phantom unit compensation......................    (200,000)     (200,000)
     Changes in assets and liabilities
       (Increase) decrease in assets
          Accounts receivable.......................  (5,229,893)   (1,733,868)
          Other current assets......................    (643,684)      250,576
       Increase (decrease) in liabilities
          Accounts payable..........................  16,125,512       512,443
          Accrued payroll and related expenses......     185,283      (321,030)
          Accrued expenses..........................       2,870       110,956
          Sales and excise taxes payable............    (233,383)     (528,691)
                                                     -----------    ---------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.   4,754,796     (833,837)
                                                     -----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment................  (6,306,632)   (1,361,048)
  Increase (decrease) in receivables and payable,
    related parties ................................    (305,668)      197,733
                                                      -----------    ---------
NET CASH USED IN INVESTING ACTIVITIES...............  (6,612,300)   (1,163,315)
                                                      -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long term debt.........................          --      (275,000)
  Capital Distributions.............................                  (691,190)
  Capital contributions.............................   2,200,000           --
                                                      ----------     ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.   2,200,000      (966,190)
                                                      ----------     ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................     342,496    (2,963,342)
BEGINNING CASH AND CASH EQUIVALENTS.................   3,188,375     5,067,315
                                                      ----------     ----------
ENDING CASH AND CASH EQUIVALENTS.................... $ 3,530,871     2,103,973
                                                      ==========     ==========

See accompanying notes to unaudited financial statements.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                     NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BUSINESS

     ATX Telecommunication Services, Inc. ("ATX, Inc." or "the Company") was organized in the state of Delaware on February 9, 2000 upon the consent of the former partners of ATX Telecommunications LP ("ATX") and Global Telecom LP ("Global"). The financial position of the Company as of June 30, 2000 included the net assets contributed by the former partnerships of ATX and Global to ATX, Inc. on February 9, 2000 at their historical costs basis. For financial reporting purposes, the results of operations for the Six Months ended June 30, 2000 include the results of operations of the former partnerships of ATX and Global. These partnerships were terminated on February 9, 2000 upon their merger into ATX, Inc. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global.

     Upon the merger into ATX, Inc., distributions were made to certain former partners of ATX to satisfy their loans and advances.

     The Company is a single-source provider of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, prepaid calling, paging, Internet access and World Wide Web consulting, development and hosting.

     The ATX Shareholders Agreement and former Partnership Agreements provided for bonuses to certain executives totaling $8,000,000 per year. The Company has recorded $4,000,000 of compensation expense for these bonuses included in selling, general and administrative expenses for the Six Months ended June 30, 2000 and June 30, 1999. These bonuses will be eliminated upon the merger agreement as discussed on Note 2.

2.   PLAN OF RECAPITALIZATION AND MERGER

     On April 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, as amended, the ATX stockholders will exchange their issued and outstanding common stock for the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's Series B preferred stock and (iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $119.0 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, amongst other conditions.

     In July 2001, the Company finalized the streamlining of its operating structure to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

3.   BASIS OF PRESENTATION

     In the opinion of management, all adjustments which have been made are necessary to present fairly the financial position of the Company as of June 30, 2000 and 1999 and the results of operations for the six month periods ended June 30, 2000 and 1999. The results of operations for the six month period ending June 30, 2000 are not necessarily indicative of the results to be experienced for the fiscal year ending December 31, 2000.

     The Statements and related notes herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying notes should therefore be read in conjunction with the Company's December 31, 1999 financial statements included elsewhere herein.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

4.   INCOME TAXES

     Upon the incorporation of ATX, Inc as of February 9, 2000, ATX is subject to federal and state income taxation. ATX did not provide for an income tax benefit for the Six Months ended June 30, 2000 based on the uncertainty of future earnings and profits.

     Prior to the incorporation of ATX, Inc., the partners were required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in these statements for periods prior to February 9, 2000.

5.   PHANTOM UNIT PLAN

     The Phantom Unit Plan ("the Plan") provides for the issuance of a total of 5,000,000 phantom units. The phantom units shall become payable on the earlier of termination or a change of control. Upon the termination of employment, such phantom unit holders shall be entitled to compensation. Such compensation shall be payable over a 36-month period beginning in the thirteenth month after termination. Compensation is determined by the Phantom Unit Plan's formula and is based on average net income as defined in the Plan for the three years prior to termination.

     Upon a change in control as defined in the Plan, the Company will record a compensation charge equal to the fair market value of the phantom units. Such event would be the consummation of the Merger Agreement above resulting in a charge of approximately 5% of the fair market value of the aggregate consideration as described in Note 2.

6.   SUPPLEMENTAL CASH FLOW INFORMATION

     Prior to the merger into ATX, Inc. distributions were made to the former partners of ATX of approximately $4.3 million to satisfy their loan balances. Additionally, loans to an officer of the Company were forgiven of approximately $1.9 million and shown as a contribution to equity.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

ATX Telecommunications Services Group
Bala Cynwyd, Pennsylvania

     We have audited the accompanying combined balance sheets of ATX Telecommunications Services Group as of December 31, 1999, and the related combined statements of operations, changes in partners' capital, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the management of ATX Telecommunications Services Group. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ATX
Telecommunications Services Group as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/  BDO Seidman, LLP

Philadelphia, Pennsylvania
March 10, 2000

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                             COMBINED BALANCE SHEETS

                                               DECEMBER 31,
                                                   1999
                                               ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents...............     $  3,188,375
  Accounts receivable, net of allowances for
     doubtful accounts and credits of            20,639,086
     $1,909,000...........................
  Other current assets....................          101,176
  Receivables, related parties............               --
                                                -----------
Total current assets......................       23,928,637
Property and equipment, net...............        8,359,873
Intangible assets, net....................          727,496
Other assets..............................          261,864
Receivables, partners.....................        4,265,685
                                                -----------
Total assets..............................     $ 37,543,555
                                                ===========
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable........................     $ 12,340,460
  Accrued expenses........................        1,066,180
  Accrued payroll and related expenses....        4,700,882
  Accrued partners' distributions.........               --
  Sales and excise taxes payable..........        2,256,516
  Current portion of long-term debt.......               --
  Payables, related parties...............        1,750,835
                                                -----------
TOTAL CURRENT LIABILITIES.................       22,114,873
Long-term debt............................               --
Payables, related parties.................        1,864,560
                                                -----------
Total liabilities.........................       23,979,433
COMMITMENTS AND CONTINGENCIES
Phantom Unit Compensation.................        1,400,000
Partners' capital.........................       12,164,122
                                                -----------
Total liabilities and partners' capital...     $ 37,543,555
                                                ===========

See accompanying notes to combined financial statements.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                        COMBINED STATEMENTS OF OPERATIONS

                                            YEAR ENDED DECEMBER 31,
                                        ----------------------------
                                             1999           1998
                                        -------------   ------------
REVENUES..............................  $ 135,020,849   $113,654,155
                                        -------------   ------------
EXPENSES
  Cost of revenues....................     85,477,119     68,435,883
  Selling, general and administrative      51,213,416     43,280,185
                                        -------------   ------------
TOTAL EXPENSES........................    136,690,535    111,716,068
                                        -------------   ------------
(LOSS) INCOME FROM OPERATIONS.........     (1,669,686)     1,938,087
INTEREST INCOME, NET.................          71,844        115,042
                                        -------------   ------------
NET (LOSS) INCOME....................   $  (1,597,842)  $  2,053,129
                                        =============   ============

See accompanying notes to combined financial statements.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

               COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

BALANCE, December 31, 1997........................  $ 13,517,493
Net income for the year ended December 31,1998....     2,053,129
Partners' contributions..........................      2,000,000
Partners' distributions..........................     (8,595,978)
                                                    ------------
BALANCE, December 31, 1998.......................      8,974,644
Net loss for the year ended December 31, 1999....     (1,597,842)
Partners' contributions..........................      4,847,739
Partners' distributions..........................        (60,419)
                                                    ------------
BALANCE, December 31, 1999.......................   $ 12,164,122
                                                    ============

See accompanying notes to combined financial statements.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                          1999          1998
                                                     ------------- ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.................................  $(1,597,842)  $ 2,053,129
  Adjustments to reconcile net (loss) income to
     net cash
     provided by operating activities                   1,820,453     1,947,830
       Depreciation and amortization................
       Provision for allowances.....................      196,000       301,000
       Loss on sale of equipment....................           --         5,380
       Phantom unit compensation....................     (400,000)    1,800,000
       Changes in assets and liabilities
       (Increase) decrease in assets
          Accounts receivable.......................   (3,977,729)   (4,171,074)
          Other current assets......................    1,166,620      (343,569)
          Other assets..............................     (261,864)           --
       Increase (decrease) in liabilities
          Accounts payable..........................    2,630,645     3,173,463
          Accrued expenses..........................       (6,475)      141,155
          Accrued payroll and related expenses......      181,913     4,043,422
          Sales and excise taxes payable............      347,932      (620,294)
                                                      -----------   -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES...........       99,653     8,330,442
                                                      -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale of property and equipment..           --        11,000
  Purchase of property and equipment................   (3,697,390)   (4,814,235)
  Purchase of intangible assets.....................           --            --
  Decrease (increase) in receivables and payable,
     related parties................................    1,072,042     5,296,898
  Increase in loans to partners.....................   (2,228,065)     (117,178)
                                                      -----------   -----------
NET CASH (USED IN) PROVIDED BY INVESTING
  ACTIVITIES........................................   (4,853,413)      376,485
                                                      -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt.........................     (562,500)     (275,000)
  Partners' contributions...........................    4,847,739     2,000,000
  Partners' distributions...........................   (1,410,419)   (8,595,978)
                                                      -----------   -----------
NET CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES........................................    2,874,820    (6,870,978)
                                                      -----------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.......................................   (1,878,940)    1,835,949
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR......    5,067,315     3,231,366
                                                      -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR............  $ 3,188,375   $ 5,067,315
                                                      ===========   ===========

See accompanying notes to combined financial statements.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BUSINESS

     The combined financial statements of ATX Telecommunications Services Group ("the Company") include the accounts of ATX Telecommunications Services Ltd. ("ATX") and Global Telecom Services, Ltd. ("Global") which were under common control and ownership by the same partners/family members. ATX and Global were limited partnerships organized under the laws of the Commonwealth of Pennsylvania. ATX and Global are single-source providers of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, prepaid calling, paging, Internet access and World Wide Web consulting, development and hosting.

     These partnerships were terminated on February 9, 2000 upon their merger into ATX Telecommunication Services, Inc. ("ATX, Inc."). ATX, Inc. was incorporated on the above date in the state of Delaware upon the consent of the Company's partners. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global. On such date, the Company contributed its assets and its liabilities were assumed by ATX, Inc. at their historical cost basis.

     The partnership agreement provides for the allocation of profits and losses on an annual basis. Profits and losses are allocated among partners based on the partnership agreement.

     Distributions, other than liquidating distributions, shall be made to all partners in proportion to their percentage interests except as otherwise stipulated in the partnership agreement.

     The partnership agreement required that during 1999 certain partners receive distributions totaling $1,350,000 for prior years. This agreement also provides for bonuses to these partners totaling $8,000,000 per year for the years 1998 through 2002. The Company has recorded compensation expenses for these bonuses included in selling, general and administrative expenses for the years ended December 31, 1999 and 1998, respectively.

     If a sale or public offering of the Company does not occur before January 31, 2003, certain minority partners have an option to put their respective interests to the Company at fair value, as defined within the partnership agreement. The total amount to be paid to these partners for their respective interests will be paid over a seven and one-half year period.

2.   PLAN OF RECAPITALIZATION AND MERGER

     On March 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, ATX will be recapitalized such that the ATX Stockholders will receive the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's 3% senior preferred stock and
(iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $70 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, among other conditions.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company recognizes revenue based on the customers' usage of services. Revenues are presented net of estimated discounts. Additionally, the Company accrues for unbilled telecommunication revenue as a result of its billing cycle and such amounts are included in accounts receivable.

COST OF REVENUES

     Cost of revenues includes network costs which consist of access, transport, and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunication services.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the respective assets. Property and equipment are depreciated over useful lives ranging from five to seven years and leasehold improvements are amortized over the terms of the lease.

INTANGIBLE ASSETS

     Intangible assets represent acquired customer lists which are being amortized using the straight line method over a 7-year period. Intangible assets are presented net of accumulated amortization of $522,504.

IMPAIRMENT OF ASSETS

     The Company's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company determined that, as of December 31, 1999, there had been no impairment in the carrying value of the long-lived and intangible assets.

ADVERTISING AND MARKETING COSTS

     All costs related to advertising and marketing the Company's products and services are expensed in the period incurred.

INCOME TAXES

     The partners are required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in the financial statements.

CONCENTRATIONS OF CREDIT RISK

     The Company maintains its cash deposits and temporary cash investments with high-quality institutions at levels which may exceed federally insured limits. The Company has not experienced any losses on cash deposits or temporary cash investments maintained in this manner.

     The Company sells its telecommunications services and products to customers operating primarily in the Northeastern region of the United States. The Company performs ongoing credit evaluation of its customers, and it generally does not require collateral from those customers.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of all financial instruments approximates their fair value due to the short maturity of the respective instruments.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

3.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

4.   PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                   DECEMBER 31
                                   -----------
                                       1999
                                   -----------
Computer and switching equipment..  $19,964,627
Furniture and fixtures............    1,150,108
Automobiles.......................      352,113
Leasehold improvements............       79,492
                                    -----------
                                     21,546,340
Less accumulated depreciation and
  Amortization....................   13,186,467
                                    -----------
                                    $ 8,359,873
                                    ===========

5.   LONG-TERM DEBT

     In connection with an acquisition of customer lists during 1997 for $1,250,000, Global issued a note for $837,500. The note provided for payments of $275,000 and $562,500 with interest at 5.5% in 1998 and 1999, respectively. During 1999, the note was repaid in full. Global recorded interest expense of $47,238 and $39,724 for the years ended 1999 and 1998.

6.   LEASE COMMITMENTS

     The Company leases various facilities classified as operating leases. Under terms of these leases, the Company is required to pay its proportionate share of real estate taxes, operating expenses and other related costs. Rent expense for the years ended December 31, 1999 and 1998 was $1,619,083 and $1,444,456,
respectively.

     Additionally, the Company leases its principal office and equipment space from various partnerships in which the general partner was also a partner of the Company. The Company recorded rent included in the above amounts aggregating $1,227,010 and $1,182,515 to these partnerships for the years ended December 31, 1999 and 1998, respectively.

     Future minimum rental payments, including those due to related parties, are summarized as follows:

YEAR ENDING DECEMBER 31,         AMOUNT
------------------------      ---------
2000......................    $1,902,000
2001......................     1,927,000
2002......................     1,954,000
2003......................     1,565,000
2004......................       537,000
Thereafter................       105,000
                              ----------
                              $7,990,000
                              ==========

                      ATX TELECOMMUNICATIONS SERVICES, INC.

7.   RELATED PARTY TRANSACTIONS

     There are various transactions with a partner of the Company relating to certain professional services approximating $1,000,000 for each of the years 1999 and 1998. These transactions resulted in intercompany balances shown as payables to related parties, with the related costs reflected in general and administrative expenses. Additionally, companies affiliated with this partner advanced funds to the Company for their operations and purchases of certain telecommunication equipment. These amounts have no formal repayment terms or interest rates and are shown as payables, related party.

     Additionally, the Company advanced funds to certain partners. These amounts are included in receivables, partners and had no formal repayment terms or interest rates. Subsequent to December 31, 1999, prior to the partnerships' merger into ATX, Inc., a distribution of approximately $4.3 million was declared and satisfied by the above mentioned receivables, partners.

8.   CONTINGENCIES

     The Company is a defendant in various lawsuits relative to its business operations. Management believes that the outcome of these pending lawsuits will not materially effect the financial position, results of operations or cash flows of the Company.

9.   EMPLOYEE BENEFITS

     The Company and affiliated business entities controlled by a partner of the Company maintain a self-insured health plan for their employees and partners. The Company is responsible for participant claims, stop loss premiums and administrative fees. Such plan does not provide for post retirement benefits.

10.  RETIREMENT PLAN

     The Company's employees participate in a defined contribution profit sharing plan established under Section 401(k) of the Internal Revenue Code. The plan allows employees to defer up to 15% of their income through contributions to the plan on a pretax basis, subject to a statutory dollar limitation. In accordance with the provisions of the plan, the employer may match employees' contributions. In addition, the employer may make optional contributions to the plan. The Company and other business entities controlled by a partner of the Company participate in this plan. The Company made matching contributions to the plan for the years ended December 31, 1999 and 1998 of $176,166 and $127,670, respectively.

11.  PHANTOM UNIT PLAN

     During 1998, ATX adopted the 1998 Phantom Unit Plan (the "Plan"). The Plan provides for the issuance of a total of 5,000,000 phantom units representing a phantom 5% equity interest in ATX. Eligible employees may receive phantom units or equivalent consideration as determined by a committee appointed by ATX to administer the Plan. The committee has the authority at its sole discretion to designate the employees eligible to participate in the Plan. In addition, the committee may terminate or amend the Plan at its discretion. Termination or amendment of the Plan shall not affect phantom awards previously granted. Typically, the awards vest over a seven-year period from the date of grant; however, an employee may receive credit for employment time prior to the date of the award at the discretion of the committee. The Plan is unfunded.

     The phantom units become payable to a participant on the earlier of his termination of employment or a change of control. Upon termination of employment, a participant is entitled to compensation under the Plan. Such compensation is payable over a 36-month period beginning in the thirteenth month after termination. The participant's compensation is determined by his proportionate ownership of units and the Plan's formula for determining value, which is 10 times average net cash income as defined in the Plan for the prior three fiscal years.

     The Company has recorded a noncash (benefit) charge of ($400,000) and $1,800,000 for the years ended December 31, 1999 and 1998, respectively, related to the issuance of the phantom units.

                      ATX TELECOMMUNICATIONS SERVICES, INC.

11.  PHANTOM UNIT PLAN (CONTINUED)

     Upon a change in control as defined in the Plan, the participants will become entitled to receive compensation based upon the exchange or transaction value of ATX's equity. ATX, Inc. will record a compensation charge equal to the fair market value of the consideration payable to the Plan participants less amounts previously recorded. The consummation of the Merger Agreement, described in Note 2 above, would result in a non-cash charge of approximately $44 million.

     The following table contains information on phantom units for units granted under the Plan from the date of adoption of the Plan through December 31, 1999:

                                      NUMBER OF
                                    PHANTOM UNITS
                                    -------------
Outstanding at January 1, 1998....          --
Granted...........................   3,350,000
Cancelled.........................     (75,000)
                                      --------
Outstanding at December 31, 1998..   3,275,000
Granted...........................   1,725,000
Cancelled.........................          --
                                      --------
Outstanding at December 31, 1999..   5,000,000
                                     =========

12.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Global financed $837,500 in 1997 related to the purchase of customer lists and paid interest of $47,238 and $39,724 in 1999 and 1998, respectively, in connection with this note.

                        CORECOMM LIMITED AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                           SEPTEMBER 30,
                                                                                               2001
                                                                                        -------------------
ASSETS                                                                                     (Unaudited)
Current assets:
   Cash and cash equivalents                                                              $  46,953,000
   Accounts receivable-trade, less allowance for doubtful accounts of $9,251,000             36,337,000
   Other                                                                                      4,748,000
                                                                                        -------------------
Total current assets                                                                         88,038,000

Fixed assets, net of accumulated depreciation of $71,051,000                                120,532,000
Goodwill, net of accumulated amortization of $98,333,000                                    355,448,000
Intangible assets, net                                                                        5,790,000
Other, net of accumulated amortization of $2,836,000                                         22,700,000
                                                                                        -------------------
                                                                                          $ 592,508,000
                                                                                        ===================
LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) Current liabilities:
   Accounts payable                                                                       $  44,785,000
   Accrued expenses                                                                          96,254,000
   Due to NTL Incorporated                                                                      287,000
   Current portion of long-term debt, notes payable and capital lease obligations            43,511,000
   Deferred revenue                                                                          29,896,000
                                                                                        -------------------
Total current liabilities                                                                   214,733,000

Long-term debt                                                                              404,486,000
Notes payable to related parties, less unamortized discount                                  32,869,000
Capital lease obligations                                                                       324,000

Commitments and contingent liabilities

Shareholders' (deficiency):
   Series preferred stock - $.01 par value, authorized 5,000,000 shares: Series
     A, liquidation preference $54,413,000; issued and outstanding 51,000
       shares                                                                                         -
     Series B, liquidation preference $261,524,000; issued and outstanding
       250,000 shares                                                                             3,000
     Series C, none issued or outstanding                                                             -
   Common stock - $.01 par value, authorized 600,000,000 shares; issued and
     outstanding 98,371,000 shares                                                              984,000
   Additional paid-in capital                                                               788,911,000
   Deferred non-cash compensation                                                           (11,936,000)
   (Deficit)                                                                               (827,292,000)
                                                                                        -------------------
                                                                                            (49,330,000)
   Treasury stock at cost, 1,329,000 shares                                                 (10,574,000)
                                                                                        -------------------
                                                                                            (59,904,000)
                                                                                        -------------------
                                                                                           $592,508,000
                                                                                        ===================

See accompanying notes.

                        CORECOMM LIMITED AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                THREE MONTHS ENDED SEPTEMBER 30,             NINE MONTHS ENDED SEPTEMBER 30,
                                             ---------------------------------------        -----------------------------------
                                                    2001                 2000                   2001                 2000
                                             ------------------    -----------------        ----------------    ---------------
REVENUES                                        $  74,307,000        $  18,263,000          $  220,487,000      $  56,619,000

COSTS AND EXPENSES
Operating                                          54,760,000           25,746,000             175,942,000         77,446,000
Selling, general and administrative                20,879,000           23,123,000              75,847,000         72,044,000
Corporate                                           1,194,000            3,363,000               6,714,000          8,559,000
Non-cash compensation                               3,234,000            3,234,000               9,702,000         35,420,000
Reorganization charges                              3,910,000             (243,000)             37,395,000            775,000
Write-down of intangibles                                   -                    -             167,599,000                  -
Depreciation                                       11,006,000            7,389,000              34,652,000         19,494,000
Amortization                                       20,784,000            3,477,000              75,392,000          9,812,000
                                             ---------------------------------------        -----------------------------------
                                                  115,767,000           66,089,000             583,243,000        223,550,000
                                             ---------------------------------------        -----------------------------------
Operating (loss)                                  (41,460,000)         (47,826,000)           (362,756,000)      (166,931,000)

OTHER INCOME (EXPENSE)
Interest income and other, net                        570,000            1,626,000               2,026,000          5,476,000
Interest expense                                  (13,353,000)          (3,900,000)            (35,422,000)       (11,434,000)
                                             ---------------------------------------        -----------------------------------
(Loss) before income taxes and
   extraordinary item                             (54,243,000)         (50,100,000)           (396,152,000)      (172,889,000)
Income tax benefit (provision)                         82,000              (49,000)                234,000           (321,000)
                                             ---------------------------------------        -----------------------------------
(Loss) before extraordinary item                  (54,161,000)         (50,149,000)           (395,918,000)      (173,210,000)
Gain from early extinguishment of debt              2,216,000                    -               2,216,000                  -
                                             ---------------------------------------        -----------------------------------
Net (loss)                                       $(51,945,000)        $(50,149,000)          $(393,702,000)     $(173,210,000)
                                             =======================================        ===================================

Basic and diluted net (loss) per common share:
(Loss) before extraordinary item                       $(0.59)              $(1.24)                $(4.70)             $(4.35)
Extraordinary item                                       0.02                    -                   0.03                   -
                                            ----------------------------------------        -----------------------------------
Net (loss) per common share                            $(0.57)              $(1.24)                $(4.67)             $(4.35)
                                            ========================================        ===================================

See accompanying notes.

                        CORECOMM LIMITED AND SUBSIDIARIES

      CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                                   (UNAUDITED)

                  SERIES A       SERIES B
               PREFERRED STOCK PREFERRED STOCK   COMMON STOCK      ADDITIONAL    DEFERRED                       TREASURY STOCK
               --------------- --------------- ------------------   PAID-IN      NON-CASH                   ------------------------
                SHARES   PAR    SHARES   PAR     SHARES     PAR     CAPITAL     COMPENSATION     (DEFICIT)     SHARES      AMOUNT
               -------  ------ ------- ------ ---------- -------- ------------ ------------- -------------- ---------- -------------
Balance, December
  31, 2000        51,000 $-   250,000 $3,000  72,029,000 $720,000 $781,357,000 $(21,638,000) $(433,590,000)(1,329,000) $(10,574,000)
Exercise of stock
  options                                          3,000        -        4,000
Common stock
  issued for
  dividend on
  preferred stock                                542,000    6,000    1,869,000
Accreted
  dividends on
  preferred stock                                                  (13,321,000)
Common stock
  issued for
  interest on
  senior
  unsecured notes                             25,423,000  254,000    3,305,000
Conversion of 6%
  convertible
  subordinated
  notes                                          374,000    4,000   10,246,000
Warrants issued
  in connection
  with financing                                                     5,451,000
Non-cash
  compensation
  expense                                                                         9,702,000
Net (loss) for
  the nine months
  ended September
  30, 2001                                                                                    (393,702,000)
                  ------------------------------------------------------------------------------------------------------------------
Balance,
  September 30,
  2001            51,000  $-  250,000 $3,000  98,371,000 $984,000 $788,911,000 $(11,936,000) $(827,292,000)(1,329,000) $(10,574,000)
                  ==================================================================================================================

See accompanying notes.

                        CORECOMM LIMITED AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                                                    ------------------------------------
                                                                                        2001                   2000
                                                                                    --------------        --------------
Net cash (used in) operating activities                                             $(58,212,000)         $(112,320,000)

INVESTING ACTIVITIES
Purchase of fixed assets                                                              (4,384,000)           (43,573,000)
Acquisitions, net of cash acquired                                                             -            (92,320,000)
Purchase of marketable securities                                                              -            (36,021,000)
Proceeds from sales of marketable securities                                           4,775,000            114,870,000
                                                                                    --------------        --------------
Net cash provided by (used in) investing activities                                      391,000            (57,044,000)

FINANCING ACTIVITIES
Proceeds from borrowing, net of financing costs                                       88,679,000             71,161,000
Proceeds from issuance of preferred stock                                                      -             50,000,000
Proceeds from exercise of stock options and warrants                                       4,000             12,462,000
Principal payments                                                                    (3,991,000)            (4,217,000)
Principal payments of capital lease obligations                                       (5,720,000)           (11,766,000)
                                                                                    --------------        --------------
Net cash provided by financing activities                                             78,972,000            117,640,000
                                                                                    --------------        --------------
Increase (decrease) in cash and cash equivalents                                      21,151,000            (51,724,000)
Cash and cash equivalents at beginning of period                                      25,802,000             86,685,000
                                                                                    --------------        --------------
Cash and cash equivalents at end of period                                          $ 46,953,000            $34,961,000
                                                                                    ==============        ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                                              $ 15,465,000            $13,752,000
Income taxes paid                                                                              -                364,000

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Liabilities incurred to acquire fixed assets                                        $  6,450,000            $37,529,000
Common stock, preferred stock and warrants issued for acquisitions                             -            400,665,000
Notes issued for acquisitions                                                                  -             94,015,000

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Common stock issued for dividend on preferred stock                                 $  1,875,000          $           -
Common stock issued for interest on senior unsecured notes                             3,559,000                      -
Conversion of convertible notes                                                       10,250,000                      -
Warrants issued in connection with financing                                           5,451,000                      -

See accompanying notes.

                     CORECOMM LIMITED AND SUBSIDIARIES

            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

     Some amounts have been reclassified to conform to the 2001 presentation.

     The accompanying unaudited condensed consolidated financial statements do not take into consideration or give effect to the Holdco Recapitalization. For more information on the effect of the Holdco Recapitalization , please refer to the section of this prospectus entitled "Unaudited Pro Forma Financial Data of Holdco and Unaudited Pro Forma Financial Data of Limited."

NOTE 2. RECAPITALIZATION PLAN

     In April 2001, CoreComm Limited completed a reevaluation of its business plan in light of current market conditions and made significant modifications to its plans. CoreComm Limited is devoting its resources to the more profitable areas of its business and is substantially reducing its operations and related costs in the other areas of its business. CoreComm Limited is currently engaged in a process to potentially sell its non-CLEC assets and businesses, and retained advisors for the purpose of conducting this sale.

     In July 2001, CoreComm Limited finalized the streamlining of its operating structure to focus on its two most successful and promising lines of business. The first is integrated communications products and other high bandwidth/data/web-oriented services for the business market and the second is bundled local telephony and Internet products efficiently sold, serviced and provisioned via Internet-centric interfaces to the residential market.

     In October 2001, CoreComm Limited and CoreComm Holdco commenced the Holdco Recapitalization. In the first phase, CoreComm Limited entered into agreements with numerous holders of its 6% Convertible Subordinated Notes Due 2006 whereby the holders agreed, among other things, to exchange their notes for approximately $5 million in cash (representing the October 1, 2001 interest payment that had not been paid) and shares of CoreComm Holdco common stock as part of a recapitalization plan. The exchange was completed in December 2001, including the payment of the approximately $5 million by CoreComm Limited.

     On December 28, 2001, CoreComm Holdco completed the next phase of the Holdco Recapitalization, which was the exchange of shares of its common stock for substantial amounts of the outstanding indebtedness of CoreComm Holdco, substantial amounts of the outstanding indebtedness of CoreComm Limited and CoreComm Holdco as co-obligors and all of the outstanding preferred stock of CoreComm Limited. This exchange was completed pursuant to an exchange agreement with CoreComm Limited and (1) holders of 10.75% Unsecured Convertible PIK Notes due 2011 and 10.75% Senior Unsecured Convertible PIK Notes due 2010, both of which were a joint obligation of CoreComm Limited and CoreComm Holdco, in the initial principal amounts of $10,000,000 and $16,100,000, respectively, together with any interest paid thereon, (2) the holders of Senior Unsecured Notes due September 29, 2003 of CoreComm Limited in the principal amount of $105.7 million, and (3) the holders of all of the preferred stock of CoreComm Limited in the initial principal amount of $300 million together with any dividends paid thereon.

                        CORECOMM LIMITED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 2. RECAPITALIZATION PLAN (CONTINUED)

     The following summarizes the indebtedness and preferred stock that was exchanged for shares of CoreComm Holdco's common stock in December 2001:

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                     PRINCIPAL AMOUNT OR
               DESCRIPTION                      DATE ISSUED                  ISSUER                STATED VALUE WHEN ISSUED

-------------------------------------------------------------------------------------------------------------------------------
10.75% Unsecured Convertible PIK Notes                               CoreComm Limited and
   due 2011                                April 2001                CoreComm Holdco              $10.0 million
-------------------------------------------------------------------------------------------------------------------------------
10.75% Senior Unsecured Convertible PIK                              CoreComm Limited and
   Notes Due 2010                          December 2000             CoreComm Holdco              $16.1 million
-------------------------------------------------------------------------------------------------------------------------------
Senior Unsecured Notes Due
   September 29, 2003                      September 2000            CoreComm Limited             $108.7 million
-------------------------------------------------------------------------------------------------------------------------------
6% Convertible Subordinated
   Notes Due 2006                          October 1999              CoreComm Limited             $175.0 million (1)
-------------------------------------------------------------------------------------------------------------------------------
Series A and Series A-1 Preferred Stock    September 2000            CoreComm Limited             $51.1 million
-------------------------------------------------------------------------------------------------------------------------------
Series B Preferred Stock                   September 2000            CoreComm Limited             $250.0 million
-------------------------------------------------------------------------------------------------------------------------------

----------
(1) $164.75 million was outstanding as of September 30, 2001, of which $160 million was exchanged.

     As a result of the completed exchanges in December 2001, approximately 87% of CoreComm Holdco's outstanding shares, or 8,685,602 shares, are owned by the former holders of indebtedness of CoreComm Limited and CoreComm Holdco and the former holders of preferred stock of CoreComm Limited, and approximately 13% of CoreComm Holdco's outstanding shares, or 1,314,416 shares, continue to be held by CoreComm Limited. CoreComm Limited holds $160 million principal amount of CoreComm Limited's 6% Convertible Subordinated Notes due 2006, approximately $105.7 million principal amount of CoreComm Limited's Senior Unsecured Notes due September 29, 2003, approximately 51,000 shares of CoreComm Limited's Series A preferred stock and 250,000 shares of CoreComm Limited's Series B preferred stock as a result of the exchanges. In addition, CoreComm Holdco exchanged the approximately $10.8 million principal and accrued interest of 10.75% Unsecured Convertible PIK Notes due 2011 and the approximately $18.0 million principal and accrued interest of 10.75% Senior Unsecured Convertible PIK Notes due 2010 for shares of its common stock. CoreComm Holdco entered into an agreement with CoreComm Limited modifying or waiving several of the material terms of these instruments. See "Certain Relationships and Related Transactions -- Exchange Agreement Between CoreComm Limited and CoreComm Holdco."

     CoreComm Holdco will determine the gain on restructuring of its indebtedness and the carrying value of its investment in CoreComm Limited's notes and preferred stock based on the fair value of its shares issued in the recapitalization. As a result of the issuance of over 80% of its outstanding shares to new shareholders, CoreComm Holdco is performing an analysis of the fair value of its net tangible assets as if a purchase business combination occurred.

     CoreComm Holdco intends to offer its common stock to CoreComm Limited's stockholders through a registered public exchange offer. This offer will also be made to solicit any remaining holders of CoreComm Limited's 6% Convertible Subordinated Notes, who will be offered a pro rata share in the aggregate equity consideration described above. CoreComm Holdco has adopted a new stock option plan for its employees. CoreComm Holdco has agreed to file a shelf registration statement under the Securities Act of 1933, as amended, to permit the sale of CoreComm Holdco's common stock that was issued in the Holdco Recapitalization.

     In connection with the Holdco Recapitalization, CoreComm Limited and CoreComm Holdco were granted an exception by Nasdaq, absent which, CoreComm Limited and CoreComm Holdco would have had to obtain stockholder approval prior to the completion of the Holdco Recapitalization. Following the consummation of the registered public exchange offer, based upon discussions with Nasdaq, CoreComm Holdco expects to become the Nasdaq listed entity and to be subject to the continued inclusion requirements of the Nasdaq National Market.

     CoreComm Holdco anticipates that it will have sufficient cash to execute its revised business plan. However, there can be no assurance that: (1) actual costs will not exceed the amounts estimated or that additional funding will not be required, (2) CoreComm Holdco and its subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other

                        CORECOMM LIMITED AND SUBSIDIARIES

                                   (UNAUDITED)

NOTE 2.  RECAPITALIZATION PLAN (CONTINUED)

obligations when required, (3) CoreComm Holdco will be able to access such cash flow, (4) CoreComm Holdco will be able to sell assets or businesses, or (5) CoreComm Holdco will not be adversely affected by interest rate fluctuations.

     CoreComm Holdco does not anticipate that it and its subsidiaries will generate sufficient cash flow from operations to repay at maturity the entire principal amount of its outstanding indebtedness. Accordingly, CoreComm Holdco may be required to consider a number of measures, including: (1) refinancing all or a portion of such indebtedness, (2) seeking modifications to the terms of such indebtedness, (3) seeking additional debt financing, which may be subject to obtaining necessary lender consents, (4) seeking additional equity financing, or (5) a combination of the foregoing.

     CoreComm Holdco's ability to raise additional capital in the future will be dependent on a number of factors, such as general economic and market conditions, which are beyond its control. If CoreComm Holdco is unable to obtain additional financing or obtain it on favorable terms, it may be required to further reduce its operations, forego attractive business opportunities, or take other actions which could adversely affect its business, results of operations and financial condition.

NOTE 3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually, or more frequently under some conditions, for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. The Company is required to adopt SFAS No. 142 as of January 1, 2002. It is likely that Limited will write-down a significant portion of its goodwill upon the adoption of SFAS No. 142, although Limited has not completed its analysis. As of September 30, 2001, the carrying value of goodwill is $355.4 million, and the annual amortization expense is $87.7 million. In addition, Limited is reviewing the carrying value of its long-lived assets for impairment in accordance with SFAS No. 121, although it is not currently possible to predict the outcome of this review.

NOTE 4.  REVENUES

     The following is the revenues from external customers for each of Limited's communication services:

                                     THREE MONTHS ENDED SEPTEMBER 30,                  NINE MONTHS ENDED SEPTEMBER 30,
                                        2001                  2000                        2001                 2000
                                -------------------------------------------        -----------------------------------------
                                                                      (in thousands)
Local Exchange Services               $23,604               $12,134                     $ 71,026              $39,058
Toll-related Telephony
   Services                            19,254                 2,494                       60,876                6,919
Internet, Data and
   Web-related Services                23,879                 3,135                       69,240                9,324
Other (a)                               7,570                   500                       19,345                1,318
                                --------------------- ---------------------        -------------------- --------------------
                                      $74,307               $18,263                     $220,487              $56,619
                                ===================== =====================        ==================== ====================

     (a) Other includes wireless, paging and information services.

                        CORECOMM LIMITED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 5.  INTANGIBLE ASSETS

         Intangible assets consist of:

                                                                    SEPTEMBER 30,
                                                                        2001
                                                                 --------------------
                                                                     (Unaudited)

LMDS license costs                                                   $4,230,000
Workforce, net of accumulated amortization of $250,000                         -
Customer lists, net of accumulated amortization of $780,000           1,560,000
                                                                 -------------------
                                                                     $5,790,000
                                                                 ===================

     On September 29, 2000, Limited completed two significant acquisitions. The Company acquired Voyager.net, Inc. ("Voyager"), a large independent Internet communications company focused on the Midwestern United States, and ATX Telecommunications Services, Inc. ("ATX"), a CLEC providing integrated voice and high-speed data services, including long distance, local, wireless and network services through the use of telephone switching equipment and other physical facilities in the New York - Virginia corridor. These acquisitions were accounted for as purchases, and, accordingly the net assets and results of operations of the acquired businesses were included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $615.9 million exceeded the estimated fair value of net assets acquired by $585.9 million, which was allocated to goodwill.

     The pro forma unaudited consolidated results of operations for the nine months ended September 30, 2000 assuming consummation of the acquisitions as of January 1, 2000 are as follows:


Total revenue                                                       $222,943,000
Net (loss)                                                          (263,245,000)
Basic and diluted net (loss) per share                                     (3.98)

     At March 31, 2001, Limited reduced the carrying amount of goodwill related to the Voyager and MegsINet acquisitions by $167,599,000. In connection with the reevaluation of its business plan and the decision to sell its non-CLEC assets and businesses, Limited was required to report all long-lived assets and identifiable intangibles to be disposed of at the lower of carrying amount

                        CORECOMM LIMITED AND SUBSIDIARIES

                                   (UNAUDITED)

NOTE 5.  INTANGIBLE ASSETS (CONTINUED)

or estimated fair value less cost to sell. The carrying amount of goodwill related to these acquisitions is eliminated before reducing the carrying amounts of the other assets. The estimated fair value of these businesses was determined based on information provided by the investment bank retained for the purpose of conducting this sale.

NOTE 6.  FIXED ASSETS

     Fixed assets consist of:

                                                                           SEPTEMBER 30,
                                                                                2001
                                                                      ------------------------
                                                                             (Unaudited)

  Operating equipment                                                       $122,526,000
  Computer hardware and software                                              52,949,000
  Other equipment                                                             13,907,000
  Construction-in-progress                                                     2,201,000
                                                                      ------------------------
                                                                             191,583,000
  Accumulated depreciation                                                   (71,051,000)
                                                                      ------------------------
                                                                            $120,532,000
                                                                      ========================

NOTE 7.  ACCRUED EXPENSES

     Accrued expenses consist of:

                                                                           SEPTEMBER 30,
                                                                               2001
                                                                      ------------------------
                                                                             (Unaudited)

  Payroll and related                                                        $ 7,156,000
  Professional fees                                                            1,013,000
  Taxes, including income taxes                                               12,878,000
  Accrued equipment purchases                                                    180,000
  Toll and interconnect                                                       37,982,000
  Interest                                                                     9,049,000
  Dividends                                                                   14,850,000
  Acquisition costs                                                            1,360,000
  Reorganization costs                                                         8,183,000
  Other                                                                        3,603,000
                                                                      ------------------------
                                                                             $96,254,000
                                                                      ========================

                        CORECOMM LIMITED AND SUBSIDIARIES

                                   (UNAUDITED)

NOTE 8.  LONG-TERM DEBT

         Long-term debt consists of:

                                                                           SEPTEMBER 30,
                                                                                2001
                                                                       -----------------------
                                                                            (Unaudited)
  6% Public Notes                                                           $164,750,000
  Senior secured credit facility, less
    unamortized discount of $9,164,000                                       146,936,000
  Senior unsecured notes due 2003, less unamortized discount of
    $10,003,000                                                               95,676,000
  10.75% unsecured convertible notes plus accrued interest                    10,502,000
  Equipment payable, less unamortized discount of  $1,134,000                 16,032,000
  Working capital promissory note, interest at 8.5%                            1,225,000
  Note payable for equipment, interest at 12.75%                                 800,000
  Other                                                                           66,000
                                                                       -----------------------
                                                                             435,987,000
  Less current portion                                                        31,501,000
                                                                       -----------------------
                                                                            $404,486,000
                                                                       =======================

     In September 2000, subsidiaries of Limited entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. The senior secured credit facility provides for both a term loan facility and a revolving credit facility. In April 2001, the facility was amended and restated. The aggregate amount available was amended to $156.1 million of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. In addition, the interest rate was amended to, at Limited's option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum. At September 30, 2001, the effective interest rate on the amounts outstanding was 8.29%. Beginning October 12, 2001 and ending April 12, 2002, the interest rate is 6.86%.

     America Online, Inc. ("AOL") is a lender in the amended credit facility. In connection with the financing in April 2001, Limited entered into a marketing agreement with AOL to market a joint CoreComm/AOL bundled package in Limited's market areas. The Company also committed to purchase $22.5 million in advertising from AOL of which $7.5 million was paid in April 2001 for advertising to be utilized in 2001. The remainder is for advertising to be utilized in 2002. In addition, in connection with the financing in April 2001, Limited issued warrants to purchase shares of Limited's common stock. The estimated value of the warrants plus the excess of the advertising commitment over its estimated fair value to Limited aggregating $12,454,000 was recorded as a debt discount in April 2001.

     In April 2001, Limited issued to Booth American Company $10 million aggregate principal amount of 10.75% unsecured Public Notes. These notes will mature in April 2011. Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional unsecured convertible notes in such principal amount as shall equal the interest payment that is then due. These notes are convertible into common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. The additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of Limited's common stock for a specified period. These notes are redeemable, in whole or in part, at Limited's option, at any time on or after April 12, 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

     In April 2001, $10,250,000 aggregate principal amount of the Public Notes was converted into approximately 374,000 shares of Limited's common stock.

     In May 2001, Limited entered into an agreement with one of its equipment vendors whereby $17,166,000 due to the vendor will be paid in three payments in January, May and August 2002. Based on the imputed interest rate of 9.11% per annum, a discount of $1,612,000 was recorded as a reduction to fixed assets in May 2001.

                        CORECOMM LIMITED AND SUBSIDIARIES

                                   (UNAUDITED)

NOTE 8.  LONG TERM DEBT (CONTINUED)

     In September 2001, Limited and the holder of the $3,016,000 principal amount 12.75% note payable for equipment agreed to a modification of the note reducing the principal amount to $800,000 which was paid on October 1, 2001. The Company recorded an extraordinary gain on the early extinguishment of debt of $2,216,000 for the difference between the $3,016,000 obligation and the $800,000 liability.

     In October 2001, Limited announced that it had signed binding agreements for transactions that would allow Limited to retire approximately $146 million principal amount of the Public Notes. Under the terms of the agreements, if Limited determines to close the transactions, in exchange for retiring their Notes, Limited will pay each holder that has signed the agreement: (1) a cash payment equal to the October 1, 2001 interest payment due to that holder, and
(2) shares of common stock of Limited, which will equal in the aggregate 5% of the outstanding equity of the recapitalized Company on the basis of 100% of the current outstanding principal amount of the Notes being exchanged. The agreements terminate on December 15, 2001 if Limited has not determined to close the transactions by that time. If the agreements terminate, each holder that has signed the agreement will receive 50% of the October 1, 2001 interest payment due to that holder. The agreements include a waiver of interest currently due under the Notes, as well as an agreement not to take any action with respect to the Notes at least through December 15, 2001. The Company announced that these agreements are part of a larger program to recapitalize a significant portion of its other debt. The Company's decision whether to close the transactions on the Notes will be based, in part, on agreements reached with respect to Limited's other debt.

NOTE 9.RELATED PARTY TRANSACTIONS

     Notes payable to related parties consists of:

                                                                           SEPTEMBER 30,
                                                                                2001
                                                                       -----------------------
                                                                            (Unaudited)

  10.75% senior unsecured convertible notes, plus accrued interest
     due 2010                                                                $17,494,000
  10.75% unsecured convertible notes, plus accrued interest due
     2011, less unamortized discount of   $377,000                            15,375,000
                                                                       -----------------------
                                                                             $32,869,000
                                                                       =======================

     Some of the officers and directors of Limited are also officers or directors of NTL Incorporated ("NTL"). In April 2001, Limited issued to NTL $15 million aggregate principal amount of 10.75% unsecured convertible notes. In addition, in April 2001, Limited issued warrants to NTL, and entered into a network and software agreement with NTL. The estimated value of the warrants of $397,000 was recorded as a debt discount in April 2001. Pursuant to the network and software agreement with NTL, Limited will provide U.S. network access for U.K. Internet traffic from NTL's U.K. customers for three years, as well as a royalty free license to use provisioning software and know-how.

     The 10.75% unsecured convertible notes will mature in April 2011. Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that is then due. These notes are convertible into common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. The additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of Limited's common stock for a specified period. These notes are redeemable, in whole or in part, at Limited's option, at any time on or after April 12, 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date.

     NTL provides Limited with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to Limited by NTL consist of salaries and direct costs allocated to Limited where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL. Effective January 1, 2001, the percentage used to allocate corporate overhead was reduced. It is not practicable to determine the amounts of these expenses that would have been incurred had Limited operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the nine months ended September 30, 2001 and 2000, NTL charged Limited $340,000 and $907,000, respectively, which is included in corporate expenses.

                        CORECOMM LIMITED AND SUBSIDIARIES

                                   (UNAUDITED)

NOTE 9. RELATED PARTY TRANSACTIONS (CONTINUED)

     A subsidiary of Limited provides billing and software development services to subsidiaries of NTL. General and administrative expenses were reduced by $1,428,000 and $709,000 for the nine months ended September 30, 2001 and 2000, respectively as a result of the charges for these services.

     In March 2000, Limited and NTL announced that they had entered into an agreement to link their networks in order to create an international Internet backbone which commenced operations in February 2001. The Company recognized revenue of $255,000 for the network usage in the nine months ended September 30, 2001.

NOTE 10. OPTIONS, WARRANTS AND PREFERRED STOCK

     In June 2001, the Board of Directors approved the repricing of stock options granted to employees. George Blumenthal, the Chairman of the Board, Barclay Knapp, the President, and the Board of Directors did not participate in the repricing. Options to purchase an aggregate of approximately 10.2 million shares of Limited's common stock with an average exercise price of $10.70 per share were repriced to $.25, $.75 or $1.25 per share, depending upon the original exercise price. In accordance with APB No. 25 and related interpretations, Limited is accounting for the repriced options as a variable plan. The Company will recognize non-cash compensation expense for the difference between the quoted market price of Limited's common stock and the exercise price of the repriced options while the options remain outstanding. The Board of Directors has taken this action to continue to provide the appropriate performance incentives to those affected.

     In connection with the amendment and restatement of the senior secured credit facility in April 2001, Limited issued to lenders warrants to purchase approximately 10.6 million shares of its common stock at an exercise price of $.01 per share that expire in April 2011. Warrants to purchase an aggregate of approximately 1.4 million shares of common stock issued in December 2000 and January 2001 were canceled upon the issuance of these new warrants.

     In addition, in connection with the issuance of 10.75% unsecured convertible notes in April 2001, Limited amended the conversion price of the Series A preferred stock issued in September 2000 to Booth American Company to $1.75 from $14.36. Effective July 2001, the conversion price of the Series A preferred stock was reduced by 5% to $1.66 upon Limited's failure to declare and pay dividends on the Series A preferred stock for two consecutive periods. The conversion price will continue to be reduced by 5% for each succeeding period of two dividend periods as to which dividends shall not be declared and paid, up to an aggregate reduction of $1.00.

NOTE 11. REORGANIZATION CHARGES

     Reorganization charges of $37,395,000 in 2001 relate to Limited's announcements in May and July 2001 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of Limited. An aggregate of $21,497,000 of these costs are for equipment and other assets that will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 250 employees to be terminated, none of whom are still employed by Limited. These costs in 2001 are for approximately 630 employees to be terminated of which approximately 40 employees are still employed by Limited as of September 30, 2001. The major actions involved in the 2001 reorganization include (1) consolidation of functions such as network operations, customer service and finance, (2) initiatives to increase gross margins and (3) discussions with vendors to reduce or eliminate current payable balances or purchase commitments. The consolidation of functions resulted in employee terminations and the closing of offices. Employee severance and related costs, lease exit costs and fixed assets and prepayment write-downs include charges related to these actions. Initiatives to increase gross margins resulted in consolidation of network assets and elimination of redundant and less profitable facilities. Charges for these actions include lease exit costs and fixed assets and prepayment write-downs. Finally, reductions or elimination of purchase commitments resulted in agreement termination charges. All of these actions are expected to be completed by June 30, 2002. Fixed assets and prepayments written-off include $5.3 million related to vacated offices, $13.4 million for network assets in abandoned markets and $2.8 million for prepayments in respect of ILEC facilities in abandoned markets.

                        CORECOMM LIMITED AND SUBSIDIARIES

                                   (UNAUDITED)

NOTE 11.  REORGANIZATION CHARGES (CONTINUED)

     The following table summarizes the reorganization charges incurred and utilized in 2000 and 2001:

                                           EMPLOYEE                                                  FIXED
                                          SEVERANCE            LEASE                                ASSETS
                                         AND RELATED            EXIT            AGREEMENT             AND
                                            COSTS              COSTS           TERMINATIONS       PREPAYMENTS         TOTAL
                                      -------------------------------------------------------------------------------------------
                                                                          (in thousands)
Charged to expense                       $2,089                  $1,917         $    -             $     -         $   4,006
Utilized                                   (775)                 (1,396)             -                   -            (2,171)
                                      -------------------------------------------------------------------------------------------
Balance, December 31, 2000                1,314                     521              -                   -             1,835
Charged to expense                        3,262                   6,977          6,582              21,883            38,704
Adjustments                                (996)                     73              -                (386)           (1,309)
Utilized                                 (2,701)                 (4,137)        (2,712)            (21,497)          (31,047)
                                      -------------------------------------------------------------------------------------------
Balance, September 30, 2001              $  879                  $3,434         $3,870             $     -         $  8,183
                                      ===========================================================================================

NOTE 12.  NON-CASH COMPENSATION

     In April 2000, the Compensation and Option Committee of the Board of Directors approved the issuance of options to purchase approximately 2,747,000 shares of Limited's common stock to various employees at an exercise price of $14.55, which was less than the fair market value of Limited's common stock on the date of the grant. These options are included in the repricing of options to purchase an aggregate of approximately 10.2 million shares of Limited's common stock described in Note 10. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, Limited recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to September 30, 2001, $19.4 million of the deferred non-cash compensation was charged to expense, including $9.7 million in 2001. The Company will charge the deferred expense to non-cash compensation expense over the vesting period of the stock options as follows: $3.2 million in the fourth quarter of 2001, $7.5 million in 2002 and $1.2 million in 2003.

                        CORECOMM LIMITED AND SUBSIDIARIES

                                   (UNAUDITED)

NOTE 13. NET LOSS PER COMMON SHARE

     The following table sets forth the computation of basic and diluted net loss per common share:

                                                      THREE MONTHS ENDED                           NINE MONTHS ENDED
                                                         SEPTEMBER 30,                               SEPTEMBER 30,
                                                  2001                  2000                  2001                  2000
                                          ----------------------------------------------------------------------------------------
Numerator:
Net loss                                      $(51,945,000)         $(50,149,000)           $(393,702,000)        $(173,210,000)
Preferred stock dividend                        (4,487,000)              (98,000)             (13,321,000)              (98,000)
Preferred stock accretion to
   redemption value                             (1,154,000)               (6,000)              (3,407,000)               (6,000)
                                          ----------------------------------------------------------------------------------------
Net loss available to common
   shareholders before extraordinary
   item                                        (57,586,000)          (50,253,000)            (410,430,000)         (173,314,000)
Extraordinary item                               2,216,000                     -                2,216,000                     -
                                          ----------------------------------------------------------------------------------------
Net loss available to common
   shareholders                               $(55,370,000)         $(50,253,000)           $(408,214,000)        $(173,314,000)
                                          ----------------------------------------------------------------------------------------

Denominator for basic net loss per
   common share                                 97,042,000            40,502,000               87,390,000            39,837,000
Effect of dilutive securities                            -                     -                        -                     -
                                          ----------------------------------------------------------------------------------------
Denominator for diluted net loss per
   common share                                 97,042,000            40,502,000               87,390,000            39,837,000
                                          ----------------------------------------------------------------------------------------

Basic and diluted net (loss) per common share:
(Loss) before extraordinary item              $      (0.59)         $      (1.24)           $       (4.70)        $       (4.35)
Extraordinary item                                    0.02                     -                     0.03                     -
                                          ----------------------------------------------------------------------------------------
Net (loss) per common share                   $      (0.57)         $      (1.24)           $       (4.67)        $       (4.35)
                                          ========================================================================================

     The shares issuable upon the exercise of stock options and warrants and upon the conversion of convertible securities are excluded from the calculation of net loss per common share as their effect would be antidilutive. At September 30, 2001, Limited had 102.8 million shares issuable upon the exercise of stock options and warrants and the conversion of convertible securities.

NOTE 14.  COMMITMENTS AND CONTINGENT LIABILITIES

     As of September 30, 2001, Limited had purchase commitments of approximately $5,000,000 outstanding.

     Fiberstream, Inc. ("FiberCo"), a wholly-owned subsidiary of Limited, has an obligation under an agreement with the City of New York to pay an annual franchise fee in the amount of the greater of (a) 5% of gross revenue (as defined in the agreement) or (b) $200,000. Estimated quarterly payments begin the earlier of (a) the date that FiberCo completes construction of its initial backbone or (b) November 2002. Additionally, FiberCo has an obligation to provide equipment, cash or services to the City of New York with a value of not more than $100,000 over 15 years.

     The Company is involved in various disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on Limited's financial position, results of operations or cash flows.

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
CoreComm Limited

We have audited the consolidated balance sheets of CoreComm Limited and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998. Our audits also included the financial statement schedules listed in the Index. These financial statements and schedules are the responsibility of Limited's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreComm Limited and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP

New York, New York
March 12, 2001, except
for Note 1 as to which
the date is April 11, 2001

                         REPORT OF INDEPENDENT AUDITORS

Shareholder
OCOM Corporation Telecoms Division

We have audited the statements of operations, parent's investment and cash flows of OCOM Corporation Telecoms Division ("OCOM") for the period from January 1, 1998 to May 31, 1998. Our audit also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of Limited's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the results of operations and the cash flows of OCOM Corporation Telecoms Division for the period from January 1, 1998 to May 31, 1998 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               ERNST & YOUNG LLP

New York, New York
February 26, 1999

                        CORECOMM LIMITED AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                             DECEMBER 31,
                                                                                                        2000               1999
                                                                                                  ----------------------------------

ASSETS:
Current assets:
   Cash and cash equivalents                                                                      $  25,802,000      $  86,685,000
                                                                                                      4,715,000         92,041,000

Marketable securities:
  Accounts receivable - trade, less allowance for doubtful accounts
    of $11,034,000 (2000) and $3,949,000 (1999)                                                      34,344,000          7,875,000
  Due from NTL Incorporated                                                                          17,206,000            195,000
  Other                                                                                              10,289,000          5,791,000
                                                                                                  ----------------------------------
Total current assets                                                                                 92,356,000        192,587,000

Fixed assets, net                                                                                   179,651,000         90,619,000
Goodwill, net of accumulated amortization of $42,028,000 (2000) and
     $7,262,000 (1999)                                                                              600,859,000         57,888,000
Intangible assets, net                                                                                6,092,000         38,388,000
Other, net of accumulated amortization of $1,480,000 (2000) and $414,000 (1999)                      30,805,000         12,621,000
                                                                                                  ---------------------------------
                                                                                                  $ 909,763,000      $ 392,103,000
                                                                                                  =================================
LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities:
Current liabilities:
  Accounts payable                                                                                $  73,133,000      $  13,851,000
  Accrued expenses                                                                                   90,313,000         32,215,000
  Equipment payable                                                                                           -          4,702,000
  Current portion of long-term debt and capital lease obligations                                    22,921,000         19,127,000
  Deferred revenue                                                                                   29,701,000          1,400,000
                                                                                                  ---------------------------------
Total current liabilities                                                                           216,068,000         71,295,000

Long-term debt                                                                                      358,624,000        179,318,000
Notes payable to related parties                                                                     16,100,000                  -
Capital lease obligations                                                                             2,693,000         14,564,000
Commitments and contingent liabilities

Shareholders' equity:
   Series preferred stock - $.01 par value, authorized 5,000,000 shares:
     Series A, liquidation preference $51,086,000; issued and outstanding 51,000 (2000) and
        none (1999) shares                                                                                    -                 -
     Series B, liquidation preference $253,405,000; issued and outstanding 250,000 (2000) and
        none (1999) shares                                                                                3,000                 -
     Series C,  none issued or outstanding                                                                    -                 -
  Common stock - $.01 par value; authorized 200,000,000 shares; issued and outstanding
     72,029,000 (2000) and 38,556,000 (1999) shares                                                     720,000            386,000
  Additional paid-in capital                                                                        781,357,000        246,319,000
  Deferred non-cash compensation                                                                    (21,638,000)                 -
  (Deficit)                                                                                        (433,590,000)      (119,779,000)
                                                                                                  ---------------------------------
                                                                                                    326,852,000        126,926,000
  Treasury stock at cost, 1,329,000 shares                                                          (10,574,000)                 -
                                                                                                  ---------------------------------
                                                                                                    316,278,000        126,926,000
                                                                                                  ---------------------------------
                                                                                                   $909,763,000      $ 392,103,000
                                                                                                  =================================

See accompanying notes

                        CORECOMM LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                             THE PREDECESSOR
                                                                                           FOR THE PERIOD          (OCOM)
                                                                                             FROM APRIL 1, --------------------
                                                                                              1998 (DATE     FOR THE PERIOD
                                                                                              OPERATIONS      FROM JANUARY 1,
                                                                                            COMMENCED) TO      1998 TO
                                                       YEAR ENDED DECEMBER 31,               DECEMBER 31,       MAY 31,
                                                       2000              1999                  1998              1998
                                             -----------------------------------------------------------------------------------

REVENUES                                        $   132,122,000      $   58,151,000         $   6,713,000       $ 1,452,000

COSTS AND EXPENSES
Operating                                           142,323,000          58,561,000             5,584,000           772,000
Selling, general and administrative                 111,010,000          74,185,000            11,940,000         3,205,000
Corporate                                            12,884,000           7,996,000             2,049,000                 -
Non-cash compensation                                43,440,000           1,056,000             4,586,000                 -
Other charges                                        12,706,000                   -                     -                 -
Write-down of intangibles                            35,920,000                   -                     -                 -
Depreciation                                         30,746,000          10,945,000               749,000           255,000
Amortization                                         42,420,000           8,633,000               231,000             2,000
                                             -----------------------------------------------------------------------------------
                                                    431,449,000         161,376,000            25,139,000         4,234,000
                                             -----------------------------------------------------------------------------------
Operating (loss)                                   (299,327,000)       (103,225,000)          (18,426,000)       (2,782,000)

OTHER INCOME (EXPENSE)
Interest income and other, net                        6,223,000           5,773,000             2,632,000                 -
Interest expense                                    (20,457,000)         (5,341,000)              (21,000)                -
                                             -----------------------------------------------------------------------------------
(Loss) before income taxes                         (313,561,000)       (102,793,000)          (15,815,000)       (2,782,000)
Income tax provision                                   (250,000)           (731,000)             (440,000)                -
                                             -----------------------------------------------------------------------------------
Net (loss)                                      $  (313,811,000)     $ (103,524,000)        $ (16,255,000)      $(2,782,000)
                                             ===================================================================================

Basic and diluted net (loss) per
 share                                          $         (6.73)     $        (3.03)        $        (.55)      $      (.09)
                                             ===================================================================================

See accompanying notes.

                        CORECOMM LIMITED AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

          FOR THE PERIOD FROM APRIL 1, 1998 (DATE OPERATIONS COMMENCED)
     TO DECEMBER 31, 1998 AND FOR THE YEARS ENDED DECEMBER 31, 1999 AND 2000

                                     SERIES A       SERIES B                             ADDITIONAL   DEFERRED
                                 PREFERRED STACK  PREFERRED STACK     COMMON STACK         PAID-IN    NON-CASH
                                 ---------------  ---------------     ------------
                                 SHARES     PAR   SHARES    PAR     SHARES    PAR          CAPITAL    COMPENSATION  (DEFICIT)
                                 ------------------------------------------------------------------------------------------------

Initial contribution                                              2,700,000 $ 27,000   $ 22,158,000
Capital contributions                                            26,994,000  270,000    158,508,000
Issuance of stock options                                                                 4,586,000
Exercise of warrants                                                  3,000                   3,000
 Net (loss) for the period from
  April 1, 1998 (date operations
  commenced)  to December 31,
  1998                                                                                                               $ (16,255,000)
                                 ------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                       29,697,000  297,000    185,255,000                    (16,255,000)
                                 ------------------------------------------------------------------------------------------------

Exercise of stock options                                           804,000    8,000      5,232,000
Exercise of warrants                                              4,810,000   48,000     10,857,000
Common stock issued for                                           3,245,000   33,000     30,792,000
acquisition
Stock options issued for
acquisition                                                                               4,027,000
Warrants issued for acquisition                                                           9,100,000
Non-cash compensation expense                                                             1,056,000
Net (loss) for the year ended
  December  31, 1999                                                                                                  (103,524,000)
                                 ------------------------------------------------------------------------------------------------
Balance, December 31,  1999                                      38,556,000  386,000    246,319,000                   (119,779,000)
                                 ------------------------------------------------------------------------------------------------

Exercise of stock options                                         2,276,000   23,000     18,967,000
Exercise of warrants                                                 35,000        -        276,000
Common stock issued for                                          31,833,000  318,000    333,049,000
acquisitions
Preferred stock issued for an
acquisition                                      250,000  $3,000                         67,295,000
Preferred stock issued for cash   50,000  $    -                                         50,000,000
Accreted dividends on preferred
stock                                                                                    (4,491,000)
Preferred stock issued for
dividends                          1,000       -                                          1,086,000
Deferred non-cash compensation                                                           60,290,000   $(31,338,000)
Non-cash compensation  expense                                                                           9,700,000
Repurchase of common stock
  underlying rescinded  options                                    (671,000)  (7,000)    (6,796,000)
Expense from rescission of stock
 options                                                                                  4,788,000
 Common stock issued for
  acquisition and returned to
  treasury, at cost                                                                      10,574,000
 Net (loss) for the year ended
  December 31, 2000                                                                                                   (313,811,000)
                                 -------------------------------------------------------------------------------------------------
Balance, December 31, 2000        51,000  $    - 250,000  $3,000 72,029,000 $720,000   $ 781,357,00   $(21,638,000)  $(433,590,000
                                 =================================================================================================

                                              TREASURY STOCK
                                        ---------------------------
                                             SHARES      AMOUNT
                                        ---------------------------

Initial contribution

Capital contributions
Issuance of stock options
Exercise of warrants
 Net (loss) for the period from
  April 1, 1998 (date operations
  commenced)  to December 31,
  1998
                                        ----------------------------
Balance, December 31, 1998
                                        ----------------------------
Exercise of stock options
Exercise of warrants
Common stock issued for
acquisition
Stock options issued for
acquisition
Warrants issued for acquisition
Non-cash compensation expense
Net (loss) for the year ended
  December  31, 1999
                                      ------------------------------
Balance, December 31,  1999
                                      ------------------------------
Exercise of stock options
Exercise of warrants
Common stock issued for
acquisitions
Preferred stock issued for an
acquisition
Preferred stock issued for cash
Accreted dividends on preferred
stock
Preferred stock issued for
dividends
Deferred non-cash compensation
Non-cash compensation  expense
Repurchase of common stock
  underlying rescinded  options
Expense from rescission of stock
 options
 Common stock issued for
  acquisition and returned to
  treasury, at cost                        (1,329,000) $(10,574,000)
 Net (loss) for the year ended
  December 31, 2000
                                        ----------------------------
Balance, December 31, 2000                 (1,329,000  $(10,574,000)
                                        ============================

          The Consolidated Statement of Shareholders' Equity reflects on a retroactive basis the 3-for-2 stock split by way of a stock dividend paid on September 2, 1999 and the 3-for-2 stock split by way of a stock dividend paid on February 2, 2000.

     See accompanying notes.

                        CORECOMM LIMITED AND SUBSIDIARIES

                        STATEMENT OF PARENT'S INVESTMENT
             OF OCOM CORPORATION TELECOMS DIVISION (THE PREDECESSOR)

               FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998

     Balance, December 31, 1997                                                                    $  321,000
     Capital contributions                                                                          4,261,000
     Net (loss) for the five months ended May 31, 1998                                             (2,782,000)
                                                                                       ------------------------
     Balance, May 31, 1998                                                                         $1,800,000
                                                                                       ========================

      See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                THE PREDECESSOR
                                                                                                                   (OCOM)
                                                                                         FOR THE PERIOD FROM -------------------
                                                                                         APRIL 1, 1998 (DATE   FOR THE PERIOD
                                                                                             OPERATIONS       FROM JANUARY 1,
                                                                                            COMMENCED) TO         1998 TO
                                                        YEAR ENDED DECEMBER 31,             DECEMBER 31,          MAY 31,
                                                         2000               1999                1998                1998
                                                 -------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net (loss)                                            $(313,811,000) $(103,524,000)       $(16,255,000)         $(2,782,000)
Adjustments to reconcile net (loss) to
    net cash (used in) operating
    activities:
                                                         73,166,000     19,578,000             980,000              257,000
    Non-cash compensation                                43,440,000      1,056,000           4,586,000                    -
    Provision for losses on accounts
      receivable                                          7,130,000      3,241,000             501,000               92,000
    Write-down of intangible assets                      35,920,000              -                   -                    -
    Accretion of interest on marketable
      securities                                         (2,440,000)    (3,053,000)           (639,000)                   -
    Amortization of original issue
      discount                                            1,221,000              -                   -                    -
    Other                                                 2,043,000        239,000            (119,000)                   -
    Changes in operating assets and
      liabilities, net of effect from
      business acquisitions:
     Accounts receivable                                 (7,383,000)     3,115,000            (480,000)            (262,000)
     Due from affiliates                                (17,011,000)     1,759,000          (1,954,000)                   -
     Other current assets                                   (70,000)    (3,488,000)           (287,000)            (179,000)
     Other assets                                        (2,238,000)    (2,783,000)         (2,824,000)                   -
     Accounts payable                                    17,716,000      5,390,000           1,261,000             (311,000)
     Accrued expenses                                    14,097,000      6,114,000           2,814,000             (453,000)
     Deferred revenue                                    17,218,000        (61,000)             94,000                    -
                                                 -------------------------------------------------------------------------------
  Net cash (used in) operating activities              (131,002,000)   (72,417,000)        (12,322,000)          (3,638,000)

  INVESTING ACTIVITIES
  Purchase of fixed assets                              (65,321,000)   (20,575,000)         (2,341,000)            (623,000)
  Acquisitions, net of cash acquired                    (98,613,000)   (47,056,000)                  -                    -
  Purchase of marketable securities                     (38,730,000)  (142,922,000)       (110,079,000)                   -
  Proceeds from sale of marketable
    securities                                          128,496,000    164,652,000                   -                    -
                                                 -------------------------------------------------------------------------------
  Net cash (used in) investing activities               (74,168,000)   (45,901,000)       (112,420,000)            (623,000)

                       CORECOMM LIMITED AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                                              THE PREDECESSOR
                                                                                           FOR THE PERIOD          (OCOM)
                                                                                          FROM APRIL 1, 1998  ---------------------
                                                                                           (DATE OPERATIONS   FOR THE PERIOD FROM
                                                                                             COMMENCED) TO    JANUARY 1, 1998 TO
                                                        YEAR ENDED DECEMBER 31,              DECEMBER 31,           MAY 31,
                                                         2000              1999                1998                  1998
                                                   --------------------------------------------------------------------------------
FINANCING ACTIVITIES
Capital contributions                                             -              -         150,904,000            4,261,000
Proceeds from borrowings, net of
  financing costs                                       103,328,000    168,545,000                   -                    -
Proceeds from issuance of preferred
  stock                                                  50,000,000              -                   -                    -
Proceeds from exercise of stock options
  and warrants                                           12,463,000     16,145,000               3,000                    -
Principal payments                                       (5,936,000)    (3,469,000)  -                                    -
Principal payments of capital lease
  obligations                                           (15,568,000)    (2,379,000)             (4,000)                   -
                                                   --------------------------------------------------------------------------------
Net cash provided by financing
  activities                                            144,287,000    178,842,000         150,903,000            4,261,000
                                                   --------------------------------------------------------------------------------
(Decrease) increase in cash and cash
  equivalents                                           (60,883,000)    60,524,000          26,161,000                    -
Cash and cash equivalents at beginning
 of period                                               86,685,000     26,161,000                   -                    -
                                                   --------------------------------------------------------------------------------
Cash and cash equivalents at end of
  period                                              $  25,802,000  $  86,685,000        $ 26,161,000          $         -
                                                   ================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION
Cash paid for interest                                $  14,362,000  $   2,032,000        $      4,000          $         -
Income taxes paid                                           369,000      1,421,000                   -                    -

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING ACTIVITIES
Capital contributions of noncash net
  assets                                              $           -  $           -        $ 30,059,000          $         -
Liabilities incurred to acquire fixed
  assets                                                 35,626,000     19,621,000             175,000                    -
Common stock, preferred stock, stock
  options and warrants issued for
  acquisitions                                          400,665,000     43,952,000                   -                    -
Notes issued for acquisition, net
  of discount                                            94,015,000              -                   -                    -

See accompanying notes.

                        CORECOMM LIMITED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BUSINESS

     CoreComm Limited ("Limited"), formerly a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc. ("CCPR"), was formed in March 1998 in order to succeed to the businesses and assets that were operated by OCOM Corporation and as an appropriate vehicle to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. Operations commenced in April 1998. In September 1998, CCPR made a cash contribution to Limited of $150,000,000 and distributed 100% of the outstanding shares of Limited on a one-for-one basis to CCPR's stockholders.

     In September 2000, Limited, a Bermuda corporation, merged with and into its newly-formed, wholly-owned Delaware corporate subsidiary. The Delaware corporation then merged into ATX Telecommunications Services, Inc. ("ATX") with ATX being the surviving corporation and changing its name to CoreComm Limited. For accounting purposes, Limited's predecessor is CoreComm Limited, the Bermuda corporation.

     CoreComm Limited's competitive local exchange carrier ("CLEC"), cellular long distance, landline long distance and cellular resale businesses were formerly owned and operated by OCOM Corporation Telecoms Division ("OCOM"). CCPR acquired the operating assets and related liabilities of these businesses from OCOM on June 1, 1998. OCOM is the original predecessor business to Limited.

     CoreComm Limited provides integrated telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the United States. As of December 31, 2000, Limited's customers are located throughout the United States, although much of Limited's business is conducted in Pennsylvania, Ohio and Michigan.

     In April 2001, Limited completed a reevaluation of its business plan in light of current market conditions and has made significant modifications to its plans. CoreComm Limited currently intends to devote its resources to the more profitable areas of its business and substantially reduce its operations and related costs in the other areas of its business. CoreComm Limited expects a portion of its residential customer base to decline over time due to a combination of churn and a decline in new customer growth. In addition, Limited intends to sell its non-CLEC assets and businesses, and has decided to select and retain one or more investment banks in April 2001 for the purpose of conducting this sale. CoreComm Limited expects to record significant charges in 2001 in connection with these plans to reduce costs and sell non-CLEC assets and businesses. CoreComm Limited currently expects the charges relating to the cost reductions and the sale of non-CLEC assets and businesses to be in excess of $100 million, substantially all of which is a non-cash charge from the write down of intangible assets that became impaired as a result of the decision in April 2001 to sell non-CLEC assets and businesses.

     In April 2001, Limited entered into financing arrangements to provide $80 million of additional cash, which it expects to receive in April 2001. The arrangements include $55 million to be provided under an Amended and Restated Agreement Credit Agreement that amends and restates the term loan facility and revolving credit facility described in Note 9. A portion of the $55 million will come from The Chase Manhattan Bank ("Chase"), and the remainder from America Online, Inc. ("AOL") and Goldman Sachs Credit Partners. The remainder of the $80 million is in the form of debt financing to be provided by Booth American Company and NTL Incorporated ("NTL") in the amounts of $10 million and $15 million, respectively.

     In connection with these arrangements, Limited entered into other agreements including the following:

     - A marketing agreement with AOL to market a joint CoreComm/AOL bundled package in Limited's market areas. CoreComm Limited also committed to purchase $22.5 million in advertising from AOL of which $7.5 million is payable immediately for advertising to be utilized in 2001. The remainder is for advertising to be utilized in 2002.

     - CoreComm Limited will pay $9 million in fees in connection with the ATX and Voyager.net, Inc. ("Voyager") acquisitions which are included in accrued expenses at December 31, 2000.

     - CoreComm Limited agreed to pay Chase $500,000 upon receipt of funds under the Credit Agreement.

     - A network and software agreement with NTL pursuant to which Limited will provide U.S. network access on Limited's network for U.K. Internet traffic from NTL's U.K. customers for three years, as well as a royalty free license to use billing and provisioning software and know-how.

                        CORECOMM LIMITED AND SUBSIDIARIES

1.   ORGANIZATION AND BUSINESS (CONTINUED)

     - CoreComm Limited agreed to amend the conversion price of the Series A preferred stock issued in September 2000 to Booth American Company to the stated liquidation value of $1,000 per Series A preferred share divided by $1.75 from the stated liquidation value of $1,000 per share divided by $14.36.

     - CoreComm Limited agreed to issue to lenders warrants to purchase approximately 10.6 million shares of its common stock at an exercise price of $.01 per share that expire in April 2011. If Limited reduces the aggregate commitments under the Credit Agreement by $40 million on or prior to September 30, 2001, warrants issued to purchase approximately 4.2 million shares of common stock may be canceled. Warrants to purchase an aggregate of approximately 1.3 million shares of common stock issued in December 2000 and January 2001 will be canceled upon the issuance of these new warrants.

     CoreComm Limited anticipates that it will have sufficient cash to execute its revised business plan, however, there can be no assurance that: (a) actual costs will not exceed the amounts estimated or that additional funding substantially in excess of the amounts estimated will not be required, (b) Limited and its subsidiaries will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required, (c) Limited will be able to access cash flow or (d) Limited will not be adversely affected by interest rate fluctuations. CoreComm Limited continues to review its operations and may incur additional charges in the future related to further restructuring or downsizing of its operations.

     The Amended and Restated Credit Agreement amends and restates the term loan facility and revolving credit facility described in Note 9. The aggregate amount available was amended to $156.1 million of which the term loan facility is $106.1 million and the revolving credit facility is $50 million. In addition, the interest rate was amended to, at Limited's option, either 3.5% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.5% per annum.

     In April 2001, Limited entered into agreements with Booth American Company and NTL for the issuance of $10 million and $15 million, respectively, of unsecured convertible notes. These notes will mature in April and May 2011. Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest will be payable in kind by the issuance of additional unsecured convertible notes in principal amount equal to the interest payment that is then due. These notes will be convertible into common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. The additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of our common stock for a specified period. These notes will be redeemable, in whole or in part, at our option, at any time in April or May 2003, at a redemption price of 103.429% that declines annually to 100% in April or May 2007, in each case together with accrued and unpaid interest to the redemption date.

     The following is the revenues from external customers for each of Limited's communication services:

                                                                                                    THE PREDECESSOR
                                                                          FOR THE PERIOD FROM            (OCOM)
                                                                          APRIL 1, 1998 (DATE  -----------------------------
                                                                         OPERATIONS COMMENCED)            FOR THE
                                        YEAR ENDED DECEMBER 31,                   TO              PERIOD FROM JANUARY 1, 1998
                                                                               DECEMBER 31,              TO MAY 31,
                                         2000              1999                1998                        1998
                                   -----------------------------------------------------------------------------------------

       Telecommunications             $102,033,000      $47,456,000          $2,993,000              $   217,000
       Internet and Data                28,788,000        6,996,000             155,000                        -
       Other                  (a)        1,301,000        3,699,000           3,565,000                1,235,000
                                   -----------------------------------------------------------------------------------------
                                      $132,122,000      $58,151,000          $6,713,000              $ 1,452,000
                                   =========================================================================================

     (a) Other includes cellular long distance, wireless and paging revenue.

                        CORECOMM LIMITED AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES

   USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of Limited, its wholly-owned subsidiaries and those entities where Limited's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

   CASH EQUIVALENTS

        Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were approximately $25.5 million and $71.6 million at December 31, 2000 and 1999, respectively, and consisted of corporate commercial paper.

   MARKETABLE SECURITIES

        Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of stockholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. This amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

        Marketable securities at December 31, 2000 and 1999 consisted of corporate commercial paper. During the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 2000 and 1999 had a contractual maturity of less than one year.

   ALLOWANCE FOR DOUBTFUL ACCOUNTS

        CoreComm Limited records an estimate of uncollectible accounts receivable based on the current aging of its receivables and its prior collection experience.

   FIXED ASSETS

        Fixed assets are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment - 3 to 15 years, computer hardware and software - 3 or 5 years and other equipment - 2 to 7 years, except for leasehold improvements for which the estimated useful lives are the term of the lease.

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

   GOODWILL

        Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the period benefited, which is estimated to be 5 or 7 years. CoreComm Limited continually reviews the recoverability of the carrying value of goodwill using the same methodology that it uses for the evaluation of its other long-lived assets.

                        CORECOMM LIMITED AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LMDS LICENSE COSTS

        The costs incurred to acquire the Local Multipoint Distribution Service ("LMDS") licenses from the Federal Communications Commission (the "FCC") were deferred and will be amortized on a straight-line basis over the term of the licenses upon the commencement of operations. CoreComm Limited continually reviews the recoverability of the carrying value of LMDS licenses using the same methodology that it uses for the evaluation of its other long-lived assets.

INTANGIBLE ASSETS

        Intangible assets include workforce and customer lists. These are acquisition-related assets which are stated at their estimated fair value as of the date acquired in a business combination accounted for as a purchase, less accumulated amortization. Amortization is recorded on a straight-line basis over estimated useful lives of 2 and 7 years. CoreComm Limited continually reviews the recoverability of the carrying value of the intangible assets using the same methodology that it uses for the evaluation of its other long-lived assets.

OTHER ASSETS

        Other assets include deferred financing costs and notes receivable from former officers of Voyager. Deferred financing costs were incurred in connection with the issuance of debt and are charged to interest expense over the term of the related debt. The notes receivable earn interest at 5% per annum and are due in 2002 and 2003.

NET (LOSS) PER SHARE

        CoreComm Limited reports its basic and diluted net (loss) per share in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." The weighted average shares used for the computation of net (loss) per share prior to September 1998 are equivalent to CCPR's historical weighted average shares (since CCPR stockholders received one share of Limited for each CCPR share owned).

REVENUE RECOGNITION AND CERTAIN COST CLASSIFICATIONS

        Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned.

        Operating costs includes direct costs of sales and network costs. Direct cost of sales includes the costs directly incurred primarily with other telecommunications carriers in order to render services to customers. Network costs include the costs of fiber and access, points of presence, repairs and maintenance, rent, utilities and property taxes of the telephone, Internet and data network, as well as salaries and related expenses of network personnel.

ADVERTISING EXPENSE

        CoreComm Limited charges the cost of advertising to expense as incurred. Advertising costs for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 were $8,683,000, $4,407,000,
$812,000 and $79,000, respectively.

STOCK-BASED COMPENSATION

        CoreComm Limited has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." CoreComm Limited applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans.

RECLASSIFICATIONS

        Some prior year amounts have been reclassified to conform to the current year presentation.

                        CORECOMM LIMITED AND SUBSIDIARIES

3. RECENT ACCOUNTING PRONOUNCEMENTS

        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 was required to be adopted retroactive to January 1, 2000. The adoption of SAB 101 had no significant effect on revenues or results of operations.

        In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. This new accounting standard was required to be adopted by Limited effective January 1, 2001. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of Limited.

        In 1998, Limited adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," both of which had no effect on the consolidated financial statements. CoreComm Limited operates in a single business segment.

4. CERTAIN RISKS AND UNCERTAINTIES

        CoreComm Limited requires additional financing. There can be no assurance that the required financing will be obtained on acceptable terms or at all.

        CoreComm Limited's performance is affected by, among other things, its ability to implement expanded interconnection and collocation with the facilities of incumbent local exchange carriers ("ILECs") and develop efficient and effective working relationships with the ILECs and other carriers. CoreComm Limited has installed its own switches and related equipment in some of its markets. CoreComm Limited will continue to lease the unbundled local loop needed to connect its customers to its switches. CoreComm Limited purchases capacity from the ILECs on a wholesale basis pursuant to contracts and sells it at retail rates to its customers. CoreComm Limited depends upon the ILECs to maintain the quality of their service to Limited's customers. Also, except for CLEC customers who are connected to one of Limited's switches and Internet services customers, Limited depends upon the ILECs for accurate and prompt billing information in order for Limited to bill its customers.

        CoreComm Limited's business is highly competitive which results in pricing pressure and increasing customer acquisition costs. Expenses are expected to exceed revenues in each location in which Limited offers service until a sufficient customer base is established.

5. INTANGIBLE ASSETS

         Intangible assets consist of:

                                                                                              DECEMBER 31,
                                                                                        2000                 1999
                                                                                ------------------------------------------

LMDS license costs                                                                    $  4,230,000      $25,366,000
Workforce,  net of accumulated  amortization  of $198,000  (2000) and $310,000
  (1999)                                                                                    52,000        1,160,000
Customer  lists,  net of  accumulated  amortization  of  $530,000  (2000)  and
  $1,478,000 (1999)                                                                      1,810,000       11,862,000
                                                                                ------------------------------------------
                                                                                      $  6,092,000      $38,388,000
                                                                                ==========================================

        On September 29, 2000, Limited completed two significant acquisitions. CoreComm Limited acquired Voyager, a large independent Internet communications company focused on the Midwestern United States. Voyager was acquired for approximately $36.1 million in cash and 19,435,000 shares of Limited's common stock. The common stock was valued at $154.6 million, the fair value at the time of the closing of the transaction. In addition, Limited incurred acquisition related costs of approximately $9.4 million and repaid approximately $24.0 million of Voyager debt including accrued interest.

        CoreComm Limited also acquired ATX, a CLEC providing integrated voice and high-speed data services, including long distance, local, wireless and network services through the use of telephone switching equipment and other physical facilities in the New York - Virginia corridor. ATX was acquired for approximately $39.4 million in cash, approximately

                       CORECOMM LIMITED AND SUBSIDIARIES

5.  INTANGIBLE ASSETS (CONTINUED)

$108.7 million principal amount of Limited's senior unsecured notes due 2003, 12,398,000 shares of Limited's common stock and 250,000 shares of Limited's Series B preferred stock with a stated value of $250.0 million. The common stock was valued at $178.7 million, the fair value at the time of the third amendment to the ATX merger agreement on July 31, 2000. The senior unsecured notes and the Series B preferred stock were valued at $94.0 million and $67.3 million, respectively, the fair value on the date of issuance. In addition, Limited incurred acquisition related costs of approximately $12.4 million.

     These acquisitions have been accounted for as purchases, and, accordingly the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $615.9 million exceeded the estimated fair value of net tangible assets acquired by $588.5 million, which was allocated to goodwill. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on the estimated fair values at acquisition. Changes to the allocation of purchase price are anticipated as valuations of assets and liabilities are completed.

     In May 1999, Limited acquired 100% of the stock of MegsINet Inc., a national Internet Service Provider ("ISP") in Chicago for a total consideration of $16.8 million in cash and 3,245,000 shares of Limited's common stock. In addition, Limited exchanged MegsINet stock options for options to purchase 444,000 shares of Limited's common stock, repaid $2.0 million of MegsINet debt and incurred acquisition related costs of $1.2 million. The common stock portion of the consideration was valued at $30.8 million, the fair value on the date prior to the announcement. The stock options were valued at $4.0 million using the Black-Scholes option pricing model.

     Also in May 1999, Limited acquired the wireline assets of USN Communications, Inc., which was a CLEC that operated on a resale basis, for a cash payment of $26.4 million, warrants to purchase 563,000 shares of Limited's common stock at a price of $13.33 per share and 225,000 shares at a price of $22.22 per share, and a potential contingent cash payment which was capped at $58.6 million. The contingent payment was payable only if the USN assets met or exceeded operating performance thresholds. CoreComm Limited does not expect the actual payment, if any, to be significant. The warrants were valued at $9.1 million, the fair value on the date of issuance. In addition, Limited incurred acquisition related costs of $1.0 million.

     These acquisitions have been accounted for as purchases, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $91.3 million exceeded the fair value of the net tangible assets acquired by $75.6 million, which was allocated as follows: $13.3 million to customer lists, $1.5 million to workforce and $60.8 million to goodwill.

     The pro forma unaudited consolidated results of operations for the years ended December 31, 2000 and 1999 assuming consummation of the acquisitions as of January 1, 1999 are as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                                2000                    1999
                                                                      ---------------------------------------------
  Total revenue                                                               $298,446,000         $297,873,000
  Net (loss)                                                                  (432,255,000)        (270,389,000)
  Basic and diluted net (loss) per share                                             (6.46)               (4.33)

     A significant component of the 1999 pro forma results is associated with the acquisition of some assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been successful in improving these operations in many areas. However, because of quality deficiencies in the operations acquired from USN, and the need to improve quality in order to continue to sell lines in the former USN markets, and consistent with our due diligence, transaction structure and purchase price, revenues associated with the USN assets declined significantly since our acquisition.

     In accordance with our accounting policy, at December 31, 2000 Limited reduced the carrying amount of some intangible assets from business combinations to their fair value. Goodwill and other intangibles with a book value of

                      CORECOMM LIMITED AND SUBSIDIARIES

5.   INTANGIBLE ASSETS (CONTINUED)

     $14,784,000 were written-off. The goodwill had useful lives of 5 and 10 years, and the other intangibles had useful lives of 3 and 5 years.

6.   LMDS LICENSE COSTS

          Cortelyou Communications Corp. ("Cortelyou"), a wholly-owned subsidiary of Limited, was the successful bidder for 15 Block A LMDS licenses in Ohio. The LMDS licenses were acquired for an aggregate of $25.4 million, which includes costs incurred of $125,000. LMDS frequencies are used for the provision of voice and data services to businesses and homes in competition with ILECs and/or cable television operators. The FCC has allocated two blocks of frequencies to be licensed in each of the 493 Basic Trading Areas in the United States and its territories based on an auction that ended in March 1998. At December 31, 2000, Limited reduced the carrying amount of the LMDS licenses by $21,136,000 to reflect their estimated fair value.

7.   FIXED ASSETS

         Fixed assets consist of:

                                                                                      DECEMBER 31,
                                                                               2000                   1999
                                                                      ---------------------------------------------
  Operating equipment                                                      $131,470,000             $50,290,000
  Computer hardware and software                                             53,960,000              17,455,000
  Other equipment                                                            15,680,000               9,300,000
  Construction-in-progress                                                   19,985,000              24,681,000
                                                                      ---------------------------------------------
                                                                            221,095,000             101,726,000
  Accumulated depreciation                                                  (41,444,000)            (11,107,000)
                                                                      ---------------------------------------------
                                                                           $179,651,000             $90,619,000
                                                                      =============================================

8.   ACCRUED EXPENSES

         Accrued expenses consist of:

                                                                                      DECEMBER 31,
                                                                                2000                    1999
                                                                      ---------------------------------------------
  Payroll and related                                                       $ 5,032,000             $ 2,903,000
  Professional fees                                                           2,995,000               2,161,000
  Taxes, including income taxes                                              14,829,000               6,089,000
  Accrued equipment purchases                                                14,460,000              13,455,000
  Toll and interconnect                                                      20,628,000                 637,000
  Interest                                                                    4,565,000               3,037,000
  Acquisition costs                                                          16,090,000                       -
  Other                                                                      11,714,000               3,933,000
                                                                      ---------------------------------------------
                                                                            $90,313,000             $32,215,000
                                                                      =============================================

                        CORECOMM LIMITED AND SUBSIDIARIES

9.  LONG-TERM DEBT (CONTINUED)

         Long-term debt consists of:


                                                                                       DECEMBER 31,
                                                                                 2000                 1999
                                                                         --------------------- --------------------
  6% Convertible Subordinated Notes (the "Public Notes")                       $175,000,000         $175,000,000
  Working capital promissory note, interest at 8.5%                               1,496,000            3,077,000
  Note payable for equipment, interest at 12.75%                                  3,331,000            6,238,000
  Senior secured credit facility                                                 91,100,000                    -
  Senior unsecured notes due 2003, less unamortized discount of
     $13,433,000                                                                 95,236,000                    -
  Other                                                                             160,000              283,000
                                                                         --------------------- --------------------
                                                                                366,323,000          184,598,000
  Less current portion                                                            7,699,000            5,280,000
                                                                         --------------------- --------------------
                                                                               $358,624,000         $179,318,000
                                                                         ===================== ====================

     In September 2000, subsidiaries of Limited entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. The senior secured credit facility provides for both a term loan facility and a revolving credit facility. The term loan facility is for an initial aggregate amount of $100.0 million and will amortize in quarterly installments of principal commencing on December 31, 2003 with a final maturity on September 22, 2008. At December 31, 2000, Limited had $50.0 million outstanding under the term loan facility. In January 2001, Limited borrowed an additional $6.7 million under the term loan facility. The revolving credit facility is for a total of $50.0 million. The revolving credit facility shall be automatically and permanently reduced in increasing quarterly installments of principal commencing on December 31, 2003 with a termination date on September 22, 2008. At December 31, 2000, Limited had $41.1 million outstanding under the revolving credit facility. In January 2001, Limited borrowed an additional $3.3 million under the revolving credit facility. In the event the Public Notes have not been converted or refinanced on or prior to April 1, 2006, then the facilities become payable in full on April 1, 2006. Of the aggregate of $10.0 million borrowed in January 2001, $3.0 million was used for the payment of acquisition costs included in accrued expenses at December 31, 2000.

     The interest rate on both the term loan facility and the revolving credit facility is initially, at Limited's option, either 3.25% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.50% per annum; or the reserve-adjusted London Interbank Offered Rate (Adjusted LIBOR) plus 4.25% per annum. The applicable margin for the facilities will be subject to reductions based on the ratio of Limited's consolidated total debt to annualized EBITDA. At December 31, 2000, the effective interest rate on the amounts outstanding was 10.982%. Interest is payable at least quarterly. The unused portion of the facility is subject to a commitment fee equal to 1.25% per annum payable quarterly, subject to reduction to 1.00% per annum based upon the amount borrowed under the facility. On April 11, 2001, this facility was amended (see Note 1).

     In September 2000, Limited issued approximately $108,669,000 aggregate principal amount of the senior unsecured notes to the former stockholders of ATX. The senior unsecured notes mature on September 29, 2003. Interest on the notes is at an annual rate of 6.47% payable in either cash or common stock, at Limited's election, on October 1 and April 1 of each year beginning on April 1, 2001. In January 2001, Limited made a required principal payment of approximately $2.1 million. The notes require additional principal payments of approximately $640,000 on March 29, 2001, approximately $2.7 million on January 1, 2002 and approximately $2.7 million on January 1, 2003.

     In October 1999, Limited issued $175,000,000 principal amount of 6% Public Notes due October 1, 2006. Interest on the Public Notes is payable semiannually on April 1 and October 1 of each year, which commenced on April 1, 2000. The Public Notes are unsecured obligations convertible into common stock prior to maturity at a conversion price of $27.39 per share, subject to adjustment. There are approximately 6,388,000 shares of common stock reserved for issuance upon conversion of the Public Notes. The Public Notes are redeemable, in whole or in part, at the option of Limited, at any time on or after October 1, 2002, at a redemption price of 103.429% that declines annually to 100% in 2006, in each case together with accrued and unpaid interest to the redemption date. CoreComm Limited incurred $7,040,000 in fees and expenses in connection with the issuance of the Public Notes, which is included in deferred financing costs.

     MegsINet originally borrowed $4,000,000 from Ascend Communications, Inc. ("Ascend") under a working capital promissory note dated August 1998. MegsINet is required to make monthly principal and interest payments of $148,000 through January 2002. CoreComm Limited issued a warrant to Ascend to purchase approximately 29,000 shares of Limited's common stock at $13.75 per share in connection with the promissory note.

                      CORECOMM LIMITED AND SUBSIDIARIES

 9.  LONG-TERM DEBT (CONTINUED)

     In 1998, MegsINet entered into an agreement with Cisco Systems Capital Corporation ("Cisco"), whereby MegsINet can purchase operating equipment under a promissory note. Monthly payments of principal and interest commenced in 1999. MegsINet is required to make monthly principal and interest payments that decline each month from $366,000 beginning in January 2000 through September 2001. CoreComm Limited has guaranteed the obligations of MegsINet under the promissory note.

     CoreComm Limited issued a note payable in the amount of $362,000 in connection with an acquisition. Interest on the note accrues at 5.542% per annum. The note is payable in twelve consecutive quarterly payments of principal and interest of $33,000 which commenced in May 1999 and is collateralized by the acquired assets.

     The senior secured credit facility restricts the payment of cash dividends and loans to Limited. At December 31, 2000, restricted net assets were approximately $700 million.

     The aggregate principal amounts of notes payable scheduled for repayment are as follows:

                       Year Ending December 31,
                                 2001                     $  7,699,000
                                 2002                        2,767,000
                                 2003                      104,329,000
                                 2004                        5,694,000
                                 2005                       14,804,000
                              Thereafter                   244,463,000
                                                     -------------------
                                                          $379,756,000
                                                     ===================

10.  OTHER CHARGES

     Other charges include a reserve of $8,700,000 for notes receivable from former officers of Voyager, and restructuring costs of $4,006,000. The restructuring costs relate to Limited's announcements in March and December 2000 of reorganizations of its operations. The charge consisted of employee severance and related costs of $2,089,000 for approximately 250 employees to be terminated and lease exit costs of $1,917,000. As of December 31, 2000, $2,171,000 of these provisions had been used, including $775,000 for employee severance and related costs and $1,396,000 for lease exit costs. As of December 31, 2000, none of the employees to be terminated were still employed by Limited. The remaining provision for leases will be used through 2003.

                        CORECOMM LIMITED AND SUBSIDIARIES

11.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by Limited in estimating its fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts reported in the consolidated balance sheets approximate fair value.

     LONG-TERM DEBT: The fair value of Limited's Public Notes is based on the quoted market price. The carrying amount of the variable rate senior secured credit facility approximates the fair value. The fair value of Limited's other notes payable are estimated using discounted cash flow analyses, based on Limited's current incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and fair values of Limited's financial instruments are as follows:

                                                          DECEMBER 31, 2000                 DECEMBER 31, 1999
                                                  --------------------------------------------------------------------
                                                      CARRYING           FAIR           CARRYING           FAIR
                                                       AMOUNT            VALUE           AMOUNT            VALUE
                                                  --------------------------------------------------------------------
                                                                            (in thousands)

Cash and cash equivalents                             $  25,802        $  25,802        $  86,685        $  86,685
Long-term debt:
   Public Notes                                         175,000           55,125          175,000          273,000
   Working capital promissory note                        1,496            1,392            3,077            2,721
   Equipment note                                         3,331            2,496            6,238            5,561
   Senior secured credit facility                        91,100           91,100                -                -
   Senior unsecured notes due 2003                       95,236           95,236                -                -
   Notes payable to related parties                      16,100           15,355                -                -
   Other                                                    160              138              283              248

                        CORECOMM LIMITED AND SUBSIDIARIES

12.  LEASES

          CoreComm Limited has capital leases for some of its operating equipment. Leased property included in operating equipment consists of:

                                                                        DECEMBER 31,
                                                                2000                    1999
                                                       -----------------------------------------------

                Operating equipment                             $41,859,000               $33,941,000
                Accumulated depreciation                         14,699,000                 5,901,000
                                                       -----------------------------------------------
                                                                $27,160,000               $28,040,000
                                                       ===============================================

          Future minimum annual payments under these leases at December 31, 2000 are as follows:

         Year Ending December 31,

       2001                                                                                           $ 16,611,000
       2002                                                                                              3,719,000
       2003                                                                                                231,000
                                                                                                  -------------------
       Total minimum lease payments                                                                     20,561,000
       Less amount representing interest (at rates ranging from 8.5% to 26.44%)                          2,646,000
                                                                                                  -------------------
       Present value of net minimum obligations                                                         17,915,000
       Current portion                                                                                  15,222,000
                                                                                                  -------------------
                                                                                                      $  2,693,000
                                                                                                  ===================

          As of December 31, 2000, Limited had leases for office space and equipment which extend through 2013. Total rent expense for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 under operating leases was $7,764,000, $5,151,000,
     $354,000 and $98,000, respectively.

          Future minimum annual lease payments under noncancellable operating leases at December 31, 2000 are as follows: $10,748,000 (2001); $9,877,000
     (2002); $9,193,000 (2003); $7,492,000 (2004); $6,963,000 (2005) and
     $17,306,000 thereafter.

13.  RELATED PARTY TRANSACTIONS

          In December 2000, Limited issued $16,100,000 aggregate principal amount of senior unsecured convertible notes to officers and directors of Limited. The senior unsecured convertible notes mature in December 2010. Interest on the notes is at an annual rate of 10.75% payable semiannually on January 1 and July 1 of each year, commencing July 1, 2001. The interest will be payable in kind by the issuance of additional senior unsecured convertible notes in principal amount equal to the interest payment that is then due. The senior unsecured convertible notes are convertible into common stock prior to maturity at a conversion price of $5.00 per share, subject to adjustment. The additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of Limited's common stock for a specified period. There are approximately 3,220,000 shares of common stock reserved for issuance upon conversion of the notes. The notes are redeemable, in whole or in part, at the option of Limited, at any time on or after December 16, 2002, at a redemption price of 103.429% that declines annually to 100% on December 16, 2006, in each case together with accrued and unpaid interest to the redemption date.

          Some of the officers and directors of Limited are also officers or directors of NTL. NTL provides Limited with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to Limited by NTL consist of salaries and direct costs allocated to Limited where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL (which is agreed upon by the Board of Directors of NTL and Limited). NTL's charges to Limited commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had Limited operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000, 1999 and 1998, NTL charged Limited $1,186,000, $2,330,000 and $313,000, respectively, which is included in corporate expenses.

                        CORECOMM LIMITED AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED)

13.  RELATED PARTY TRANSACTIONS (CONTINUED)

          CoreComm Limited provides NTL with access to office space and equipment and the use of supplies. In the fourth quarter of 1999, Limited began charging NTL a percentage of Limited's office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had Limited operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 2000 and 1999, Limited charged NTL $267,000 and $62,000, respectively, which reduced corporate expenses.

          A subsidiary of Limited provides billing and software development services to subsidiaries of NTL. The Company charges an amount in excess of its costs to provide these services. General and administrative expenses were reduced by $1,400,000, $800,000, $275,000 and $138,000 for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998, respectively, as a result of these charges.

          In October 2000, Limited billed NTL $6,674,000 for billing and software development services to be rendered from January to September 2001. In March 2000, Limited and NTL announced that they had entered into an agreement to link their networks in order to create an international Internet backbone. In November 2000, Limited billed NTL $9,128,000 primarily for usage of the network in 2001. The $15,802,000 total is included in due from NTL and deferred revenue at December 31, 2000.

14.  NET LOSS PER COMMON SHARE

          The following table sets forth the computation of basic and diluted net loss per common share:

                                                                                             FOR THE PERIOD
                                                                                             FROM APRIL 1,          FOR THE
                                                                                               1998 (DATE         PERIOD FROM
                                                                                               OPERATIONS         JANUARY 1,
                                                                                             COMMENCED) TO         1998 TO
                                                            YEAR ENDED DECEMBER 31,           DECEMBER 31,          MAY 31,
                                                             2000               1999              1998              1998
                                                      -------------------------------------------------------------------------

Numerator:
Net loss                                                 $(313,811,000)     $(103,524,000)     $(16,255,000)     $(2,782,000)
Preferred stock dividend                                    (4,491,000)                 -                 -                -
Preferred stock accretion to redemption value               (1,099,000)                 -                 -                -
                                                      -------------------------------------------------------------------------
Net loss available to common stockholders                $(319,401,000)     $(103,524,000)     $(16,255,000)     $(2,782,000)
                                                      -------------------------------------------------------------------------
Denominator for basic net loss per common share             47,480,000         34,189,000        29,678,000       29,664,000
Effect of dilutive securities                                        -                  -                 -                -
                                                      -------------------------------------------------------------------------
Denominator for diluted net loss per common share           47,480,000         34,189,000        29,678,000       29,664,000
                                                      -------------------------------------------------------------------------
Basic and diluted net loss per common share                     $(6.73)            $(3.03)            $(.55)          $(.09)
                                                      =========================================================================

          The shares issuable upon the exercise of stock options and warrants and upon the conversion of convertible securities are excluded from the calculation of net loss per common share as their effect would be antidilutive. At December 31, 2000, 1999 and 1998, Limited had 41.7 million, 18.0 million and 9.8 million shares, respectively, issuable upon the exercise of stock options and warrants and the conversion of convertible securities.

15.  401(k) PLAN

          The Company sponsors a 401(k) Plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Company's matching contribution is determined annually by the Board of Directors. Participants may make salary deferral contributions of 1% to 15% of their compensation not to exceed the maximum allowed by law. The expense for the years ended December 31, 2000 and 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998 and for the period from January 1, 1998 to May 31, 1998 was $486,000, $350,000, $103,000 and $29,000, respectively.

                        CORECOMM LIMITED AND SUBSIDIARIES

16.  STOCKHOLDERS' EQUITY

     STOCK SPLITS

          In August 1999, Limited declared a 3-for-2 stock split by way of a stock dividend, which was paid on September 2, 1999. In January 2000, Limited declared a 3-for-2 stock split by way of a stock dividend, which was paid on February 2, 2000. The consolidated financial statements and the notes thereto give retroactive effect to the stock splits.

     PREFERRED STOCK

          In September 2000, Limited issued 50,000 shares of Series A preferred stock in exchange for cash of $50 million. The Series A preferred stock pays cumulative dividends at 8.5% per annum of the liquidation value of $1,000 per share, payable quarterly in arrears which commenced on December 31, 2000. At Limited's option, dividends may be paid either in cash, shares of common stock or additional shares of Series A preferred stock. The 50,000 shares of Series A preferred stock originally issued are convertible at any time at the option of the holder into shares of common stock at the stated liquidation value of $1,000 divided by the conversion price of $14.36. Any additional shares of Series A preferred stock issued will have an initial conversion price equal to 120% of the volume weighted average sale price of Limited's common stock for a specified period. On September 29, 2010, Limited will be required to redeem any shares of Series A preferred stock outstanding for $1,000 per share plus accrued and unpaid dividends. At Limited's discretion, the redemption price may be paid either in cash or in shares of common stock. CoreComm Limited may redeem the Series A preferred stock at a redemption price of $1,000 per share, together with accrued and unpaid dividends, payable either, at Limited's option in cash or in shares of common stock, or a combination of both, beginning on September 29, 2002 if the 25-day volume weighted average sale price of Limited's common stock exceeds targets. In addition, the Series A preferred stock may be redeemed by Limited at any time following September 29, 2005 at a redemption price of $1,010 per share, together with accrued and unpaid dividends, payable either in cash or in shares of common stock, or a combination of both. Except as provided by law, holders of the preferred stock are not entitled to vote on matters brought before Limited's stockholders.

          In September 2000, Limited issued 250,000 shares of Series B preferred stock in connection with the ATX acquisition. The Series B preferred stock pays cumulative dividends at an initial annual rate of $30 per share, payable quarterly in arrears, when, if and as declared by the Board of Directors, which commenced on December 31, 2000. At Limited's discretion, dividends may be paid either in cash or in shares of common stock. The annual dividend will increase to $50 per share on September 29, 2001 if, by that date, any of the senior unsecured notes due 2003 remain unpaid and to $70 per share on March 29, 2002 if, by that date, any of the senior unsecured notes due 2003 remain unpaid. The Series B preferred stock has a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. The Series B preferred stock is convertible at any time at the option of the holder into shares of common stock at the stated liquidation preference of $1,000 divided by the conversion price of $32.11. On September 29, 2020, Limited will be required to redeem any shares of Series B preferred stock outstanding for $1,000 per share plus accrued and unpaid dividends. At Limited's discretion, the redemption price may be paid either in cash or in shares of common stock. Except as provided by law, holders of the preferred stock are not entitled to vote on matters brought before Limited's stockholders.

          As of December 31, 2000, there were 11,550,000 shares of common stock reserved for issuance upon conversion of preferred stock.

     NON-CASH COMPENSATION

          In April 2000, the Compensation and Option Committee of the Board of Directors approved the issuance of options to purchase approximately 2,747,000 shares of Limited's common stock to various employees at an exercise price of $14.55, which was less than the fair market value of Limited's common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, Limited recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. From April 2000 to December 31, 2000, $9.7 million of the deferred non-cash compensation was charged to expense. CoreComm Limited will charge the deferred expense to non-cash compensation expense over the vesting period of the stock options as follows: $12.9 million in 2001, $7.5 million in 2002 and $1.2 million in 2003. In November 2000, the Board of Directors approved the rescission of some previously exercised employee stock options. CoreComm Limited issued notes to employees for the repurchase of the 671,000 shares of common stock for an aggregate of $6,803,000, which exceeded the fair market value of

                        CORECOMM LIMITED AND SUBSIDIARIES

16.  STOCKHOLDER'S EQUITY  (CONTINUED)

         Limited's common stock on the date of repurchase. The notes earned interest at a rate of 4.5% and were redeemed by Limited in December 2000. CoreComm Limited recorded non-cash compensation of $4.7 million from these transactions.

         The non-cash compensation charge of $1.1 million in 1999 was recorded in accordance with APB Opinion No. 25, related to a change in employee stock option agreements.

         The non-cash compensation charge of $4.6 million in 1998 was recorded in accordance with APB Opinion No. 25, as a one time charge related to the issuance of Limited's warrants and stock options to holders of CCPR's stock options in connection with Limited's distribution to CCPR's stockholders.

STOCKHOLDER RIGHTS PLAN

         CoreComm Limited adopted a stockholder rights plan in September 2000. In connection with the stockholder rights plan, the Board of Directors declared and paid a dividend of one preferred share purchase right for each share of common stock outstanding on October 16, 2000. Each right entitles the holder, under specified potential takeover events, to purchase from Limited one one-hundredth of a share of Series C Junior Participating Preferred Stock ("Series C Preferred Stock") at an exercise price of $50.00, subject to adjustment. The rights expire in October 2010. There are 1,000,000 shares of Series C Preferred Stock authorized for issuance under the plan. No shares of Series C Preferred Stock are issued or outstanding.

         The Series C Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of an amount equal to the greater of $.01 per share or an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of liquidation, the holders of Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share plus accrued and unpaid dividends and will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series C Preferred Stock will have 100 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Series C Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. The rights are protected by customary antidilution provisions.

WARRANTS

         CoreComm Limited had the following warrants outstanding as of December 31, 2000: (1) warrants to purchase an aggregate of 29,000 shares of common stock at $13.75 per share issued in 1999 that expire in August 2008, (2) warrants to purchase an aggregate of 225,000 shares of common stock at $22.22 per share issued in 1999 that expire in May 2004, (3) warrants to purchase an aggregate of 563,000 shares of common stock at $13.33 per share issued in 1999 that expire in May 2002 and (4) warrants to purchase an aggregate of 403,000 shares of common stock at $3.39 per share issued in 2000 that expire in December 2010. None of these warrants were exercised in 2000 or 1999. In addition, in January 2001, Limited issued warrants to purchase an aggregate of 969,000 shares of common stock at $3.71 per share that expire in January 2011.

DISTRIBUTION WARRANTS AND STOCK OPTIONS

         In connection with the distribution of Limited to CCPR's stockholders, Limited issued warrants to purchase shares of common stock to holders of CCPR stock options who elected to receive warrants as follows: (1) warrants to purchase an aggregate of 4,303,000 shares of common stock at an exercise price of $5.86 per share which expire in 2005, (2) warrants to purchase an aggregate of 8,000 shares of common stock at an exercise price of $5.86 per share which expire in 2003 and (3) warrants to purchase an aggregate of 1,842,000 shares of common stock at an exercise price of $7.03 which expire in 2005. All of these warrants were exercised by December 31, 2000.

         There are approximately 33,051,000 shares of common stock reserved for issuance under Limited stock option plans (the "Plans"), and there were approximately 11.3 million shares available for issuance at December 31, 2000. The Plans provide that incentive stock options be granted at the fair market value of Limited's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the Compensation and Option Committee. Options are generally exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of Limited. Options will expire ten years after the date of the grant.

         In connection with the distribution of Limited to CCPR's shareholders, Limited issued approximately 1,877,000 options to purchase shares of Limited's common stock to holders of CCPR stock options who elected to receive options.

                       CORECOMM LIMITED AND SUBSIDIARIES

16.  STOCKHOLDER'S EQUITY (CONTINUED)

         Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if Limited had accounted for its employee warrants and stock options under the fair value method of that Statement. The fair value for these warrants and options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 1999 and 1998: risk-free interest rate of 5.30%, 6.81% and 5.02%, respectively, dividend yield of 0%, volatility factor of the expected market price of Limited's common stock of .804, .465 and .810, respectively, and a weighted-average expected life of the warrants and options of 10 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Limited's distribution warrants and stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its distribution warrants and stock options.

         For purposes of pro forma disclosures, the estimated fair value of the distribution warrants and options is amortized to expense over the options' vesting periods. Following is Limited's pro forma information:

                                                                                                 FOR THE PERIOD FROM APRIL 1,
                                                                                                    1998 (DATE OPERATIONS
                                                               YEAR ENDED DECEMBER 31,                  COMMENCED) TO
                                                               2000                1999               DECEMBER 31, 1998
                                                        -----------------------------------------------------------------------

Pro forma net (loss)                                    $(389,127,000)         $(128,795,000)           $(48,015,000)
Pro forma net (loss) per share - basic and
diluted                                                        $(8.31)                $(3.77)                 $(1.62)

         A summary of Limited's distribution warrants and stock option activity and related information for the years ended December 31, 2000 and 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998 follows:

                                            2000                           1999                           1998
                                -------------------------------------------------------------------------------------------
                                  NUMBER OF      WEIGHTED-       NUMBER OF      WEIGHTED-       NUMBER OF    WEIGHTED-AVERAGE
                                WARRANTS AND      AVERAGE      WARRANTS AND      AVERAGE      WARRANTS AND     EXERCISE
                                   OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE     OPTIONS         PRICE
                                -------------------------------------------------------------------------------------------

Outstanding - beginning
 of period                        10,754,000        $15.37        9,765,000      $  5.51                 -      $     -
Granted                           10,404,000         10.98        7,925,000        19.56         9,767,000         5.51
Exercised                          1,640,000          7.61        5,606,000         6.27             2,000         5.86
Forfeited                            169,000         14.09        1,330,000         6.27                 -            -
                                                               --------------
                                --------------                                                --------------
Outstanding - end of
 period                           19,349,000        $13.69       10,754,000       $15.37         9,765,000        $5.51
                                                                                              ==============
                                ==============                 ==============
Exercisable at end of
 period                           10,112,000        $12.51        3,438,000       $10.11         7,747,000        $5.42
                                ==============                 ==============                 ==============

         Weighted-average fair value of distribution warrants and options, calculated using the Black-Scholes option pricing model, granted during 2000, 1999 and 1998 is $14.04, $14.28 and $4.33, respectively.

                        CORECOMM LIMITED AND SUBSIDIARIES

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED)

16.  STOCKHOLDER'S EQUITY  (CONTINUED)

         The following table summarizes the status of the distribution warrants and stock options outstanding and exercisable at December 31, 2000:

                             Warrants and Stock Options Outstanding             Warrants and Stock Options Exercisable
                      ------------------------------------------------------  --------------------------------------------
                          Number of         Weighted-         Weighted-               Number of           Weighted-
   Range of Exercise    Warrants and        Remaining          Average              Warrants and           Average
        Prices             Options       Contractual Life   Exercise Price             Options         Exercise Price
  ------------------------------------------------------------------------------------------------------------------------

  $0.02 to $3.36            3,146,000       9.0 Years           $  2.085                2,803,000        $  1.988
  $5.28 to $8.13            4,346,000       8.9 Years           $  7.197                1,294,000        $  6.814
  $11.94 to $14.78          3,373,000       9.4 Years           $ 14.205                1,950,000        $ 14.005
  $15.63 to $18.95            901,000       8.6 Years           $ 18.185                  487,000        $ 17.756
  $19.18 to $22.45          7,156,000       8.7 Years           $ 20.759                3,394,000        $ 20.621
  $24.92 to $27.13            185,000       8.7 Years           $ 25.115                   77,000        $ 25.200
  $30.00 to $33.75             28,000       9.3 Years           $ 31.168                   16,000        $ 31.239
  $34.33 to $37.33              5,000       9.1 Years           $ 36.889                    3,000        $ 36.889
  $38.07 to $41.75            182,000       9.1 Years           $ 39.480                   74,000        $ 39.536
  $45.75 to $46.00             27,000       9.2 Years           $ 45.826                   14,000        $ 45.806
  ------------------------------------------------------------------------------------------------------------------------
         Total             19,349,000                                                  10,112,000
  ========================================================================================================================

17.  INCOME TAXES

         The provision for income taxes consists of the following:

                                                                                  FOR THE PERIOD
                                                                                FROM APRIL 1, 1998
                                                                                 (DATE OPERATIONS
                                                                                   COMMENCED) TO
                                              YEAR ENDED DECEMBER 31,               DECEMBER 31,
                                             2000                 1999                  1998
                                      ---------------------------------------------------------------
      Current:
          Federal                        $        -            $106,000               $        -
          State and local                   250,000             625,000                  440,000
                                      ---------------------------------------------------------------
      Total current                         250,000             731,000                  440,000
                                      ---------------------------------------------------------------

      Deferred:
        Federal                                   -                   -                       -
        State and local                           -                   -                       -
                                      ---------------------------------------------------------------
      Total deferred                              -                   -                       -
                                      ---------------------------------------------------------------
                                         $  250,000            $731,000               $ 440,000
                                      ===============================================================

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Limited's deferred tax assets are as follows

                        CORECOMM LIMITED AND SUBSIDIARIES

17.  INCOME TAXES  (CONTINUED)

                                                                                      DECEMBER 31,
                                                                             2000                    1999
                                                                     -----------------------------------------------
    Deferred tax assets:
         Depreciation                                                    $    1,226,000          $     887,000
         Net operating losses                                               109,245,000             35,444,000
         Allowance for doubtful accounts                                      4,414,000              1,599,000
         Amortization of goodwill                                             7,405,000                653,000
         Accrued expenses                                                    35,820,000             10,359,000
         Asset impairments                                                    8,546,000                      -
         Other                                                                  174,000                200,000
                                                                     -----------------------------------------------
                                                                            166,830,000             49,142,000
    Valuation allowance for deferred tax assets                            (166,830,000)           (49,142,000)
                                                                     -----------------------------------------------
    Net deferred tax assets                                              $            -          $           -
                                                                     ===============================================

         The deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of realizing the tax benefit. The deferred tax assets include $39 million which, if realized, would be accounted for as a reduction of goodwill or an increase in equity.

         At December 31, 2000, Limited had net operating loss carryforwards of approximately $250 million for federal income tax purposes that begin to expire in 2018, of which $38 million and $68 million may be limited pursuant to separate return limitation rules and change in ownership rules, respectively.

         The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                                                                      FOR THE PERIOD
                                                                                                    FROM APRIL 1, 1998
                                                                                                     (DATE OPERATIONS
                                                                                                       COMMENCED) TO
                                                                   YEAR ENDED DECEMBER 31,              DECEMBER 31,
                                                                  2000                1999                  1998
                                                            -------------------------------------------------------------

      Benefit at federal statutory rate (35%)                   $(109,746,000)     $(35,978,000)        $(5,535,000)
      State and local income taxes                                    250,000           625,000             440,000
      Expenses not deductible for tax purposes                     34,429,000         2,160,000           1,623,000
      Foreign income not subject to U.S. tax                                -          (399,000)           (846,000)
      U.S. losses with no benefit                                  75,317,000        34,323,000           4,758,000
                                                            -------------------------------------------------------------
                                                                $     250,000      $    731,000         $   440,000
                                                            =============================================================

18.  COMMITMENTS AND CONTINGENT LIABILITIES

         As of December 31, 2000, Limited had purchase commitments of approximately $52,000,000 outstanding, which includes approximately $18,000,000 pursuant to a contract that ends in January 2009. The Company is in the process of canceling a significant portion of these commitments.

         Fiberstream, Inc. ("FiberCo"), a wholly-owned subsidiary of Limited, has an obligation under an agreement with the City of New York to pay an annual franchise fee in the amount of the greater of (a) 5% of gross revenue (as defined in the agreement) or (b) $200,000. Estimated quarterly payments begin the earlier of (a) the date that FiberCo completes construction of its initial backbone or (b) November 2002. Additionally, FiberCo has an obligation to provide equipment, cash or services to the City of New York with a value of not more than $100,000 over 15 years.

         The Company is involved in various disputes, arising in the ordinary course of its business, which may result in pending or threatened litigation. None of these matters are expected to have a material adverse effect on Limited's financial position, results of operations or cash flows.

         Complete and correct copies of the applicable Letters of Transmittal, properly completed and duly signed, will be accepted. The applicable Letters of Transmittal, certificates for outstanding securities and any other required documents should be sent or delivered by each holder of outstanding securities or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFERS IS:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

   BY REGULAR OR CERTIFIED MAIL:              BY FACSIMILE:              BY OVERNIGHT COURIER OR HAND:
                                    (ELIGIBLE GUARANTOR INSTITUTIONS
         17 Battery Place                         ONLY)                        17 Battery Place
     New York, New York 10004                (212) 616-7610                        8th Floor
                                     Attn: Reorganization Department       New York, New York 10004

                                          CONFIRM BY TELEPHONE:
                                             (212) 509-4000
                                              Extension 536

         Any questions or requests for assistance or additional copies of the prospectus, the Letters of Transmittal, the Notices of Guaranteed Delivery and related exchange offer materials may be directed to the information agent at its telephone number and location listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.

                THE INFORMATION AGENT FOR THE EXCHANGE OFFERS IS:

                             D. F. KING & CO., INC.
                                 77 Water Street
                            New York, New York 10005
                  Banks and Brokers Call Collect (212) 269-5550
                    All Others Call Toll Free (800) 848-2998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, this indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the court determines otherwise). Our charter and amended bylaws require us to indemnify our officers and directors to the full extent permitted by Delaware law.

         Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions, or (4) transactions from which a director derives an improper personal benefit. Our charter contains provisions limiting the liability of our directors to us and to our stockholders to the full extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any capacity as a director, officer, employee or agent, or arising out of his or her status as such. Our charter and amended bylaws provide that we may, to the full extent permitted by law, purchase and maintain insurance on behalf of any of our directors, officers, employees or agents against any liability that may be asserted against him or her and we currently maintain this insurance. We maintain liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors or officers, including claims brought under the Securities Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  The Exhibit Index is hereby incorporated by reference.

(b) The financial statement schedules are included in this registration statement beginning on page S-1.

ITEM 22.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                CORECOMM LIMITED

INDEX TO FINANCIAL SCHEDULES

CORECOMM HOLDCO
Report of Independent Auditor on Schedules  ..................................................................S-2
Schedule I - Condensed Financial Information of CoreComm Holdco, Inc..........................................S-4
Schedule II - Valuation and Qualifying Accounts ..............................................................S-9

CORECOMM LIMITED
Schedule I - Condensed Financial Information of CoreComm Limited..............................................S-11
Schedule II - Valuation and Qualifying Accounts...............................................................S-16

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT OF INDEPENDENT AUDITOR ON SCHEDULES

           We have audited the consolidated financial statements of CoreComm Holdco, Inc. as of December 31, 2000 and 1999, and for each of the years then ended and the period from April 1, 1998 (date operations commenced) to December 31, 1998, and have issued our report thereon dated March 12, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

         In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                                          /s/ ERNST & YOUNG LLP

New York, New York
March 12, 2001

                                CORECOMM LIMITED

                   REPORT OF INDEPENDENT AUDITOR ON SCHEDULES

         We have audited the consolidated financial statements of OCOM Corporation Telecoms Division for the period from January 1, 1998 to May 31, 1998, and have issued our report thereon dated February 26, 1999 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit.

         In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                          /s/ ERNST & YOUNG LLP

New York, New York
February 26, 1999

                                CORECOMM LIMITED

      SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.
                            CONDENSED BALANCE SHEETS

                                                                                                     DECEMBER 31,
                                                                                                2000               1999
                                                                                         --------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                             $    6,198,000         $  1,882,000
                                                                                              1,343,000                    -
                                                                                              1,600,000              480,000
                                                                                         --------------------------------------
Total current assets                                                                          9,141,000            2,362,000

Investments in and loans to subsidiaries                                                    605,274,000          127,628,000

Other                                                                                         1,059,000                    -
                                                                                         --------------------------------------
                                                                                         $  615,474,000         $129,990,000
                                                                                         ======================================
LIABILITIES AND SHAREHOLDER'S EQUITY

Notes payable                                                                            $   16,170,000         $          -

Commitments and contingent liabilities

Shareholder's equity:
     Common stock                                                                                95,000               95,000
     Additional paid-in capital                                                           1,039,083,000          246,890,000
     Deferred non-cash compensation                                                         (21,638,000)                   -
     (Deficit)                                                                             (418,236,000)        (116,995,000)
                                                                                         --------------------------------------
                                                                                            599,304,000          129,990,000
                                                                                         --------------------------------------
                                                                                           $615,474,000         $129,990,000
                                                                                         ======================================

See accompanying notes.

                                CORECOMM LIMITED

      SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF CORECOMM HOLDCO, INC.
                                   (CONTINUED)
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                                        FOR THE PERIOD FROM
                                                                                                        APRIL 1, 1998 (DATE
                                                                                                       OPERATIONS COMMENCED)
                                                                      YEAR ENDED DECEMBER 31,             TO DECEMBER 31,
                                                                     2000                 1999                  1998
                                                              -------------------- ------------------- -----------------------

  COSTS AND EXPENSES
  Corporate                                                        $           -        $      13,000        $          -
                                                              -------------------- ------------------- -----------------------
    Operating (loss)                                                           -              (13,000)                  -

  OTHER INCOME (EXPENSE)
  Interest income and other, net                                       2,787,000            1,638,000             384,000
  Interest expense                                                       (70,000)                   -                   -
                                                              -------------------- ------------------- -----------------------
  Income  before income taxes and equity
    in net (loss) of subsidiaries                                      2,717,000            1,625,000             384,000
  Income tax provision                                                         -               (7,000)                  -
                                                              -------------------- ------------------- -----------------------
  Income  before equity in net (loss) of
    subsidiaries                                                       2,717,000            1,618,000             384,000
  Equity in net (loss) of subsidiaries                              (303,958,000)        (104,798,000)        (14,199,000)
                                                              -------------------- ------------------- -----------------------
  Net (loss)                                                       $(301,241,000)       $(103,180,000)       $(13,815,000)
                                                              ==================== =================== =======================

See accompanying notes.

                                CORECOMM LIMITED

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                                       FOR THE PERIOD FROM
                                                                                                       APRIL 1, 1998 (DATE
                                                                                                      OPERATIONS COMMENCED)
                                                                          YEAR ENDED DECEMBER 31,        TO DECEMBER 31,
                                                                       2000                 1999                1998
                                                                 ---------------------------------------------------------

Net cash provided by operating activities                        $       539,000      $     2,320,000      $       639,000

INVESTING ACTIVITIES
Acquisitions, net of cash acquired                                   (98,613,000)         (47,056,000)                  --
Purchase of marketable securities                                     (1,343,000)                  --                   --
Increase in investments in and loans to subsidiaries                (144,909,000)        (105,267,000)         (20,551,000)
                                                                 ---------------------------------------------------------
Net cash (used in) investing activities                             (244,865,000)        (152,323,000)         (20,551,000)

FINANCING ACTIVITIES
Capital contributions                                                232,472,000          151,885,000           19,912,000
Proceeds from borrowings, net of financing costs                      16,170,000                   --                   --
                                                                 ---------------------------------------------------------
Net cash provided by financing activities                            248,642,000          151,885,000           19,912,000
                                                                 ---------------------------------------------------------
Increase in cash and cash equivalents                                  4,316,000            1,882,000                   --
Cash and cash equivalents at beginning of period                       1,882,000                   --                   --
                                                                 ---------------------------------------------------------
Cash and cash equivalents at end of period                       $     6,198,000      $     1,882,000      $            --
                                                                 =========================================================

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Capital contributions of non-cash net assets                        $559,721,000      $    45,007,000      $    30,181,000

See accompanying notes.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

1.   ORGANIZATION

     CoreComm Holdco, Inc. (the "Company") was formed in May 1998 as a Bermuda corporation. It was a wholly-owned subsidiary of CoreComm Limited ("Limited") until December 2001. In July 1999, the Company was domesticated under the laws of Delaware.

2.   BASIS OF PRESENTATION

     In the Company's condensed financial statements, the Company's investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company's share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

3.   NOTES PAYABLE

     In December 2000, the Company issued $16,100,000 aggregate principal amount of 10.75% Senior Unsecured Convertible PIK Notes Due December 2010, which were a joint obligation of Limited and the Company, to officers and directors of Limited and the Company. Interest on the notes was at an annual rate of 10.75% payable semiannually on January 1 and July 1 of each year, commencing July 1, 2001. The interest was payable in kind by the issuance of additional Senior Unsecured Convertible PIK Notes Due December 2010 in such principal amount as shall equal the interest payment that is then due. The notes were convertible into Limited common stock prior to maturity at a conversion price of $5.00 per share, subject to adjustment. The additional notes issued for interest had an initial conversion price equal to 120% of the weighted average closing price of Limited's common stock for a specified period. All of the outstanding 10.75% Senior Unsecured Convertible PIK Notes Due December 2010 were exchanged for shares of the Company in December 2001.

     Some of the officers and directors of the Company are also officers or directors of NTL Incorporated ("NTL"). In April 2001, CoreComm Limited and the Company as co-obligors issued to NTL $15 million aggregate principal amount of 10.75% Unsecured Convertible PIK Notes Due April 2011. Interest on the notes is at an annual rate of 10.75% payable semiannually on October 15 and April 15 of each year, commencing October 15, 2001. The interest is payable in kind by the issuance of additional 10.75% Unsecured Convertible PIK Notes Due April 2011 in such principal amount as shall equal the interest payment that is then due. The notes are convertible into common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. However, the holder of these notes and CoreComm Limited and CoreComm Holdco have entered into an agreement relating to the conversion feature of the note following the Holdco Recapitalization. Through that agreement, consistent with the original terms of the note, CoreComm Limited and CoreComm Holdco have agreed to exercise their right under the note such that, following the successful completion of our exchange offer to the holders of CoreComm Limited common stock to exchange their shares of CoreComm Limited common stock for shares of our common stock, the convertibility feature of the note will be altered so that rather than the note being convertible into shares of CoreComm Limited common stock, it will become convertible into shares of our common stock. At that time, the conversion price of $1.00 will be equitably adjusted by applying the exchange ratio in the exchange offers, which results in a new conversion price of $116.70 per share of our common stock. The holder has agreed not to exercise its rights to convert into CoreComm Limited common stock for six months from February 5, 2002 (unless that right has previously ceased as a result of the completion of the exchange offer and the change in the convertibility feature). In the event that we are unsuccessful in completing the exchange offer, the conversion feature would remain into CoreComm Limited common stock. These notes are redeemable, in whole or in part, at our option, at any time in April 2003, at a redemption price of 103.429% that declines annually to 100% in April 2007, in each case together with accrued and unpaid interest to the redemption date. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of the common stock for a specified period.

4.   GUARANTEES OF THE REGISTRANT

     In September 2000, subsidiaries of the Company entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. The facility was amended and restated in April 2001. As of April 2001, the entire amount available under the senior secured credit facility of $156.1 million has been borrowed. The Company is a guarantor of the credit facility.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

5.   OTHER

     No cash dividends were paid to the registrant by subsidiaries from April 1, 1998 (date operations commenced) through December 31, 2000.

                     CORECOMM HOLDCO, INC. AND SUBSIDIARIES

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                          BALANCE AT      CHARGED TO
                                         BEGINNING OF     COSTS AND      CHARGED TO                        BALANCE AT END
              DESCRIPTION                   PERIOD         EXPENSES    OTHER ACCOUNTS     DEDUCTIONS          OF PERIOD
--------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000:
  Allowance for doubtful accounts         $  3,949,000     $ 7,130,000    $       -     $   (45,000) (a)   $  11,034,000
Year ended December 31, 1999:
  Allowance for doubtful accounts         $    742,000     $ 3,241,000    $             $   (34,000) (b)   $   3,949,000
For the period from April 1, 1998
  (date operations commenced) to
  December 31, 1998:
  Allowance for doubtful accounts         $                $   501,000    $             $   241,000  (c)   $     742,000

----------

(a) Uncollectible accounts written-off, net of recoveries, of $9,269,000 offset by $9,224,000 allowance for doubtful accounts as of acquisition date from business combinations.

(b) Uncollectible accounts written-off, net of recoveries, of $24,688,000 offset by $24,654,000 allowance for doubtful accounts as of acquisition date from business combinations.

(c) Uncollectible accounts written-off, net of recoveries, of $117,000 offset by $358,000 allowance for doubtful accounts as of acquisition date from business combinations.

                       OCOM CORPORATION TELECOMS DIVISION

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                          BALANCE AT      CHARGED TO
                                         BEGINNING OF     COSTS AND      CHARGED TO                        BALANCE AT END
              DESCRIPTION                   PERIOD         EXPENSES    OTHER ACCOUNTS     DEDUCTIONS          OF PERIOD
--------------------------------------------------------------------------------------------------------------------------

For the period from January 1, 1998 to
May 31, 1998:
  Allowance for doubtful
   Accounts                               $     46,000    $     92,000    $     -       $    60,000   (a)  $      78,000

----------
(a)  Uncollectible accounts written-off, net of recoveries.

                                CORECOMM LIMITED

        SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF CORECOMM LIMITED

                            CONDENSED BALANCE SHEETS

                                                                                                     DECEMBER 31,
                                                                                                2000               1999
                                                                                         --------------------------------------
ASSETS
Current assets:
Cash and cash equivalents                                                                $    3,029,000        $  75,437,000
Marketable securities                                                                         2,029,000           92,041,000
Other                                                                                           842,000              466,000
                                                                                         --------------------------------------
Total current assets                                                                          5,900,000          167,944,000

Investments in and loans to subsidiaries                                                    598,712,000          130,125,000
Other, net of accumulated amortization of $1,243,000 (2000) and
   $237,000 (1999)                                                                            7,369,000            6,698,000
                                                                                         --------------------------------------
                                                                                         $  611,981,000        $ 304,767,000
                                                                                         =================== ==================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                       $      256,000        $     115,000
  Accrued expenses                                                                           25,211,000            2,726,000
  Current portion of long-term debt                                                           2,740,000                    -
                                                                                         ------------------- ------------------
Total current liabilities                                                                    28,207,000            2,841,000

Long-term debt                                                                              267,496,000          175,000,000

Commitments and contingent liabilities

Shareholders' equity:
     Series preferred stock                                                                       3,000                    -
     Common stock                                                                               720,000              386,000
     Additional paid-in capital                                                             781,357,000          246,319,000
     Deferred non-cash compensation                                                         (21,638,000)                   -
     (Deficit)                                                                             (433,590,000)        (119,779,000)
                                                                                         ------------------- ------------------
                                                                                            326,852,000          126,926,000
     Treasury stock at cost, 1,329,000 shares                                               (10,574,000)                   -
                                                                                         ------------------- ------------------
                                                                                            316,278,000          126,926,000
                                                                                         ------------------- ------------------
                                                                                         $  611,981,000        $ 304,767,000
                                                                                         =================== ==================

See accompanying notes

                                CORECOMM LIMITED

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                                        FOR THE PERIOD FROM
                                                                                                        APRIL 1, 1998 (DATE
                                                                                                       OPERATIONS COMMENCED)
                                                                                                          TO DECEMBER 31,
                                                                      YEAR ENDED DECEMBER 31,
                                                                     2000                 1999                  1998
                                                              ----------------------------------------------------------------

  COSTS AND EXPENSES
  Corporate                                                        $   1,659,000        $   1,310,000        $          -
  Non-cash compensation                                               43,440,000            1,056,000           4,586,000
                                                              ----------------------------------------------------------------
  Operating (loss)                                                   (45,099,000)          (2,366,000)         (4,586,000)

  OTHER INCOME (EXPENSE)
  Interest income and other, net                                       7,759,000            6,731,000           2,969,000
  Interest expense                                                   (14,529,000)          (2,716,000)                  -
                                                              ----------------------------------------------------------------
  Income (loss) before income taxes and equity
    in net (loss) of subsidiaries                                    (51,869,000)           1,649,000          (1,617,000)
  Income tax provision                                                  (125,000)            (534,000)           (440,000)
                                                              ----------------------------------------------------------------
  Income (loss) before equity in net (loss) of
    subsidiaries                                                     (51,994,000)           1,115,000          (2,057,000)
  Equity in net (loss) of subsidiaries                              (261,817,000)        (104,639,000)        (14,198,000)
                                                              ----------------------------------------------------------------
  Net (loss)                                                       $(313,811,000)       $(103,524,000)       $(16,255,000)
                                                              ================================================================

         See accompanying notes.

                                CORECOMM LIMITED

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                            FOR THE PERIOD FROM
                                                                                                            APRIL 1, 1998 (DATE
                                                                                                           OPERATIONS COMMENCED)
                                                                                                              TO DECEMBER 31,
                                                                          YEAR ENDED DECEMBER 31,
                                                                         2000                 1999                  1998
                                                                 -----------------------------------------------------------------

Net cash provided by operating activities                          $    8,209,000       $   2,150,000        $  1,347,000

INVESTING ACTIVITIES
Acquisitions, net of cash acquired                                    (98,613,000)        (47,056,000)                  -
Purchase of marketable securities                                     (36,021,000)       (142,922,000)       (110,079,000)
Proceeds from sale of marketable securities                           128,496,000         164,652,000                   -
Increase in investments in and loans to subsidiaries                 (136,837,000)       (106,886,000)        (20,886,000)
                                                                 -----------------------------------------------------------------
Net cash (used in) investing activities                              (142,975,000)       (132,212,000)       (130,965,000)

FINANCING ACTIVITIES
Capital contributions                                                           -                   -         150,904,000
Proceeds from borrowings, net of financing costs                         (105,000)        168,065,000                   -
Proceeds from issuance of preferred stock                              50,000,000                   -                   -
Proceeds from exercise of stock options and warrants                   12,463,000          16,145,000               3,000
                                                                   -------------------- -------------------- ---------------------
Net cash provided by financing activities                              62,358,000         184,210,000         150,907,000
                                                                   -------------------- -------------------- ---------------------
Increase (decrease) in cash and cash equivalents                      (72,408,000)         54,148,000          21,289,000
Cash and cash equivalents at beginning of period                       75,437,000          21,289,000                   -
                                                                   -------------------- -------------------- ---------------------
Cash and cash equivalents at end of period                         $    3,029,000       $  75,437,000        $ 21,289,000
                                                                   ==================== ==================== =====================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                             $   10,354,000       $           -        $          -
Income taxes paid                                                         210,000           1,236,000                   -

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Common stock, preferred stock, stock options and
  warrants issued for acquisitions                                 $  400,665,000       $  43,952,000        $          -
Notes issued for acquisitions, net of discount                         94,015,000                   -                   -
Capital contributions of noncash net assets                                     -                   -          30,059,000

         See accompanying notes.

                                CORECOMM LIMITED

                     NOTES TO CONDENSED FINANCIAL STATEMENTS


1.  ORGANIZATION

         CoreComm Limited ("Limited"), formerly a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc. ("CCPR"), was formed in March 1998 in order to succeed to the businesses and assets that were operated by OCOM Corporation and as an appropriate vehicle to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. Operations commenced in April 1998. In September 1998, CCPR made a cash contribution to Limited of $150,000,000 and distributed 100% of the outstanding shares of Limited on a one-for-one basis to CCPR's stockholders.

         In September 2000, Limited, a Bermuda corporation, merged with and into its newly-formed, wholly-owned Delaware corporate subsidiary. The Delaware corporation then merged into ATX Telecommunications Services, Inc. ("ATX") with ATX being the surviving corporation and changing its name to CoreComm Limited. For accounting purposes, Limited's predecessor is CoreComm Limited, the Bermuda corporation.

2.  BASIS OF PRESENTATION

         In Limited's condensed financial statements, Limited's investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company's share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with Limited's consolidated financial statements.

3.  LONG-TERM DEBT

         Long-term debt consists of:

                                                                               DECEMBER 31,
                                                                        2000                   1999
                                                                --------------------------------------------

       6% Convertible Subordinated Notes                             $175,000,000           $175,000,000
       Senior unsecured notes due 2003, less unamortized
         discount of $13,433,000                                       95,236,000                      -
                                                                --------------------------------------------
                                                                      270,236,000            175,000,000
       Less current portion                                             2,740,000                      -
                                                                --------------------------------------------
                                                                     $267,496,000           $175,000,000
                                                                ============================================

         In September 2000, Limited issued approximately $108,669,000 aggregate principal amount of the senior unsecured notes to the former stockholders of ATX. The senior unsecured notes mature on September 29, 2003. Interest on the notes is at an annual rate of 6.47% payable in either cash or common stock, at Limited's election, on October 1 and April 1 of each year beginning on April 1, 2001. In January 2001, Limited made a required principal payment of approximately $2.1 million. The notes require additional principal payments of approximately $640,000 on March 29, 2001, approximately $2.7 million on January 1, 2002 and approximately $2.7 million on January 1, 2003.

         In October 1999, Limited issued $175,000,000 principal amount of 6% Convertible Subordinated Notes due October 1, 2006 (the "Public Notes"). Interest on the Public Notes is payable semiannually on April 1 and October 1 of each year, which commenced on April 1, 2000. The Public Notes are unsecured obligations convertible into common stock prior to maturity at a conversion price of $27.39 per share, subject to adjustment. There are approximately 6,388,000 shares of common stock reserved for issuance upon conversion of the Public Notes. The Public Notes are redeemable, in whole or in part, at the option of Limited, at any time on or after October 1, 2002, at a redemption price of 103.429% that declines annually to 100% in 2006, in each case together with accrued and unpaid interest to the redemption date. The Company incurred $7,040,000 in fees and expenses in connection with the issuance of the Public Notes, which is included in deferred financing costs.

                                CORECOMM LIMITED

               NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)

3.  LONG-TERM DEBT (CONTINUED)

         The aggregate principal amounts of notes payable scheduled for repayment are as follows:

                       Year Ending December 31,
                                 2001                     $  2,740,000
                                 2002                        2,740,000
                                 2003                      103,189,000
                                 2004                                -
                                 2005                                -
                              Thereafter                   175,000,000
                                                     -------------------
                                                          $283,669,000
                                                     ===================

4.  GUARANTEES OF THE REGISTRANT

         In September 2000, subsidiaries of Limited entered into an aggregate $150 million senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. The Company is a guarantor of the credit facility. The Company has guaranteed the obligations of one of its subsidiaries under a note payable for equipment. At December 31, 2000, there was $3,331,000 outstanding under this note payable. Included in other assets at December 31, 2000 was $1,572,000 in deposits for leases entered into by subsidiaries of Limited.

5.  OTHER

         No cash dividends were paid to the registrant by subsidiaries from April 1, 1998 (date operations commenced) through December 31, 2000.

                        CORECOMM LIMITED AND SUBSIDIARIES

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                 COL. A                      COL. B                 COL. C                    COL. D            COL. E
---------------------------------------------------------------------------------------------------------------------------
                                                                   ADDITIONS
                                                         ------------------------------
                                                                (1)          (2)
                                                         ------------------------------

                                                                         CHARGED TO
                                          BALANCE AT      CHARGED TO       OTHER
                                         BEGINNING OF     COSTS AND       ACCOUNTS-     DEDUCTIONS -         BALANCE AT
              DESCRIPTION                   PERIOD         EXPENSES       DESCRIBE       DESCRIBE           END OF PERIOD
---------------------------------------------------------------------------------------------------------------------------
Year ended December 31, 2000:
  Allowance for doubtful accounts           $3,949,000     $7,130,000          $  -      $ (45,000)  (a)     $ 11,034,000
Year ended December 31, 1999:
  Allowance for doubtful accounts           $  742,000     $3,241,000          $  -      $ (34,000)  (b)     $  3,949,000
For the period from April 1, 1998
   (date operations commenced) to
   December 31, 1998:
   Allowance for doubtful accounts          $        -     $  501,000          $  -      $ 241,000   (c)     $    742,000

   (a) Uncollectible accounts written-off, net of recoveries, of $9,269,000 offset by $9,224,000 allowance for doubtful accounts as of acquisition date from business combinations.

   (b) Uncollectible accounts written-off, net of recoveries, of $24,688,000 offset by $24,654,000 allowance for doubtful accounts as of acquisition date from business combinations.

   (c) Uncollectible accounts written-off, net of recoveries, of $117,000 offset by $358,000 allowance for doubtful accounts as of acquisition date from business combinations.

                       OCOM CORPORATION TELECOMS DIVISION

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

            COL. A                    COL. B                      COL. C                      COL. D          COL. E
-----------------------------------------------------------------------------------------------------------------------
                                                                ADDITIONS
                                                   -------------------------------------
                                                         (1)                 (2)
                                                   -------------------------------------

                                   BALANCE AT     CHARGED TO COSTS   CHARGED TO OTHER                       BALANCE AT
                                  BEGINNING OF      AND EXPENSES     ACCOUNTS-             DEDUCTIONS         END AT
          DESCRIPTION                PERIOD                           DESCRIBE             - DESCRIBE         PERIOD
------------------------------------------------------------------------------------------------------------------------
For the period from
January 1, 1998 to
May 31, 1998:
  Allowance for doubtful
  accounts                            $46,000             $92,000              $  -           $60,000 (a)      $78,000

    (a) Uncollectible accounts written-off, net of recoveries.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 8, 2002.

                                       CORECOMM HOLDCO, INC.

                                       By: /s/  Michael A. Peterson
                                           ----------------------------------
                                       Name:  Michael A. Peterson
                                       Title: Executive Vice President,
                                              Chief Operating Officer and
                                              Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Peterson such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                 TITLE                         DATE

/s/  Barclay Knapp                     Chairman of the Board of Directors        February 8, 2002
------------------------------
          Barclay Knapp

/s/  Thomas Gravina                    President and Chief Executive             February 8, 2002
------------------------------
          Thomas Gravina               Officer (Principal Executive Officer);
                                       Director

/s/  Michael A. Peterson               Executive Vice President, Chief           February 8, 2002
------------------------------
          Michael A. Peterson          Operating Officer and Chief Financial
                                       Officer (Principal Financial Officer);
                                       Director

/s/  Gregg N. Gorelick                 Senior Vice President-- Controller and    February 8, 2002
------------------------------
          Gregg N. Gorelick            Treasurer

/s/  George S. Blumenthal              Director, Chairman Emeritus               February 8, 2002
------------------------------
          George S. Blumenthal

/s/  Ralph H. Booth, II                Director                                  February 8, 2002
------------------------------
          Ralph H. Booth, II

/s/  Alan J. Patricof                  Director                                  February 8, 2002
------------------------------
          Alan J. Patricof

/s/  Warren Potash                     Director                                  February 8, 2002
------------------------------
          Warren Potash

                                  EXHIBIT INDEX

 EXHIBITS                             DESCRIPTION

     2.1 Exchange Agreement, dated as of December 14, 2001, by and among CoreComm Holdco, Inc., CoreComm Limited and each of the parties set forth under the heading "Security Holders" on the signature pages thereto (incorporated by reference to Exhibit 2.1 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     3.1 Restated Certificate of Incorporation of CoreComm Holdco, Inc. (incorporated by reference to Exhibit 3.1 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     3.2 Certificate of Amendment to the Restated Certificate of Incorporation of CoreComm Holdco, Inc. (incorporated by reference to
            Exhibit 3.2 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     3.3 Certificate of Correction to the Certificate of Amendment to the Restated Certificate of Incorporation of CoreComm Holdco, Inc. (incorporated by reference to Exhibit 3.3 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     3.4 Amended By-laws of CoreComm Holdco, Inc. (incorporated by reference to Exhibit 3.4 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     4.1 Specimen common stock certificate (front and reverse side) (incorporated by reference to Exhibit 4.1 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     4.2 Rights Agreement, dated as of December 17, 2001, by and between CoreComm Holdco, Inc. and Continental Stock Transfer & Trust Company, including form of rights certificate (incorporated by reference to Exhibit 4.2 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     4.3 10.75% Unsecured Convertible PIK Note Due 2011, dated as of April 12, 2001, made jointly by CoreComm Holdco, Inc. and CoreComm Limited (incorporated by reference to Exhibit 10.3 to CoreComm Limited's Form 8-K, dated April 13, 2001)

     5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

     10.1 2001 Stock Option Plan of CoreComm Holdco, Inc. (incorporated by reference to Exhibit 10.1 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     10.2 Exchange Agreement, dated as of December 14, 2001, by and between CoreComm Holdco, Inc. and CoreComm Limited (incorporated by reference to Exhibit 10.2 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     10.3 Credit Agreement, dated as of September 28, 2000, as amended and restated on April 11, 2001, among CoreComm Limited, CoreComm Communications, Inc., CoreComm Holdco, Inc., the lenders party thereto and The Chase Manhattan Bank, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.52 to CoreComm Limited's registration statement on Form S-1, file no. 333-47984)

     10.4 First Amendment and Waiver dated as of October 31, 2001 to the Credit Agreement, dated as of September 28, 2000, as amended and restated on April 11, 2001, among CoreComm Limited, CoreComm Communications, Inc., CoreComm Holdco, Inc., the lenders party thereto and JP Morgan Chase Bank, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.4 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     10.5 Second Amendment dated as of December 14, 2001 to the Credit Agreement, dated as of September 28, 2000, as amended and restated on April 11, 2001, and amended by the First Amendment and Waiver dated as of October 31, 2001, among CoreComm Limited, CoreComm Communications, Inc., CoreComm Holdco, Inc., the lenders party thereto and JP Morgan Chase Bank, as Administrative Agent and

            Collateral Agent (incorporated by reference to Exhibit 10.5 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     10.6 Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit 10.2 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.7 Addendum, dated as of January 25, 1996, to Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to
            Exhibit 10.3 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.8 Addendum, dated as of January 1, 1998, to Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to
            Exhibit 10.4 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.9 Addendum, dated as of October 1, 1998, to Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to
            Exhibit 10.5 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.10 Addendum, dated as of November 1, 1999, to Lease Agreement dated as of January 18, 1994 between Monument Road Associates and ATX Telecommunications Services, Inc. (incorporated by reference to
            Exhibit 10.6 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.11 Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit 10.7 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028.)

     10.12 Addendum, dated as of July 1, 1995, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to
            Exhibit 10.8 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.13 Addendum, dated as of November 1, 1999, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to
            Exhibit 10.9 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.14 Addendum, dated as of March 1, 2000, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to
            Exhibit 10.10 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.15 Letter of Credit dated October 30, 1998 (incorporated by reference to Exhibit 10.14 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     10.16 Summary of Principal Terms of Employment Arrangements with Thomas J. Gravina and Michael A. Peterson (incorporated by reference to
            Exhibit 10.16 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     10.17 Summary of provision of services to ATX Telecommunications Services, Inc. by University City Housing (incorporated by reference to
            Exhibit 10.17 to CoreComm Limited's registration statement on Form S-4, file no. 333-44028)

     20.1 Letter sent to holders of CoreComm Limited common stock disclosing CoreComm Limited's reliance on financial viability exception to stockholder approval requirements under Nasdaq Marketplace Rule 4350(i)(2) (incorporated by reference to Exhibit 20.1 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     21.1   Subsidiaries of CoreComm Holdco, Inc. (incorporated by reference to
            Exhibit 21.1 to CoreComm Holdco, Inc.'s registration statement on Form S-1, filed on the date hereof)

     23.1   Consent of Ernst & Young LLP

     23.2   Consent of Ernst & Young LLP

     23.3   Consent of Ernst & Young LLP

     23.4   Consent of BDO Seidman LLP

     23.5   Consent of PricewaterhouseCoopers LLP

     23.6   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
            Exhibit 5.1)

     24.1 Powers of Attorney (included on signature page of this registration statement)

     99.1   Letter of Transmittal Relating to Limited Common Stock

     99.2   Letter of Transmittal Relating to Public Notes

     99.3   Notice of Guaranteed Delivery Relating to Limited Common Stock

     99.4   Notice of Guaranteed Delivery Relating to Public Notes

     99.5 Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

     99.6 Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

     99.7   Letter to Holders of Limited Common Stock

     99.8   Letter to Holders of Public Notes

     99.9 Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

                                                                    EXHIBIT 5.1

                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                          New York, New York 10036-6522

                                February 8, 2002

CoreComm Holdco, Inc.
110 East 59th Street
26th Floor
New York, New York 10022

                    Re:  CORECOMM HOLDCO, INC.

Ladies and Gentlemen:

     You have requested that we deliver an opinion as to the legality of the shares of common stock (the "Holdco Common Stock"), par value $0.01 per share, together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Rights"), of CoreComm Holdco, Inc., a Delaware corporation ("Limited"), to be issued pursuant to the offers by Limited (the "Exchange Offers") to exchange (i) 1/116.7 of a share of Holdco Common Stock for each validly tendered and accepted share of common stock (the "Limited Common Stock"), par value $0.01 per share, together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of CoreComm Limited, a Delaware corporation ("Limited"), and
(ii) 3.0349 shares of Holdco Common Stock and $30.00 in cash, without interest for each $1,000 in aggregate principal amount of 6% Convertible Subordinated Notes due 2006 of Limited (the "Public Notes") that is validly tendered and accepted.

     This opinion is being furnished in accordance with, and is limited to, the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) Limited's registration statement on Form S-4 to be filed by Limited with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act (the "Registration Statement"); (ii) the Restated Certificate of Incorporation of Limited, as amended to date and as certified by the Secretary of State of the State of Delaware and currently in effect; (iii) the By-Laws of Limited, as amended to date and currently in effect; (iv) a specimen certificate representing the Holdco Common Stock; (v) the Rights Agreement, dated as of December 17, 2001, by and between Limited and Continental Stock Transfer & Trust Company pursuant to which the Rights were issued or are issuable; and (vi) certain resolutions of the Board of Directors of Limited relating to the Exchange Offers and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Limited and such agreements, statements, certificates and receipts of public officials, certificates of directors, officers and other representatives of Limited and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents,

CoreComm Holdco Inc.
February 8,2002
Page 2

we have assumed that the parties thereto, other than Limited, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents. In addition, in making our examination of executed documents, we have assumed that such documents constitute the valid and binding obligations of the parties thereto. We have also assumed that the consideration recited in the resolutions of the Board of Directors of Limited authorizing the issuance of the Holdco Common Stock in connection with the Exchange Offers will be received in full by Limited upon issuance of the Holdco Common Stock in the Exchange Offers and that such consideration will not be less than the par value of the Holdco Common Stock issued in the Exchange Offers.

     As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of directors, officers and other representatives of Limited and others. In rendering the opinions set forth herein, we have assumed that the certificates representing the shares of Holdco Common Stock to be issued pursuant to the transactions contemplated by the Exchange Offers will conform to the specimen certificate examined by us and will be countersigned by a duly authorized officer of the transfer agent for the Holdco Common Stock and will be duly registered by the registrar for the Holdco Common Stock in the share record books of Limited.

     Members of our firm are admitted to the bar in the State of New York and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

     Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Holdco Common Stock to be issued in exchange for shares of Limited Common Stock and the Public Notes pursuant to the Exchange Offers have been duly authorized for issuance and, when issued upon consummation of the Exchange Offers, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                             Very truly yours,

                                             /s/ Skadden, Arps, Slate, Meagher
                                                      & Flom LLP

                                                                   EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 26, 1999, with respect to the financial statements and schedules of OCOM Corporation Telecoms Division included in the Registration Statement (Form S-4) and related Prospectus of CoreComm Holdco Inc. for the registration of 1,344,416 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
February 5, 2002

                                                                   EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 12, 2001, in the Registration Statement (Form S-4) and related Prospectus of CoreComm Holdco Inc. for the registration of 1,344,416 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
February 5, 2002

                                                                   EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 12, 2001 except for Note 1 as to which the date is April 11, 2001, with respect to the financial statements and schedules of CoreComm Limited included in the Registration Statement (Form S-4) and related Prospectus of CoreComm Holdco Inc. for the registration of 1,344,416 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
February 5, 2002

                                                                   EXHIBIT 23.4

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

CoreComm Holdco, Inc.
New York, New York

We hereby consent to the use in this Registration Statement (Form S-4) of CoreComm Holdco, Inc. and related Prospectus of our report dated March 10, 2000, relating to the combined financial statements of ATX Telecommunications Service Group as of December 31, 1999 and for each of the two years in the period ended December 31, 1999.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Philadelphia, Pennsylvania
February 4, 2002

                                                                   EXHIBIT 23.5

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CoreComm Holdco, Inc.:

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 10, 2000, except for Note 18, for which the date is March 12, 2000, relating to the financial statements of Voyager.net, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Pricewaterhousecoopers LLP

Grand Rapids, MI
February 5, 2002